EXHIBIT 10.39

EXECUTION COPY

CREDIT AGREEMENT

dated as of March 7, 2007

among

DOMTAR CORPORATION,

as Parent Borrower,

DOMTAR PAPER COMPANY, LLC,

as Subsidiary Borrower,

and

DOMTAR INC.,

as Canadian Borrower

The Lenders from Time to Time Parties Hereto,

BANK OF AMERICA, N.A.,

ROYAL BANK OF CANADA

and

THE BANK OF NOVA SCOTIA,

as Co-Documentation Agents,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Syndication Agent

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES INC. and MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES:

1.1A	Commitments
1.1B	Real Property
1.1C	Wholly-Owned Subsidiaries
3.9	Existing Letters of Credit
4.3	Material Indentures
4.15	Subsidiaries
4.19(a)	UCC Filing Jurisdictions
4.19(b)	Mortgage Filing Jurisdictions
4.19(c)	PPSA Filing Jurisdictions
7.2	Existing Indebtedness
7.3	Existing Liens
7.9	Negative Pledge Clauses
7.13	Transactions with Affiliates

EXHIBITS:

A	Form of Compliance Certificate
B	Form of Closing Certificate
C	Form of Assignment and Acceptance
D-1	Form of Legal Opinion of Debevoise & Plimpton LLP
D-2	Form of Legal Opinion of Ogilvy Renault LLP
D-3	Form of Legal Opinion of Hooper, Hathaway, Price, Beuche & Wallace, P.C.
D-4	Form of Legal Opinion of Richards, Layton & Finger, P.A.
E	Form of Discount Note
F-1	Form of US Guarantee and Collateral Agreement
F-2	Form of Canadian Guarantee and Collateral Agreement
F-3	Form of Pledge Agreement
G	Form of Exemption Certificate
H	Form of Mortgage
I	Form of Incremental Term Loan Activation Notice
J	Form of Joinder Agreement
K	Form of CAM Allocation Agreement

CREDIT AGREEMENT (this “Agreement”), dated as of March 7, 2007, among DOMTAR CORPORATION, a Delaware corporation, (the “Parent Borrower”), DOMTAR PAPER COMPANY, LLC, a Delaware limited liability company (the “Subsidiary Borrower”), DOMTAR INC., a Canadian corporation (the “Canadian Borrower”), the banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BANK OF AMERICA, N.A., ROYAL BANK OF CANADA and THE BANK OF NOVA SCOTIA, as co-documentation agents (in such capacity, each a “Co-Documentation Agent”), MORGAN STANLEY SENIOR FUNDING, INC., as syndication agent (in such capacity, the “Syndication Agent”) and JPMORGAN CHASE BANK, N.A., as administrative agent.

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acceptance Fee”: a fee payable in Canadian Dollars by the Canadian Borrower with respect to the acceptance of a Bankers’ Acceptance by a Lender under this Agreement, as set forth in Section 2.16.

“Adjustment Date”: as defined in “Applicable Pricing Grid”.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its Affiliates as the administrative agent for the Lenders under this Agreement and the other Loan Documents and its respective successors appointed under Section 9.9 (it being understood that matters concerning Canadian Loans and Letters of Credit issued for the account of the Canadian Borrower will be administered by JPMorgan Chase Bank, N.A., Toronto Branch, and therefore all notices concerning such Loans or Letters of Credit, as the case may be, will be required to be given at the Canadian Funding Office), and for purposes of Sections 9.3, 9.7 and 10.5, its Affiliate, J.P. Morgan Securities Inc., and Morgan Stanley Senior Funding, Inc., as the arrangers of the Commitments.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Syndication Agent, the Co-Documentation Agents and the Administrative Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Term Commitment and Revolving Commitment at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of each Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Total Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Applicable Margin”: (a) for each Type and Class of Loan, the applicable rate per annum set forth in the Pricing Grid.

	Bankers’ Acceptances/ Eurodollar Rate Margin	ABR/US Base Rate/Canadian Prime Rate Margin
Revolving Loans and Swingline Loans	1.75%	0.75%
Tranche B Term Loans	1.375%	0.375%

provided, that on and after the first Adjustment Date occurring after completion of one full fiscal quarter of the Parent Borrower after the Closing Date, the Applicable Margin with respect to Revolving Loans and Swingline Loans will be determined pursuant to the Applicable Pricing Grid and (b) with respect to Incremental Term Loans, the per annum rates mutually agreed to by the Parent Borrower and the applicable Incremental Lenders in the applicable Incremental Term Loan Activation Notice.

“Applicable Pricing Grid”: the table set forth below

Level	Consolidated Leverage Ratio	Bankers’ Acceptances/ Eurodollar Rate Margin	ABR/US Base Rate/Canadian Prime Rate Margin	Commitment Fee
I	Greater than or equal to 4.00:1.00	2.25%	1.25%	0.50%
II	Greater than or equal to 3.50:1.00 and less than 4.00:1.00	2.00%	1.00%	0.375%
III	Greater than or equal to 3.00:1.00 and less than 3.50:1.00	1.75%	0.75%	0.375%
IV	Greater than or equal to 2.50 and less than 3.00:1.00	1.50%	0.50%	0.25%
V	Less than 2.50:1.00	1.25%	0.25%	0.25%

For the purposes of the Applicable Pricing Grid above, changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date on which such financial statements are delivered, the Administrative Agent, at the request of the Required Lenders, may elect to apply the highest rate set forth in each column of the Applicable Pricing Grid. Each determination of the Consolidated Leverage Ratio pursuant to the Applicable Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.

“Application”: an application, in such form as each Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Asset Sale”: any Disposition of property or related Dispositions of property (excluding (i) any such Dispositions permitted by clauses (a), (e), (f), (g) or (i) of Section 7.5 or (ii) any Disposition that yields Net Cash Proceeds to any Global Group Member (valued at the initial principal thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) not in excess of $10,000,000 in a single transaction or series of related transactions).

“Assignee”: as defined in Section 10.6(c).

“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit C.

“Assignor”: as defined in Section 10.6(c).

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“BA Equivalent Loan”: an extension of credit made by a Non BA Lender evidenced by a Discount Note.

“Bankers’ Acceptance” and “B/A”: a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by a Borrower and accepted by a Lender and includes a Discount Note.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers”: the collective reference to the Parent Borrower, the Subsidiary Borrower and the Canadian Borrower.

“Borrowing Date”: any Business Day on which Loans are made or are to be made or B/As are issued or are to be issued pursuant to a request by a relevant Borrower in accordance with the terms hereof.

“Budget”: as defined in Section 6.1(d).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City, Toronto or Montreal are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in US Dollar deposits in the London interbank eurodollar market.

“Canadian Benefit Plans”: all material employee benefit plans or arrangements subject to Canadian law or regulation maintained or contributed to by the Parent Borrower or any of its Subsidiaries that are not Canadian Pension Plans, including all profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock and all life, health, dental and disability plans and arrangements in which the employees or former employees of the Canadian Borrower or any of its Subsidiaries participate or are eligible to participate but excluding all stock option or stock purchase plans.

“Canadian Borrower Existing Credit Agreement”: the Credit Agreement, dated as of March 3, 2005, as amended, among the Canadian Borrower, the banks and other financial institutions or entities from time to time parties to said Credit Agreement, The Bank of Nova Scotia and The Toronto-Dominion Bank, as co-documentation agents, National Bank of Canada and Royal Bank of Canada, as co-syndication agents and JPMorgan Chase Bank, N.A., Toronto Branch, as administrative agent.

“Canadian Dollars” and “C$”: dollars in the lawful currency of Canada.

“Canadian Dollar Equivalent”: with respect to any amount of US Dollars on any date, the equivalent amount in Canadian Dollars of such amount of currency as determined by the Administrative Agent using the Exchange Rate applicable on such date.

“Canadian Funding Office”: as defined in the definition of “Funding Office” in this Section 1.1.

“Canadian Group Member”: the Canadian Borrower and its Subsidiaries other than any Foreign Subsidiary in respect of which the pledge of all of the Capital Stock of such Subsidiary as Collateral or the guaranteeing by such Subsidiary of the Canadian Borrower Obligations would, in the good faith of the Parent Borrower, result in adverse tax consequences to the Parent Borrower.

“Canadian Guarantee and Collateral Agreement”: collectively, the Canadian Guarantee and Collateral Agreement to be executed by the Canadian Borrower, each Canadian Subsidiary Guarantor and each Canadian Parent Guarantor, substantially in the form of Exhibit F-2, together with each deed of hypothec on movable property and related documents, in each case made by the Canadian Borrower, the Canadian Subsidiary Guarantors and/or the Canadian Parent Guarantors in favor of, or for the benefit of, the Administrative Agent acting through its Affiliate, JPMorgan Chase Bank, N.A., Toronto Branch, and the Canadian Lenders.

“Canadian Lender”: each Lender that has a Canadian Loan.

“Canadian Loans”: the collective reference to Canadian Revolving Loans and Canadian Swingline Loans.

“Canadian Material Adverse Effect”: any Effect that has been or would reasonably be likely to be material and adverse to (A) the business, assets, properties, condition (financial or otherwise), or results of operations of the Canadian Borrower and its Subsidiaries, taken as a whole, or of their business, operations and affairs (the “Canadian Borrower Business”), other than an Effect relating to (i) the economy generally, (ii) the industries in which the Canadian Borrower operates generally (including changes in prices for energy and raw materials), (iii) the financial, securities and currency markets generally and (iv) the entering into or the public announcement or disclosure of the Transaction Agreement or the consummation or proposed consummation of the Plan of Arrangement or the pendency thereof (in each of clauses (i), (ii) and (iii) to the extent such Effect does not disproportionately affect the Canadian Borrower or the Canadian Borrower Business), or to (B) the ability of the Canadian Borrower to perform its obligations under the Transaction Agreement or related documents or consummate the Plan of Arrangement.

“Canadian Parent Guarantor”: Domtar Pacific Papers ULC, Domtar (Canada) Paper Inc., Domtar Pulp and Paper Products Inc. and 4388216 Canada Inc.

“Canadian Pension Plans”: all plans or arrangements which are considered to be pension plans for the purposes of any applicable pension benefits standards statute or regulation in Canada established, maintained or contributed to by the Parent Borrower or any of its Subsidiaries for their employees or former employees.

“Canadian Prime Rate”: on any day, the greater of (a) the annual rate of interest announced from time to time by the Administrative Agent as being its reference rate then in effect for determining interest rates on Canadian Dollar-denominated commercial loans made by it in Canada and (b) the CDOR Rate for a one month term in effect from time to time plus 100 basis points per annum.

“Canadian Prime Rate Loans”: Loans denominated in Canadian Dollars the rate of interest applicable to which is based upon the Canadian Prime Rate.

“Canadian Revolving Loan”: as defined in Section 2.4.

“Canadian Subsidiary Guarantors”: the Subsidiaries of the Canadian Borrower (other than Elk Lake Planning Mill Limited, Northshore Forest Inc., Domtar Financial Holding, LLC, Zither International Capital Management Hungary LLC, Domtar Funding Limited Liability Company and Domtar Financial Management, LLC).

“Canadian Swingline Loan”: as defined in Section 2.8(a).

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the amount in respect thereof which at such time would in accordance with GAAP be included on such balance sheet.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued or unconditionally guaranteed by the United States, Canada, the United Kingdom, France, Germany, The Netherlands, Switzerland or any other member of the European Union, or any state, province or agency of any thereof, maturing within one year from the date of acquisition thereof, (b) commercial paper or other short term securities maturing no more than one year from the date of acquisition thereof and currently having a rating not lower than A-2 by S&P, P-2 by Moody’s or R-1 (low) from Dominion Bond Rating Service Inc. (“DBRS”), (c) certificates of deposit, term deposits or bankers’ acceptances, maturing no more than one year from the date of acquisition thereof, issued (i) by commercial banks incorporated under the laws of, or carrying on business in, the United States, Canada, the United Kingdom, France, Germany, The Netherlands, Switzerland or any other member of the European Union and having a senior unsecured rating not lower than A- by S&P, A3 by Moody’ or A (low) from DBRS or the equivalent thereof by a nationally recognized rating agency or (ii) by any of the Lenders or by parent banks of the Lenders or the respective branches of either, (d) repurchase obligations of any Lender or of any commercial bank, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, province, commonwealth or territory of the United States or Canada, by any political subdivision or taxing authority of any such state, province, commonwealth or territory or by any foreign government, the securities of which state, province, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated not lower A- by S&P or the equivalent rating by another nationally recognized rating agency, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank or an Affiliate thereof that is rated not lower A- by S&P or the equivalent rating by another nationally recognized rating agency, (g) other marketable securities with maturities of one year or less from the date of acquisition and at the time of acquisition having a rating not lower than A- by S&P, A3 by Moody’s or A (low) from DBRS or the equivalent thereof by a nationally recognized rating agency and (h) mutual funds that invest solely in one or more of the investments described in clauses (a) through (g) above.

“CDOR Rate”: on any day, with respect to a particular term as specified herein, the annual rate of discount or interest which is the arithmetic average of the discount rates for such term applicable to Canadian Dollar bankers’ acceptances identified as such on the Reuters Screen CDOR Page at approximately 10:00 A.M. on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 A.M. to reflect any error in any posted rate or in the posted average annual rate). If the rate does not appear on the Reuters Screen CDOR Page as contemplated above, then the CDOR Rate on any day shall be calculated as the arithmetic average of the annual discount rates for such term applicable to Canadian Dollar bankers’ acceptances of, and as quoted by, the Schedule I Reference Banks, as of 10:00 A.M. on that day, or if that day is not a Business Day, then on the immediately preceding Business Day.

“Change of Control”: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)) shall become or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly of more than 40% of the outstanding common stock of the Parent Borrower, (b) the board of directors of the Parent Borrower shall cease to consist of a majority of Continuing Directors, (c) the Parent Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% of the Capital Stock of the Subsidiary Borrower or (d) the Parent Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% of the Capital Stock of the Canadian Borrower (other than (i) the Capital Stock in the Canadian Borrower’s parent, Domtar (Canada) Paper Inc., originally issued to certain shareholders of the Canadian Borrower pursuant to the Plan of Arrangement and (ii) certain shares of preferred stock having a liquidation preference not exceeding US$1,000,000 or C$1,100,000 (in the case of preferred stock issued by Domtar (Canada) Paper Inc.), or C$35,000,000 (in the case of preferred stock issued by the Canadian Borrower).

“Class”: when used in reference to any Loan or Borrowing, refers to whether such Loan or the Loans comprising the Borrowing are Term Loans, Revolving Loans or Swingline Loans.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agent”: as defined in the preamble hereto.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Documents.

“Commitment Fee”: as defined in Section 2.10(a).

“Commitment Fee Rate”: (a) 0.375% per annum with respect to the Revolving Facility, provided that on and after the first Adjustment Date occurring after completion of one full fiscal quarter of the Parent Borrower after the Closing Date, the Applicable Margin with respect to Revolving Loans and Swingline Loans will be determined pursuant to the Applicable Pricing Grid and (b) with respect to Incremental Term Loans, the per annum rates mutually agreed to by the Parent Borrower and the applicable Incremental Lenders in the applicable Incremental Term Loan Activation Notice.

“Committed Reinvestment Amount”: as defined in the definition of “Reinvestment Prepayment Amount” in this Section 1.1.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Parent Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Parent Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit A.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision hereunder, including, but not limited to, Section 2.20, 2.21, 2.22 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender, (b) be deemed to have any Commitment or (c) be designated if such designation would otherwise increase the cost of any Facility to the Parent Borrower, Subsidiary Borrower or the Canadian Borrower as of the date of such designation or would, as of the date of such designation, otherwise increase the cost of any Facility to the Parent Borrower, Subsidiary Borrower or the Canadian Borrower in the foreseeable future.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated February 2007 and furnished to certain Lenders.

“Consolidated Assets”: with respect to any Person, the total of all assets appearing (in conformity with GAAP) on the consolidated balance sheet of such Person and its Subsidiaries.

“Consolidated Cash Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Cash Interest Expense for such period.

“Consolidated Cash Interest Expense”: for any period for the Parent Borrower, Consolidated Interest Expense for such period, excluding any portion thereof not required to be paid in cash on a current basis.

“Consolidated Current Assets”: at any date, all amounts (other than cash or Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Parent Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Parent Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Parent Borrower and its Subsidiaries and (b) without duplication of clause (a) above all Indebtedness consisting of Revolving Loans, Bankers’ Acceptances or Swingline Loans to the extent otherwise included therein.

“Consolidated EBITDA”: for any period, the sum of the following, calculated for the Parent Borrower and its Subsidiaries on a consolidated basis (excluding the proportionate consolidation of any Non-Recourse Joint Venture): (a) Consolidated Net Income for such period including, to the extent not so included in the determination of Consolidated Net Income, any cash dividends received from any Non-Recourse Joint Venture, plus (b) (i) all amounts treated as expenses for depreciation, interest and other financing expense and (ii) non-cash charges of any kind to the extent included in the determination of such Consolidated Net Income, plus (c) any loss (or minus any gain) associated with the sale of assets not in the ordinary course of business, to the extent included in the determination of Consolidated Net Income, plus (d) any non-cash provisions for reserves of discontinued or restructured operations, to the extent included in the determination of Consolidated Net Income, plus (e) all accrued taxes on or measured by income to the extent included in the determination of such Consolidated Net Income, plus (f) costs and expenses incurred in order to achieve cost savings and synergies as a consequence of, or in connection with, the Plan of Arrangement and transition expenses incurred as a consequence of, or in connection with the Plan of Arrangement in an aggregate amount not to exceed US$150,000,000, plus (g) any non-cash Statement of Financial Accounting Standards No. 133 loss (or minus any income) related to hedging activities, to the extent included in the determination of Consolidated Net Income, plus (h) any non-cash compensation charge arising from any grant of stock, stock options, or other equity-based awards, to the extent included in the determination of Consolidated Net Income, plus (i) any deductions for expenses in connection with the Transactions that are not capitalized; provided, however, that (i) Consolidated Net Income shall be computed for these purposes without giving effect to unusual, extraordinary or specified cash gains or losses or non-recurring or specified non-cash items and (ii) cash payments made in such period or in any future period in respect of such non-cash items or the non-cash provisions described in clauses (b) (ii) and (d) above shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period during which such cash payments are made; and provided, further, that there shall be excluded from the determination of Consolidated EBITDA (A) any cash restructuring or rationalization charges, fees or expenses in an aggregate amount not to exceed US$100,000,000 in the aggregate and (B) the effect of any write-up (or write-down) in the value of inventory as a result of the consummation of the Plan of Arrangement. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Parent Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Parent Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Parent Borrower and its Subsidiaries in excess of US$10,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that (A) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a person and (B) yields gross proceeds to the Parent Borrower or any of its Subsidiaries in excess of US$10,000,000.

Notwithstanding the foregoing, for purposes of calculating the Consolidated Cash Interest Coverage Ratio and the Consolidated Leverage Ratio, Consolidated EBITDA for the four fiscal quarters ending on or prior to December 31, 2007 shall be calculated including, as applicable, (i) US$103,000,000 for the fiscal quarter ended, March 31, 2006, (ii) US$159,000,000 for the fiscal quarter ended, June 30, 2006, (iii) US$286,000,000 for the fiscal quarter ended, September 30, 2006, and (iv) US$257,000,000 for the fiscal quarter ended December 31, 2006.

“Consolidated Interest Expense”: for any period for the Parent Borrower, interest expense (whether cash or non-cash), net of short-term interest income, of the Parent Borrower and its Subsidiaries on a consolidated basis (excluding (a) the proportionate consolidation of any Non-Recourse Joint Venture and (b) non-interest financing expense such as prepayment premiums, fees and the like) for such period with respect to all outstanding Indebtedness of the Parent Borrower and its Subsidiaries (including in the calculation thereof (i) with respect to letters of credit and bankers’ acceptance financings, all commissions, discounts and other fees and charges related thereto and (ii) any net payments made or received (to the extent the accrual of the interest expense or income giving rise to such payment has not been allocated to a prior period), or to be made or to be received, by the Parent Borrower or any of its Subsidiaries under Hedge Agreements in respect of interest rates to the extent such net payments are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio”: as at the last day of any period of four fiscal quarters, the ratio of (a) the aggregate principal amount of all Indebtedness of the Parent Borrower and its Subsidiaries at such date (excluding the face amount of undrawn letters of credit and excluding Guaranteed Obligations to the extent not due), determined on a consolidated basis in accordance with GAAP, calculated net of the amount of cash and Cash Equivalents, in excess of US$35,000,000, that, in each case, would (in conformity with GAAP) be set forth on a consolidated balance sheet of the Parent Borrower and its Subsidiaries for such date to (b) Consolidated EBITDA for such period.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Parent Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, however, that consolidated net income (or loss) of the Parent Borrower and its Subsidiaries for the fiscal quarter ended March 31, 2007 shall be calculated on a pro forma basis in consultation with the Administrative Agent.

“Consolidated Net Tangible Assets”: with respect to any Person, the total of all assets appearing on the consolidated balance sheet of such Person and its Subsidiaries, less the sum of the amounts:

(a) if any, at which goodwill, trademarks, tradenames, copyrights, patents and other similar intangible assets (other than timber licenses), unamortized stock or debt commission, discount, expense and premium shall appear as assets;

(b) of a write-up of the value of any asset of such Person or its Subsidiaries if made on the consolidated books of such Person or its Subsidiaries subsequent to execution of this Agreement;

(c) of current liabilities (excluding any liabilities under the Loan Documents); and

(d) of any minority interests;

provided that, for the purpose of any such calculation with respect to the Parent Borrower, or the Canadian Borrower, there shall not be proportionate consolidation of any Non-Recourse Joint Venture, but any Non-Recourse Joint Venture shall be included on an equity accounting basis.

“Consolidated Working Capital”: at any time, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Continuing Directors”: the directors of the Parent Borrower elected as of the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Parent Borrower is recommended by at least 51% of the Continuing Directors.

“Contract Period”: the term selected by the Canadian Borrower applicable to Bankers’ Acceptances in accordance with Section 2.6(a).

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party and by which it or any of its property is bound.

“CSA”: Canadian Securities Administrators, any successor thereto and any analogous Governmental Authority.

“Default”: any of the events specified in Section 8, whether or not any requirement hereunder or, in the case of Sections 8(f) and (g), under any document governing any Material Indebtedness, for the giving of notice, the lapse of time, or both, has been satisfied.

“Discount Note”: a non-interest bearing promissory note denominated in Canadian Dollars, substantially in the form of Exhibit E, issued by the Canadian Borrower to a Non BA Lender to evidence a BA Equivalent Loan.

“Discount Proceeds”: for any Bankers’ Acceptance issued hereunder, an amount calculated on the applicable Borrowing Date or date of conversion or continuation by multiplying (a) the face amount of the Bankers’ Acceptance by (b) the quotient obtained by dividing (i) one by (ii) the sum of one plus the product of (A) the Discount Rate applicable to the Bankers’ Acceptance and (B) a fraction, the numerator of which is the applicable Contract Period and the denominator of which is 365, with the quotient being rounded up or down to the fifth decimal place and .00005 being rounded up.

“Discount Rate”: with respect to an issue of Bankers’ Acceptances with the same maturity date, (a) for a Revolving Lender which is a Schedule I Lender, (i) the average CDOR Rate for the appropriate term and (b) for a Revolving Lender which is not a Schedule I Lender, the arithmetic average (rounded upwards to the nearest multiple of 0.01%) of the actual discount rates (expressed as annual rates) for B/As for such term accepted by the Schedule II/III Reference Banks established in accordance with their normal practices at or about 10:00 A.M. on the date of issuance but not to exceed the actual rate of discount applicable to B/As established pursuant to clause (a) for the same B/A issue plus 10 basis points per annum.

“Disposition”: with respect to any property, any sale, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Domestic Subsidiary”: any Subsidiary of the Parent Borrower that is not a Foreign Subsidiary, except that neither any Subsidiary of the Canadian Borrower that is organized under the laws of any jurisdiction in the United States, Domtar Funding Limited Liability Company nor Domtar Delaware Holdings, LLC shall be a Domestic Subsidiary.

“ECF Percentage”: 50%; provided, that, with respect to each fiscal year of the Parent Borrower ending after December 31, 2008, the ECF Percentage shall be reduced to (i) 25% if the Consolidated Leverage Ratio as of the last day of such fiscal year is not greater than 3.00:1.00 but greater than 2.75:1.00 and (ii) 0% if the Consolidated Leverage Ratio as of the last day of such fiscal year is not greater than 2.75:1.00.

“Effect”: any state of facts, change, effect, condition, development, event or occurrence.

“Eligible Assignee”: a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other entity that makes, purchases, holds or otherwise invests in commercial loans and similar extensions of credit in the ordinary course of its business. By becoming a party to this Agreement or accepting the benefits of this Agreement, each Lender and Participant represents to the Borrowers and the Administrative Agent that it is one of the foregoing entities, that it is participating hereunder as a Lender or Participant for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender or Participant hereunder.

“Environmental Activity”: any activity, event or circumstance in respect of Hazardous Materials, including its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation or its release into the natural environment including movement through or in the air, soil, subsoil, surface water or groundwater.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment (but excluding workers’ safety except as it may be affected by exposure to harmful substances), as now or may at any time hereafter be in effect.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) the violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar Loans”: Loans denominated in US Dollars the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to any Interest Period applicable to a Eurodollar Loan, the rate of interest per annum appearing at Page 3750 of the Telerate screen for deposits in US Dollars and for a period equal to such Interest Period at or about 11:00 A.M. (London time) on the date two Business Days prior to the beginning of such Interest Period. If Telerate Page 3750 is unavailable then the Eurodollar Rate shall be determined by the Administrative Agent by reference to the average annual rate of interest (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) at which major banks in the London interbank market are offering deposits in US Dollars and in the relevant amount for a period equal to such Interest Period, appearing on the Reuters Screen LIBO Page at or about 11:00 A.M. (London time) on the date two Business Days prior to the beginning of such Interest Period. If that rate does not so appear, then the Eurodollar Rate shall be the annual rate of interest at which the Administrative Agent would be prepared to offer to leading banks in the London interbank market, at or about 11:00 A.M. (London time) on the date two Business Days prior to the beginning of such Interest Period, for delivery on the first day of such Interest Period for a period equal to the Interest Period, deposits in US Dollars and in the relevant amount comparable to the relevant Eurodollar Loan requested by the relevant Borrower.

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Amount”: as defined in Section 2.13(d).

“Excess Cash Flow”: for any fiscal year of the Parent Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation, amortization and deferred tax expense) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year (excluding the effects of (A) any write-up (or write-down) in inventory as a result of purchase accounting and (B) any increase in the utilization of an account receivable securitization facility), (iv) the aggregate net amount of non-cash loss on the Disposition of property by the Parent Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) cash payments received in respect of Hedge Agreements during such fiscal year to the extent not included in the computation of Consolidated Net Income over (b) the sum, without duplication (including, in the case of clause (ii) below, duplication across periods; provided that all or any portion of the amounts referred to in clause (ii) below with respect to a period may be applied in the determination of Excess Cash Flow for any subsequent period to the extent such amounts did not previously result in a reduction of Excess Cash Flow in any prior period), of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount (A) actually expended by the Parent Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures, Permitted Acquisitions and Investments permitted under Section 7.7(v), (vi) or (viii) and (B) committed during such fiscal year to be used to make Capital Expenditures Permitted Acquisitions or Investments under Section 7.7(v), (vi) or (viii) which in each case have been actually made or consummated or for which a binding agreement exists as of the time of determination of Excess Cash Flow for such fiscal year (in each case under this clause (ii) net of the principal amount of long-term Indebtedness (other than Indebtedness under this Agreement) incurred (or, in the case of clause (B), expected to be incurred) to finance such expenditures and any such expenditures financed (or, in the case of clause (B), expected to be financed) with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all optional prepayments of Indebtedness (other than Loans) during such fiscal year and the aggregate amount of all regularly scheduled principal payments of Indebtedness (including the Term Loans) of the Parent Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder and except to the extent that such prepayments or payments are refinanced by Indebtedness), (iv) increases in Consolidated Working Capital for such fiscal year (excluding the effects of (A) any write-up (or write-down) in inventory as a result of purchase accounting and (B) any reduction in the utilization of an account receivable securitization facility), (v) the aggregate net amount of non-cash gain on the Disposition of property by the Parent Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vi) the aggregate amount of Restricted Payments made during such fiscal year permitted under Section 7.10, (vii) fees and expenses incurred in connection with the closing of any Permitted Acquisitions or the Transactions, (viii) purchase price adjustments paid or received in connection with any Permitted Acquisition, (ix) the amount (determined by the Parent Borrower) of such Consolidated Net Income which is mandatorily prepaid or reinvested pursuant to Section 2.13(b) (or as to which a waiver of the requirements of such Section has been granted under Section 10.1) prior to the date of determination of Excess Cash Flow for such fiscal year as a result of any Asset Sale or Recovery Event, (x) taxes for which reserves have been established in accordance with GAAP, to the extent not reflected in the computation of Consolidated Net Income, provided that any amount so deducted shall be added to Excess Cash Flow in respect of any subsequent fiscal year in which such taxes reduced Consolidated Net Income, (xi) cash expenditures made in respect of Hedge Agreements during such fiscal year, to the extent not reflected in the computation of Consolidated Net Income, (xii) the aggregate amount of cash payments made during such period in respect of prior non-cash charges and (xiii) the aggregate amount of cash pension payments made by the Parent Borrower and its Subsidiaries to Plans or Canadian Pension Plans during such period to the extent not reflected in the computation of the Consolidated Net Income.

“Excess Cash Flow Application Date”: as defined in Section 2.13(c).

“Exchange Rate”: with respect to US Dollars or Canadian Dollars on any date, the rate at which US Dollars may be exchanged into Canadian Dollars, or Canadian Dollars may be exchanged into US Dollars, as the case may be, as determined in accordance with the Bank of Canada’s noon spot rate on such date, and if such date is not a Business Day, on the immediately preceding Business Day.

“Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Parent Borrower Obligations or the Subsidiary Borrower Obligations, would, in the good faith judgment of the Parent Borrower, result in adverse tax consequences to the Parent Borrower or any of its Domestic Subsidiaries.

“Excluded Taxes”: any of the following: (i) Taxes imposed on the net worth, the capital or the net income of the Administrative Agent or any Lender, (ii) franchise Taxes, branch profits Taxes and Taxes on doing business imposed on the Administrative Agent or any Lender (a) by the jurisdiction under the laws of which such Administrative Agent or Lender, applicable Lending Office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (b) as a result of a present or former connection between the Administrative Agent or such Lender, its applicable Lending Office, branch or affiliates thereof and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received payment under, or enforced, this Agreement) and (iii) Taxes which the Canadian Borrower is required to withhold from any amount payable to the Administrative Agent or any Lender under this Agreement or any other Loan Document or the Fee Letter, dated as of August 22, 2006, or in connection with any Loans or Letters of Credit as a result of the Administrative Agent or such Lender being a non-resident of Canada for the purposes of the Income Tax Act (Canada), except to the extent such Taxes result from a change in treaty, law, regulation or administrative practice after the date such Administrative Agent or such Lender becomes a party to this Agreement and except to the extent such Administrative Agent’s or such Lender’s assignor was entitled to receive additional amounts in respect of such Taxes pursuant to Section 2.21.

“Existing Letters of Credit”: the letters of credit listed in Schedule 3.9.

“Facility”: each of (a) the Tranche B Term Commitments and the Term Loans made thereunder (the “Tranche B Term Facility”), (b) the Incremental Term Loan Amounts and the Incremental Term Loans related thereto (the “Incremental Term Facilities”) and (c) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“Federal Funds Effective Rate”: for any day, the per annum rate equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day in respect of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“Foreign Subsidiary”: any Subsidiary of the Parent Borrower which is organized and existing under the laws of any jurisdiction outside of the United States of America or that is a Foreign Subsidiary Holdco.

“Foreign Subsidiary Holdco”: any Subsidiary, so long as such Subsidiary has no material assets other than securities of one or more Foreign Subsidiaries and Indebtedness issued by such Foreign Subsidiaries (or Subsidiaries thereof), and other assets relating to an ownership interest in any such securities, Indebtedness or Subsidiaries.

“Funded Debt”: as to any Person, all Indebtedness of such Person of the types described in clauses (a), (b), (c) and (d) of the definition of “Indebtedness.”

“Funding Office”: (a) for all payments for and by the US Borrowers, the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Parent Borrower and the relevant Lenders; and (b) for all payments for and by the Canadian Borrower and the relevant Lenders, the office of JPMorgan Chase Bank, N.A., Toronto Branch specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent by written notice to the Canadian Borrower and the relevant Lenders (the “Canadian Funding Office”).

“GAAP”: generally accepted accounting principles in effect in the United States at the time any calculation or determination is made or required to be made in accordance with generally accepted accounting principles, applied in a consistent manner from period to period.

“General Debt Basket Cap”: as defined in Section 7.2.

“General Lien Basket Cap”: as defined in Section 7.3.

“Global Group Members”: the collective reference to the Parent Borrower and its Subsidiaries.

“Governmental Authority”: any nation or government, any federal, provincial, state, territorial, municipal or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization of generally recognized authority (including the National Association of Insurance Commissioners).

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such

Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the relevant Borrower in good faith.

“Hazardous Materials”: all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, urea-formaldehyde insulation, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any applicable Environmental Law.

“Hedge Agreements”: all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates, currency exchange rates or commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Incremental Lender”: any Lender or, with the consent of the Parent Borrower and the Administrative Agent (such consent not to be unreasonably withheld), any other bank, financial institution or other entity which becomes a signatory to an Incremental Term Loan Activation Notice which has made, or acquired pursuant to an assignment made in accordance with Section 10.6, an Incremental Term Loan. Any other bank, financial institution or other entity that is not already a Lender and which elects to become an Incremental Lender shall execute a Joinder Agreement with the Parent Borrower and the Administrative Agent, whereupon such bank, financial institution or other entity shall become a Lender for all purposes and shall be bound by and entitled to the benefits of this Agreement.

“Incremental Term Loan Activation Notice”: a notice substantially in the form of Exhibit I.

“Incremental Term Loan Amount”: as to each Incremental Lender, in respect of any Incremental Term Facility, the obligation of such Incremental Lender on and after the applicable Incremental Term Loan Closing Date to make Incremental Term Loans hereunder in a principal amount equal to the amount set forth under the heading “Incremental Term Loan Amount” opposite such Incremental Lender’s name on the applicable Incremental Term Loan Activation Notice.

“Incremental Term Loan Closing Date”: as to any Incremental Term Loans to be made pursuant to an Incremental Term Loan Activation Notice, the date (which shall be a Business Day) specified in such Incremental Term Loan Activation Notice as the first date on which such Incremental Term Loans will be made available.

“Incremental Term Facility”: as defined in the definition of the term “Facility”.

“Incremental Term Loan Maturity Date”: as to any Incremental Term Loans to be made pursuant to an Incremental Term Loan Activation Notice, the maturity date specified in such Incremental Term Loan Activation Notice, which date shall be not earlier than the Maturity Date.

“Incremental Term Loan Percentage”: as to any Incremental Lender in respect of any Incremental Term Facility, the percentage which such Lender’s Incremental Term Loan Amount then outstanding in respect of such Incremental Term Facility constitutes of the aggregate principal amount of the Incremental Term Loan Amounts then outstanding in respect of such Incremental Term Facility.

“Incremental Term Loans”: as defined in Section 2.1(b).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or Bankers’ Acceptances, (d) all Capital Lease Obligations of such Person, (e) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of letters of credit, (f) in the case of any Subsidiary, the liquidation value of all its mandatorily redeemable preferred Capital Stock, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by any Lien on property (including accounts and contract rights) owned by such Person, but, for the avoidance of doubt, excluding any securitization of accounts receivable that is permitted by Section 7.5, whether or not such Person has assumed or become liable for the payment of such obligation (which obligations under this clause (h) shall be valued at the lesser of (1) the fair market value of such property and (2) the amount of the applicable obligations), and (i) for the purposes of Sections 8(f) and (g) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall (x) exclude deferred taxes, (y) exclude any securitization of accounts receivable that is permitted by Section 7.5 and (z) include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Laws”: any of Title 11 of the United States Code entitled “Bankruptcy”, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction including, without limitation, any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Insolvent”: pertaining to a condition of Insolvency.

“Interest Payment Date”: (a) as to any ABR Loan, US Base Rate Loan or Canadian Prime Rate Loan, the last Business Day of each fiscal quarter to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan, a US Base Rate Loan or Canadian Prime Rate Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof (but only in respect of the portion of such Loan so repaid or prepaid).

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months (or, with the consent of each affected Lender) nine or twelve months thereafter, as selected by the relevant Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by such Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) a Borrower may not select an Interest Period that would extend beyond the Termination Date (or the Short Term Borrowing Maturity Date, in the case of a Short Term Borrowing); and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investment”: as defined in Section 7.7.

“Issuing Lenders”: any Lender to be selected from time to time by the Borrowers in consultation with the Administrative Agent (including The Bank of Nova Scotia, National Bank of Canada and Royal Bank of Canada, with respect to Existing Letters of Credit), together with their respective successors and permitted assigns.

“Joinder Agreement”: a Joinder Agreement, substantially in the form of Exhibit J.

“L/C Commitment”: US$100,000,000.

“L/C Fee Payment Date”: the third Business Day after the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the relevant Issuing Lender.

“Lender Affiliate”: (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lenders”: as defined in the preamble hereto (it being understood, for the avoidance of doubt, that any Revolving Lender may utilize its branches, subsidiaries or Lender Affiliates for purposes of making or participating in Revolving Extensions of Credit, Swingline Loans or Letters of Credit to or for the account of the Canadian Borrower, in which case such subsidiary or Lender Affiliate shall be a Lender hereunder); provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender and any Assignee.

“Lending Office”: as to each Lender, Swingline Lender or Issuing Lender, the office (or Affiliate) specified as its “Lending Office” in the administrative questionnaire or other relevant document delivered to the Administrative Agent or in an Assignment and Acceptance, as the case may be, or such other office (or Affiliate) as may be designated by such Lender by written notice to the Borrowers and the Administrative Agent. Unless an Event of Default under Section 8(a) or 8(b), or Section 8(h) or 8(i) (with respect to a Borrower) has occurred and is continuing, each Revolving Lender, Swingline Lender and Issuing Lender shall have separate Lending Offices for its Revolving Extensions of Credit, Swingline Loans and Letters of Credit, as applicable, to or for the account of the US Borrowers and the Canadian Borrower, respectively, to the extent necessary to satisfy the requirements of Section 2.21.

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, deposit arrangement securing an obligation, encumbrance, lien (statutory or other) or charge on or other security interest in any property or any preference, priority or other security agreement or similar preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing) that has the practical effect of creating security for an obligation.

“Loan”: any loan made by any Lender pursuant to this Agreement and includes, where applicable and without duplication, any loan by way of Bankers’ Acceptances; provided that any reference herein to the amount or principal thereof, in the case of a loan by way of Bankers’ Acceptances, shall refer to the face amount of such Bankers’ Acceptances.

“Loan Documents”: this Agreement, the Security Documents, Notes, Bankers’ Acceptances, Letters of Credit and Applications; when used in relation to any Person, the term “Loan Documents” means the Loan Documents executed and delivered by such Person.

“Loan Parties”: the Parent Borrower, the Subsidiary Borrower, Canadian Borrower and the Subsidiary Guarantors.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Tranche B Term Loans, the Incremental Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility prior to the termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Parent Borrower and its Subsidiaries taken as a whole (except as disclosed in the most recent annual reports and any intervening quarterly or other reports of the Parent Borrower or the Canadian Borrower filed with the SEC, applicable Canadian securities regulatory authorities or the CSA on the System for Electronic Document Analysis and Retrieval (SEDAR) or otherwise made publicly available by the Parent Borrower prior to September 30, 2006) or (b) the validity or enforceability of this Agreement or any Note or Bankers’ Acceptance, or the Loan Documents taken as a whole, or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness”: any Indebtedness (other than, except for purposes of determining whether the Revolving Facility constitutes Material Indebtedness, the Loans and Letters of Credit), including, for purposes of Sections 8(f) and (g) only, obligations in respect of any Hedge Agreement, of any of the Parent Borrower or its Subsidiaries in a principal amount exceeding US$80,000,000 or the Canadian Dollar Equivalent thereof, but excluding any Indebtedness owing to the Parent Borrower or any Subsidiary. For purposes of determining Material Indebtedness, the principal amount of the obligations of the Parent Borrower or any Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent Borrower or such Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Material Subsidiary”: any Subsidiary of the Parent Borrower having assets representing 10% or more of the Consolidated Assets of the Parent Borrower or accounting for 10% or more of the Consolidated EBITDA thereof for the most recently completed period of four fiscal quarters of the Parent Borrower at any time and each Subsidiary of the Parent Borrower so designated by the Parent Borrower by a notice in writing to the Administrative Agent.

“Maturity Date”: March 7, 2014.

“Moody’s”: Moody’s Investor Service, Inc. and its successors.

“Mortgaged Properties”: the real properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit H (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Disposition, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received in cash) of such Disposition, net of (i) reasonable legal fees, accountants’ fees, brokerage, consultant and other customary fees, underwriting commissions and other customary fees and expenses actually incurred in connection with such Disposition, (ii) taxes paid or reasonably estimated to be payable as a result thereof or as a result of the transfer of such proceeds among the Parent Borrower and its Subsidiaries, (iii) appropriate amounts provided or to be provided by the Parent Borrower or any of its Subsidiaries as a reserve, in accordance with GAAP, with respect to any liabilities associated with any such Disposition and retained by the Parent Borrower or any such Subsidiary after such Disposition and other appropriate amounts to be used by the Parent Borrower or any of its Subsidiaries to discharge or pay on a current basis any other liabilities associated with such Disposition, (iv) in the case of any securitization transaction, any escrowed or pledged cash proceeds which effectively secure, or are required to be maintained as reserves by the applicable securitization vehicle for, the Indebtedness of the Parent Borrower and its Subsidiaries in respect of, or the obligations of the Parent Borrower and its Subsidiaries under, such securitization transaction, (v) in the case of a sale or Sale-Leaseback Transaction of or involving an asset subject to a Lien securing any Indebtedness outstanding prior to such sale or Sale-Leaseback Transaction, payments made and installment payments required to be made to repay such Indebtedness, including, without limitation, payments in respect of principal and prepayment premiums and penalties, and (vi) any such proceeds received by a Subsidiary of the Parent Borrower that are prevented by any Requirement of Law from being distributed to the Parent Borrower or which cannot be so distributed without adverse tax consequences applied to repay the Loans hereunder and (b) in connection with any issuance of Capital Stock or any issuance or incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and, in the case of any Indebtedness of any Foreign Subsidiary, deductions in respect of withholding taxes that are or would otherwise be payable in cash if such funds were repatriated to the United States.

“Non BA Lender”: a Lender that cannot or does not as a matter of policy accept bankers’ acceptances.

“Non-Excluded Taxes”: as defined in Section 2.21(a).

“Non-Recourse Joint Venture”: any joint venture of the Parent Borrower or any of its Subsidiaries (a) that is not otherwise a Subsidiary of the Parent Borrower or such Subsidiary, (b) in respect of whose financial obligations neither the Parent Borrower nor any of its Subsidiaries has, by contract or otherwise, any liability, direct or indirect, absolute or contingent and (c) for which proportionate consolidation is required under GAAP in the consolidated financial statements of the Parent Borrower and its Subsidiaries.

“Norampac”: Norampac Inc., a Canadian corporation, and its successors and assigns.

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: as to the Parent Borrower (the “Parent Borrower Obligations”), the Subsidiary Borrower (the “Subsidiary Borrower Obligations”) or the Canadian Borrower (the “Canadian Borrower Obligations”), the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of such Borrowers to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by such Borrower pursuant hereto) or otherwise.

“Parent Borrower Existing Credit Agreement”: the Credit Agreement, dated as of March 7, 2007, among the Parent Borrower, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent.

“Participant”: as defined in Section 10.6(b).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: as defined in Section 7.7.

“Permitted Encumbrances”:

(a) Liens imposed by law for Taxes that are not yet due, that have not yet become enforceable or that are being contested in compliance with Section 6.4;

(b) other Liens arising by operation of law (including, without limitation, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction, workers’ and other like Liens) arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate proceedings and for which the Parent Borrower or any of its Subsidiaries has set aside on its books adequate reserves with respect thereto in accordance with GAAP;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, employers’ health tax and other social security benefits or regulations or other insurance related obligations (including, without limitation, pledges or deposits or other Liens securing liability to insurance carriers under insurance or self-insurance arrangements);

(d) pledges and deposits to secure the performance of bids, trade contracts, obligations for utilities, leases, statutory obligations, surety and appeal bonds, performance bonds, judgment and like bonds, replevin and similar bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) zoning restrictions, easements, restrictions, servitudes, rights-of-way, restrictions on the use of property and similar encumbrances on real or immovable property imposed by law or arising in the ordinary course of business that do not materially interfere with the ordinary conduct of business, of the Parent Borrower and its Subsidiaries, taken as a whole;

(f) imperfections in title on real or immovable property, whether arising by law or contract, that do not materially impair the ability of the Parent Borrower and its Subsidiaries, taken as a whole, to carry on their business;

(g) the rights reserved to or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Parent Borrower or any of its Subsidiaries or by any statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(h) the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown;

(i) restrictive covenants affecting the use to which real or immovable property may be put, provided, that such covenants are complied with in all material respects and do not materially impair its use in the operations of the Parent Borrower and its Subsidiaries;

(j) Liens of landlords or of mortgagees of landlords arising by operation of law or pursuant to the terms of real property leases, provided, that the rental payments secured thereby are not yet due and payable;

(k) Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority that are being diligently contested and that do not constitute an Event of Default under Section 8(k); provided, that in the case of any such Lien securing a judgment, decree or order of US$80,000,000 or more, there shall not be any period of 60 consecutive days or more in which such Lien is not discharged or terminated;

(l) the reservations, exceptions, limitations, provisos and conditions to which any Canadian timber tenures are subject; and

(m) Liens in existence on the Closing Date arising out of title retention, capital leases, acquisition of equipment or similar arrangements.

“Permitted Refinancing Indebtedness”: Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to extend, renew, refinance, replace, defease or refund, or directly or indirectly in exchange for existing Indebtedness (“Refinanced Debt”); provided that (i) such extending, renewing, refinancing, replacing, defeasing or refunding such Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of, and unpaid interest on, the Refinanced Debt plus the amount of any premiums paid thereon and fees and expenses associated therewith (provided, that this clause (i) shall not apply to any Indebtedness issued in exchange for Indebtedness issued under any indenture of the Canadian Borrower listed on Part B of Schedule 4.3), (ii) such Indebtedness has an equal or later final maturity and an equal or longer Weighted Average Life than the Refinanced Debt, (iii) if the Refinanced Debt or any guarantees thereof are subordinated to the Obligations, such Indebtedness and guarantees thereof are subordinated to the Obligations on terms no less favorable in any material respect to the holders of the Obligations than the subordination terms of such Refinanced Debt or guarantees thereof (and no Loan Party that has not guaranteed such Refinanced Debt guarantees such Indebtedness), (iv) if such Refinanced Debt or any guarantees thereof are secured, such Indebtedness and any guarantees thereof are either unsecured or secured only by such assets as secured the Refinanced Debt and guarantees thereof, (vii) if such Refinanced Debt and any guarantees thereof are unsecured, such Indebtedness and guarantees thereof are also unsecured and (v) such Indebtedness is incurred not more than 90 days prior to and not more than 90 days after the date on which such Refinanced Debt is repaid, extended or renewed.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Parent Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Arrangement”: the Plan of Arrangement contemplated by the Transaction Agreement.

“Plan of Arrangement Documentation”: collectively, the Transaction Agreement and all schedules, exhibits and annexes thereto and all side letter letters and agreements affecting the terms thereof or entered into in connection therewith.

“Pledge Agreement”: the Pledge Agreement to be executed and delivered by the Canadian Subsidiary Guarantors which are organized under the laws of the United States or any state thereof, substantially in the form of Exhibit F-3.

“PPSA”: the Personal Property Security Act (Ontario) (or any successor statute) or similar legislation of any other Canadian jurisdiction, including the Code Civil of Québec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, validity or effect of security interests.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).

“Pro Forma Balance Sheet”: as defined in Section 4.4(a).

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Global Group Member that yields Net Cash Proceeds to any Global Group Member in excess of $10,000,000.

“Refunded Swingline Loans”: as defined in Section 2.9(b).

“Register”: as defined in Section 10.6(d).

“Regulations U and X”: Regulation U and Regulation X of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the relevant Borrower to reimburse any Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Parent Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.13(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which a Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the designated Borrower (directly or indirectly through a Subsidiary) intends and expects to use (or to contractually commit to use) all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in the Parent Borrower’s or any Subsidiary’s business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date or committed to be expended prior to the relevant Reinvestment Prepayment Date (a “Committed Reinvestment Amount”), in each case to acquire or repair assets useful in the Parent Borrower’s or any Subsidiary business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event and (b) the date on which the relevant Borrower shall have determined not to, or shall otherwise ceased to, acquire or repair assets useful in the Parent Borrower’s or any Subsidiary’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Consolidated Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters of the Parent Borrower ending with any fiscal quarter of the Parent Borrower ending on or closest to the respective dates set forth below for which financial statements have been provided, the Consolidated Leverage

Ratio set forth opposite such date; provided that any pro forma adjustments specified in connection with the calculation of the Required Consolidated Leverage Ratio shall be made as of the first day of the relevant four quarter period:

Period (four consecutive fiscal quarters ending on or about the dates below)	Consolidated Leverage Ratio
December 31, 2006	4.75 to 1.00
March 31, 2007	4.75 to 1.00
June 30, 2007	4.75 to 1.00
September 30, 2007	4.75 to 1.00
December 31, 2007	4.75 to 1.00
March 31, 2008	4.75 to 1.00
June 30, 2008	4.75 to 1.00
September 30, 2008	4.75 to 1.00
December 31, 2008 and fiscal quarterly dates thereafter	4.50 to 1.00

“Required Lenders”: at any time, the holders of more than (a) until the Closing Date, 50% of the sum of the Term Commitments and the Total Revolving Commitments then in effect and (b) thereafter, 50% of the sum of (i) the aggregate principal unpaid amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, the articles of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject; provided that any of the foregoing which does not have the force of law is generally complied with by the Person subject thereto.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Parent Borrower, but in any event, with respect to financial matters, the chief financial officer; the vice president, treasury and risk management; or the assistant treasurer of the relevant Borrower.

“Restricted Payments”: as defined in Section 7.10.

“Reuters Screen CDOR Page”: the display designated as page CDOR on the Reuters Monitor Money Rates Service or other page as may, from time to time, replace that page on that service for the purpose of displaying bid quotations for bankers’ acceptances accepted by leading Canadian banks.

“Reuters Screen LIBO Page”: the display designated as Libor Page 01 on the Reuters Monitor Money Rates Service (or other page as may, from time to time, replace that page on that service for the purpose of displaying interbank offered rates for deposit in the London interbank market).

“Revolving Commitments”: as to any Revolving Lender, the obligation of such Revolving Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal amount and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Revolving Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Revolving Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate original amount of the Revolving Commitments is US$750,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Termination Date.

“Revolving Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s

Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding; provided, that the principal amount of all Canadian Revolving Loans by ways of B/As shall be deemed to be the full face amount of such B/As.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds a Revolving Loan.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Revolving Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Total Revolving Extensions of Credit then outstanding.

“S&P”: Standard & Poor’s Ratings Services, a division of McGraw-Hill Companies, Inc. and its successors.

“Sale-Leaseback Transaction”: as defined in Section 7.3. The amount of a Sale-Leaseback Transaction outstanding at any time after the date of the consummation thereof shall be the present value (discounted at a fixed rate per annum determined by the relevant Borrower on the date of such consummation as a reasonable rate for secured obligations with the term of such Sale-Leaseback Transaction for such Borrower) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended).

“Schedule I Lender”: any Lender named on Schedule I to the Bank Act (Canada).

“Schedule I Reference Banks”: Royal Bank of Canada and National Bank of Canada, or any bank named on Schedule I to the Bank Act (Canada) as otherwise agreed by the Administrative Agent and the Canadian Borrower.

“Schedule II/III Lender”: any Lender named on Schedule II or Schedule III to the Bank Act (Canada).

“Schedule II/III Reference Banks”: JPMorgan Chase Bank, N.A., Toronto Branch and Citibank, N.A., Canadian Branch, or any two other banks named on Schedule II or Schedule III to the Bank Act (Canada) as otherwise agreed by the Administrative Agent and the relevant Borrower.

“SEC”: the United States Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Security Documents”: the collective reference to the US Guarantee and Collateral Agreement, the Canadian Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Short Term Borrowing”: a borrowing of Revolving Loans or Swingline Loans that the Borrower of such Loans has designated (or that is deemed to be so designated pursuant to Section 2.9(a)(ii)), in accordance with Section 2.5 or 2.9, as the case may be, as being repayable no later than the Short Term Borrowing Maturity Date.

“Short Term Borrowing Maturity Date”: with respect to any Short Term Borrowing, the earlier of (a) the date that is 364 days after the date on which such Short Term Borrowing is made or, if such date is not a Business Day, then on the immediately preceding Business Day, and (b) the Termination Date.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors of such corporation or of the managers of such partnership or other entity having similar functions to the board of directors of a corporation are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Guarantors”: the collective reference to the US Subsidiary Guarantors and the Canadian Subsidiary Guarantors.

“Swingline Account”: as defined in Section 2.9.

“Swingline Commitment”: the obligation of each Swingline Lender to make Swingline Loans pursuant to Section 2.8 in an aggregate principal amount at any one time outstanding not to exceed US$75,000,000.

“Swingline Lenders”: one or more Lenders to be selected from time to time by the Parent Borrower in consultation with the Administrative Agent and their respective successors and permitted assigns.

“Swingline Loans”: as defined in Section 2.8.

“Swingline Participation Amount”: as defined in Section 2.9.

“Target”: as defined in Section 7.7.

“Taxes”: all present and future taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges of any nature imposed by any Governmental Authority (including income, capital (including large corporations), withholding, consumption, sales, use, transfer, goods and services or other value-added, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and charges) together with all fines, interest, penalties on or in respect of, or in lieu of or for non-collection of, those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges.

“Term Loans”: as defined in Section 2.1(b).

“Termination Date”: March 7, 2012.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.

“Tranche B Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Parent Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche B Term Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the Tranche B Term Commitments is $800,000,000.

“Tranche B Term Lender”: each Lender that has a Tranche B Term Commitment.

“Tranche B Term Loan”: as defined in Section 2.1(a).

“Tranche B Term Loan Percentage”: as to any Tranche B Term Lender at any time, the percentage which such Lender’s Tranche B Term Commitment then constitutes of the aggregate Tranche B Term Commitments (or at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding).

“Transaction Agreement”: the Transaction Agreement, dated as of August 22, 2006, among Weyerhaeuser Company, the Parent Borrower, the Subsidiary Borrower and the Canadian Borrower, as amended and restated as of January 25, 2007.

“Transactions”: the execution, delivery and performance by each Borrower of this Agreement, the making available and borrowing of the Loans, the use of the proceeds thereof, the collateral security therefor, the issuance of Letters of Credit hereunder and the consummation of the Plan of Arrangement.

“Type”: as to any Loan, its nature as an ABR Loan, a US Base Rate Loan, a Eurodollar Loan, a Canadian Prime Rate Loan or a Bankers’ Acceptance.

“United States”: the United States of America.

“US Base Rate”: a fluctuating rate of interest per annum which is equal at all times to the greater of: (a) the reference rate of interest (however designated) announced from time to time by the Administrative Agent as being its reference rate for determining interest chargeable by it on US Dollar-denominated commercial loans made in Canada; and (b) 0.50% above the Federal Funds Effective Rate from time to time in effect.

“US Base Rate Loans”: Loans the rate of interest applicable to which is based upon the US Base Rate.

“US Borrowers”: the collective reference to the Parent Borrower and the Subsidiary Borrower.

“US Dollar Equivalent”: with respect to any amount of Canadian Dollars on any date, the equivalent amount in US Dollars of such amount of currency as determined using the applicable Exchange Rate.

“US Dollars” and “US$”: dollars in lawful currency of the United States.

“US Group Members”: the collective reference to the US Borrowers and their respective Domestic Subsidiaries.

“US Guarantee and Collateral Agreement”: the US Guarantee and Collateral Agreement to be executed and delivered by the Parent Borrower, the Subsidiary Borrower and each US Subsidiary Guarantor, substantially in the form of Exhibit F-1.

“US Material Adverse Effect”: any Effect that has been or would reasonably be likely to be material and adverse to (A) the business, assets, properties, condition (financial or otherwise), or results of operations of the Subsidiary Borrower and its Subsidiaries, taken as a whole, or of their business, operations and affairs after giving effect to the Contribution (as defined in the Transaction Agreement) and the sale of certain assets to the Canadian Subsidiaries of the Subsidiary Borrower (the “Subsidiary Borrower Business”) other than an Effect relating to (i) the economy generally, (ii) the industries in which the Subsidiary Borrower or the Subsidiary Borrower Business operates generally (including changes in prices for energy and raw materials), (iii) the financial, securities and currency markets generally and (iv) the entering into or the public announcement or disclosure of the Transaction Agreement or the consummation or proposed consummation of the Plan of Arrangement or the pendency thereof (in each of clauses (i), (ii) and (iii) to the extent such Effect does not disproportionally affect the Subsidiary Borrower or the Subsidiary Borrower Business), or to (B) the ability of Weyerhaeuser Company and the Subsidiary Borrower to perform their obligations under the Transaction Agreement or related documents or consummate the Plan of Arrangement.

“US Subsidiary Guarantors”: the Domestic Subsidiaries of the Parent Borrower.

“US Swingline Loan”: as defined in Section 2.8(a).

“Weighted Average Life” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law and/or other nominal amounts of shares required by applicable law to be held by Persons other than such Person) is owned by such Person directly and/or through other Wholly-Owned Subsidiaries of such Person; provided that notwithstanding the foregoing, “Wholly-Owned Subsidiaries” of the Parent Borrower shall include (without limitation) the entities listed on Schedule 1.1C hereto.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein, and in any certificate or other document made or delivered pursuant hereto, (i) accounting terms relating to the Parent Borrower or any of its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 Time. Time shall be of the essence in all provisions of this Agreement. The Borrowers shall be en demeure under this Agreement by the mere lapse of time for performing any obligations stipulated hereunder.

1.4 Currency. Whenever any amount is to be determined for purposes of Sections 2 and 3 hereof or otherwise for the purposes of calculating any amount outstanding under the Facility (other than any such amount which is plainly to be determined in Canadian Dollars), such amount shall be determined by the Administrative Agent in US Dollars by calculating the US Dollar Equivalent of any portion of such amount denominated in Canadian Dollars and adding such amount to any US Dollar-denominated portion of such amount.

1.5 Changes to GAAP. Unless otherwise expressly provided, all accounting terms used in this Agreement shall be interpreted and all financial information shall be prepared in accordance with GAAP, consistently applied. If any Accounting Changes (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in this Agreement or any other Loan Documents, then at the request of the Parent Borrower or the Administrative Agent on behalf of the Required Lenders, the Parent Borrower, the Administrative Agent and the Lenders shall enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Parent Borrower and its Subsidiaries’ financial condition shall be the same after such Accounting Changes, as if such Accounting Changes had not been made; provided, however, that the agreement of the Required Lenders to any required amendments of such provisions shall be sufficient to bind all the Lenders. “Accounting Changes” means (A) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC; and (B) changes in accounting principles concurred in by the Parent Borrower’s independent chartered or certified public accountants. If no request for negotiations is timely made after delivery of annual financial statements noting any Accounting Changes or the Administrative Agent, the Parent Borrower and the Required Lenders agree upon the required amendments, then after appropriate amendments, if any, have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in this Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If the Administrative Agent, the Parent Borrower and the Required Lenders do not agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all financial statements delivered and all calculations of financial covenants and other standards and terms in accordance with this Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Commitments. (a) Subject to the terms and conditions hereof, each Tranche B Term Lender severally agrees to make a term loan denominated in US Dollars (a “Tranche B Term Loan”) to the Parent Borrower on the Closing Date in an amount not to exceed the amount of the Tranche B Term Commitment of such Lender.

(b) The Parent Borrower and one or more Lenders (including new Lenders) may from time to time agree that such Lenders shall become Incremental Lenders under an Incremental Term Facility by executing and delivering to the Administrative Agent an Incremental Term Loan Activation Notice specifying (i) the respective Incremental Term Loan Amounts of such Incremental Lenders, (ii) the applicable Incremental Term Loan Closing Date, (iii) the applicable Incremental Term Loan Maturity Date, (iv) the amortization schedule for the applicable Incremental Term Loans, which shall comply with Section 2.3(b), and (v) the Applicable Margin for the Incremental Term Loans to be made pursuant to such Incremental Term Loan Activation Notice. Each Incremental Lender party to an Incremental Term Loan Activation Notice severally agrees, on the terms and conditions of this Agreement, to make a term loan (an “Incremental Term Loan”; together with the Tranche B Term Loans, the “Term Loans”) to the Parent Borrower, as specified in such Incremental Term Loan Activation Notice, on the Incremental Term Loan Closing Date specified in such Incremental Term Loan Activation Notice in a principal amount equal to the Incremental Term Loan Amount of such Incremental Lender. Nothing in this Section 2.1(b) shall be construed to obligate any Lender to execute an Incremental Term Loan Activation Notice. Notwithstanding the foregoing, (x) the aggregate amount of Incremental Term Loans outstanding under all Incremental Term Facilities shall at no time exceed $400,000,000, and (y) no Incremental Term Loans shall be made if, after giving pro forma effect to the incurrence thereof and to the use of the proceeds thereof, (1) any Default or Event of Default shall have occurred and be continuing or (2) the Parent Borrower shall not be in compliance with the Required Consolidated Leverage Ratio.

(c) The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Parent Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.14.

2.2 Procedure for Term Loan Borrowing. (a) The Parent Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, on the Closing Date) requesting that the Tranche B Term Lenders make the Tranche B Term Loans on the Closing Date and specifying the amount to be borrowed. The Tranche B Term Loans made on the Closing Date shall initially be ABR Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Tranche B Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Tranche B Term Lender shall make available to the Administrative Agent at the relevant Funding Office an amount in immediately available funds equal to the Tranche B Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Parent Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Tranche B Term Lenders in immediately available funds.

(b) The Parent Borrower shall give the Administrative Agent irrevocable notice of the borrowing of any Incremental Term Loans under any Incremental Term Facility (which notice must be received by the Administrative Agent prior to prior to 10:00 A.M., New York City time, one Business Day prior to the requested Incremental Term Loan Closing Date). Upon receipt of any such notice with respect to an Incremental Term Facility, the Administrative Agent shall promptly notify each relevant Incremental Lender thereof. Not later than 12:00 Noon, New York City time, on the Incremental Term Loan Closing Date each relevant Incremental Lender shall make available to the Administrative Agent at the relevant Funding Office an amount in immediately available funds equal to the Incremental Term Loan to be made by such Incremental Lender. The Administrative Agent shall credit the account of the Parent Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Incremental Lenders in immediately available funds. The provisions of the paragraph shall be subject to any applicable limitations or requirements in the relevant Incremental Term Loan Activation Notice.

2.3 Repayment of Term Loans. (a) The Tranche B Term Loans of each Tranche B Term Lender shall mature in 27 consecutive quarterly installments, beginning with the fiscal quarter ending June 30, 2007, and a final installment payable on the Maturity Date. Each such installment shall be equal to the relevant Tranche B Term Lender’s relevant Tranche B Term Loan Percentage multiplied by (x) with respect to the installments payable prior to the Maturity Date, 0.25% of the aggregate amount of the Tranche B Term Loans initially funded by the Lenders and (ii) with respect to the installment payable on the Maturity Date, an amount equal to the then outstanding principal amount of the Tranche B Term Loans.

(b) The Incremental Term Loans of each Incremental Lender shall mature in such installments as are specified in the relevant Incremental Term Loan Activation Notice; provided, that such Incremental Term Loans shall have a Weighted Average Life not shorter than that of the outstanding Tranche B Term Loans and shall not have a final maturity date earlier than the Maturity Date.

2.4 Revolving Commitments. (a) Subject to the terms and conditions hereof, (x) each Revolving Lender separately agrees to make revolving credit loans denominated in US Dollars to the Parent Borrower and the Subsidiary Borrower (such loans, the “US Revolving Loans”) and (y) each Revolving Lender separately agrees to make revolving credit loans denominated in US Dollars or Canadian Dollars, and extend credit by way of Bankers’ Acceptances, to the Canadian Borrower (such loans and acceptance of Bankers’ Acceptances, the “Canadian Revolving Loans” and, together with the US Revolving Loans, the “Revolving Loans”) from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment; provided, that the Revolving Lenders shall have no obligation to make any Canadian Revolving Loans if, after giving effect thereto, the aggregate amount of the Canadian Revolving Loans then outstanding and the L/C Obligations and the Swingline Loans of the Canadian Borrower then outstanding would exceed US$150,000,000. During the Revolving Commitment Period, each Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing (including, in the case of Canadian Revolving Loans, by requesting the Revolving Lenders to accept and purchase Bankers’ Acceptances), all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be (1) Eurodollar Loans, in the case of Revolving Loans denominated in US Dollars, (2) ABR Loans in the case of US Revolving Loans, (3) US Base Rate Loans in the case of Canadian Revolving Loans denominated in US Dollars, (4) Canadian Prime Rate Loans, in the case of Canadian Revolving Loans denominated in Canadian Dollars, or (5) Bankers’ Acceptances, in the case of Canadian Revolving Loans denominated in Canadian Dollars, in each case as determined by the relevant Borrower and notified to the Administrative Agent in accordance with Sections 2.5, 2.6 and 2.14.

(b) Each Borrower shall repay all its outstanding Revolving Loans in US Dollars or Canadian Dollars, as the case may be, on the Termination Date; provided that any Canadian Revolving Loans designated as a Short Term Borrowing shall be repaid on the Short Term Borrowing Maturity Date therefor, may not be continued or converted pursuant to Section 2.14 to the extent such continuation or conversion would cause the maturity date of such Canadian Revolving Loan to extend beyond the Short Term Borrowing Maturity Date therefor and may not otherwise be refinanced with the proceeds of a borrowing hereunder (it being expressly understood that repayment of a Short Term Borrowing shall not reduce the Revolving Commitments).

2.5 Procedure for Revolving Loan Borrowing. A Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that (a) with respect to US Revolving Loans, the Parent Borrower or the Subsidiary Borrower, as the case may be, shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., on the Closing Date for Loans requested to be made on the Closing Date, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans or one Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of US Revolving Loans to be borrowed, (ii) the requested Borrowing Date, and (iii) in the case of Eurodollar Loans, the length of the initial Interest Period and (b) with respect to Canadian Revolving Loans, the Canadian Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., on the Closing Date for Loans requested to be made on the Closing Date, three Business Days prior to the requested Borrowing Date in the case of Eurodollar Loans, two Business Days prior to the requested Borrowing Date, in the case of Bankers’ Acceptances or one Business Day prior to the requested Borrowing Date in the case of US Base Rate Loans and Canadian Prime Rate Loans), specifying (i) whether such Canadian Revolving Loans shall be denominated in US Dollars or Canadian Dollars, (ii) the amount and Type of Canadian Revolving Loans to be borrowed, (iii) the requested Borrowing Date, (iv) whether the Revolving Loans to be borrowed shall be designated as Short-Term Borrowings and (v) in the case of Eurodollar Loans and Bankers’ Acceptances, the length of the initial Interest Period or Contract Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to US$10,000,000 or C$10,000,000 or a whole multiple of US$1,000,000 or C$1,000,000 in excess thereof or, if the then aggregate Available Revolving Commitments are less than US$10,000,000, such lesser amount (or the Canadian Dollar Equivalent thereof); provided, that each Swingline Lender may request, on behalf of any Borrower, borrowings under the Revolving Commitments that are ABR Loans, US Base Rate Loans or Canadian Prime Rate Loans in other amounts pursuant to Section 2.9. Upon receipt of any such notice from the relevant Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the relevant Borrower at the relevant Funding Office prior to 12:00 Noon, on the Borrowing Date requested by such Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to such Borrower by the Administrative Agent crediting an account as directed by the relevant Borrower with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent. Each Revolving Lender shall make available to the Canadian Borrower Bankers’ Acceptance borrowings during the Revolving Commitment Period, in accordance with and pursuant to the procedures set forth in Section 2.6.

Notwithstanding the foregoing, if after giving effect to any proposed Revolving Loan, the amount of the Total Revolving Extensions of Credit (other than Swingline Loans) would equal or exceed the Total Revolving

Commitments less the aggregate of all Swingline Commitments, then: (a) the time for notice to request such proposed Revolving Loan shall (unless otherwise determined by the Administrative Agent in its sole discretion) be increased by one additional Business Day and (b) together with delivery of such notice of proposed Revolving Loan, a Responsible Officer of the relevant Borrower shall certify to the Administrative Agent and the Swingline Lenders in writing that, after giving effect to such Revolving Loan, the amount of the Total Revolving Extensions of Credit (including all outstanding Swingline Loans by way of account overdraft or otherwise) shall not exceed the Total Revolving Commitments.

2.6 Bankers’ Acceptances. (a) Term. Each Bankers’ Acceptance shall have a Contract Period of approximately thirty days, sixty days, ninety days or one hundred and eighty days or (with the consent of each affected Lender) two hundred and seventy days or three hundred and sixty-five days, subject to availability. No Contract Period shall extend beyond the Termination Date (or the Short Term Borrowing Maturity Date in the case of a Short Term Borrowing by way of Bankers’ Acceptances). If such Contract Period would otherwise end on a day that is not a Business Day, such Contract Period shall end on the next preceding day that is a Business Day.

(b) Discount Rate. On each Borrowing Date on which Bankers’ Acceptances are to be accepted, the Administrative Agent shall advise the Canadian Borrower as to the Administrative Agent’s determination of the applicable Discount Rate for the Bankers’ Acceptances which any of the Revolving Lenders have agreed to purchase.

(c) Purchase. Each Revolving Lender agrees to purchase a Bankers’ Acceptance accepted by it. The Canadian Borrower shall sell, and such Revolving Lender shall purchase, the Bankers’ Acceptance at the applicable Discount Rate. Such Revolving Lender shall provide to the relevant Funding Office the Discount Proceeds less the Acceptance Fee payable by the Canadian Borrower with respect to such Bankers’ Acceptance. Such proceeds will then be made available to the Canadian Borrower by the Administrative Agent crediting an account as directed by the Canadian Borrower with the aggregate of the amounts made available to the Administrative Agent by such Revolving Lenders and in like funds as received by the Administrative Agent.

(d) Sale. Each Revolving Lender may from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.

(e) Power of Attorney for the Execution of Bankers’ Acceptances. To facilitate borrowings under the Revolving Commitments by way of B/As, the Canadian Borrower hereby appoints each Revolving Lender as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Revolving Lender, blank forms of B/As. In this respect, it is each Revolving Lender’s responsibility to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement. The Canadian Borrower recognizes and agrees that all B/As required to be accepted and purchased by any Revolving Lender and which are signed and/or endorsed on its behalf by a Revolving Lender shall bind the Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Canadian Borrower. Each Revolving Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Revolving Lender; provided that the aggregate amount thereof is equal to the aggregate amount of B/As required to be accepted and purchased by such Revolving Lender. No Revolving Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or willful misconduct of such Revolving Lender or its officers, employees, agents or representatives. On request by the Canadian Borrower, a Revolving Lender shall cancel all forms of B/As which have been pre-signed or pre-endorsed by or on behalf of the Canadian Borrower and which are held by such Revolving Lender and have not yet been issued in accordance herewith. Each Revolving Lender shall maintain a record with respect to B/As held by it in blank hereunder, voided by it for any reason, accepted and purchased by it hereunder, and cancelled at their respective maturities. Each Revolving Lender agrees to provide such records to the Canadian Borrower at the Canadian Borrower’s expense upon request.

(f) Execution. Drafts drawn by the Canadian Borrower to be accepted as Bankers’ Acceptances shall be signed by a duly authorized officer or officers of the Canadian Borrower or by its attorneys including attorneys appointed pursuant to Section 2.6(e) above. Notwithstanding that any Person whose signature appears on any Bankers’ Acceptance may no longer be an authorized signatory for the Canadian Borrower at the time of issuance of a Bankers’ Acceptance, that signature shall nevertheless be valid and sufficient for all purposes as if the authority had remained in force at the time of issuance and any Bankers’ Acceptance so signed shall be binding on the Canadian Borrower.

(g) Issuance. The Administrative Agent, promptly following receipt of a notice of borrowing, continuation or conversion by way of Bankers’ Acceptances, shall advise the applicable Revolving Lenders of the notice and shall advise each such Revolving Lender of the face amount of Bankers’ Acceptances to be accepted by it and the applicable Contract Period (which shall be identical for all Revolving Lenders). The aggregate face amount of Bankers’ Acceptances to be accepted by a Revolving Lender shall be determined by the Administrative Agent by reference to such Revolving Lender’s Revolving Percentage of the issue of Bankers’ Acceptances, except that, if the face amount of a Bankers’ Acceptance which would otherwise be accepted by a Revolving Lender would not be C$100,000, or a whole multiple thereof, the face amount shall be increased or reduced by the Administrative Agent in its sole discretion to C$100,000, or the nearest whole multiple of that amount, as appropriate; provided that after such issuance, no Revolving Lender shall have outstanding Revolving Extensions of Credit in excess of its Revolving Commitment.

(h) Waiver of Presentment and Other Conditions. The Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Revolving Lender in respect of a Bankers’ Acceptance accepted and purchased by it pursuant to this Agreement which might exist solely by reason of the Bankers’ Acceptance being held, at the maturity thereof, by such Revolving Lender in its own right and the Canadian Borrower agrees not to claim any days of grace if such Revolving Lender as holder sues the Canadian Borrower on the Bankers’ Acceptance for payment of the amount payable by the Canadian Borrower thereunder. On the specified maturity date of a B/A, or the date of any prepayment thereof in accordance with this Agreement, if earlier, the Canadian Borrower shall pay to such Revolving Lender that has accepted such B/A the full face amount of such B/A (or shall make provision for payment by way of conversion or continuation in accordance with Sections 2.14(c) or (d) in full and absolute satisfaction of its obligations with respect to such B/A, and after such payment, the Canadian Borrower shall have no further liability in respect of such B/A (except to the extent that any such payment is rescinded or reclaimed by operation of law or otherwise) and such Revolving Lender shall be entitled to all benefits of, and will make and otherwise be responsible for all payments due to the redeeming holder or any third parties under, such B/A.

(i) BA Equivalent Loans by Non BA Lenders. Whenever the Canadian Borrower requests a borrowing by way of Bankers’ Acceptances, each Non BA Lender shall, in lieu of accepting a Bankers’ Acceptance, make a BA Equivalent Loan in an amount equal to such Non BA Lender’s Revolving Percentage of such borrowing. On the relevant Borrowing Date, the Administrative Agent shall credit an account as directed by the Canadian Borrower with the aggregate of the amounts made available to the Administrative Agent by such Lenders and in like funds as received by the Administrative Agent.

(j) Terms Applicable to BA Equivalent Loans. As set out in the definition of “Bankers’ Acceptances”, that term includes Discount Notes and all terms of this Agreement applicable to Bankers’ Acceptances (including the provisions of Section 2.6(e) relating to their execution by the Revolving Lenders under power of attorney) shall apply equally to Discount Notes evidencing BA Equivalent Loans with such changes as may in the context be necessary. For greater certainty:

(i) the term of a Discount Note shall be the same as the Contract Period for Bankers’ Acceptances accepted and purchased on the same Borrowing Date in respect of the same borrowing;

(ii) an acceptance fee will be payable in respect of a Discount Note and shall be calculated at the same rate and in the same manner as the Acceptance Fee in respect of a Bankers’ Acceptance; and

(iii) the Discount Rate applicable to a Discount Note shall be the Discount Rate applicable to Bankers’ Acceptances accepted by a Revolving Lender that is not a Schedule I Lender in accordance with the definition of “Discount Rate” on the same Borrowing Date or date of continuation or conversion, as the case may be, in respect of the same borrowing for the relevant Contract Period.

Each Non BA Lender may agree, in lieu of receiving any Discount Notes, that such Discount Notes may be uncertificated and the applicable BA Equivalent Loan shall be evidenced by a loan account, which such Non BA Lender shall maintain in its name, and in such event such loan account shall be entitled to all the benefits of Discount Notes in respect of BA Equivalent Loans.

(k) Depository Bills and Notes Act. At the option of the Canadian Borrower and any Revolving Lender, Bankers’ Acceptances under this Agreement to be accepted by such Revolving Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this Section 2.6.

2.7 Circumstances Making Bankers’ Acceptances Unavailable. (a) If the Administrative Agent determines in good faith, which determination shall constitute prima facie evidence thereof, and notifies the Canadian Borrower that, by reason of circumstances affecting the money market, there is no market for Bankers’ Acceptances, then:

(i) the right of the Canadian Borrower to request a borrowing by way of Bankers’ Acceptance shall be suspended until the Administrative Agent determines that the circumstances causing such suspension no longer exist and the Administrative Agent so notifies the Canadian Borrower; and

(ii) any notice relating to a borrowing by way of Bankers’ Acceptance which is outstanding at such time shall be deemed to be a notice requesting a borrowing by way of Canadian Prime Rate Loans (all as if it were a notice given pursuant to Section 2.5).

(b) The Administrative Agent shall promptly notify the Canadian Borrower and the Revolving Lenders of the suspension in accordance with Section 2.7(a) of the Canadian Borrower’s right to request a borrowing by way of Bankers’ Acceptance and of the termination of such suspension.

2.8 Swingline Commitment. (a) Subject to the terms and conditions hereof, (x) each Swingline Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 2.9, agrees to make a portion of the credit otherwise available to the Parent Borrower or the Subsidiary Borrower in US Dollars under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (such loans, “US Swingline Loans”) to the US Borrowers in US Dollars and (y) each Swingline Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 2.9, agrees to make a portion of the credit otherwise available to the Canadian Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (such loans, “Canadian Swingline Loans”; and, together with the US Swingline Loans, the “Swingline Loans”) to the Canadian Borrower in US Dollars or Canadian Dollars; provided that the Swingline Lenders shall not make any Swingline Loan available if, after giving effect thereto (i) the aggregate principal amount of such Swingline Lender’s Swingline Loans outstanding would exceed the Swingline Commitment then in effect for such Swingline Lender, (ii) the aggregate amount of the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments or (iii) the Total Revolving Extensions of Credit to the Canadian Borrower would exceed US$150,000,000. During the Revolving Commitment Period, the Borrowers may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Each Swingline Loan shall be an ABR Loan, in the case of a US Swingline Loan, a US Base Rate Loan, in the case of a Canadian Swingline Loan denominated in US Dollars, or a Canadian Prime Rate Loan, in the case of a Swingline Loan denominated in Canadian Dollars.

(b) Each Borrower shall repay its outstanding Swingline Loans on such terms as it may agree with the relevant Swingline Lender; provided that in no event shall such repayment occur later than the Termination

Date; and provided further that any Swingline Loans designated (or deemed to be so designated pursuant to Section 2.9(a)(ii)) as a Short Term Borrowing shall be repaid on the Short Term Borrowing Maturity Date applicable thereto, may not be continued or converted pursuant to Section 2.14 to the extent such continuation or conversion would cause the maturity date of such Swingline Loan to extend beyond the applicable Short Term Borrowing Maturity Date and may not otherwise be refinanced with the proceeds of a borrowing hereunder (it being expressly understood that repayment of a Short Term Borrowing shall not reduce the Swingline Commitments).

2.9 Procedures for Swingline Borrowing and Reporting; Refunding of Swingline Loans. (a)(i) Whenever the Parent Borrower or the Subsidiary Borrower desires that any Swingline Lender make US Swingline Loans, it shall give such Swingline Lender and the Administrative Agent irrevocable notice (which notice must be received by such Swingline Lender no later than 12:00 P.M. on the proposed Borrowing Date), specifying (A) the amount to be borrowed and (B) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Whenever the Canadian Borrower desires that any Swingline Lender make Canadian Swingline Loans, it shall give such Swingline Lender and the Administrative Agent irrevocable notice (which notice must be received by such Swingline Lender not later than 12:00 P.M. on the proposed Borrowing Date), specifying (A) whether such Loan shall be denominated in US Dollars or Canadian Dollars, (B) the amount to be borrowed, (C) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period) and (D) whether such Swingline Loan to be borrowed shall be designated as a Short Term Borrowing. Each borrowing under any Swingline Commitment shall be in an amount equal to US$1,000,000 or C$1,000,000 or a whole multiple thereof. Not later than 2:00 P.M., on the Borrowing Date specified in a notice in respect of any Swingline Loan, the relevant Swingline Lender shall make such Swingline Loan available to the relevant Borrower, in the manner and on such terms as may be agreed by such Swingline Lender and such Borrower.

(ii) Alternatively, the Parent Borrower or Canadian Borrower may establish or designate, by agreement with each relevant Swingline Lender, at its Lending Office, accounts for the Canadian Borrower (one in Canadian Dollars and one in US Dollars), each of which is referred to as a “Swingline Account”. The Swingline Accounts shall record the day to day banking business of the Canadian Borrower with such Swingline Lender (other than under this Agreement). If, at the end of any Business Day, the balance in any Swingline Account is a debit, then to the extent there is sufficient availability under the Swingline Commitment and subject to the conditions in Section 2.8(a), such debit position shall be deemed to be recorded as a Swingline Loan by way of US Base Rate Loan or Canadian Prime Rate Loan, as applicable, and shall be deemed to have been designated as a Short Term Borrowing. The accounts and records of each Swingline Lender shall constitute, in the absence of manifest error, prima facie evidence of outstanding Swingline Loans and Swingline Account balances from time to time, the Borrowing Dates such Swingline Loans were made and all amounts that the Canadian Borrower has paid from time to time on account of such Obligations.

(iii) Each Swingline Lender and the relevant Borrower shall be solely responsible for monitoring the outstanding balance of all Swingline Accounts and Swingline Loans made by such Swingline Lender from time to time. The Administrative Agent shall not be responsible for monitoring such balances or determining compliance with the conditions in Section 2.8(a).

(iv) Each Swingline Lender to each Borrower shall report in writing to the Administrative Agent on the first Business Day of each month (or as may otherwise be requested by the Administrative Agent), the aggregate Swingline Loans made by it and outstanding as of the last Business Day of the preceding month; provided, that in the event the Total Revolving Extensions of Credit (other than Swingline Loans) equal or exceed the Total Revolving Commitments less the aggregate of all Swingline Commitments, such Swingline Lender shall report in writing to the Administrative Agent on a daily basis, or as may be otherwise requested by the Administrative Agent, the aggregate Swingline Loans made by it and outstanding on each Business Day.

(b) A Borrower may, from time to time voluntarily prepay Swingline Loans on such terms as it may agree with the relevant Swingline Lender. At any time when a Swingline Loan is outstanding, at the written request of a Swingline Lender to the Administrative Agent, with a copy to the relevant Borrower, the Administrative Agent shall, on the date of such request, request (on behalf of such Borrower, which hereby irrevocably directs the Administrative Agent to act on its behalf) each Revolving Lender to make a Revolving Loan by way of an ABR Loan (in the case of US Swingline Loans), a US Base Rate Loan (in the case of US Dollar-denominated Canadian Swingline Loans) or a Canadian Prime Rate Loan (in the case of Canadian Dollar-denominated Canadian Swingline Loans), to such Borrower in an amount equal to such Revolving Lender’s Revolving Percentage of the principal amount of such outstanding Swingline Loan (the “Refunded Swingline Loan”) owing by such Borrower on the date such notice is given (regardless of whether such Refunded Swingline Loan complies with the minimum borrowing provisions of Section 2.5). Upon such request by the Administrative Agent for the refunding of the Swingline Loan, each Revolving Lender shall make the amount of its ABR Loan, US Base Rate Loan or Canadian Prime Rate Loan, as the case may be, available for value to the Administrative Agent for the benefit of such Swingline Lender at the relevant Funding Office of the Administrative Agent before 2:00 P.M. on the date of such request; provided, however, that if a Default or an Event of Default under Section 8(h) or Section 8(i) shall have occurred and be continuing, the Revolving Lenders shall not make such Refunded Swingline Loans and the procedures of Section 2.9(c) shall apply. Any Revolving Loans made under this Section 2.9(b) to refund any Swingline Loan designated (or deemed to be so designated pursuant to Section 2.9(a)(ii)) as a Short Term Borrowing shall be repaid on the Short Term Borrowing Maturity Date applicable to the Swingline Loans so refunded and the provisions of Section 2.4(b) shall apply mutatis mutandis to such repayment.

(c) If, before the making of an ABR Loan, a US Base Rate Loan or a Canadian Prime Rate Loan under Section 2.9(b), a Default or an Event of Default under Section 8(h) or Section 8(i) shall have occurred and be continuing, each Revolving Lender will, on the date such ABR Loan, US Base Rate Loan or Canadian Prime Rate Loan was to have been made, purchase from the Swingline Lender an undivided participating interest in the Swingline Loan to be refunded in an amount (the “Swingline Participation Amount”) equal to its Revolving Percentage of such Swingline Loan to be refunded. Each Revolving Lender will immediately transfer to the Administrative Agent, in funds for value, the amount of its participation.

(d) Whenever, at any time after any Swingline Lender has received from any Revolving Lender such Revolving Lender’s Swingline Participation Amount, such Swingline Lender receives any payment on account of the Swingline Loans, such Swingline Lender will distribute, through the Administrative Agent, to such Revolving Lender its Revolving Percentage of such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by such Swingline Lender is required to be returned, such Revolving Lender will return to such Swingline Lender any portion thereof previously distributed to it by such Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.9(b) and to purchase participating interests pursuant to Section 2.9(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the relevant Borrower may have against any Swingline Lender, such Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Parent Borrower and its Subsidiaries; (iv) any breach of this Agreement by the Parent Borrower or any of its Subsidiaries or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.10 Commitment Fees, etc. (a) The Parent Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee (a “Commitment Fee”) in US Dollars, which shall accrue at the Commitment Fee Rate on the average daily unused portion of the Revolving Commitment of such Revolving Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates; provided, that, for purposes of the Commitment Fee calculations only, Swingline Loans shall not be deemed to be a utilization of the Revolving Facility. Accrued Commitment Fees shall be payable in arrears on the third Business Day after the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.

(b) The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrowers and the Administrative Agent in the fee letter dated as of August 22, 2006.

2.11 Termination or Reduction of Revolving Commitments. The Parent Borrower (on behalf of itself and the other Borrowers) shall have the right, upon not less than three Business Days’ notice to the Administrative Agent to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments as so terminated or reduced. Any such reduction shall be in a minimum amount equal to US$10,000,000, or a whole multiple of US$1,000,000 in excess thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.12 Optional Prepayments. (a) Each of the Borrowers may at any time and from time to time prepay any Loans made to it, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent, at least three Business Days prior thereto, which notice shall specify the date and amount of prepayment, whether the prepayment is of Swingline Loans, Revolving Loans or Term Loans and whether the prepayment is of Eurodollar Loans, ABR Loans, US Base Rate Loans, Canadian Prime Rate Loans or Bankers’ Acceptances; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the relevant Borrower shall also pay any amounts owing pursuant to Section 2.22. Optional prepayments shall be applied as directed by the relevant Borrower.

(b) Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans, US Base Rate Loans or Canadian Prime Rate Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of US$10,000,000 or C$10,000,000, as the case may be, or a whole multiple of US$1,000,000 or C$1,000,000 in excess thereof. Amounts prepaid with respect to the Term Loans may not be reborrowed. Bankers’ Acceptances may be prepaid prior to the maturity thereof, provided that the Canadian Borrower shall pay the full face amount of such Bankers’ Acceptances to the Administrative Agent, which payment shall be made in full and absolute satisfaction of the Canadian Borrower’s reimbursement obligation in respect of such Banker’s Acceptances.

2.13 Mandatory Prepayments. (a) If any Indebtedness shall be issued or incurred by the Parent Borrower or any of its Subsidiaries (excluding any Indebtedness permitted by Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans as set forth in Section 2.13(e).

(b) On the date the Parent Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied not later than five Business Days after such date toward the prepayment of the Term Loans as set forth in Section 2.13(e); provided that notwithstanding the foregoing, (x) on each Reinvestment Prepayment Date, an amount equal to the unexpended portion of the Reinvestment Prepayment Amount (other than the Committed Reinvestment Amount) with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.13(e) and (y) on the date (the “Trigger Date”) that is one year after any such Reinvestment Prepayment Date, an amount equal to the Commitment Reinvestment Amount with respect to the relevant Reinvestment Event not actually expended by the Trigger Date shall be applied toward the prepayment of the Term Loans as set forth in Section 2.13(e).

(c) If, for any fiscal year of the Parent Borrower commencing with the fiscal year ending December 31, 2008, there shall be Excess Cash Flow, the Parent Borrower shall, on the relevant Excess Cash Flow Application Date, apply an amount equal to (i) the ECF Percentage of such Excess Cash Flow minus (ii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanied by permanent optional reductions of the Revolving Commitments and all optional prepayments of Term Loans during such fiscal year, in each case other than to the extent any such prepayment is funded with the Net Cash Proceeds of any Asset Sale, Recovery Event, new long-term Indebtedness or issuance of Capital Stock, toward the prepayment of the Term Loans as set forth in Section 2.13(e). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five business days after the date on which the financial statements of the Parent Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is being made, are required to be delivered to the Lenders.

(d) If, due to exchange rate fluctuations or for any reason whatsoever, the Total Revolving Extensions of Credit outstanding shall, at any time, exceed 105% of the Total Revolving Commitments (the amount of such excess, an “Excess Amount”), then within three Business Days of written notice from the Administrative Agent, the Borrowers shall first, prepay the Revolving Loans and/or Swingline Loans in an amount so as to, as nearly as possible, eliminate such Excess Amount; and second, if any Excess Amount shall remain after such prepayment, provide cash collateral or such other security on Cash Equivalents as the Administrative Agent may require in US Dollars or Canadian Dollars in an amount equal to the remaining Excess Amount, which collateral shall secure all Obligations outstanding and shall remain in the Administrative Agent’s possession until such Excess Amount is eliminated whereupon the collateral shall be released by the Administrative Agent to the Borrowers. Notwithstanding any other provision of this Agreement, including any provision contemplating a continuation or conversion, whenever an Excess Amount exists, (A) upon the last day of the Contract Period of any Banker’s Acceptance, the Canadian Borrower shall repay the Banker’s Acceptance, or (B) upon the last day of the Interest Period in respect of a Eurodollar Loan that is a Revolving Loan, the relevant Borrower shall repay the Eurodollar Loan, in each case to the extent necessary to cover the Excess Amount and any repayments under clauses (A) and (B) shall be applied in reduction of the Excess Amount.

(e) The application of any prepayment of Term Loans pursuant to Section 2.13(a), (b) and (c) shall be made to the Term Loans on a pro rata basis and within each Facility of the Term Loans, first, to the remaining Term Loans quarterly installments occurring within the next 12 months in the direct order of maturity and second, to the repayment of the then remaining Term Loan quarterly installments on a pro rata basis (based upon the then remaining principal amount of each such Term Loan quarterly installment). Each prepayment of the Loans under Section 2.13 (except in the case of Revolving Loans that are ABR Loans, US Base Rate Loans or Canadian Prime Rate Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(f) Notwithstanding the foregoing provisions of this Section 2.13 and subject to Section 3.5 with respect to Letters of Credit, if at any time any prepayment of the Loans pursuant to paragraph (a), (b), (c) or (d) of this Section 2.13 would result, after giving effect to the procedures set forth in this Agreement, in a Borrower being required to indemnify for breakage costs under Section 2.22 as a result of Eurodollar Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, such Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurodollar Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Eurodollar Loans not immediately prepaid) to be held as security for the obligations of such Borrower to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent, with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurodollar Loans (or such earlier date or dates as shall be requested by such Borrower); provided that such unpaid Eurodollar Loans shall continue to bear interest in accordance with Section 2.14 until such unpaid Eurodollar Loans or the related portion of such Eurodollar Loans, as the case may be, have or has been prepaid.

2.14 Conversion and Continuation Options. (a) The US Borrowers may elect from time to time to convert ABR Loans (other than Swingline Loans) to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), and the Canadian Borrower may elect from time to time to convert US Base Rate Loans (other than Swingline Loans) to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan or US Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders, in respect of such Facility have determined in its or their sole discretion not to permit any such conversion (with notice of such determination to be delivered to the relevant Borrower as soon as practicable). The US Borrowers may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election and the Canadian Borrower may elect from time to time to convert Eurodollar Loans to US Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election; provided that, in each case, any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the relevant Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit any such continuation (with notice of such determination to be delivered to the relevant Borrower as soon as practicable), and provided, further, that (i) if the relevant Borrower shall fail to give any required notice as described above in this paragraph such Eurodollar Loans shall be automatically continued as such with an Interest Period of one month on the last day of such then expiring Interest Period, but only to the extent that such continuation may then be made in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, or (ii) if such continuation is not permitted pursuant to the preceding provisos such Loans shall be automatically converted to ABR Loans, in the case of Eurodollar Loans to the US Borrowers, or US Base Rate Loans, in the case of Eurodollar Loans to the Canadian Borrower, in each case on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(c) Subject to the provisions of this Agreement, the Canadian Borrower may, prior to the Termination Date, effective on any Business Day, convert, in whole or in part, Canadian Prime Rate Loans (other than Swingline Loans) into Bankers’ Acceptances or Bankers’ Acceptances into Canadian Prime Rate Loans upon giving to the Administrative Agent prior irrevocable notice, provided that:

(i) no Canadian Prime Rate Loan may be converted into a Bankers’ Acceptance when any Default or Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit any such conversion;

(ii) each conversion to Bankers’ Acceptances or to Canadian Prime Rate Loans shall be for a minimum aggregate amount and whole multiples in excess thereof as are specified in Section 2.8;

(iii) Bankers’ Acceptances may be converted only on the maturity date of such Bankers’ Acceptances; and

(iv) if less than all Bankers’ Acceptances are converted, after such conversion not less than C$10,000,000 shall remain as Bankers’ Acceptances.

(d) At or before 10:00 A.M. two Business Days before the maturity date of any Bankers’ Acceptances, the Canadian Borrower shall give to the Administrative Agent prior irrevocable notice which notice shall specify either that the Canadian Borrower intends to repay the maturing Bankers’ Acceptances on the maturity date or that the Canadian Borrower intends to continue to issue Bankers’ Acceptances on the maturity date to provide for the payment of the maturing Bankers’ Acceptances. Subject to Section 2.6(a), if the Canadian Borrower fails to provide such notice to the Administrative Agent, the Canadian Borrower shall be deemed to have notified the Administrative Agent on behalf of the Lenders of its intention to continue to issue Bankers’ Acceptances with a Contract Period of one month to provide for the payment of the maturing Bankers’ Acceptances. If (i) pursuant to any other provision of this Agreement, Bankers’ Acceptances may not be issued as contemplated in the preceding sentence to provide for the payment of maturing Bankers’ Acceptances, (ii) the Canadian Borrower fails to repay the maturing Bankers’ Acceptances, or (iii) a Default or an Event of Default has occurred and is continuing on such maturity date and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit any issuance of new Bankers’ Acceptances to provide for the payment of maturing Bankers’ Acceptances, then the Canadian Borrower’s obligations in respect of the maturing Bankers’ Acceptances shall be deemed to have been converted on the maturity date thereof into a Canadian Prime Rate Loan in an amount equal to the face amount of the maturing Bankers’ Acceptances.

(e) Without limitation of this Section, no Loans denominated in US$ may be converted into Loans denominated in C$, and no Loans denominated in C$ may be converted into Loans denominated in US$. For the avoidance of doubt, Revolving Loans to the Canadian Borrower denominated in US$ or C$ must be repaid in such currency, but may be reborrowed in either US$ or C$.

(f) To make an election pursuant to this Section, the relevant Borrower shall notify the Administrative Agent of such election, in each case within the notice period and in the form that would be required under Section 2.2 or Section 2.5, as the case may be, if such Borrower were requesting a borrowing of Loans of the Type resulting from such election to be made on the effective date of such election.

(g) For the avoidance of doubt, the conversion or continuation of Loans as herein provided shall not be deemed to constitute a repayment of existing Loans hereunder or the making of new Loans hereunder.

2.15 Limitations on Interest Periods and Contract Periods. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that no more than an aggregate amount of ten different Contract Periods in respect of B/A issuances and Interest Periods in respect of Eurodollar Loans shall be outstanding at any one time under any of the Facilities to the Borrowers.

2.16 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b) Each US Base Rate Loan shall bear interest at a rate per annum equal to the US Base Rate plus the Applicable Margin.

(c) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(d) Each Canadian Prime Rate Loan shall bear interest at a rate per annum equal to the Canadian Prime Rate plus the Applicable Margin.

(e) Upon acceptance of a Bankers’ Acceptance by a Revolving Lender, the Canadian Borrower shall pay to the Administrative Agent on behalf of such Revolving Lender a fee (the “Acceptance Fee”) calculated on the face amount of the Bankers’ Acceptance at a rate per annum equal to the Applicable Margin on the basis of the number of days in the Contract Period for such Bankers’ Acceptance. Any adjustment to the Acceptance Fee (including any adjustment as necessary to reflect the operation of paragraph (f) of this Section) shall be computed based on the number of days remaining in the Contract Period of such Bankers’ Acceptances from and including the effective date of any change in the Applicable Margin. Any increase in such Acceptance Fee shall be paid by the Canadian Borrower to the Administrative Agent on behalf of the Revolving Lenders on the last day of the Contract Period of the relevant Bankers’ Acceptance. Any decrease in such Acceptance Fee shall be paid by each Revolving Lender to the Canadian Borrower, through the Administrative Agent, on the last day of the Contract Period of the relevant Bankers’ Acceptance.

(f) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (w) in the case of any Eurodollar Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, (x) in the case of ABR Loans and Reimbursement Obligations of the US Borrowers, the rate applicable to ABR Loans plus 2%, (y) in the case of any US Base Rate Loans and Reimbursement Obligations of the Canadian Borrower denominated in US Dollars, the rate applicable to US Base Rate Loans plus 2%, or (z) in the case of any Loans and Reimbursement Obligations of the Canadian Borrower denominated in Canadian Dollars and any Bankers’ Acceptances, the rate applicable to Canadian Prime Rate Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any Commitment Fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, to the extent such amount relates to a particular Facility, bear interest at a rate per annum equal to the rate then applicable to ABR Loans if such amount is owed by the US Borrowers, or Canadian Prime Rate Loans, if such overdue amount is denominated in Canadian Dollars or US Base Rate Loans, if such overdue amount is denominated in US Dollars and owed by the Canadian Borrower, in each case, plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans or US Base Rate Loans under the Revolving Facility plus 2% or to Canadian Prime Rate Loans under the Revolving Facility plus 2%, as the case may be depending on the currency of such amounts), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(g) Interest shall be payable in arrears on each Interest Payment Date (except with respect to Acceptance Fees upon acceptance of Bankers’ Acceptances, as to which paragraph (e) of this Section shall apply until the end of the respective Contract Periods therefor), provided that interest accruing pursuant to paragraph (f) of this Section shall be payable from time to time on demand. Interest in respect of Loans and Reimbursement Obligations that are denominated in US Dollars (and all other amounts denominated in US Dollars) shall be payable in US Dollars, and interest in respect of Loans or Reimbursement Obligations that are denominated in Canadian Dollars (and all other amounts denominated in Canadian Dollars) shall be payable in Canadian Dollars.

(h) (i) If any provision of this Agreement would obligate the Canadian Borrower to make any payment of interest or other amount payable to any Revolving Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Revolving Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:

(x) first, by reducing the amount or rates of interest required to be paid under this Section; and

(y) thereafter, by reducing any fees, commissions, premiums and other amounts which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

(ii) If, notwithstanding the provisions of clause (i) of this paragraph (h), and after giving effect to all adjustments contemplated thereby, any Revolving Lender shall have received an amount in excess of the maximum permitted by such clause, then the Canadian Borrower shall be entitled, by notice in writing to such Revolving Lender, to obtain reimbursement from such Revolving Lender of an amount equal to such excess, and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Revolving Lender to the Canadian Borrower.

(iii) Any amount or rate of interest referred to in this paragraph (h) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term of any Loan on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the period from the Closing Date to the Termination Date and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination absent manifest error.

2.17 Computation of Interest and Fees. (a) (i) Interest on Loans the interest of which is not calculated on the basis of the Prime Rate or the reference rate of the Administrative Agent, as the case may be, shall be calculated on the basis of a 360-day year for the actual days elapsed, (ii) Commitment Fees and fees payable pursuant to Section 3.3 and interest on ABR Loans, US Base Rate Loans and Canadian Prime Rate Loans the interest of which is calculated based on the Prime Rate or such reference rate shall be calculated on the basis of a 365- (or 366-, in the case of a leap year) day year for the actual days elapsed and (iii) Acceptance Fees and interest calculated on the basis of the CDOR Rate shall be calculated on the basis of a 365- (or 366-, in the case of a leap year) day year for the actual days elapsed. All interest on Loans shall be calculated on a daily basis on the principal amount thereof remaining unpaid. The Administrative Agent shall as soon as practicable notify the relevant Borrower and the relevant Lenders of each determination of a Eurodollar Rate or the Discount Rate. Any change in the interest rate on a Loan resulting from a change in the ABR, the US Base Rate, or the Canadian Prime Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the relevant Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall, in the absence of manifest error, constitute prima facie evidence of the same. The Administrative Agent shall, at the request of a Borrower, deliver to such Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate applicable to it pursuant hereto.

(c) For the purposes of the Interest Act (Canada), in any case in which an interest rate is stated in this Agreement to be calculated on the basis of a year of 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year for which the calculation is made and divided by either 360 or such other period of time, as the case may be. In addition, the principles of deemed investment of interest do not apply to any interest calculations under this Agreement and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

2.18 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall, in the absence of manifest error, constitute prima facie evidence thereof) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders, each acting reasonably and in good faith, in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders, such certification constituting, in the absence of manifest error, prima facie evidence thereof) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the relevant Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans (in the case of any such Loans to be made to the US Borrowers) or US Base Rate Loans (in the case of any such Loans to be made to the Canadian Borrower), (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans (in the case of any such loans to be made to the US Borrowers) or US Base Rate Loans (in the case of any such loans to be made to the Canadian Borrower) and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans (in the case of any such loans to be made to the US Borrowers) or US Base Rate Loans (in the case of any such loans to be made to the Canadian Borrower). Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the relevant Borrower have the right to convert Loans to Eurodollar Loans.

2.19 Pro Rata Treatment and Payments. (a) Each borrowing by a Borrower from the Lenders hereunder, each payment by a Borrower on account of any Commitment Fee and, in the case of the Canadian Borrower, Acceptance Fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the Tranche B Term Loan Percentages, Incremental Term Loan Percentages and Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by a US Borrower or the Canadian Borrower on account of principal of and interest on the US Revolving Loans or Canadian Revolving Loans, as the case may be, shall be made to the relevant Revolving Lenders on a pro rata basis according to the respective outstanding principal amounts of the relevant Revolving Loans then held by the applicable Revolving Lenders. Each payment (including each prepayment) by the Parent Borrower on account of principal and interest on the Term Loans under each Facility of Term Loans shall be pro rata according to the outstanding principal amount of such Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied as set forth in Section 2.13(e).

(c) All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M., on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the relevant Funding Office, in US Dollars (with respect to Obligations denominated in US Dollars) or Canadian Dollars (with respect to Obligations denominated in Canadian Dollars), as the case may be, and in immediately available funds; provided, that if any event referred to in Sections 8(h) or (i) shall occur or an acceleration of the maturity of the Loans pursuant to Section 8 shall occur, all Obligations denominated in Canadian Dollars shall be converted to US Dollars based on the then US Dollar Equivalent thereof (except for then undrawn and unexpired amounts of the outstanding Letters of Credit and except that any Bankers’ Acceptance shall only be converted to US Dollars at the end of the Contract Period therefor). Receipt by the Administrative Agent from a Borrower of funds pursuant to this Agreement, as principal, interest, fees or otherwise, shall be deemed to be receipt of such funds by the relevant Lenders. The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon (i) in the case of any such amount in US Dollars, at a rate per annum equal to the greater of (x) the daily average Federal Funds Effective Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available or (ii) in the case of any such amount in Canadian Dollars, at a rate per annum determined by the Administrative Agent (such determination to be conclusive and binding on such Lender) in accordance with the Administrative Agent’s cost of funding the amount of such payment, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, US Base Rate Loans or Canadian Prime Rate Loans, as the case may be, under the relevant Facility, on demand, from the relevant Borrower. Nothing in this paragraph shall be deemed to relieve any Lender from its obligations to fulfill its Commitments in accordance with the provisions hereof or to prejudice any rights which a Borrower has against any Lender as a result of any default by such Lender hereunder.

(e) Unless the Administrative Agent shall have been notified in writing by a Borrower prior to the date of any payment due to be made by such Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to relevant Administrative Agent by the relevant Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon (i) in the case of any such amount in US Dollars, at a rate per annum equal to the greater of (x) the daily average Federal Funds Effective Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of any such amount in Canadian Dollars, at a rate per annum determined by the Administrative Agent (such determination to be conclusive and binding on such Lender) in accordance with the Administrative Agent’s cost of funding the amount of such payment. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against a Borrower.

2.20 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made or given subsequent to the date hereof:

(i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender in connection with this Agreement that is not otherwise included in the determination of the Eurodollar Rate, the Discount Rate or any other rate of interest hereunder; or

(ii) shall impose on such Lender any other condition (other than a Tax of any kind) in respect of any credit made available by such Lender hereunder or any other condition (other than a Tax of any kind) with respect to this Agreement;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or purchasing or accepting Bankers’ Acceptances, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, (i) such Lender shall provide to the relevant Borrower and the Administrative Agent a photocopy of the applicable law, rule, guideline, regulation, treaty or official directive and a written notice of such Lender setting forth any additional amounts such Lender is entitled to claim (the “Additional Compensation”) and the basis of calculation therefor, which shall, in the absence of manifest error, constitute prima facie evidence of such Additional Compensation, and (ii) such Borrower shall promptly pay such Lender, within 30 Business Days of the receipt from such Lender of the written notice herein referred to, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.

(b) If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case made subsequent to the date hereof or, if later, the date such Lender became a Lender, shall have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender would have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 30 Business Days after submission by such Lender to the relevant Borrower (with a copy to the Administrative Agent) of a written request therefor, accompanied by a photocopy or an excerpt of the applicable direction, requirement or guidelines and a written notice of such Lender setting forth the reduction rate of return and the basis of calculation of any compensating amount, such Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) A written notice as to any additional amounts payable pursuant to this Section submitted by any Lender to the relevant Borrower (with a copy to relevant Administrative Agent) shall, in the absence of manifest error, constitute prima facie evidence of such additional amount. The obligations of each Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21 Taxes. (a) All payments made by each Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Non-Excluded Taxes (as defined below) except to the extent such deduction or withholding is required by law. If any Tax which is not an Excluded Tax (“Non-Excluded Taxes”) is required by law to be deducted or withheld from any amounts payable to the Administrative Agent or any Lender hereunder, (i) the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary such that the Administrative Agent or such Lender shall receive (after payment of all Non-Excluded Taxes including any Non-Excluded Taxes payable as a result of additional amounts paid by the relevant Borrower pursuant to this Section 2.21) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, (ii) the relevant Borrower shall make such deductions or withholdings, and (iii) the relevant Borrower shall remit the full amount deducted or withheld to the relevant Governmental Authority in accordance with any requirement of law, provided, however, that the relevant Borrower shall not be required to increase any such amounts payable to the Administrative Agent or any Lender with respect to any Non-Excluded Taxes (i) that are attributable to the Administrative Agent’s or such Lender’s failure to comply with the requirements of paragraph (e) or (f) of this Section or (ii) that are withholding taxes imposed on amounts payable to the Administrative Agent or such Lender at the time the Administrative Agent or such Lender becomes a party to this Agreement, except to the extent that the Administrative Agent’s or such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the relevant Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) Whenever any Non-Excluded Taxes are payable by a Borrower, as promptly as practical thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a copy of an original official receipt received by such Borrower showing payment thereof. If a Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence within 30 days of the later of written requests therefor by the Administrative Agent or any Lender and the date such receipt or evidence first becomes available to such Borrower, such Borrower shall indemnify the Administrative Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(c) Each Person that is, as of the Closing Date, a Lender making a Canadian Loan to the Canadian Borrower or issuing a Letter of Credit for the account of the Canadian Borrower hereby certifies to the Canadian Borrower, for purposes of making available Canadian Loans and/or Letters of Credit to, or for the account of, the Canadian Borrower, that it is either (i) a resident of Canada for purposes of Part XIII of the Income Tax Act (Canada) or (ii) an “authorized foreign bank” (as defined in the Bank Act (Canada)) and that the Canadian Loans and/or Letters of Credit made or issued by such Lender to the Canadian Borrower, and all payments made or credited to such Lender under such Canadian Loans and/or Letters of Credit, are in respect of such Lender’s Canadian banking business for the purposes of the Income Tax Act (Canada). Any Lender in respect of the Canadian Borrower who, following the date hereof, does not for any reason satisfy the foregoing requirement, shall forthwith notify the Canadian Borrower and the Administrative Agent.

(d) Each Lender to which Section 2.21(c) applies agrees to reimburse the Canadian Borrower for any penalty or interest imposed on the Canadian Borrower under the Income Tax Act (Canada) as a direct result of (i) such Lender’s certification in Section 2.21(c) being false, or (ii) such Lender failing to notify the Canadian Borrower and the Administrative Agent in accordance with Section 2.21(c).

(e) Each Administrative Agent and Lender (or Assignee) that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (each such Administrative Agent and Lender, a “Non-US Lender”) shall deliver to the US Borrowers and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either US Internal Revenue Service Form W-8BEN, Form W-8ECI, Form W-8IMY (and all necessary attachments) or other applicable Form W-8, or, in the case of a Non-US Lender claiming exemption from US federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-US Lender claiming complete exemption from, or a reduced rate of, US federal withholding tax on all payments by the US Borrowers under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-US Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-US Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-US Lender. Each Non-US Lender shall promptly notify the US Borrowers at any time it determines that it is no longer in a position to provide any previously delivered certificate to the US Borrowers (or any other form provided for in this paragraph). A Non-US Lender shall not be required to deliver any form pursuant to this paragraph that such Non-US Lender is not legally able to deliver.

(f) Each Administrative Agent and each Lender, in each case that is organized under the laws of the United States of America or a state thereof, shall, on or before the date of any payment by any of the US Borrowers under this Agreement or any other Loan Document to, or for the account of, such Administrative Agent or Lender, deliver to the US Borrowers and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased), two duly completed copies of Internal Revenue Service Form W-9, or successor form, certifying that such Administrative Agent or Lender is a “United States Person” (as defined in Section 7701(a)(30) of the Internal Revenue Code) and that such Administrative Agent or Lender is entitled to a complete exemption from United States backup withholding tax. No Administrative Agent or Lender shall be required to deliver any form pursuant to this paragraph that such Non-US Lender is not legally able to deliver.

(g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.22 Indemnity. Each Borrower agrees to indemnify each relevant Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment of or conversion from Eurodollar Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section (which certificate shall state the event by reason of which such amounts are payable) submitted to the relevant Borrower by any Lender shall, in the absence of manifest error, constitute prima facie evidence thereof. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.23 Certain Rules Relating to the Payment of Additional Amounts. (a) Upon the request, and at the expense, of the relevant Borrower, each Lender to which such Borrower is required to pay any additional amount pursuant to Section 2.20 or 2.21, and any Participant in respect of whose participation such payment is required, shall afford such Borrower the opportunity to participate, as may reasonably be requested by such Borrower, with such Lender or Participant in contesting the imposition of any cost or Non-Excluded Tax giving rise to such payment; provided that (i) such Lender or Participant shall not be required to afford such Borrower the opportunity to so participate unless such Borrower shall have paid such additional amounts pursuant to Section 2.20 or 2.21 and (ii) such Borrower shall reimburse such Lender or Participant for its reasonable legal and accountants’ fees and disbursements incurred in contesting the imposition of such cost or Non-Excluded Tax; provided, further, that notwithstanding the foregoing no Lender or Participant shall be required to afford a Borrower the opportunity to participate with such Lender or Participant in contesting the imposition of any Non-Excluded Taxes, if such Lender or Participant in its sole discretion (exercised in good faith) determines that to do so would have an adverse effect on it.

(b) If a Lender changes its applicable lending office (other than pursuant to paragraph (c) below) and the effect of such change, as of the date of such change, would be to cause the Borrowers to become obligated to pay any additional amount under Section 2.20 or 2.21, the Borrowers shall not be obligated to pay such additional amount.

(c) If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender by a Borrower pursuant to Section 2.20 or 2.21, such Lender shall promptly notify such Borrower and the Administrative Agent and shall use reasonable efforts (subject to overall policy considerations of such Lender) to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans held by such Lender at another lending office, or through another branch or an Affiliate, of such Lender); provided that such Lender shall not be required to take any action that, in its sole judgment, would be disadvantageous to its business or operations or would require it to incur additional costs (unless such Borrower agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof) and provided, further, that nothing in this paragraph shall affect or postpone any of such obligations of such Borrower or the rights of any Lender pursuant to Section 2.20 or 2.21.

(d) If a Borrower shall become obligated to pay additional amounts pursuant to Section 2.20 or 2.21 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under Section 2.20 or 2.21, the Borrowers shall have the right, for so long as such obligation remains, to seek one or more substitute Lenders reasonably satisfactory to the relevant Administrative Agent and the Borrowers to purchase the affected Loan, in whole or in part, at an aggregate price no less than such Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement. The Borrowers, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to subsection 10.6(c) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by subsection 10.6(e) in connection with such assignment shall be paid by such Borrower or the substitute Lender. The relevant Borrower shall pay the affected Lender any additional amounts owing under Section 2.20 or 2.21 (as well as any Commitment Fees and other amounts then due and owing to such Lender) prior to such substitution.

(e) If, as a result of any deduction or withholding a Borrower makes any payment of any additional amounts to any Lenders and/or any Administrative Agent under Section 2.20 or 2.21 and any such Lender or the Administrative Agent shall become aware that it is entitled to receive a refund or to be granted a credit or relief or remission for or in respect of the amounts so paid by such Borrower, which refund, credit, relief or remission, in the reasonable judgment of such Lender or the Administrative Agent is allocable to such payment, it shall promptly notify such Borrower of the availability of such refund, credit, relief or remission and shall, as soon as reasonably practicable after the receipt of a request by such Borrower, apply for such refund, credit, relief or remission. If, as a result of any deduction or withholding, a Borrower makes any payment of any additional amounts to any Lender and/or any Administrative Agent under Section 2.20 or 2.21 and any such Lender or the Administrative Agent receives or has been granted a credit against or relief or remission for or repayment of any tax paid or payable by it in respect thereof or which takes account of the deduction, withholding or other matter giving rise to such payment, such Lender or Administrative Agent will, to the extent it determines acting reasonably and in good faith that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to such Borrower such amount as such Lender or the Administrative Agent shall, in its reasonable opinion, determine to be attributable to such deduction or withholding or other matter and which will leave it (after such payment) in a position which it determines, acting reasonably and in good faith, to be no better or worse than it would have been if such Borrower had not been required to make such deduction or withholding or if such other matter had not arisen. Such determination shall be made after the conclusive settlement of the tax position of such Lender or the Administrative Agent for the year in which a tax loss carry-back period expires which could affect the taxation of the year in which the payment is taxed. Nothing in this Section 2.23(e) shall interfere with the right of the Administrative Agent or any Lender to arrange its tax affairs in whatever manner it deems fit and, in particular, no Administrative Agent or Lender shall be under any obligation to claim relief from its corporate profits or similar Tax liability in respect of any such deduction or withholding in priority to any other relief, refunds, credits or remissions available to it, and nothing in this Section 2.23(e) shall require the Administrative Agent or any Lender to disclose or detail the basis of its calculation of the amount of any refund or reduction of, or credit against, its Tax liabilities or disclose any other information to the Borrowers or any other Person.

(f) The obligations of the Administrative Agent, a Lender or Participant under this Section 2.23 shall survive the termination and the payment of the Loans and all amounts payable hereunder.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the relevant Borrower on any Business Day before the fifth Business Day prior to the Termination Date in such form as may be approved from time to time by the relevant Issuing Lender; provided that such Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment, (ii) the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments or (iii) the Total Revolving Extensions of Credit to the Canadian Borrower would exceed US$150,000,000 or the Canadian Dollar Equivalent. Each Letter of Credit shall (i) be denominated, at the relevant Borrower’s option, in US Dollars or Canadian Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Termination Date, provided that any Letter of Credit with a one-year term may provide for the automatic renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) An Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Letter of Credit. A Borrower may from time to time request that the relevant Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein the relevant Application therefor, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request in accordance with its customary procedures. Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than two Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the applicable Borrower. Each Issuing Lender prior to its issuance of a Letter of Credit shall obtain confirmation from the Administrative Agent that after giving effect to such issuance, (i) the L/C Obligations would not exceed the L/C Commitment, (ii) the Total Revolving Extensions of Credit would not exceed the Total Revolving Commitments and (iii) the Total Revolving Extensions of Credit to the Canadian Borrower would not exceed US$150,000,000 or the Canadian Dollar Equivalent thereof. Such Issuing Lender shall furnish a copy of such Letter of Credit to the applicable Borrower promptly following the issuance thereof. Each Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Revolving Lenders, notice of the issuance of each Letter of Credit (including the amount thereof). Upon request by the Administrative Agent, each Issuing Lender shall report to the Administrative Agent the aggregate face amount of Letters of Credit issued by it and outstanding on any Business Day and such other information with respect to such Letters of Credit as may be requested.

3.3 Fees and Other Charges. (a) Each Borrower will pay a fee on all outstanding Letters of Credit issued for its account at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date and in US Dollars or Canadian Dollars based on the currency in which each such Letter of Credit is denominated. Such fee shall be calculated on the aggregate undrawn face amount of the outstanding Letters of Credit on a daily basis during each quarterly or other period for which payment is made. In addition, each Borrower shall pay to each Issuing Lender for its own account a fronting fee to be agreed upon with such Issuing Lender on the undrawn and unexpired amount of each Letter of Credit issued by such Issuing Lender for it, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Letter of Credit.

(b) In addition to the foregoing fees, each Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by such Issuing Lender for it.

3.4 L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees that, if a draft is paid under any Letter of Credit for which the relevant Issuing Lender is not reimbursed in full by the relevant Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

(b) If any amount required to be paid by any L/C Participant to the relevant Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) (x) in the case of any such amount in US Dollars, at a rate per annum equal to the greater of (A) the daily average Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such L/C Participant makes such amount immediately available or (y) in the case of any such amount in Canadian Dollars, at a rate per annum determined by the Administrative Agent (such determination to be conclusive and binding on such L/C Participant) in accordance with the Administrative Agent’s cost of funding the amount of such payment, for the period until such L/C Participant makes such amount immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360 (in the case of US Dollar-denominated Letters of Credit) or 365 (in the case of Canadian Dollar- denominated Letters of Credit). If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans (in the case of US Dollar-denominated Letters of Credit issued for the account of a US Borrower), US Base Rate Loans (in the case of US Dollar-denominated Letters of Credit issued for the account of the Canadian Borrower), Canadian Prime Rate Loans (in the case of Canadian Dollar-denominated Letters of Credit issued for the account of a US Borrower and Canadian Dollar-denominated Letters of Credit issued for the account of the Canadian Borrower). A certificate of the relevant Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the relevant Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from a Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute, through the Administrative Agent to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, each such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrowers. Each Borrower agrees to reimburse each Issuing Lender on the next Business Day after that on which such Issuing Lender notifies such Borrower of the date and amount of a draft presented under any Letter of Credit issued for the account of such Borrower and paid by such Issuing Lender for the amount of (a) such draft so paid in the currency of such payment and (b) any Non-Excluded Taxes, fees, charges or other costs or expenses reasonably incurred by such Issuing Lender in connection with such payment. Each such payment shall be made to such Issuing Lender at its address for notices referred to herein in US Dollars or Canadian Dollars, as the case may be, and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 2.16(c) in the case of US Dollar-denominated Letters of Credit issued for the account of a US Borrower, Section 2.16(b) in the case of US Dollar-denominated Letters of Credit issued for the account of the Canadian Borrower, Section 2.16(d) in the case of Canadian Dollar-denominated Letters of Credit issued for the account of a US Borrower and in the case of Canadian Dollar-denominated Letters of Credit issued for the account of the Canadian Borrower and (ii) thereafter, Section 2.16(f).

3.6 Obligations Absolute. Each Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees with each Issuing Lender that each Issuing Lender shall not be responsible for, and such Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among such Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of such Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. Notwithstanding the foregoing, each Issuing Lender shall be responsible to the relevant Borrower or Borrowers for errors or omissions arising from such Issuing Lender’s own gross negligence or willful misconduct in connection with its issuance or administration of the payment or non-payment made under or in connection with any Letter of Credit issued by such Issuing Lender or the related drafts or documents; provided that, each Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in good faith in the absence of gross negligence or willful misconduct and in accordance with the standards of care (the “Standards of Care”) specified in the Customs and Practice for Documentary Credits, as published from time to time by the International Chamber of Commerce, shall be binding on such Borrower and shall not result in any liability of such Issuing Lender to such Borrower. It is agreed that nothing in this paragraph shall relieve any Issuing Lender or any L/C Participant of any liability resulting from the gross negligence or willful misconduct of such Issuing Lender or L/C Participant.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the applicable Borrower of the date and amount thereof. The responsibility of an Issuing Lender to a Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit and complying with the Standards of Care.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9 Existing Letters of Credit. The Canadian Borrower, the Administrative Agent, the Revolving Lenders and the Issuing Lenders hereby acknowledge that Existing Letters of Credit are outstanding as of the Closing Date. It is hereby agreed among the Canadian Borrower, the Issuing Lenders, the Administrative Agent and the Canadian Lenders that concurrently with the discharge to be obtained by the Canadian Borrower in satisfaction of Section 5.1(c), the Existing Letters of Credit shall irrevocably be deemed to be Letters of Credit issued under the Revolving Facility and all the provisions of this Agreement shall apply to the Existing Letters of Credit as being Letters of Credit issued hereunder by the relevant Issuing Lenders, the whole without novation of all of the obligations of the Canadian Borrower to each relevant Issuing Lender in respect of said Existing Letters of Credit.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each Borrower hereby represents and warrants to the Administrative Agent and each Lender (which representations and warranties are made as of the Closing Date (but only to the extent contemplated by Section 5.2(a)) and, as provided in Section 5.2, as of the date on which any extension of credit is made after the Closing Date) that:

4.1 Organization; Powers. Each of the Borrowers and each Material Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business in all material respects as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

4.2 Authorization; Enforceability. The Transactions are within each Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action; provided, that any increase of the Total Commitments pursuant to Section 2.1(b) remains subject to the approval of the board of directors (or any committee thereof) of the Parent Borrower. This Agreement has been duly executed and delivered by each Borrower and constitutes a legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing.

4.3 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other similar action by, any Governmental Authority, except (i) as set forth on Part A of Schedule 4.3 or (ii) such as have been obtained or made and are in full force and effect, (b) will not violate in any material respect any applicable law or regulation or any order of any Governmental Authority by which it is bound and will not violate the charter, by-laws or other organizational documents of any Borrower or any Material Subsidiary, (c) will not violate or result in a default under any indenture listed on Part B of Schedule 4.3 and any other material indenture, material agreement or other material instrument binding upon the Parent Borrower or any of its Subsidiaries or its assets, or, except as set forth on Part B of Schedule 4.3, give rise to a right thereunder to require any material payment to be made by the Parent Borrower or any of its Subsidiaries, and (d) will not result in or require the creation, imposition or sharing of any Lien on any material asset of the Parent Borrower or any of its Subsidiaries (including pursuant to the “equal and ratable” Lien requirements of any such indenture).

4.4 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Parent Borrower and its combined Subsidiaries as at September 24, 2006 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to the Administrative Agent has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Contribution and the Plan of Arrangement, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on assumptions believed by the Parent Borrower to have been reasonable at the time made, and presents on a pro forma basis the estimated financial position of the Parent Borrower and its consolidated Subsidiaries as at September 24, 2006, assuming that the events specified in the preceding sentence had actually occurred at such date (it being understood that the Pro Forma Balance Sheet is subject to the qualifications set forth in the Information Statement incorporated by reference into Amendment No. 3 to the Parent Borrower’s Form 10, as filed with the Securities and Exchange Commission on February 1, 2007, set forth on page 90 under the heading “Unaudited Pro Forma Condensed Combined Financial Information of the Company” and on pages 94 and 95, to the extent such qualifications relate to the Pro Forma Balance Sheet, under the subheadings “Notes to Unaudited Pro Forma Condensed Consolidated Financial Information of the Company” and “Note 1: Basis of Presentation” and the assumptions used in preparing the Pro Forma Balance Sheet are subject to significant uncertainties and contingencies, many of which are beyond the Parent Borrower’s control).

(b) The audited combined balance sheets of the Weyerhaeuser Fine Paper Business as at December 26, 2004 and December 25, 2005, and the related combined statements of operations and of cash flows for each of the fiscal years in the three-year period ended December 25, 2005, reported on by and accompanied by an unqualified report from KPMG LLP, independent public accountants, present fairly, in all material respects, the financial position and results of operations and cash flows of the Weyerhaeuser Fine Paper Business as of such dates and for such periods. The unaudited combined balance sheet of the Weyerhaeuser Fine Paper Business as at September 24, 2006, and the related unaudited combined statements of operations and cash flows for the 39-week period ended on such date, present fairly, in all material respects, the financial condition of the Weyerhaeuser Fine Paper Business as at such date, and the results of its operations and its cash flows for the 39-week period then ended (subject to normal year-end audit adjustments). All such financial statements, including the notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved. As of the Closing Date, neither the Parent Borrower nor any of its Subsidiaries has any material Guarantee Obligations, contingent liabilities and liabilities for Taxes, or any material long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are required under GAAP to be reflected and are not so reflected in the most recent (as of the date hereof) financial statements (including the notes thereto) referred to in this paragraph. During the period from September 24, 2006 to and including the date hereof there has been no Disposition by the Weyerhaeuser Fine Paper Business or any of its Subsidiaries of any material part of the business or property of the Weyerhaeuser Fine Paper Business, taken as a whole.

(c) The audited consolidated balance sheets of the Canadian Borrower as at December 31, 2003, December 31, 2004 and December 31, 2005, and the related consolidated statements of earnings and of cash flows for each of the fiscal years in the three-year period ended December 31, 2005, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, independent public accountants, present fairly, in all material respects, the financial position and results of operations and cash flows of the Canadian Borrower and its consolidated Subsidiaries, as of such dates and for such periods. The unaudited consolidated balance sheet of the Canadian Borrower as at September 30, 2006, and the related unaudited consolidated statements of earnings and cash flows for the 9-month period ended on such date, present fairly, in all material respects, the consolidated financial condition of the Canadian Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the 9-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with accounting principles generally accepted in Canada applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein) and include a reconciliation to GAAP. As of the Closing Date, neither the Canadian Borrower nor any of its Subsidiaries has any material Guarantee Obligations, contingent liabilities and liabilities for Taxes, or any material long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are required under GAAP to be reflected and are not so reflected in the most recent (as of the date hereof) financial statements (including the notes thereto). During the period from September 30, 2006 to and including the date hereof there has been no Disposition by the Canadian Borrower or any of its Subsidiaries of any material part of the business or property of the Canadian Borrower and its Subsidiaries, taken as a whole, except for the sale of the Canadian Borrower’s stock in Norampac.

4.5 No Change. Since September 24, 2006, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

4.6 Properties. (a) Each of the Parent Borrower and its Subsidiaries has good and valid title to, or valid leasehold interests in, all its real property and good and valid title to, or valid leasehold interests in, all its other immovable and personal and movable property material to the business of the Parent Borrower and its Subsidiaries, taken as a whole, free and clear of any Liens, except (i) for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, (ii) as would not reasonably be expected to have a Material Adverse Effect, (iii) for Permitted Encumbrances or (iv) for Liens permitted under Section 7.3.

(b) Each of the Parent Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to the business of the Parent Borrower and its Subsidiaries, taken as a whole, and the use thereof by the Parent Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements or failures to own or be licensed that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

4.7 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened by or against the Parent Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) as of the Closing Date with respect to any of the Loan Documents or any of the Transactions and in which any Person asserts the invalidity or unenforceability of any Loan Document or the Transactions or that the Loan Documents or the Transactions violate or result in a default under any indenture, material agreement or other material instrument binding upon the Parent Borrower or any of its Subsidiaries, or (b) that would reasonably be expected to have a Material Adverse Effect.

4.8 Compliance with Laws and Agreements. Each of the Parent Borrower and its Subsidiaries is in compliance with all Requirements of Law, including health, safety and employment standards and labour codes (other than Environmental Laws subject to Section 4.18) and all indentures, agreements and other instruments binding upon it or its property, except where (i) the necessity to comply therewith is being contested in good faith and by appropriate proceedings or (ii) the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

4.9 Investment Company Status. None of the Borrowers is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

4.10 Taxes. Each of the Parent Borrower and its Subsidiaries has timely filed or caused to be filed all material tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in conformity with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

4.11 ERISA. During the 5-year period prior to the date on which this representation is made or deemed to be made with respect to any Plan (or, with respect to (vi) and (viii) below, as of the date such representation is made or deemed made), none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a liability to the Parent Borrower or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect: (i) a Reportable Event; (ii) an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA); (iii) any material non-compliance with the applicable provisions of ERISA and the Code; (iv) any termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (v) a Lien in favor of the PBGC or a Plan; (vi) an excess of accrued benefits under a Single Employer Plan (based on those assumptions used to fund such Plan) over the value of the assets of such Plan allocable to such accrued benefits; (vii) a complete or partial withdrawal from any Multiemployer Plan by the Parent Borrower or any Commonly Controlled Entity; (viii) any liability of the Parent Borrower or any Commonly Controlled Entity under ERISA if the Parent Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; or (ix) the Reorganization or Insolvency of any Multiemployer Plan.

4.12 Canadian Pension and Benefit Plans. All obligations of the Canadian Borrower and its Subsidiaries under each Canadian Pension Plan and Canadian Benefit Plan have been performed in accordance with the terms thereof and any Requirement of Law (including, without limitation, the Income Tax Act (Canada) and the Supplemental Pension Plans Act (Québec)), except where the failure to so perform would not reasonably be expected to result in a Material Adverse Effect. No Canadian Pension Plan has any unfunded liabilities which would reasonably be expected to have a Material Adverse Effect.

4.13 Insurance. The Parent Borrower and its Subsidiaries maintain insurance in compliance with Section 6.5(b).

4.14 Labour Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labour disputes against the Parent Borrower of any of its Subsidiaries pending or, to the knowledge of the Parent Borrower or the Canadian Borrower, threatened; (b) hours worked by and payments made to employees of the Parent Borrower or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act, An Act Respecting Labour Standards (Québec) or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Parent Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability (if required in accordance with GAAP) on the books of the Parent Borrower or any of its Subsidiaries.

4.15 Subsidiaries. As of the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by the Parent Borrower and its other Subsidiaries and (b) except as set forth in Schedule 4.15, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Parent Borrower or any Wholly-Owned Subsidiary of the Parent Borrower.

4.16 Use of Proceeds. The proceeds of the Tranche B Term Loans shall be used to finance a portion of the Transactions and pay related fees and expenses, to refinance certain Indebtedness of the Canadian Borrower and to refinance Indebtedness of the Parent Borrower (including the Parent Borrower Existing Credit Agreement). The proceeds of the Incremental Term Loans, the Revolving Loans, the Swingline Loans, and the Letters of Credit, shall be used for any or all of the following: to refinance Indebtedness under the Parent Borrower Existing Credit Agreement and the Canadian Borrower Existing Credit Agreement, as well as for general corporate purposes of the Parent Borrower and its Subsidiaries, including acquisitions and capital expenditures. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

4.17 Accuracy of Information, etc. As of the Closing Date and to the best knowledge of the Parent Borrower, the factual statements contained in the financial statements referred to in subsections 4.4(b) and (c), the Loan Documents (including the schedules thereto, but excluding any statements by the Administrative Agent or any Lender) and any other certificates or documents furnished by or on behalf of the Parent Borrower or any of its Subsidiaries to the Administrative Agent or the Lenders in connection with this Agreement, taken as a whole, are correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made; all except as otherwise qualified herein or therein, and such knowledge qualification being given only with respect to factual statements made by Persons other than the Parent Borrower or any of its Subsidiaries. It is understood that no representation or warranty is made concerning any forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, contained in any such financial statements, certificates or documents except that such forecasts, estimates, pro forma information, projections and statements were made in good faith by the management of the Parent Borrower, on the basis of assumptions believed by such management to be reasonable at the time made. Actual results may vary materially from such forecasts, estimates, pro forma information and statements. As of the Closing Date, there is no fact known to a

Responsible Officer that such Responsible Officer believes would reasonably be expected to have a Material Adverse Effect that has not been disclosed herein or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the Transactions contemplated hereby. The representations made by the Parent Borrower in the authorization letter included in the Confidential Information Memorandum were true and correct in all material respects as of the date when made.

4.18 Environmental Matters. Except as set forth on Schedule 4.18 and as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) the Parent Borrower and each of its Subsidiaries: (i) is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws; (ii) holds all Environmental Permits (each of which is in full force and effect) required for any of its operations or for any property owned, leased, or otherwise operated by it; (iii) is, and within all applicable statutes of limitation has been, in compliance with all of its Environmental Permits; and (iv) reasonably believes that: each of its Environmental Permits will be timely renewed and complied with, without material expense; and compliance with any Environmental Law that is applicable to it will be timely attained and maintained, without material expense;

(b) Hazardous Materials are not and have not been present at, on, under, in, or about any real and immovable property now or formerly owned, leased or operated by the Parent Borrower or any Subsidiary, or at any other location (including without limitation any location to which Hazardous Materials have been sent for re-use or recycling or for treatment, storage, or disposal) under conditions which would reasonably be expected to: (i) give rise to any Environmental Liability of the Parent Borrower or any Subsidiary under any applicable Environmental Law or otherwise result in costs to the Parent Borrower or any Subsidiary or (ii) interfere with the Parent Borrower’s or any Subsidiary’s continued or planned operations;

(c) there is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Parent Borrower or any Subsidiary is, or to the knowledge of the Parent Borrower or such Subsidiary will be, named as a party that is pending or, to the knowledge of the Parent Borrower or such Subsidiary, threatened;

(d) neither the Parent Borrower nor any Subsidiary has received any request for information, or been notified that it is a potentially responsible party under or relating to the US federal Comprehensive Environmental Response, Compensation, and Liability Act, the Canadian Environmental Protection Act, 1999, the Environment Quality Act (Québec) or any similar applicable Environmental Law, or received any similar request or notice with respect to any liability or obligation relating to Hazardous Materials;

(e) neither the Parent Borrower nor any Subsidiary has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, order or other agreement in any judicial, administrative, or arbitral forum, relating to compliance with or liability under any applicable Environmental Law or with respect to any Hazardous Materials; and

(f) neither the Parent Borrower nor any Subsidiary has assumed or retained, by contract or operation of law, any Environmental Liabilities, fixed or contingent, known or unknown, under any applicable Environmental Law or with respect to any Hazardous Materials.

4.19 Security Documents. (a) The US Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein (and proceeds thereof) of the type in which a security interest can be created under Article 9 of the New York UCC (as defined in the US Guarantee and Collateral Agreement). In the case of the Pledged Stock described in the US Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the US Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Administrative Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the US Loan Parties in such Collateral and the proceeds thereof (to the extent a security interest in such Collateral and any proceeds thereof can be perfected through the filing of financing statements in the offices specified on Schedule 4.19(a) as of the Closing Date, and through delivery of the Pledged Stock required to be delivered on the Closing Date), as security for the Obligations (as defined in the US Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except (x) in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3 and (y) for Liens having priority by operation of law).

(b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 4.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the US Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person. Schedule 1.1B lists, as of the Closing Date, (i) each parcel of real property located in the United States and owned by the Parent Borrower or any of its Domestic Subsidiaries and (ii) each leasehold interest in real property located in the United States and held by the Parent Borrower or any of its Domestic Subsidiaries that has a fair market value, in the reasonable opinion of the Parent Borrower, in excess of $5,000,000.

(c) The Canadian Guarantee and Collateral Agreement is, effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest (or hypothec, if applicable) in the Collateral described therein. In the case of the Pledged Stock described in the Canadian Guarantee and Collateral Agreement, when stock certificates representing such certificated Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Canadian Guarantee and Collateral Agreement, when (i) financing statements and other filings specified on Schedule 4.19(c) in appropriate form are filed in the offices specified on Schedule 4.19(c), (ii) other actions specified on Schedule 4.19(c) are taken and (iii) all applicable filings are made in the Register of Personal and Moveable Real Rights in Québec, the Administrative Agent shall have a fully perfected Lien on, and security interest (or hypothec, if applicable) in, all right, title and interest of the Loan Parties in such Collateral, as security for the Canadian Obligations (as defined in the Canadian Guarantee and Collateral Agreement), in each case prior and superior in right to any other person (except, in the case of Collateral other than the Pledged Stock, Liens permitted by Section 7.3).

4.20 Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Insurance Act of 1968 except for properties for which any Borrower or its Affiliates have obtained flood insurance pursuant to Section 5.1(k)(iv).

4.21 Certain Documents. The Borrowers have delivered to the Administrative Agent a complete and correct copy of the Plan of Arrangement Documentation, including any amendments, supplements or modifications with respect to any of the foregoing.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction on or before March 7, 2007, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrowers and each Person listed on Schedule 1.1A, (ii) the US Guarantee and Collateral Agreement executed and delivered by the US Subsidiary Guarantors and the US Borrowers, (iii) an Acknowledgment and Consent in the form attached to the US Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, which is not a party to this Agreement, (iv) the Canadian Guarantee and Collateral Agreement, executed and delivered by the Canadian

Subsidiary Guarantors, the Canadian Parent Guarantors and the Canadian Borrower, (v) an Acknowledgment and Consent in the form attached to the Canadian Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, which is not a Canadian Subsidiary Guarantor and (vi) the Pledge Agreement, executed and delivered by each Canadian Subsidiary Guarantor that is organized under the laws of the United States or any state thereof and that holds Capital Stock of any Subsidiary.

(b) Plan of Arrangement, etc. (i) The Plan of Arrangement shall have been consummated in accordance with law and on the terms and conditions of the Plan of Arrangement, (ii) the Administrative Agent shall have received true and correct copies of the Plan of Arrangement and the Transaction Agreement shall not have been waived, amended, supplemented or otherwise modified in any respect materially adverse to the Lenders, except as consented thereto by the Administrative Agent, such consent not to be unreasonably withheld or delayed, and (iii) the conditions precedent to the effectiveness of the Parent Borrower Existing Credit Agreement shall have been satisfied.

(c) No Outstanding Loans. The Administrative Agent shall have received reasonably satisfactory evidence that, concurrently with the initial extension of credit hereunder, that each of the Parent Borrower Existing Credit Agreement and the Canadian Borrower Existing Credit Agreement shall have been terminated and all amounts thereunder have been repaid in full or provision for the payment thereof shall have been made in a manner reasonably satisfactory to the Administrative Agent.

(d) Approvals. All material governmental and third party approvals necessary in connection with the Transactions shall have been obtained on reasonably satisfactory terms and shall be in full force and effect.

(e) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statements, or other filings or recordings should be made to evidence or perfect security interests (or hypothecs, as applicable) in assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(f) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses required to be reimbursed for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrowers to the Administrative Agent on or before the Closing Date.

(g) Closing Certificate. The Administrative Agent shall have received (i) a certificate of each of the Borrowers, the Subsidiary Guarantors and the Canadian Parent Guarantors dated the Closing Date, substantially in the form of Exhibit B, with appropriate insertions and attachments (setting forth, for the avoidance of doubt, in the case of the Canadian Borrower, all information and calculations necessary for determining that the Canadian Borrower Obligations are less than or equal to 10% of the Canadian Borrower’s Consolidated Net Tangible Assets) and (ii) if applicable, a long form good standing certificate for each of the Borrowers, the Subsidiary Guarantors and the Canadian Parent Guarantors from their respective jurisdictions of organization or formation.

(h) Legal Opinion. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Debevoise & Plimpton LLP, US counsel to the Borrowers and their Domestic Subsidiaries, substantially in the form of Exhibit D-1;

(ii) the legal opinion of Ogilvy Renault LLP, Canadian counsel to the Canadian Borrower and its Subsidiaries, substantially in the form of Exhibit D-2;

(iii) to the extent consented to by the relevant counsel, each legal opinion, if any, delivered in connection with the Contribution, accompanied by a reliance letter in favor of the Lenders; and

(iv) the legal opinion of local counsel in each of Hooper, Hathaway, Price, Beuche & Wallace, P.C., special Michigan counsel and Richards, Layton & Finger, P.A., special Delaware counsel, substantially in the form of Exhibit D-3 and Exhibit D-4, respectively.

(i) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the certificated shares of Capital Stock pledged pursuant to the US Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the US Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof and (iii) the certificates representing the certificated shares of Capital Stock pledged pursuant to the Canadian Guarantee and Collateral Agreement, together with an undated stock power, if applicable, for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(j) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement or PPSA filings) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders or the Canadian Lenders, as the case may be, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(k) Mortgages, etc. (i) The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

(ii) If requested by the Administrative Agent, either (A) the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (iii) below (the “Title Insurance Company”) shall have received maps or plats of an as-built survey of the sites of each Mortgaged Property certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date reasonably satisfactory to the Administrative Agent and the Title Insurance Company, by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent and the Title Insurance Company or (B) the Administrative Agent shall have received the policy referred to in clause (iii) for the applicable Mortgaged Property. None of the policies referenced in clause (iii), below, shall contain the generic exception for any state of facts a survey would show. In addition, the Administrative Agent shall have received, with respect to each Mortgaged Property designated by Administrative Agent, either (A) a “location endorsement” to the policy referred to in clause (iii) for such Mortgaged Property reasonably satisfactory to the Administrative Agent or (B) a high-resolution aerial photograph of such Mortgaged Property with the perimeter boundary lines of the Mortgaged Property superimposed upon it prepared by or under the supervision Bock & Clark, Smith Roberts or another survey consulting firm reasonably satisfactory to Administrative Agent which demonstrates to the reasonable satisfaction of the Administrative Agent that all material buildings structures, machinery and equipment comprising part of the Mortgaged Property are located on the land comprising part of such Mortgaged Property.

(iii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance, in each case in form and substance satisfactory to the Administrative Agent. The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(iv) If requested by the Administrative Agent, the Administrative Agent shall have received (A) if improved real property is located in an area designated as having a specified flood hazard by the Secretary of Housing and Urban Development, a policy of flood insurance that (1) covers any parcel of improved real property that is in a flood zone encumbered by any Mortgage and (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less and (B) confirmation that the Parent Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

(v) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents affecting the Mortgaged Properties.

(l) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2(b) of the US Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreement, as applicable.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date is subject to the satisfaction of the following conditions precedent; provided that this Section 5.2 shall not apply to (i) the continuation or conversion of outstanding Loans (including Bankers’ Acceptances) or (ii) any new Loans in one currency the aggregate principal amount of which is substantially equivalent to or less than (as determined in accordance with the Exchange Rate) the aggregate principal amount of outstanding Loans in another currency that are due to be paid or prepaid on the date of such new Loan, so long as the Administrative Agent is reasonably satisfied that the proceeds of such new Loan or other available cash of the relevant Borrower will be used (after giving effect to any necessary concurrent exchange transaction) to make such payment or prepayment:

(a) Representations and Warranties. Each of the representations and warranties made by each Borrower herein (except that, in the case of the extensions of credit on the Closing Date, the representation and warranty in Section 4.5 shall be deemed replaced with a representation and warranty of the relevant Borrower to the effect that there is no, in the case of the Canadian Borrower, Canadian Material Adverse Effect and no, in the case of the US Borrowers, US Material Adverse Effect) shall be true and correct in all material respects, before and after giving effect to such extension of credit, on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance or increase of the stated amount of a Letter of Credit on behalf of a Borrower hereunder shall constitute a representation and warranty by the Borrowers as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, and all Letters of Credit shall have expired or terminated and all drawn L/C Obligations shall have been reimbursed, the Parent Borrower covenants and agrees with the Lenders that:

6.1 Financial Statements and Other Information. The Parent Borrower will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Parent Borrower (beginning with the fiscal year ending December 31, 2007), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PriceWaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Borrower, its unaudited consolidated balance sheet and related statements of earnings, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Responsible Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate of a Responsible Officer of the Parent Borrower (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.1 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a detailed consolidated budget for the current fiscal year, including a projected consolidated balance sheet of the Parent Borrower and its Subsidiaries as of the end of the current fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto, (collectively, the “Budget”), which Budget shall in each case be accompanied by a certificate of a Responsible Officer stating that such Budget is based on assumptions believed reasonable by the management of the Parent Borrower at the time of delivery thereof; provided that the Parent Borrower shall not be required to deliver a Budget with respect to the fiscal year ending December 31, 2007;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials publicly filed by the Parent Borrower or any Subsidiary with the SEC, other applicable Canadian securities regulatory authorities or the CSA on the System for Electronic Document Analysis and Retrieval (SEDAR), or with any US, Canadian or other national securities exchange, or distributed by a Borrower to its shareholders generally, as the case may be; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent Borrower or any Subsidiary, or in compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request, subject to Section 10.17.

Information required to be delivered pursuant to paragraphs (a), (b) and (c) shall be deemed to have been delivered on the date on which the Parent Borrower provides notice to the Administrative Agent, or the Administrative Agent gives notice to the Lenders, as the case may be, that such information has been posted on the Parent Borrower’s website on the internet at the website address listed in such notice and accessible by the Lenders without charge or on the IntraLinks website (with customary e-mail notification of any such posting to the IntraLinks website); provided that the Parent Borrower shall deliver paper copies of the reports and financial statements referred to in paragraphs (a), (b) and (c) of this Section 6.1 to the Administrative Agent or any Lender who requests the Parent Borrower to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender.

6.2 Notices of Material Events. The Parent Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence, to the knowledge of a Responsible Officer, of any Default or Event of Default;

(b) the following events, as soon as possible after a Responsible Officer knows thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Parent Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan in each case in clauses (i) and (ii) above, if such event, together with all other such events, if any, would reasonably be expected to result in a Material Adverse Effect;

(c) any change in its use of PriceWaterhouseCoopers LLP as the auditors of the Parent Borrower and the reasons for such change; and

(d) any other development known to a Responsible Officer that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Parent Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.3 Maintenance of Existence. (a) The Parent Borrower will, and will cause each of its Subsidiaries to, (i) preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary for the conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (i) (with respect to any Subsidiary other than the Subsidiary Borrower and the Canadian Borrower) and clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.4 Payment of Tax Obligations. The Parent Borrower will, and will cause each of its Subsidiaries to, pay its Tax obligations that, if not paid promptly, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Parent Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

6.5 Maintenance of Properties; Insurance. The Parent Borrower will, and will cause each of the Material Subsidiaries to (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except as would not reasonably be expected to have a Material Adverse Effect and (b) to the extent commercially reasonable, maintain, with financially sound and reputable insurance companies (or via self-insurance, including insurance written by the Parent Borrower for its Subsidiaries), insurance substantially in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

6.6 Books and Records; Inspection Rights. The Parent Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which, in all material respects, full and correct entries are made of all dealings and transactions in relation to its business and activities. The Parent Borrower will, and will cause each of the Material Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its financial and related books and records, subject to Section 10.17, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

6.7 Compliance with Laws. The Parent Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including health, safety and employment standards, labour codes and Environmental Laws, except where (i) the necessity to comply therewith is contested in good faith and by appropriate proceedings or (ii) the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

6.8 ERISA. The Parent Borrower will, and will cause each of its Subsidiaries to (a) use its best efforts to ensure that each Single Employer Plan is qualified and retains its registered status (if required under any Requirement of Law) under, and is administered in a timely manner in all material respects in accordance with, the applicable Single Employer Plan text, funding agreement and all other Requirements of Law and (b) perform all material obligations required to be performed in connection with each Single Employer Plan in accordance with the terms of such Plan and any Requirement of Law.

6.9 Canadian Benefit and Pension Plans. The Parent Borrower will, and will cause each of its Subsidiaries to (a) use its best efforts to ensure that each Canadian Pension Plan is registered and retains its registered status (if required under any Requirement of Law) under, and is administered in a timely manner in all material respects in accordance with, the applicable pension plan text, funding agreement, the Income Tax Act (Canada) and any other Requirement of Law, and (b) perform all material obligations required to be performed in connection with each Canadian Pension Plan and Canadian Benefit Plan in accordance with the terms of such Plan and any Requirement of Law.

6.10 Litigation. Upon becoming aware thereof, the Parent Borrower will (a) promptly give notice to the Administrative Agent of any litigation, proceeding or dispute, commenced against the Parent Borrower or any of its Subsidiaries, if (i) the amount claimed is greater than US$80,000,000 or the Canadian Dollar Equivalent thereof, and (ii) such litigation, proceeding or dispute is likely, in the reasonable opinion of the Parent Borrower, to subject any of them to liabilities in excess of US$80,000,000 or the Canadian Dollar Equivalent thereof, (b) promptly advise the Administrative Agent of the extent to which any adverse determination in respect of such litigation, proceeding or dispute is covered by insurance and (c) provide all reasonable information requested by the Administrative Agent concerning the status of any such litigation, proceeding or dispute.

6.11 Additional Collateral, etc. (a) With respect to any property (other than any assets expressly excluded from the Collateral pursuant to the Security Documents) acquired after the Closing Date located in the United States and having a value of at least US$5,000,000 by any US Group Member (other than (x) real property or Capital Stock of any Subsidiary and (y) any property subject to a Lien expressly permitted by Section 7.3(c)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the US Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or, in its reasonable judgment, advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or, in the reasonable judgment of the Administrative Agent, advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.19) in such property (with respect to property of a type owned by a US Group Member as of the Closing Date to the extent the Administrative Agent, for the benefit of the Lenders, has a perfected security interest in such property as of the Closing Date), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the US Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b) With respect to any fee interest in any real property located in the United States having a value (together with improvements thereof) of at least US$5,000,000 acquired after the Closing Date by any US Group Member (other than any such real property subject to a Lien expressly permitted by Section 7.3(c)), promptly (i) execute and deliver a Mortgage (with the priority required by Section 4.19), in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if reasonably requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) and (y) any consents or estoppels deemed necessary or, in the reasonable judgment of the Administrative Agent, advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary and Domtar Funding Limited Liability Company) created or acquired after the Closing Date by any US Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the US Guarantee and Collateral Agreement as the Administrative Agent deems necessary or, in its reasonably judgment, advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest in the Capital Stock of such new Subsidiary that is owned by any US Group Member, (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant US Group Member, (iii) if such Subsidiary is a Wholly-Owned Subsidiary, cause such new Subsidiary (A) to become a party to the US Guarantee and Collateral Agreement, (B) to take such actions necessary or, in the reasonable judgment of the Administrative Agent, advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.19) in the Collateral described in the US Guarantee and Collateral Agreement with respect to such new Subsidiary (with respect to property of a type owned by a US Group Member as of the Closing Date to the extent the Administrative Agent, for the benefit of the Lenders, has a perfected security interest in such property as of the Closing Date), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the US Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit B, with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any US Group Member, promptly (i) execute and deliver to the Administrative Agent such amendments to the US Guarantee and Collateral Agreement as the Administrative Agent deems necessary or, in its reasonable judgment, advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest in the Capital Stock of such new Subsidiary that is owned by any such US Group Member (to the extent required by the Security Documents with the priority required by Section 4.19) (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) to the extent not in violation of applicable laws of the jurisdiction of such Excluded Foreign Subsidiary’s organization, deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant US Group Member, and take such other action as may be necessary or, in the reasonable judgment of the Administrative Agent, advisable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e) With respect to any property of the type covered by the granting clauses of the Canadian Guarantee and Collateral Agreement that is acquired after the Closing Date by any Canadian Group Member (other than (x) Capital Stock of any Subsidiary and (y) any property subject to a Lien expressly permitted by Section 7.3(c)) as to which the Administrative Agent for the benefit of the Canadian Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Canadian Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or, in its reasonable judgment, advisable to grant to the Administrative Agent, for the benefit of the Canadian Lenders, a security interest in such property and (ii) take all actions necessary or, in the reasonable judgment of the Administrative Agent, advisable to grant to the Administrative Agent, for the benefit of the Canadian Lenders, a perfected security interest in such property (to the extent required by the Security Documents and with the priority required by Section 4.19), including the filing of PPSA financing statements in such jurisdictions as may be required by the Canadian Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(f) With respect to any new Wholly-Owned Subsidiary created or acquired after the Closing Date by any Canadian Group Member, promptly (i) execute and deliver to the Administrative Agent such amendments to the Canadian Guarantee and Collateral Agreement as the Administrative Agent deems necessary or, in its reasonable judgment, advisable to grant to the Administrative Agent, for the benefit of the Canadian Lenders, a perfected security interest (or hypothec, as applicable) in the Capital Stock of such new Subsidiary that is owned by such Canadian Group Member (to the extent required by the Security Documents and with the priority required by Section 4.19), (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Global Group Member, (iii) cause such new Subsidiary (A) to become a party to the Canadian Guarantee and Collateral Agreement, (B) to take such actions necessary or, in the reasonable judgment of the Administrative Agent, advisable to grant the Administrative Agent for the benefit of the Canadian Lenders a perfected security interest (or hypothec, as applicable) (to the extent required by the Security Documents and with the priority required by Section 4.19) in the Collateral described in the Canadian Guarantee and Collateral Agreement with respect to such new Subsidiary (with respect to property of a type owned by a Canadian Group Member as of the Closing Date to the extent the Administrative Agent, for the benefit of the Lenders, has a perfected security interest (or hypothec, as applicable) in such property as of the Closing Date), including the filing of PPSA financing statements or Uniform Commercial Code financing statements in such jurisdictions as may be required by the Canadian Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary substantially in the form of Exhibit B, with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

Notwithstanding the foregoing, the provisions of this Section 6.11 shall not apply (i) at any time after the Term Loans have been repaid in full and (ii) to assets as to which the Administrative Agent shall determine in its reasonable discretion, after consultation with the Parent Borrower, that the costs and burdens of obtaining a security interest are excessive in relation to the value of the security afforded thereby.

SECTION 7. NEGATIVE COVENANTS

Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees then payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all drawn L/C Obligations shall have been reimbursed, the Parent Borrower covenants and agrees with the Lenders that:

7.1 Financial Covenants. (a) Consolidated Cash Interest Coverage Ratio. Until the earlier of (x) the Termination Date and (y) the date on which the Revolving Commitments are terminated in accordance with Section 2.11, the Parent Borrower will not permit the Consolidated Interest Coverage Ratio as of the last day of any period of four consecutive fiscal quarters of the Parent Borrower to be less than the ratio set forth below:

Period (four consecutive fiscal quarters ending on or about the dates below)	Consolidated Cash Interest Coverage Ratio
June 30, 2007 and fiscal quarterly dates thereafter	2.50 to 1.00

; provided, that for the purposes of determining the ratio for the fiscal quarters of the Parent Borrower ending June 30, 2007, September 30, 2007 and December 31, 2007, Consolidated Cash Interest Expense for the relevant period shall be deemed to equal Consolidated Cash Interest Expense for such fiscal quarter (and, in the case of the latter two such determinations, each previous fiscal quarter ending after the Closing Date) multiplied by 4, 2 and 4/3 respectively.

(b) Consolidated Leverage Ratio. Until the earlier of (x) the Termination Date and (y) the date on which the Revolving Commitments are terminated in accordance with Section 2.11, the Parent Borrower will not permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Parent Borrower ending with any fiscal quarter of the Parent Borrower ending on or closest to the respective dates set forth below to exceed the ratio set forth opposite such date:

Period (four consecutive fiscal quarters ending on or about the dates below)	Consolidated Leverage Ratio
June 30, 2007	4.75 to 1.00
September 30, 2007	4.75 to 1.00
December 31, 2007	4.75 to 1.00
March 31, 2008	4.75 to 1.00
June 30, 2008	4.75 to 1.00
September 30, 2008	4.75 to 1.00
December 31, 2008 and fiscal quarterly dates thereafter	4.50 to 1.00

7.2 Indebtedness. The Parent Borrower will not, and will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness pursuant to the Loan Documents;

(b) Indebtedness of the Parent Borrower to any Subsidiary and of any Subsidiary to the Parent Borrower or any other Subsidiary;

(c) Indebtedness of the Parent Borrower or any Subsidiary as an account party in respect of trade letters of credit;

(d) Indebtedness of the Parent Borrower or any Subsidiary outstanding on the date hereof that is, solely in the case of any Indebtedness for borrowed money that in each case is in a principal amount of US$10,000,000 or more, set forth on Schedule 7.2 hereof, and any Permitted Refinancing Indebtedness in respect thereof (it being understood that the primary obligor of any such Permitted Refinancing Indebtedness may be the original obligor or, in the case of Indebtedness of the Canadian Borrower outstanding on the day hereof, the Parent Borrower or the Subsidiary Borrower);

(e) Guarantee Obligations of the Parent Borrower or any Subsidiary of obligations of the Parent Borrower or any other Subsidiary, provided, that no Subsidiary shall guarantee obligations of the Parent Borrower or the Subsidiary Borrower unless such Subsidiary is a Subsidiary Guarantor;

(f) Indebtedness secured by Liens permitted by Section 7.3(d) and 7.3(e) below;

(g) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided, that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

(h) other Indebtedness; and

(i) Indebtedness of the Parent Borrower under notes, bonds, debentures or other similar instruments requiring no scheduled repayments of principal prior to the date six months after the Maturity Date, provided that (x) the terms of any such Indebtedness in the good faith judgment of the Parent Borrower are at least as favorable as customary market terms taken as a whole, on the date of issuance thereof for issuers with a similar credit rating and (y) after giving pro forma effect to the incurrence of any such Indebtedness and the use of the proceeds thereof the Parent Borrower shall be in compliance with the Required Consolidated Leverage Ratio;

provided that the aggregate principal amount of such Indebtedness incurred pursuant to paragraphs (f) and (h) above and outstanding at the time of any incurrence of such Indebtedness, together with (without duplication) the aggregate principal amount of Indebtedness and obligations secured pursuant to Sections 7.3(d), (e) and (i) (including Sale-Leaseback Transactions entered into pursuant to Section 7.3(e)) and outstanding at the time of incurrence of any such Indebtedness, shall not exceed 10% of the Consolidated Assets (the “General Debt Basket Cap”) of the Parent Borrower and its Subsidiaries.

7.3 Liens. The Parent Borrower will not, and will not permit any Subsidiary to, (i) create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, or (ii) enter into any arrangement with any Person providing for the leasing by the Parent Borrower or any of its Subsidiaries of real or immovable or personal or movable property that has been or is to be sold or transferred by the Parent Borrower or any of its Subsidiaries to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent Borrower or any of its Subsidiaries (any such arrangement, a “Sale-Leaseback Transaction”), except:

(a) Permitted Encumbrances;

(b) any Lien existing on the date hereof that is, solely in the case of any such Lien securing any Indebtedness for borrowed money that in each case is in a principal amount of US$10,000,000 or more, set forth on Schedule 7.3 hereof, on any property or asset of the Parent Borrower or any Subsidiary; provided that (i) such Lien shall not be amended to apply to any other property or asset of the Parent Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien on any property or asset that is acquired after the date hereof existing prior to the acquisition thereof by the Parent Borrower or any Subsidiary or on any property or asset of any Person that becomes a Subsidiary after the date hereof existing prior to the time such Person becomes a Subsidiary (including assets held by a Target in the case of a Permitted Acquisition); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Parent Borrower or any other Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens created after the date hereof on fixed or capital assets acquired, constructed or improved by the Parent Borrower or any Subsidiary, or Sale-Leaseback Transactions in respect of any assets acquired, constructed or improved by or for the Parent Borrower or any Subsidiary; provided that (i) any such Lien and the Indebtedness secured thereby are incurred, or any such Sale-Leaseback Transaction is entered into, prior to or within 120 days (or, in the case of such Sale-Leaseback Transaction, one year) after the later of such acquisition or the completion of such construction or improvement, (ii) any Indebtedness secured by any such Lien does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iii) any such Lien or Sale-Leaseback Transaction shall not apply to any other property or assets of the Parent Borrower or any Subsidiary;

(e) other Liens or Sale-Leaseback Transactions not otherwise permitted in this Section 7.3 on, or in respect of, any property of the Parent Borrower or any Subsidiary in an aggregate amount of up to $100,000,000 (calculated by reference to the amount of the obligations secured by each such Lien or the amount of each such Sale-Leaseback Transaction, as applicable);

(f) Liens on accounts receivable and proceeds thereof under or in connection with a securitization of accounts receivable otherwise permitted in Section 7.5(b);

(g) Liens created pursuant to the Security Documents;

(h) any encumbrance or restriction (including, without limitation, put and call agreements) with respect to the Capital Stock of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement; and

(i) other Liens on the assets of Foreign Subsidiaries that do not constitute Collateral;

provided that the aggregate principal amount of Indebtedness and obligations secured pursuant to Sections 7.3(d), (e) and (i) above (including Sale-Leaseback Transactions entered into pursuant to Section 7.3(e) and outstanding at the time of any incurrence of such Liens, together with (without duplication) the aggregate principal amount of secured Indebtedness incurred pursuant to Sections 7.2(f) and (h) and outstanding at the time of incurrence of any such Liens, shall not exceed 7.5% of the Consolidated Assets (the “General Lien Basket Cap”) of the Parent Borrower and its Subsidiaries; provided, that the General Lien Basket Cap shall be increased to 10% at any time after the Term Loans have been paid in full.

7.4 Fundamental Changes. (a) The Parent Borrower will not, and will not permit any Material Subsidiary to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of related transactions) all or substantially all of its assets, or all or substantially all of the Capital Stock of any of the Material Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate, wind up or dissolve, except that, (i) if immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, any Person may amalgamate, consolidate or merge with or into any Borrower so long as, if applicable, such Borrower is the surviving corporation, or amalgamate, consolidate or merge with or into any other Subsidiary so long as, if applicable, the surviving entity is a Subsidiary, (ii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to any Borrower or to any other Subsidiary, or amalgamate, consolidate or merge with or into, any Borrower or any other Subsidiary, (iii) any Subsidiary may make any Disposition permitted by Section 7.5 and (iv) any Subsidiary may liquidate, wind up or dissolve if the Parent Borrower determines in good faith that such liquidation, winding up or dissolution is in the best interests of the Parent Borrower and is not materially disadvantageous to the Lenders; provided that any such amalgamation, consolidation or merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such amalgamation, consolidation or merger shall not be permitted unless also permitted by Section 7.7; and provided further that if such amalgamation, consolidation or merger involves any Borrower, the continuing entity resulting from such combination shall, if reasonably requested by the Administrative Agent, execute and deliver an assumption agreement with respect to the Obligations of such Borrower together with supporting documentation and legal opinions, all in form and substance reasonably satisfactory to the Administrative Agent.

Notwithstanding the foregoing, the Parent Borrower and its Domestic Subsidiaries shall not be permitted to transfer or otherwise dispose of, including through any merger, amalgamation or consolidation, any substantial portion of the assets or operations of itself and such Domestic Subsidiaries taken as a whole to the Canadian Borrower and its Subsidiaries.

(b) The Parent Borrower will not, and will not permit any of the Material Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Parent Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

7.5 Disposition of Property. The Parent Borrower will not, and will not permit any of its Subsidiaries to, Dispose of any of their respective properties or assets (including any Capital Stock of its Subsidiaries) except:

(a) sales of inventory or other Dispositions in the ordinary course of business;

(b) Dispositions of accounts receivable in connection with securitization programs in an aggregate amount as to all such programs of up to $350,000,000 at any one time outstanding (calculated by reference to the maximum financing amount available under each such program);

(c) Dispositions of property having a fair market value not to exceed in any fiscal year of the Parent Borrower 10% of the Consolidated Assets of the Parent Borrower and its Subsidiaries measured at the time any such Disposition is to be made before giving effect thereto;

(d) any Disposition of the Vancouver paper mill or the Lebel-sur-Quevillon pulp mill and/or sawmill, the Ottawa paper mill, all saw mills located in Canada and any related assets;

(e) any Disposition by a Subsidiary of the Parent Borrower otherwise permitted under Section 7.4;

(f) the sale or discount without recourse (or, if consistent with customary practice in the applicable country, with recourse) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable into or for notes receivable, in each case in connection with the compromise or collection thereof;

(g) the sale or other Disposition of any assets or property by the Parent Borrower or any of its Subsidiaries to the Parent Borrower or any Wholly-Owned Subsidiary of the Parent Borrower;

(h) pursuant to Sale-Leaseback Transactions permitted by Section 7.3;

(i) the abandonment, sale or other Disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Parent Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Parent Borrower and its Subsidiaries taken as a whole;

(j) the sale or other Disposition of any assets or property by the Parent Borrower or any of its Subsidiaries for cash consideration in an amount equal, in the case of each such sale or other Disposition, to the fair market value of the assets or property being sold or otherwise Disposed of, as determined in good faith by the Parent Borrower (and, in the case of any such sale or other Disposition for more than US$100,000,000, as determined in good faith by the Board of Directors of the Parent Borrower), provided, that the Net Cash Proceeds of such sale or other Disposition are promptly used to prepay the Term Loans in accordance with Section 2.13 (but without any Reinvestment Notice being given with respect thereto) or, if the Term Loans have been prepaid in full, the Revolving Commitments are concurrently reduced by an amount equal to such Net Cash Proceeds, with any such reduction of the Revolving Commitments to be accompanied by a prepayment of the Revolving Loans to the extent necessary so that the Revolving Extensions of Credit outstanding will not exceed the amount of the Revolving Commitments as so reduced; and

(k) any issuance, sale or other Disposition of preferred stock (or equivalent equity interest) of any Subsidiary constituting Indebtedness created, incurred, assumed or existing in compliance with Section 7.2.

7.6 Capital Expenditures. The Parent will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures of the Parent Borrower and its Subsidiaries in the ordinary course of business exceeding US$450,000,000 in any fiscal year; provided, that 100% of such amount, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in any succeeding fiscal year.

7.7 Investments, Loans, Advances, Guarantees and Acquisitions; Hedge Agreements. (a) The Parent Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a Wholly-Owned Subsidiary prior to such merger or amalgamation) any Capital Stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, incur (solely with respect to its Subsidiaries) any Guarantee Obligations, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (all of the foregoing, collectively, “Investments”), except:

(i) Investments in cash and Cash Equivalents;

(ii) Investments by the Parent Borrower or any of its Subsidiaries existing on the date hereof;

(iii) Investments made by any Borrower in any Subsidiary and Investments made by any Subsidiary in a Borrower or any other Subsidiary (it being understood that, for purposes of this paragraph (iii), any newly organized entity that becomes a Subsidiary after giving effect to any Investment shall be considered a Subsidiary);

(iv) Guarantee Obligations (A) of the Parent Borrower in respect of Indebtedness or obligations of its Subsidiaries, (B) of any Subsidiary in respect of Indebtedness or obligations of the Parent Borrower or any other Subsidiary as provided in Section 7.2(e) and (C) of the Parent Borrower or any Subsidiary as permitted by Section 7.2;

(v) any Investments made after the Closing Date not otherwise permitted in this Section (including Investments in Non-Recourse Joint Ventures); provided that the amount of all such Investments, net of any cash distributions (by way of income or return of capital) paid on, and any Net Cash Proceeds received upon any Disposition of, such Investments from time to time, does not exceed, in aggregate for all such Investments, 10% of the Parent Borrower’s Consolidated Assets measured at the time any such Investment is to be made;

(vi) the Parent Borrower may acquire directly, or indirectly through its Wholly-Owned Subsidiaries, all or substantially all of the assets or all or substantially all of the Capital Stock of any other Person or any assets of any other Person constituting a business unit (any such other Person or business unit, the “Target”) (in each case, a “Permitted Acquisition”) subject to the satisfaction of each of the following conditions:

(A)	any Target shall be in a similar line of business to the Borrowers and shall have substantially all of its direct and indirect operations and assets in the United States or Canada;

(B)	at the time of such transaction and immediately thereafter no Default or Event of Default shall have occurred or be continuing and the Parent Borrower shall be in pro forma compliance with Section 7.1 after giving effect to such Permitted Acquisition (with such pro forma compliance to be determined by assuming that such Permitted Acquisition had occurred and any related Indebtedness had been incurred on the first day of the most recent four-fiscal quarter period as to which the financial covenants in Section 7.1 have been tested); and

(C)	after giving effect to any such Permitted Acquisition and any intercompany transactions to be consummated within 180 days thereafter, any direct or indirect assets of the relevant Target in the United States shall be owned by the Parent Borrower and its Domestic Subsidiaries (other than any such assets having a fair market value not to exceed 2.50% of the Consolidated Assets of the Parent Borrower and its Subsidiaries).

(vii) extensions of trade credit in the ordinary course of business;

(viii) loans and advances to officers, directors or employees of the Parent Borrower or its Subsidiaries (including pursuant to the Executive Stock Option and Share Purchase Plan) (A) for travel, entertainment and relocation expenses in the ordinary course of business and in connection with the Executive Stock Option and Share Purchase Plan, (B) for other purposes in an aggregate amount for the Parent Borrower and its Subsidiaries not to exceed US$5,000,000 at any one time outstanding or (C) relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity;

(ix) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or otherwise described in clause (c), (d) or (j) of the definition of Permitted Encumbrances;

(x) Investments representing evidences of Indebtedness, securities or other property received from another Person by the Parent Borrower or any of its Subsidiaries in connection with any bankruptcy proceeding or other reorganization of such other Person or as a result of foreclosure, perfection or enforcement of any Lien or exchange for evidences of Indebtedness, securities or other property of such other Person held by the Parent Borrower or any of its Subsidiaries;

(xi) Investments constituting Capital Expenditures;

(xii) Investments of the Parent Borrower and its Subsidiaries under any Hedge Agreements permitted by Section 7.7(b); and

(xiii) the Parent Borrower and its Subsidiaries may acquire and hold non-cash consideration in connection with a Disposition permitted by Section 7.5.

(b) The Parent Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedge Agreement, other than Hedge Agreements entered into in the ordinary course of business with the good faith intention to hedge or mitigate risks to which the Parent Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

7.8 Restrictive Agreements. The Parent Borrower will not, and will not permit any of its Subsidiaries to, enter into, incur or permit to exist any agreement or other contractual arrangement to which any of them is party that, directly or indirectly, materially restricts the ability of any Subsidiary (other than any Subsidiaries that do not, in the aggregate, account for more than 5% of the Consolidated EBITDA of the Parent Borrower and its Subsidiaries):

(a) to pay cash dividends or other cash distributions with respect to any of its Capital Stock; or

(b) to make or repay loans or advances to the Parent Borrower or any other Subsidiary; or

(c) to incur Guarantee Obligations in respect of the Facilities;

provided that the foregoing shall not apply to any of the following:

(i) restrictions imposed by any Requirement of Law or by this Agreement;

(ii) restrictions arising under any agreement or arrangement that exists on the date hereof or that refinances, refunds or replaces any agreement or arrangement existing on the date hereof and restrictions arising under any Permitted Refinancing Indebtedness permitted by Section 7.2(d) (it being understood that no amendment or modification that materially expands the scope of the restrictions, taken as a whole, in the agreement governing the Indebtedness being refinanced, refunded or replaced shall be permitted by this clause);

(iii) restrictions arising under any agreement or arrangement providing for additional financing to the Parent Borrower or any of its Subsidiaries which are substantially consistent with the restrictions under financing agreements and arrangements in effect on the date hereof;

(iv) restrictions contained in agreements or arrangements relating to the sale or other Disposition of a Subsidiary (or any of its assets) pending such Disposition, provided such restrictions apply only to the Subsidiary or assets to be sold and such disposition is permitted hereunder;

(v) restrictions on cash or other deposits imposed by customers under agreements entered into in the ordinary course of business;

(vi) customary restrictions in connection with a securitization transaction permitted by Section 7.5(b);

(vii) restrictions relating to a Person that after the date hereof becomes, or is merged or consolidated with, a Subsidiary of the Parent Borrower (or relating to any property or assets acquired by the Parent Borrower or any of its Subsidiaries after the date hereof), if such restrictions were in effect on the date of such transaction and were not incurred in contemplation of such transaction; and

(viii) restrictions in agreements among the Parent Borrower and its Subsidiaries that may be waived by the Parent Borrower or any of its Subsidiaries without the consent of any other Person.

Nothing contained in this Section 7.8 shall prevent the Parent Borrower or any of its Subsidiaries from creating, incurring, assuming or suffering to exist any Permitted Encumbrances or any other Liens otherwise permitted by Section 7.3, or restricting Dispositions of property or assets subject to any such Lien or transfers of property or assets other than cash.

7.9 Negative Pledge Clauses. The Parent Borrower shall not enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Global Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) Indebtedness of the Parent Borrower under notes, bonds, debentures or other similar instruments existing on the Closing Date, any Permitted Refinancing Indebtedness related thereto and any Indebtedness otherwise permitted under Section 7.2(i), (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (d) software and other intellectual property licenses pursuant to which any Global Group Member is the licensee of the relevant software or intellectual property, as the case may be (in which case, any prohibition or limitation shall relate only to the assets or rights subject of the applicable license and/or the license itself), (e) Contractual Obligations incurred in the ordinary course of business and on customary terms which limit Liens on the assets subject of the applicable Contractual Obligation or the assignment of rights thereunder, (f) prohibitions and limitations imposed by law or in effect on the date hereof and listed on Schedule 7.9, (g) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (h) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (i) customary restrictions and conditions contained in any agreement relating to an asset sale permitted by Section 7.4 or 7.5 and (j) any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary.

7.10 Restricted Payments. The Parent Borrower will not, and will not permit any of its Subsidiaries to, declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Global Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Global Group Member (collectively, “Restricted Payments”), except (a) the Parent Borrower or any Subsidiary may make Restricted

Payments in its common stock, (b) any Subsidiary may make Restricted Payments to the Parent Borrower or any other Subsidiary that is a Wholly-Owned Subsidiary of the Parent Borrower, (c) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Parent Borrower may make Restricted Payments not to exceed US$50,000,000 in the aggregate during any fiscal year, commencing with the fiscal year ending December 31, 2008, provided, that (i) such amount shall be increased to (x) US$100,000,000 as of the first date on which the Consolidated Leverage Ratio is equal to or less than 2.75 to 1.00 and (y) US$150,000,000 as of the first date on which the Consolidated Leverage Ratio is equal to or less than 2.50 to 1.00 and (ii) this restriction (on the annual amount of such Parent Borrower Restricted Payments) shall cease to be applicable as of the first date on which the Consolidated Leverage Ratio is equal to or less than 2.00 to 1.00, (d) the Parent Borrower may purchase fractional shares of its common stock arising out of stock dividends, splits or combinations or business combinations, (e) Restricted Payments by the Parent Borrower and its Subsidiaries pursuant to any transaction permitted by Section 7.4, (f) any non-Wholly-Owned Subsidiary of the Parent Borrower may declare and pay cash dividends to its equity holders generally so long as the Parent Borrower or its respective Subsidiary which owns the equity interests in the Subsidiary paying such dividend receives at least its proportional share thereof (based upon its relative holding of the equity interests in the Subsidiary paying such dividends and taking into account the relative preferences, if any, of the various classes of equity interest of such Subsidiary), (g) the payment of regularly scheduled dividends on (including dividends for cash) any preferred stock of the Canadian Borrower, or the repurchase, redemption or other acquisition or retirement for value in an aggregate amount not to exceed C$35,000,000 of any preferred stock of the Canadian Borrower, (h) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Parent Borrower or any Subsidiary held by any future, present or former directors, officers, members of management, employees or consultants of the Parent Borrower or any of its Subsidiaries or their respective estates, heirs, family members, spouses or former spouses pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock in any fiscal year (other than any such Capital Stock repurchased, redeemed, acquired or retired in compensation for any taxes due or payable by the holder thereof) will not exceed (x) US$15,000,000 or the Canadian Dollar Equivalent thereof for the fiscal year ending December 31, 2007 and (y) US$5,000,000 per year or the Canadian Dollar Equivalent thereof for each fiscal year ending thereafter, (i) the payment of regularly scheduled dividends on (including dividends for cash) any preferred stock of Domtar (Canada) Paper Inc., or the repurchase, redemption or other acquisition or retirement for value in an aggregate amount not to exceed US$1,000,000 or C$1,100,000 of any preferred stock of Domtar (Canada) Paper Inc. and (j) the acquisition of Capital Stock transferred to, or deemed to be acquired by, the Parent Borrower or any Subsidiary in payment of all or any portion of the exercise price of options or warrants the issuance of which is not prohibited by this Agreement.

7.11 Changes in Fiscal Periods. The Parent Borrower will not permit its fiscal year to be other than (a) a 52/53 week year ending on or about December 31 or (b) a calendar year or change its method of determining fiscal quarters; provided that such changes may be made if the Parent Borrower provides prior notice to the Administrative Agent of any such change and provides all necessary reconciliations required to enable the Administrative Agent to determine compliance with Section 7.1.

7.12 Environmental Activity. The Parent Borrower will not, and will not permit any of its Subsidiaries to (i) carry on any Environmental Activity, or (ii) cause or permit any Hazardous Materials to be stored in or to be present in any form in or under the properties of the Parent Borrower or of any Subsidiary, in either case under circumstances which would reasonably be expected to have a Material Adverse Effect.

7.13 Transactions with Affiliates. The Parent Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the other Borrowers or any Wholly-Owned Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement and (b) either (i) in the ordinary course of business of the relevant Global Group Member or (ii) upon fair and reasonable terms and no less favorable to the relevant Global Group Member than it would obtain in a comparable arms’ length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Parent Borrower and its Subsidiaries may (i) indemnify directors of the Parent Borrower and the Subsidiaries in accordance with customary practice, (ii) issue securities, or make other payments, awards or grants in cash, securities or otherwise pursuant to employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Parent Borrower, (iii) make loans or advances to employees of the Parent Borrower or any of the Subsidiaries in accordance with Section 7.7, (iv) pay fees and indemnities to directors, officers and employees of the Parent Borrower and the Subsidiaries in the ordinary course of business, (v) enter into transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.13 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect, (vi) enter into employment agreements or other arrangements in the ordinary course of business, (vii) make Restricted Payments permitted under Section 7.10, (viii) enter into transactions with Subsidiaries for the purchase or sale of goods, products, parts and services and entered into in the ordinary course of business in a manner consistent with past practice, (ix) enter into transactions with joint ventures for the purchase or sale of equipment or services entered into in the ordinary course of business and in a manner consistent with past practice, and (x) make payments pursuant to tax sharing agreements among the Parent Borrower and the Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Parent Borrower and the Subsidiaries. For purposes of this subsection 7.13, any transaction with any Affiliate involving an amount less than $10,000,000 shall be deemed to have satisfied the standard set forth in the first sentence of this Section 7.13 if such transaction is approved as being on an arm’s length basis by a majority of the Disinterested Directors of the board of directors of either the Parent Borrower or such Subsidiary. “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

7.14 Optional Payments and Modifications of Certain Debt Instruments. The Parent Borrower will not, and will not permit any of its Subsidiaries to, (a) make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to Material Indebtedness other than with the proceeds of, or in exchange for, Permitted Refinancing Indebtedness; or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Material Indebtedness or any Permitted Refinancing Indebtedness if any such amendment, modification or waiver or other change, taken as a whole, is materially adverse to the interests of the Lenders.

7.15 Amendments to Plan of Arrangement Documents. The Parent Borrower will not, and will not permit any of its Subsidiaries to, amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Parent Borrower or any of its Subsidiaries pursuant to the Plan of Arrangement Documentation such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto and conditions of the Plan of Arrangement Documentation except for any such amendment, supplement or modification that (i) becomes effective after the Closing Date and (ii) could not reasonably be expected to have a Material Adverse Effect.

SECTION 8. EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) a Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) a Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of a Borrower or any Subsidiary in this Agreement or any amendment or modification hereof, or in any certificate or financial statement furnished by any Borrower pursuant to this Agreement or any amendment or modification hereof, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Parent Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.2(a) or Section 6.3 (with respect to a Borrower’s existence only) or in Section 7; provided, that any breach of Section 7.1 shall not, by itself, constitute a Default or an Event of Default under the Tranche B Term Facility or any Incremental Term Facility;

(e) a Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Parent Borrower;

(f) the Parent Borrower or any Subsidiary shall fail to make any payment at maturity or, in the event a grace period is provided, within any such applicable period of grace, of principal or interest, regardless of amount, in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that (A) results in any Material Indebtedness (including, in the case of the Tranche B Term Facility and any Incremental Term Facility, the Revolving Facility to the extent constituting Material Indebtedness) becoming due prior to its scheduled maturity or (B) enables or permits the holder or holders of any Material Indebtedness (including, in the case of the Tranche B Term Facility and any Incremental Term Facility, the Revolving Facility to the extent constituting Material Indebtedness) or any trustee or agent on its or their behalf (without further notice or the expiration of any cure period) to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, that any breach of Section 7.1 shall not, by itself, constitute an Event of Default pursuant to this clause (g) in respect of the Tranche B Term Facility or any Incremental Term Facility unless such breach shall continue unremedied for a period of 45 days after notice thereof from the Administrative Agent to the Parent Borrower; provided further that this clause (g) shall not apply to secured Indebtedness that becomes due and is repaid in full as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) a Borrower, any other Material Subsidiary or Subsidiaries having in the aggregate assets representing 10% or more of Consolidated Assets of the Parent Borrower or accounting for 10% or more of the Consolidated EBITDA thereof for the most recently completed period of four fiscal quarters shall (i) institute proceedings for relief in any bankruptcy, insolvency, debt restructuring, reorganization, readjustment of debt, dissolution, liquidation, winding-up or other similar proceedings (including proceedings under Insolvency Laws, the incorporating statute of the relevant corporation or other similar legislation), including proceedings for the appointment of a trustee, interim receiver, receiver, receiver and manager, administrative receiver, custodian, liquidator, provisional liquidator, administrator, sequestrator or other like official with respect to the relevant corporation or all or any material part of its property or assets; (ii) make a general assignment for the benefit of creditors; (iii) be unable or shall admit in writing its inability to pay its debts as they become due or otherwise shall acknowledge its insolvency or commits any other act of bankruptcy or is declared to be or has become insolvent or bankrupt under any applicable Insolvency Laws; (iv) voluntarily suspend the conduct of its business or operations (unless, with respect to any Subsidiary (other than the Subsidiary Borrower or the Canadian Borrower), the Board of Directors of the Parent Borrower shall have determined that continued conduct of such business and operations is not necessary for the proper conduct of the business of the Parent Borrower and its Subsidiaries taken as a whole); or (v) acquiesces to, or takes any action in furtherance of, any of the foregoing;

(i) any third party in respect of a Borrower, any other Material Subsidiary or Subsidiaries having in the aggregate assets representing 10% or more of Consolidated Assets of the Parent Borrower or accounting for 10% or more of the Consolidated EBITDA thereof for the most recently completed period of four fiscal quarters shall (i) make any application under the Companies’ Creditors Arrangement Act (Canada) or similar legislation; (ii) file a proposal or notice of intention to file a proposal under the Bankruptcy and Insolvency Act (Canada) or similar legislation; (iii) institute a winding-up proceeding under the Winding-up and Restructuring Act (Canada), any relevant incorporating statute or any similar legislation; (iv) present a petition in bankruptcy under the Bankruptcy and Insolvency Act (Canada) or any similar legislation; or (iv) file, institute or commence any other petition, proceeding or case under any other Insolvency Laws, reorganization, incorporation, readjustment of debt, dissolution, liquidation, winding-up or similar law now or hereafter in effect, seeking bankruptcy, liquidation, reorganization, dissolution, winding-up, composition or readjustment of debt of any of them, the appointment of a trustee, interim receiver, receiver, receiver and manager, administrative receiver, custodian, liquidator, provisional liquidator, administrator, sequestrator or other like official for any of them, or any material part of their respective assets or any similar relief; and, in any such case, if the application, filing, proceeding, petition or case is not contested by bona fide action on the part of the applicable corporation and is not dismissed, stayed or withdrawn within 90 days of commencement thereof;

(j) any secured creditor, encumbrancer or lienor, or any trustee, interim receiver, receiver, receiver and manager, administrative receiver, agent, bailiff or other similar official appointed by any secured creditor, encumbrancer or lienor, takes possession of, forecloses, seizes, retains, sells or otherwise disposes of, or otherwise proceeds to enforce security over, all or a substantial part of the assets of the Parent Borrower and its Subsidiaries, taken as a whole, unless (i) such action is being actively and diligently contested in good faith by the Parent Borrower or such Subsidiary and (ii) such action is stayed, released, dismissed or reversed within 90 days of the commencement thereof;

(k) one or more judgments for the payment of money in an aggregate amount in excess of US$80,000,000 shall be rendered against any Borrower, any Material Subsidiary or any Subsidiary in respect of whose financial obligations relating to such judgments any Borrower or any Material Subsidiary has, by contract or otherwise, any liability, individually or in the aggregate, in excess of US$80,000,000, direct or indirect, absolute or contingent, or any combination thereof and the same shall remain undischarged, unsatisfied and not covered by insurance for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by the judgment creditor to attach or levy upon any material assets of the Parent Borrower or any Subsidiary to enforce any such judgment or judgments in an aggregate amount in excess of US$80,000,000;

(l) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Parent Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA (other than pursuant to a standard termination pursuant to Section 4041(h) of ERISA), (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Parent Borrower or any Commonly Controlled Entity shall, or is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect;

(m) any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to the provisions of the Security Documents), to be in full force and effect in any material respect, or any Loan Party shall so assert in writing, or any Lien created by any of the Security Documents shall cease in any material respect to be enforceable and of the same effect and priority purported to be created thereby (with respect to any significant portion of the Collateral and other than by reason of the express release thereof pursuant to the provisions of the Security Documents), or any Loan Party shall so assert in writing; provided that there shall be no Event of Default under this clause (m) to the extent such Event of Default arises from (A) the resignation of the Administrative Agent or (B) the negligence or willful misconduct of the Administrative Agent following a reasonable request from the Parent Borrower to execute any document or take any other action relating to such Security Document or the Liens granted thereunder; or

(n) a Change of Control shall occur;

then, upon the occurrence of any such event (other than an event with respect to a Borrower described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times (provided, that, in the case of an Event of Default described in clause (d) above arising solely out of the breach of Section 7.1, the Administrative Agent may, and at the request of the Majority Facility Lenders under the Revolving Facility shall, take such actions only with respect to the Revolving Facility): (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to a Borrower described in clause (h) or (i) of this Section, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

With respect to all Bankers’ Acceptances which have not matured and L/C Obligations which are outstanding at the time the Administrative Agent takes any action pursuant to the paragraph above, or in case of any event with respect to a Borrower described in clause (h) or (i) of this Section, the relevant Borrower shall, at such time, (i) with respect to outstanding Bankers’ Acceptances which have not matured, pay to the Administrative Agent in full and absolute satisfaction of such Obligations an amount of cash equal to the aggregate undiscounted face amount of all such unmatured Bankers’ Acceptances and, upon such payment being made, the Canadian Borrower shall have no further liability in respect of such Bankers’ Acceptances (except to the extent that any such payment is rescinded or reclaimed by operation of law or otherwise) and the Canadian Lenders shall be entitled to all benefits of, and will make and otherwise be responsible for all payments due to the redeeming holder or any third parties under, such Bankers’ Acceptances, and (ii) with respect to outstanding L/C Obligations, deposit in a non-interest bearing account opened by the Administrative Agent, an amount of cash equal to such outstanding L/C Obligations, which amount held in such account shall be held as collateral security for such Borrower’s Obligations with respect to the related Letters of Credit, and any remaining amounts in such account, after satisfaction of all Obligations in respect of such L/C Obligations, shall be returned to such Borrower. Each Borrower shall execute such security documents with respect to amounts so held in respect of such L/C Obligations as the Administrative Agent shall reasonably require.

SECTION 9. THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as, to the extent appropriate, the agent of such Lender under this Agreement and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable to any of the Lenders for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except to the extent that any of the foregoing result from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or for any failure of any Borrower to perform its obligations hereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrowers.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, e-mail message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in the relevant Register. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, the relevant Majority Facility Lenders or all of the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders (or, if so specified by this Agreement, the relevant Majority Facility Lenders or all of the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs the Parent Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrowers that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.7, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, the Loans, this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that result from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Parent Borrower or any of its Subsidiaries as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as the Administrative Agent upon 10 days’ notice to the Lenders and the Borrowers. If (i) the Administrative Agent shall resign as the Administrative Agent under this Agreement, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(h) or 8(i) with respect to a Borrower shall have occurred and be continuing) be subject to approval by the Parent Borrower (which approvals shall not be unreasonably withheld or delayed) or (ii) if no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, such retiring Administrative Agent may, on behalf of the Lenders, appoint a successor agent, which successor agent shall (unless an Event of Default under Section 8(h) or 8(i) with respect to a Borrower shall have occurred and be continuing) be subject to approval by the Parent Borrower (which approval shall not be unreasonably withheld or delayed); then, in either case, the successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent’s resignation as Administrative Agent becomes effective the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

9.10 Co-Documentation Agents and Syndication Agent. Neither the Co-Documentation Agents nor the Syndication Agent shall have any duties or responsibilities hereunder in their capacities as such.

9.11 Québec. (a) For greater certainty, and without limiting the powers of the Administrative Agent or any other Person acting as an agent, attorney-in-fact or mandatary for the Administrative Agent under this Agreement or under any of the other Loan Documents, each Lender, hereby (a) irrevocably constitutes, to the extent necessary, the Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) for the purposes of holding any Liens, including hypothecs, granted or to be granted by any Borrower or any Guarantor on movable or immovable property pursuant to the laws of the Province of Québec to secure obligations of any Borrower or any Guarantor under any bond issued by any Borrower or any Guarantor; (b) appoints and agrees that the Administrative Agent, acting as agent for the Lenders, may act as the bondholder and mandatary with respect to any bond that may be issued and pledged from time to time for the benefit of the Lenders; and (c) ratifies and confirms all acts performed prior to the execution of this agreement by the Administrative Agent in such capacities.

(b) The said constitution of the fondé de pouvoir (within the meaning of Article 2692 of the Civil Code of Québec) as the holder of such irrevocable power of attorney and of the Administrative Agent as bondholder and mandatary with respect to any bond that may be issued and pledged from time to time for the benefit of the Lenders shall be deemed to have been ratified and confirmed by any Assignee by the execution of an Assignment and Assumption.

(c) Notwithstanding the provisions of Section 32 of An Act respecting the special powers of legal persons (Québec), the Administrative Agent may purchase, acquire and be the holder of any bond issued by any Borrower or any Guarantor. Each Borrower and Guarantor hereby acknowledges that any such bond shall constitute a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Québec.

(d) The Administrative Agent herein appointed as fondé de pouvoir shall have the same rights, powers and immunities as the Agents as stipulated in this Article IX, which shall apply mutatis mutandis. Without limitation, the provisions of Section 9.9 of this Agreement shall apply mutatis mutandis to the resignation and appointment of a successor to the Administrative Agent acting as fondé de pouvoir.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. (a) This Agreement and the terms hereof may not be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders (or, in respect of any waiver, amendment or modification of Section 7.1, the Majority Facility Lenders under the Revolving Facility rather than the Required Lenders) and the Borrowers may, or, with the written consent of the Required Lenders (or, in respect of any waiver, amendment or modification of Section 7.1, the Majority Facility Lenders under the Revolving Facility rather than the Required Lenders), the Borrowers and the Administrative Agent may, from time to time, (a) enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of the Lenders hereunder or (b) waive, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the scheduled date of maturity of any Loan, extend the date of any scheduled amortization payment in respect of any Term Loans, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility)) or extend the date of any scheduled payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by a Borrower of any of its rights and obligations under this Agreement or the other Loan Documents (except as contemplated by Section 7.4), release all or substantially all of the Collateral or release the Parent Borrower or the Subsidiary Borrower from its guarantee obligations under the US Guarantee and Collateral Agreement or all or substantially all of the Subsidiary Guarantors from their obligations under the US Guarantee and Collateral

Agreement or the Canadian Guarantee and Collateral Agreement, as the case may be, in each case without the written consent of all Lenders; (iv) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (v) amend, modify or waive Section 8(g) as it may relate to a Default or Event of Default arising from the Revolving Facility being in default as a result of a breach of Section 7.1 without the written consent of the Majority Facility Lenders under the Tranche B Term Facility and any Incremental Facility; (vi) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (vii) amend, modify or waive any provision of Section 2.8 or 2.9 without the written consent of each then Swingline Lender; or (viii) amend, modify or waive any relevant provision of Section 3 without the written consent of each then Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b) In connection with any proposed amendment, supplement, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, if the consent of the holders of more than 50% of the sum of the aggregate unpaid principal amount of the Term Loans then outstanding and the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 10.1(b) being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as the Administrative Agent is not a Non-Consenting Lender, at any Borrower’s request, any assignee that is reasonably acceptable to the Administrative Agent (and that is not a Non-Consenting Lender) shall have the right, with the prior consent of the Administrative Agent and each Issuing Bank (which consent (x) shall not be unreasonably withheld or delayed and (y) in the case of any consent required by any Issuing Bank, shall be deemed to have been given in the event that such Issuing Bank fails to respond in writing to a request for consent within two Business Days of receipt thereof), to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon such Borrower’s request, sell and assign to such assignee, at no expense to such Non-Consenting Lender (including with respect to any processing and recordation fees that may be applicable pursuant to Section 10.6(e), which shall be paid by the assignee or the Parent Borrower), all the Term Loans and the Revolving Commitments and Revolving Exposure of such Non-Consenting Lender for an amount equal to the principal balance of all Term Loans and Revolving Loans (and funded participations in Swingline Loans and unreimbursed L/C Obligations) held by such Non-Consenting Lender and all accrued interest, fees and other amounts with respect thereto through the date of sale (including amounts under Sections 2.19, 2.20 and 2.21), such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance in accordance with Section 10.6(c) (which Assignment and Acceptance need not be signed by such Non-Consenting Lender).

(c) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder (including the refinancing thereof) and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy and, subject to the last proviso at the end of this Section 10.2, by electronic transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or five Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when confirmation of receipt has been received, if received prior to 3:00 P.M., on the same Business Day and otherwise, on the next following Business Day, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Parent Borrower:	Domtar Corporation 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6 Tel: (514) 848-5400 Attention: Corporate Secretary

Subsidiary Borrower:	Domtar Paper Company, LLC 100 Kingsley Park Dr. Fort Mill, SC 29715 Phone: (803) 802-7500 Attention: Secretary

Canadian Borrower:	Domtar Inc. 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6 Phone: (514) 848-5400 Attention: Corporate Secretary

Administrative Agent:	JPMorgan Chase Bank, N.A. 270 Park Avenue, 4th Floor New York, NY 10017 Phone: (212) 270-7005 Fax: (212) 270-5100 Attention: Peter S. Predun

For credit matters:	JPMorgan Chase Bank, N.A. 1111 Fannin Street, 10th Floor Houston, TX 77002-6925 Attention: Sylvia Trevino Phone: (713) 750-3536 Fax: (713) 750-2932 Attention: Sylvia Trevino

JPMorgan Chase Bank, N.A., Toronto Branch:

JPMorgan Chase Bank, N.A., Toronto Branch

200 Bay Street, Suite 1800

Royal Bank Plaza, South Tower

Toronto, Ontario M5J 2J2

Phone: (416) 981-9235 / (416) 981-9144

Fax: (416) 981-9128

Attention: Martha Tamayo / Ramona Sankar

For credit matters:

JPMorgan Chase Bank, N.A., Toronto Branch

200 Bay Street, Suite 1800

Royal Bank Plaza, South Tower

Toronto, Ontario M5J 2J2

Phone: (416) 981-9143 / (416) 981-2305

Fax: (416) 981-9138/(416) 981-9138

Attention: Drew McDonald / Muhammad Hasan

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received; provided, further that notices, requests or demands to or upon the Lenders may be effected by electronic transmission, including, in the case of the Administrative Agent, by posting to the IntraLinks website (including customary e-mail notification of such posting) or otherwise.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. The Borrowers agree (a) to pay or reimburse the Administrative Agent and each of its Affiliates for all their respective reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facility, the development, preparation, execution, delivery and administration of this Agreement and any other Loan Documents prepared in connection herewith (and any amendment, supplement or modification thereto and any other Loan Documents prepared in connection therewith), and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of one primary counsel to the Administrative Agent and each of its Affiliates, which counsel shall act on behalf of all Lenders (and if necessary or, in the reasonable judgment of the Administrative Agent, advisable, one local counsel in each relevant jurisdiction (which, for the avoidance of doubt, may include Canada, each jurisdiction where a Mortgaged Property is located and, without duplication, each other jurisdiction where a Subsidiary Guarantor is organized), with statements with respect to the foregoing to be submitted to the Borrowers prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender, the Administrative Agent and each of its Affiliates for all of their respective reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and any such other Loan Documents, including the reasonable fees, disbursements and other charges of one primary counsel to the Administrative Agent and each of its Affiliates, which counsel shall act on behalf of all Lenders (and if necessary or , in the reasonable judgment of the Administrative Agent, advisable, one local counsel in each relevant jurisdiction (which, for the avoidance of doubt, may include Canada, each jurisdiction where a Mortgaged Property is located and, without duplication, each other jurisdiction where a Subsidiary Guarantor is organized) (unless there is an actual conflict of interest in which case each such party with such conflict shall be entitled to retain separate outside counsel and local counsel in each appropriate jurisdiction), (c) to pay, indemnify, and hold each Lender, the Administrative Agent and each of its Affiliates harmless from, any and all liabilities with respect to, or resulting from any delay in paying, stamp, documentary or similar taxes, if any, that may be payable or determined to be payable in connection with the execution, delivery or enforcement of, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement or any other Loan Document and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and advisors (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance by a Borrower and administration of this Agreement and any such other Loan Documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of a Borrower or any of its Subsidiaries or any of their respective real properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against a Borrower or any of its

Subsidiaries (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that no Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (i) are found by a final and nonappealable decision of a court of competent jurisdiction (or a settlement tantamount thereto) to have resulted from the gross negligence or willful misconduct of, or material breach of this Agreement of or by, the Administrative Agent or such Lender, as the case may be (or any of their respective officers, directors, employees, affiliates, agents and advisors), (ii) are incurred by a Lender and result from a sale by such Lender of its Loan for a price less than par or the price paid by such Lender to purchase such Loan or (iii) result from claims made or legal proceedings commenced against the Administrative Agent or any of its Affiliates or any Lender or any of its Affiliates by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. Notwithstanding the foregoing, except as provided in clause (c) above, a Borrower shall not have any obligation under this Section 10.5 to the Administrative Agent, any of its Affiliates or any Lender or any of its Affiliates with respect to any tax, levy, impost, duty, charge, fee deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority. Without limiting the foregoing, and to the extent permitted by applicable law, each Borrower agrees not to assert and to cause its

Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws applicable to the operations of the Parent Borrower or any of its Subsidiaries or any of their respective real properties, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by a Borrower pursuant to this Section 10.5 shall be submitted to Nick Willis, Assistant Treasurer (Telephone No.: (514) 848-5011; Facsimile No.: (514) 848-5162), at the address of the Parent Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by such Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (except for any assignment by the Subsidiary Borrower or the Canadian Borrower as permitted by Section 7.4) and Lenders may sell participations in or assign all or any part of their rights and obligations in respect of Loans only as provided in paragraphs (b) and (c) below, respectively, or pursuant to Section 2.23.

(b) Any Lender other than any Conduit Lender may, without the consent of the Borrowers, in accordance with applicable law, at any time sell to one or more Eligible Assignees (each, a “Participant”) participating interests in any Loan owing to such Lender, any Revolving Commitment of such Lender or any other interest of such Lender hereunder (provided, that unless an Event of Default under Section 8(a) or 8(b), or Section 8(h) or 8(i) (with respect to a Borrower), has occurred and is continuing, any Participant in a Canadian Loan and/or Letter of Credit made available to, or for the account of, the Canadian Borrower, shall, at all times, comply with Section 2.21(c)). In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. Each Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, neither such Participant, on the one hand, nor the Borrowers nor the Administrative Agent, on the other hand, shall have any rights against or obligations to one another, nor shall any of them be required to deal directly with one another in respect of, the participation of such Participant. Each Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.20, 2.21 and 2.22 with respect to its participation in the Revolving Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.21, such Participant shall have complied with the requirements of said Section as if it were a Lender and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. For the avoidance of doubt, no Lender shall be entitled to receive any greater amount pursuant to Section 2.21 as a result of the transfer of a participation to a Participant than such Lender would have been entitled to receive absent such transfer.

(c) Any Lender other than any Conduit Lender (an “Assignor”) shall be permitted to assign, in accordance with applicable law, all or a portion of its Loans and Revolving Commitments hereunder to an Eligible Assignee (an “Assignee”) with the consent, not to be unreasonably withheld, of (a) the Parent Borrower, unless (i) the Assignee is a Lender or a Lender Affiliate or (ii) an Event of Default under Section 8(a) or 8(b), or Section 8(h) or 8(i) (with respect to a Borrower), has occurred and is continuing, (b) the Administrative Agent, unless, in the case of a Term Loan, the Assignee is a Lender or Lender Affiliate, and (c) each Issuing Lender pursuant to an Assignment and Acceptance, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the relevant Register (it being understood and agreed that (A) such Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Parent Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws and (B) unless an Event of Default under Section 8(a) or 8(b), or Section 8(h) or 8(i) (with respect to a Borrower), has occurred and is continuing, any Assignee of a Canadian Loan and/or Letter of Credit made available to, or for the account of, the Canadian Borrower, shall, at all times, comply with Section 2.21(c)); provided that, notwithstanding anything to the contrary in this Agreement or any of the Loan Documents, no Lender shall be entitled, without the consent of the Parent Borrower, to make an assignment under this Section 10.6(c) if such assignment would increase the cost of any Facility to any Borrower, including without limitation under Section 2.20 or 2.21, as of the date of such assignment or if, as of the date of such assignment, such assignment would increase the cost of the Facility to any Borrower in the foreseeable future. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Revolving Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of any Borrower or the Administrative Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section 10.6(c).

(d) The Administrative Agent shall, on behalf of the Borrowers, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (each, a “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Commitment of, and the principal amount of the Loans owing to, each Lender from time to time. The entries in each Register shall constitute prima facie evidence of the same, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in each Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the relevant Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the relevant Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes may be issued to the designated Assignee, if requested by such Assignee.

(e) Except in the case of an assignment to a Lender, a Lender Affiliate or a Conduit Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitments or Loans under any Facility, the amount of the Revolving Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000 (or, in the case of the Tranche B Term Facility and the Incremental Term Facility, US$1,000,000) unless the Parent Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Lender Affiliates or Conduit Lenders, if any.

(f) Upon its receipt of an Assignment and Acceptance in conformity with Section 10.6(c), executed by an Assignor, an Assignee and any other Person whose consent is required by Section 10.6(c), together with payment to the Administrative Agent of a registration and processing fee of US$3,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the relevant Register on the effective date determined pursuant thereto.

(g) For avoidance of doubt the parties to this Agreement acknowledge that the provisions of this Section 10.6 concerning assignments relate only to absolute assignments and that such provisions do not prohibit the granting of security, including any pledge or assignment by a Lender to any Federal Reserve Bank in accordance with applicable law; provided that the foreclosure on any such pledged Loan shall be subject to the provisions regarding restrictions on assignments contained in this Section 10.6.

(h) Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (g) above.

(i) Each Borrower, each Lender and the Administrative Agent each hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.7 Set-off. In addition to any rights and remedies of the Lenders provided by law, each Lender shall, after the occurrence of an Event of Default which is continuing, have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by any Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with each Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement represents the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission to Jurisdiction; Appointment of Process Agent; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, (i) in the case of the Canadian Borrower, the address of the Subsidiary Borrower set forth in Section 10.2 with a copy to the Canadian Borrower’s address set forth in Section 10.2 or (ii) in the case of each other party, to its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

10.13 Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert any amount owing or payable to the Administrative Agent or the Lenders under this Agreement from the currency in which it is due (the “Agreed Currency”) into a particular currency (the “Judgment Currency”), the rate of exchange applied in that conversion shall be that at which the Administrative Agent, in accordance with its normal procedures, could purchase the Agreed Currency with the Judgment Currency at or about noon on the Business Day immediately preceding the date on which judgment is given. The obligation of each Borrower in respect of any amount owing or payable under this Agreement to the Administrative Agent or the Lenders in the Agreed Currency shall, notwithstanding any judgment and payment in the Judgment Currency, be satisfied only to the extent that the Administrative Agent, in accordance with its normal procedures, could purchase the Agreed Currency with the amount of the Judgment Currency so paid at or about noon on the next Business Day following that payment; and if the amount of the Agreed Currency which the Administrative Agent could so purchase is less than the amount originally due in the Agreed Currency, such Borrower shall, as a separate obligation and notwithstanding the judgment or payment, indemnify the Administrative Agent and the Lenders against any loss.

10.14 Risks of Superior Force. Each Borrower expressly assumes all risks of superior force, such that it shall be bound to timely execute each and every of its obligations under this Agreement notwithstanding the existence or occurrence of any event or circumstance constituting a superior force within the meaning of article 1693 of the Civil Code of Québec.

10.15 Language. The parties hereto agree that this Agreement, the other Loan Documents and all agreements and documents entered into in connection herewith or pursuant hereto shall be drawn up in English only. Les parties confirment qu’elles ont convenu que ce document ainsi que tous les autres documents ou contrats s’y rattachant soient redigés en anglais seulement.

10.16 Acknowledgements. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement;

(b) the Administrative Agent and the Lenders do not have any fiduciary relationship with or duty to such Borrower arising out of or in connection with this Agreement, and the relationship between the Administrative Agent and Lenders, on one hand, and such Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c) no joint venture is created hereby or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

10.17 Confidentiality. The Administrative Agent and the Lenders shall hold all non-public information obtained pursuant to or in connection with this Agreement or obtained by them based on a review of the books and records of the Parent Borrower or any of its Subsidiaries in accordance with their customary procedures for handling confidential information of this nature, but may make disclosure to any of their examiners, regulators (including the Office of the Superintendent of Financial Institutions), Affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement or as reasonably required by any potential bona fide Participant or Assignee, or in connection with the exercise of remedies under a Loan Document, or as requested by any Governmental Authority or pursuant to legal process or to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; provided, however, that (1) unless specifically prohibited by Requirement of Law or court order, the Administrative Agent and each Lender shall promptly notify the Parent Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the Administrative Agent or Lender by such Governmental Authority) for disclosure of any such non-public information, where practicable, prior to disclosure of such information; (2) prior to any such disclosure pursuant to this Section 10.17, the Administrative Agent or Lender, as the case may be, shall require any bona fide Participant and Assignee receiving a disclosure of non-public information to agree in writing (a) to be bound in a manner similar to the Administrative Agent and the Lenders under this Section 10.17; and (b) to require such Person to require any other Person to whom such Person discloses such non-public information to be similarly bound; (3) disclosure may, with the consent of the Administrative Agent and the Parent Borrower, be made by any Lender to any direct or indirect contractual counter parties of such Lender in Hedge Agreements or such contractual counter parties’ professional advisors; provided that such contractual counter party or professional advisor agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; and (4) except as may be required by an order of a court of competent jurisdiction and to the extent set forth therein, no Lender shall be obligated or required to return any materials furnished by the Parent Borrower or any Subsidiary.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Parent Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Parent Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Parent Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Parent Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.18 WAIVERS OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.19 CAM. Each Lender hereby agrees, for the benefit of each other Lender and the Administrative Agent, that by delivering to the Administrative Agent a duly executed signature page to this Agreement or an Assignment and Acceptance, such Lender shall become a party to the CAM Allocation Agreement, as set forth in Exhibit K with the rights and obligations for each Lender set forth therein. The provisions of the CAM Allocation Agreement are for the benefit of the Lenders and the Administrative Agent only and the Borrowers shall have no rights or obligations thereunder.

10.20 USA Patriot Act Notice. Each Lender hereby notifies each Borrower and each Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Borrower and each Guarantor, which information includes the name of each Borrower and each Guarantor and other information that will allow such Lender to identify each Borrower and each Guarantor in accordance with the Patriot Act, and each Borrower and each Guarantor agrees to provide such information from time to time to any Lender.

[Rest of page left intentionally blank]

DISCLOSURE SCHEDULES to the CREDIT AGREEMENT

dated as of March 7, 2007

among

DOMTAR CORPORATION,

as Parent Borrower,

DOMTAR PAPER COMPANY, LLC,

as Subsidiary Borrower,

and

DOMTAR INC.,

as Canadian Borrower

The Lenders from Time to Time Parties Hereto,

Bank of America, N.A.

Royal Bank of Canada

and

The Bank of Nova Scotia,

as Co-Documentation Agents,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Syndication Agent

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES INC. and MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers and Joint Bookrunners

Schedule 1.1A

to Credit Agreement

Schedule 1.1A: Commitments

Lender	Revolving Loan Commitment	Term Loan Commitment
JPMorgan Chase Bank, N.A.	$74,000,000	$480,000,000
Morgan Stanley Senior Funding, Inc.	$74,000,000	$320,000,000
Bank of America, N.A.	$63,250,000
Citibank, N.A.	$63,250,000
Royal Bank of Canada	$63,250,000
The Bank of Nova Scotia	$63,250,000
Bank of Montreal	$40,000,000
Caisse Centrale Desjardins	$40,000,000
CIBC, Inc.	$40,000,000
Deutsche Bank Trust Company Americas	$40,000,000
Goldman Sachs Credit Partner L.P.	$40,000,000
National Bank of Canada	$40,000,000
The Toronto-Dominion Bank	$40,000,000
Coöperatieve Centrale Raiffeisen-Boerenleenbank, B.A., “Rabobank International”, New York Branch	$32,000,000
Fortis Capital Corp.	$22,000,000
General Electric Capital Corporation	$15,000,000
TOTAL	$750,000,000	$800,000,000

1

Schedule 1.1B

to Credit Agreement

Schedule 1.1B: Mortgaged Property

Owned Real Properties

Site Name	Address
Amory Chip Mill	100 Wateway Drive, Amory, MS
Bennettsville (Sterling) Chip Mill	585 Willamette Road, Bennettsville, SC
Brownsville, TN	1621 Welch Road, Brownsville, TN
Centerville Chip Mill	472 Simmons Branch Road, Centerville, TN
Cerritos, CA	14100 Vine Place, Cerritos, CA
Columbus, MS	Carson Road, Columbus, MS
Dubois, PA	377 Satterlee Road, DuBois, PA
East Bernstadt Chip Mill	1909 Highway 490, East Bernstadt, KY
Fort Mill, SC	100 Kingsley Park Drive, Fort Mill, SC
Hawesville, KY	Highway 1406, 580 Wescor Road, Hawesville, KY
Indianapolis, IN	6461 Saguaro Court, Indianapolis, IN
Johnsonburg, PA	100 Center Street, Johnsonburg, PA
Kane Chip Mill	8224 Route 6, Kane, PA
Kingsport, TN	100 Clinchfield Street, Kingsport, TN
Langhorne, PA	1050 Wheeler Way, Middletown, PA
Marlboro, SC	585 Willamette Road, Bennettsville, SC
Mill Spring Chip Mill	Highway 49, Mill Spring, MO
New Hill (B&B) Chip Mill	7634 Old US 1, New Hill, NC
Owensboro, KY	1500 Ragu Drive, Owensboro, KY
Plymouth, NC	Highway 149 N., Plymouth, NC
Ridgefields, TN	514 Tilthammer Road, Kingsport (in Ridgefields), TN
Rock Hill, SC	300 North Park Drive, Rock Hill, SC
Rothschild, WI	200 Grand Avenue, Rothschild, WI
Tatum, SC	Highway 15-401, Tatum, SC
Union Mills Chip Mill	2075 Centennial Road, Union Mills, NC
Washington Court House, OH	201 Lowes Boulevard, Washington, OH
Woodland Chip Mill	1024 Forest Lane, Woodland, PA

The Properties at 8800 Sterling Street, Irving, TX and 430 Industrial Drive, IL will not be mortgaged.

Leased Properties

Site Name	Address
Kingsport, TN	549 W. Center Street Kingsport, TN
Kingsport, TN	100 Clinchfield St. Kingsport, TN

2

Schedule 1.1C

to Credit Agreement

Schedule 1.1C: Wholly-Owned Subsidiaries

Domtar (Canada) Paper Inc.

Domtar Inc.

3

Schedule 3.9

to Credit Agreement

Schedule 3.9: Existing Letters of Credit

Expiration Date	Nonrenewal Notice Date	Date Issued	Issuing Bank	Guarantee #	Beneficiary & Purpose	Reference #	Curr	Currency & Amount	FX Rate	USD Equivalent
									1.181000
31-Mar-2007	01-Mar-2007	02-Oct-1998	NBC	504-02-0008029	Timiskaming Forest		CAD	32,010.00	1.181000	27,104.15
					Wood Products - Elk Lake
31-Mar-2007	01-Mar-2007	02-Oct-1998	NBC	504-02-0008350	Shining Tree Forest		CAD	103,542.80	1.181000	87,673.84
					Wood Products - Timmins
31-Mar-2007	01-Mar-2007	02-Oct-1998	NBC	504-02-0007985	Clergue Forest		CAD	35,000.00	1.181000	29,635.90
					Wood Products - Espanola
12-May-2007	11-Feb-2007	08-May-1998	RBC	P97460	Manitoba EOD	Order D1-019	CAD	500,000.00	1.181000	423,370.03
					Soil remediation
25-May-2007	26-Mar-2007	20-May-2005	RBC	2008241	IESO		CAD	3,726,176.00	1.181000	3,155,102.46
					Energy Procurement
08-Jun-2007	09-Apr-2007	02-Oct-1998	NBC	504-02-0008289	Ontario MOE	A740181	CAD	68,200.00	1.181000	57,747.67
					Wood products - Nairn Centre landfill site
14-Jul-2007	29-Jun-2007	15-Jul-2005	RBC	2008242	Ontario MOE	1847-5A8H7T	CAD	1,316,000.00	1.181000	1,114,309.91
					Wood Products - White River bark pile
28-Oct-2007	29-Aug-2007	28-Oct-1999	NBC	504-02-0007093	Ontario MOE	A770152	CAD	29,500.00	1.181000	24,978.83
					Wood Products - Chapleau waste disposal site
12-Dec-2007	13-Oct-2007	02-Oct-1998	NBC	504-02-0008323	Ontario MOE	A740141	CAD	4,300.00	1.181000	3,640.98
					Forest Resources - Espanola landfill site
19-Dec-2007	20-Sep-2007	20-Dec-2005	RBC	2008244	TransCanada Pipelines Limited		CAD	1,110,000.00	1.181000	939,881.46
					Energy Procurement
19-Dec-2007	19-Dec-2007	20-Dec-2006	BNS	ISLC 251288	U.S. Bank NA		CAD	1,090,000.00	1.181000	922,946.66
					CAD P-Cards (DI) - no renewal
10-Jan-2008	11-Nov-2007	11-Jan-2001	RBC	M116238	Ontario MOE	A111301	CAD	178,405.00	1.181000	151,062.66
					Caledonia waste gypsum landfill site
24-Jan-2008	25-Nov-2007	02-Oct-1998	NBC	504-02-0008298	Ontario MOE	A7295803	CAD	500,000.00	1.181000	423,370.03
					PPG - Espanola Pulp waste disposal site
28-Feb-2007	29-Jan-2007	21-Dec-2005	RBC	2008245	570888 Ontario Limited		CAD	155,000.00	1.181000	131,244.71
					Wood Products - acquire wood supply
04-Mar-2008	03-Feb-2008	26-Feb 2007	RBC	2008250	TransCanada Piplines Limited		CAD	200,000.00	1.181000	169,348.01
					Purchasing
04-Mar-2008	04-Jan-2008	28-Feb 2007	BNS	ISLC 254347	U.S. Bank National Association		CAD	800,000.00	1.181000	677,392.04
					USD P-Cards (DPPPI)
27-Apr-2007	28-Mar-2007	28-Apr-2006	BNS	ISLC 240534	CenterPoint Energy Gas Transmission Co		CAD	625,000.00	1.000000	625,000.00
					Ashdown Mill utility supply
24-May-2007	24-Apr-2007	25-May-2006	BNS	ISLC 241658	DTE Energy		USD	1,100,000.00	1.000000	1,100,000.00
					Port Huron Mill coal supply
30-Aug-2007	02-May-2007	06-Aug-2001	BNS	ISLC 163800	Arkansas DEQ	Permit 185-S, 211-S, 244-S, 296-53N	USD	889,000.00	1.000000	889,000.00
				NY#95187	PPG - Ashdown landfill permits
22-Sep-2007	24-Jul-2007	22-Sep-1992	BNS	ISLC 19499	New Jersey DEP	ISRA Case #86856	USD	1,000,000.00	1.000000	1,100,000.00
				NY#2814	Camden soil remediation
01-Nov-2007	02-Sep-2007	31-Oct-1989	BNS	ISLC 133/37195	Reliance Insurance		USD	235,000.00	1.000000	235,000.00
					Risk & Insurance
05-Nov-2007	07-Aug-2007	06-Nov-1998	RBC	M101976	Travelers Indemnity		USD	110,000.00	1.000000	110,000.00
					Risk & Insurance

4

Schedule 3.9

to Credit Agreement

Expiration Date	Nonrenewal Notice Date	Date Issued	Issuing Bank	Guarantee #	Beneficiary & Purpose	Reference #	Curr	Currency & Amount	FX Rate	USD Equivalent
05-Nov-2007	07-Aug-2007	29-Oct-2004	RBC	M325741	Wisconsin DNR		USD	100,000.00	1.000000	100,000.00
					PPG - Wisconsin
31-Dec-2007	01-Dec-2007	12-Aug-1999	RBC	M107760	Liberty Mutual		USD	4,251,836.00	1.000000	4,251,836.00
					Risk & Insurance
29-Feb-2008	30-Jan-2008	01-Mar-2007	BNS	ISLC 254425	Commonwealth of Kentucky Natural Resources		USD	1,712,189.00	1.000000	1,712,189.00
				NY# 96711	Landfill – Hawesville, KY
04-Mar-2008	03-Feb-2008	26-Feb-2007	RBC	2008248	Cargill Limited		USD	1,500,000.00	1.000000	1,500,000.00
					Purchasing
04-Mar-2008	04-Jan-2008	20-Dec-2008	BNS	ISLC 251289	U.S. Bank National Association		USD	2,500,000.00	1.000000	2,500,000.00
					USD P-Cards (DUI & DPC, LLC)
04-Mar-2008	03-Feb-2008	26-Feb-2007	RBC	2008249	Nexen Marketing		USD	5,000,000.00	1.000000	5,000,000.00
					Purchasing
05-Mar-2008	04-Feb-2008	27-Feb-2007	BNS	ISLC 254288	Carolina Gas Transmission Company		USD	64,000.00	1.000000	64,000.00
				NY# 96707	Purchasing
05-Mar-2008	04-Feb-2008	27-Feb-2007	BNS	ISLC 254289	Integrys Energy Services, Inc.		USD	1,500,000.00	1.000000	1,500,000.00
				NY# 96706	Purchasing
05-Mar-2008	04-Feb-2008	27-Feb-2007	BNS	ISLC 254348	American Electric Power Company		USD	1,880,000.00	1.000000	1,880,000.00
				NY# 96710	Purchasing
05-Mar-2008	04-Feb-2008	02-Mar-2007	BNS	ISLC 254472	Kenergy Corp.		USD	1,175,000.00	1.000000	1,175,000.00
				NY# 96714	Purchasing

						Total: for Credit Facility				31,980,834.31
PNC

15-Apr-2007	15-Apr-2007	31-Mar-1999	PNC	00216569-00-000	J.P. Morgan Trust Company		USD	2,215,000.00	1.000000	2,215,000.00
					RIS Paper Company

5

Schedule 4.3A

to Credit Agreement

Schedule 4.3A: Governmental Approvals

1.	Government approvals are required for the subdivision of the Kamloops, British Columbia facility.

2.	The following approvals are required for the transfer of assets from Weyerhaeuser Company Limited and Weyerhaeuser Saskatchewan Ltd to Domtar Pulp and Paper Products Inc.:

a.	Minister of Finance, Ontario—clearance certificate regarding the sale of assets by Weyerhaeuser Canada

b.	Minister of Finance, Saskatchewan—clearance certificate for the sale of assets by Weyerhaeuser Saskatchewan at Prince Albert

c.	Minister of Finance, British Columbia—clearance certificate for the sale of assets by Weyerhaeuser Canada at Kamloops

3.	The following approvals are required for the transfer of certain forest licenses:

a.	Ontario Minister of Natural Resources Consent for the Transaction, including transfer of all Sustainable Forest Licenses in Ontario (sections 35(1) and (2) of the Crown Forest Sustainability Act, 1994).

b.	Consent of the Ministry of Environment and Resource Management of the Province of Saskatchewan may be required for the transfer of the Prince Albert Forest Management Agreement.

6

Schedule 4.3B

to the Credit Agreement

Schedule 4.3B: Material Indentures

1) Indenture, dated as of July 31, 1996, between the Canadian Borrower and The Bank of New York, as trustee, in respect of US$125,000,000 (initial principal amount) 9-1/2% Notes due 2016 (“1996 Indenture”).

Upon consummation of the Transactions, the Canadian Borrower must make a change of control offer pursuant to the terms of the 1996 Indenture.

2) Indenture, dated as of April 15, 1987, between the Canadian Borrower and Computershare Trust Company of Canada (f/k/a Compagnie Montreal Trust/Montreal Trust Company), as trustee, in respect of C$100,000,000 (initial principal amount) 10% Debentures due 2011.

3) Indenture, dated as of August 5, 1987, between the Canadian Borrower and Computershare Trust Company of Canada (f/k/a Compagnie Montreal Trust/Montreal Trust Company), as trustee, in respect of C$100,000,000 (initial principal amount) 10.85% Debentures due 2017.

4) Indenture, dated as of October 16, 2001, between the Canadian Borrower and Chase Manhattan Bank, as trustee, in respect of US$600,000,000 (initial principal amount) 7.875% Notes due 2011.

5) Indenture, dated as of November 18, 2003, between the Canadian Borrower and JPMorgan Chase Manhattan Bank, as trustee, in respect of US$350,000,000 (initial principal amount) 5.375% Notes due 2013 and US$400,000,000 (initial principal amount) 7 1/8% Notes due 2015.

6) Lancaster Industrial Development Authority (Issuer) to Chase Manhattan Trust Company, National Association (Trustee) Dated March 1, 1999 securing Variable Rate Revenue Bonds, series 1999 (RIS Paper Company Project) (US$2,215,000 outstanding)

7

Schedule 4.15(A)

to Credit Agreement

Schedule 4.15A: Subsidiaries

Canadian Entities

Subsidiary	Subsidiary’s Jurisdiction of Organization	Direct Equity Holder	# of Shares Owned	Total Shares Outstanding	Ownership Interest
804736 Ontario Limited	Ontario	Domtar Inc.	7,200,001 common shares	7,200,001 common shares	100%
3082240 Nova Scotia Company	Nova Scotia	Domtar Inc.	100 common shares	100 common shares	100%
3147017 Nova Scotia Company	Nova Scotia	Domtar Inc.	1 common share	1 common share	100%
3739139 Canada Inc.	Canada	Domtar Inc.	200 common shares	200 common shares	100%
3804011 Canada Inc.	Canada	Domtar Inc.	95,970,001 common shares	95,970,201 common shares	99.999%
		3739139 Canada Inc.	200 common shares		0.001%
3876420 Canada Inc.	Canada	Domtar Inc.	1 common share	1 common share	100%
4177495 Canada Inc.	Canada	Domtar Inc.	20,001 common shares	20,001 common shares	100%
4388216 Canada Inc.	Canada	Domtar (Canada) Paper Inc.	230,951,336 common shares	230,951,336 common shares	100%
		Domtar (Canada) Paper Inc.	500,000,000 preferred shares	500,000,000 preference shares	100%
Opérations Forestières B.I.G. Inc. / B.I.G. Logging Inc.	Québec	Domtar Inc.	5,000 class A shares	5,000 class A shares	100%
Brompton Lands Limited	Canada	Domtar Inc.	10,000 common shares	10,000 common shares	100%
Domtar Pacific Papers ULC	Nova Scotia	Domtar Delaware Holdings Inc.	3,009,085 common shares	3,009,085 common shares	100%
Domtar (Canada) Paper Inc.	British Columbia	Domtar Pacific Papers ULC	1 common share	1 common share	100%
		Domtar Pacific Papers ULC	118,134,250 class A preferred shares	118,134,250 class A preferred shares	100%
		JPMorgan	0 class C preferred shares	110,000 class C preferred shares	0%
		Public	0 exchangeable shares	112,965,530 exchangeable shares	0%
Domtar Expetech Inc.	Canada	Domtar Inc.	20,001 common shares	20,001 common shares	100%
Domtar Inc.	Canada	Public	0 preferred shares series A	67,476 preferred shares series A	0%
		Public	0 preferred shares series B	1,230,000 preferred shares series B	0%
		4388216 Canada Inc.	230,951,335 common shares	230,951,335 common shares	100%
Domtar Pulp and Paper Products Inc.	Canada	Domtar (Canada) Paper Inc.	1 common share	1 common share	100%

8

Schedule 4.15(A)

to Credit Agreement

Subsidiary	Subsidiary’s Jurisdiction of Organization	Direct Equity Holder	# of Shares Owned	Total Shares Outstanding	Ownership Interest
Société Immobilière Domtar Ltée/Domtar Realties Ltd.	Québec	Domtar Inc.	1,247 common shares[1]	1,250 common shares	100%
Elk Lake Planing Mill Limited	Ontario	Domtar Inc.	70 common shares	105 common shares	66.667%
			5,300 preference shares	7,950 preference shares	66.667%
Isidore Roy Limited	Ontario	Domtar Inc.	172.628 class A special shares	172.628 class A special shares	100%
			923.8 class C special shares	923.8 class C special shares	100%
Maine Timber Holdings Limited	Canada	Domtar Inc.	100,000 shares	100,000 shares	100%
Northshore Forest Inc.	Ontario	Domtar Inc.	70 common shares	100 common shares	70%
The Sprague’s Falls Manufacturing Company (Limited)	Canada	Domtar Inc.	50 common shares	50 common shares	100%
Techni-Therm Inc.	Ontario	Domtar Inc.	100 common shares	100 common shares	100%
The Saint Croix Water Power Company	New Brunswick	Domtar Inc.	500 common shares	500 common shares	100%
Wapawekka Lumber Ltd.	Saskatchewan	Domtar Pulp and Paper Products Inc.	5,100 class A shares	9,999 class A shares	51%
Wapawekka Lumber Limited Partnership	Saskatchewan	Domtar Pulp and Paper Products Inc.	5,100 units	10,000 units	51%

[1]	Three shares are held by directors of Domtar Realties Ltd.

9

Schedule 4.15(A)

to Credit Agreement

U.S. Entities

Subsidiary	Subsidiary’s Jurisdiction of Formation	Direct Equity Holder	# of Shares Owned	Total Shares Outstanding	Ownership Interest
Conbord Inc.	Delaware	Domtar Industries Inc.	50 common shares	50 common shares	100%
Domtar A.W. Corp.	Delaware	Domtar Enterprises Inc.	960 shares	960 shares of common stock	100%
Domtar America Corp.	Delaware	Domtar Inc.	960 shares	960 shares of common stock	100%
Domtar Delaware Holdings Inc.	Delaware	Domtar Delaware Investments Inc.	111 class B non-voting shares	111 class B non-voting shares	10%
		Domtar Paper Company, LLC	1,000 shares	1,000 shares	90%
Domtar Delaware Investments Inc.	Delaware	Domtar Paper Company, LLC	1,000 shares	1,000 shares	100%
Domtar Enterprises Inc.	Delaware	Domtar Inc.	996 shares of common stock	996 shares of common stock	100%
Domtar Financial Holding, LLC	Delaware	Domtar Inc.	1,001 units	1,001 units	100%
4361831 Canada Inc.	Delaware	Domtar Inc.	96,600,000 shares	96,600,000 shares	100%
Domtar Funding Limited Liability Company	Delaware	Domtar Industries Inc.	1 membership unit	1 membership unit	100%
Domtar Maine Corp.	Delaware	Domtar U.S.A. Corp.	960 shares	960 shares of common stock	100%
Domtar Paper Company, LLC	Delaware	Domtar Corporation	1,000 units	1,000 units	100%
Domtar U.S.A. Corp.	Delaware	Domtar America Corp.	960 shares	960 shares of common stock	100%
Domtar Wisconsin Dam Corp.	Wisconsin	Domtar A.W. Corp.	10 shares of common stock	10 shares of common stock	100%
			91,905 shares of class B common stock	91,905 shares of class B common stock	100%
E.B. Eddy Paper, Inc.	Delaware	Domtar Industries Inc.	300 common shares	300 common shares	100%
Port Huron Fiber Corporation	Michigan	Domtar Inc.	100,000 common shares	150,000 common shares	100%
		E.B. Eddy Paper, Inc.	50,000 common shares
		Domtar Inc.	180,000 preference shares	180,000 preference shares	100%
Ris Paper Company, Inc.	New York	Domtar Enterprises Inc.	1,000 shares of Common Stock	1,000 common shares	100%
St. Croix Water Power Company	Maine	Domtar Maine Corp.	500 common shares	500 common shares	100%

Other Entities

Subsidiary	Subsidiary’s Jurisdiction of Formation	Direct Equity Holder	# of Shares Owned	Total Shares Outstanding	Ownership Interest
Zither International Capital Management Hungary LLC	Hungary	Domtar Inc.	$60,000 cash contribution	$60,000 cash contribution	100%
Domtar International Limited	Jamaica	Domtar Inc.	19[2]	20	100%

[2]	One share held by a director of Domtar International Limited.

10

Schedule 4.18

to Credit Agreement

Schedule 4.18: Environmental Matters

Prince Albert, Saskatchewan

The Government of Saskatchewan may require that the facility be decommissioned. (The facility is now in inactive status). In that event, the Government may require active remediation for several areas at the facility.

Weyerhaeuser submitted a “Preliminary Decommissioning and Reclamation Plan, Prince Albert Pulp and Paper Mill” to Saskatchewan Environment in December 2006. The Plan states that the site decommissioning and reclamation estimated cost ranges from Cdn. $20 to $25 million. This estimate does not take into account the equipment resale value or scrap material value which is considered to be significant, and is subject to numerous contingencies and unknowns. This estimate does not include the cost of completing a phase II Environmental Site Assessment.

The Government of Saskatchewan is responsible for liability from contamination prior to 1986.

11

Schedule 4.19(a)

to Credit Agreement

Schedule 4.19(a): UCC Filing Jurisdictions

Grantor	Filing Jurisdiction
Domtar America Corp.	Delaware (Secretary of State office)
Domtar A.W. Corp.	Delaware (Secretary of State office)
Domtar Corporation	Delaware (Secretary of State office)
Domtar Enterprises Inc.	Delaware (Secretary of State office)
Domtar Industries Inc.	Delaware (Secretary of State office)
Domtar Maine Corp.	Delaware (Secretary of State office)
Domtar Paper Company, LLC	Delaware (Secretary of State office)
Domtar U.S.A Corp.	Delaware (Secretary of State office)
Conbord Inc.	Delaware (Secretary of State office)
E.B. Eddy Paper, Inc.	Delaware (Secretary of State office)
Port Huron Fiber Corporation	Michigan (Secretary of State office)
Ris Paper Company, Inc.	New York (Secretary of State office)
St. Croix Water Power Company	Maine (Secretary of State office)
Domtar Wisconsin Dam Corp.	Wisconsin (Secretary of State office)

12

Schedule 4.19(b)

to Credit Agreement

Schedule 4.19(b): Mortgage Filing Jurisdictions

Properties owned by Domtar Paper Company, LLC

Site Name	Address	Filing Office
Amory Chip Mill	100 Wateway Drive, Amory, MS	Monroe County, MS

Bennettsville (Sterling) Chip Mill	585 Willamette Road, Bennettsville, SC	Marlboro, SC

Brownsville, TN	1621 Welch Road, Brownsville, TN	Haywood County, TN

Centerville Chip Mill	472 Simmons Branch Road, Centerville, TN	Hickman County, TN

Cerritos, CA	14100 Vine Place, Cerritos, CA	Los Angeles County, CA

Columbus, MS	Carson Road, Columbus, MS	Lowndes County, MS

Dubois, PA	377 Satterlee Road, DuBois, PA	Clearfield County, PA

East Bernstadt Chip Mill	1909 Highway 490, East Bernstadt, KY	Laurel County, KY

Fort Mill, SC	100 Kingsley Park Drive, Fort Mill, SC	York County, SC

Hawesville, KY	Highway 1406, 580 Wescor Road, Hawesville, KY	Hancock County, HY

Indianapolis, IN	6461 Saguaro Court, Indianapolis, IN	Marion County, IN

Johnsonburg, PA	100 Center Street, Johnsonburg, PA	Elk County, PA

Kane Chip Mill	8224 Route 6, Kane, PA	McKean County, PA

Kingsport, TN	100 Clinchfield Street, Kingsport, TN	Sullivan County, TN

Langhorne, PA	1050 Wheeler Way, Middletown, PA	Bucks County, PA

Marlboro, SC	585 Willamette Road, Bennettsville, SC	Marlboro County, SC

Mill Spring Chip Mill	Highway 49, Mill Spring, MO	Wayne County, MO

New Hill (B&B) Chip Mill	7634 Old US 1, New Hill, NC	Wake County, NC

Owensboro, KY	1500 Ragu Drive, Owensboro, KY	Daviess County, KY

Plymouth, NC	Highway 149 N., Plymouth, NC	Martin County, NC and Washington County, NC

Ridgefield, TN	514 Tilthammer Road, Kingsport (in Ridgefields), TN	Sullivan County, TN

Rock Hill, SC	300 North Park Drive, Rock Hill, SC	York County, SC

Rothschild, WI	200 Grand Avenue, Rothschild, WI	Marathon County, WI

Tatum, SC	Highway 15-401, Tatum, SC	Marlboro County, SC

Union Mills Chip Mill	2075 Centennial Road, Union Mills, NC	Rutherford County, NC

Washington Court House, OH	201 Lowes Boulevard, Washington, OH	Fayette County, OH

Woodland Chip Mill	1024 Forest Lane, Woodland, PA	Clearfield County, PA

Properties leased by Domtar Paper Company, LLC

Site Name	Address	Filing Office
Kingsport, TN	549 W. Center Street Kingsport, TN	Sullivan County, TN

Kingsport, TN	100 Clinchfield St. Kingsport, TN	Sullivan County, TN

13

Schedule 4.19(c)

to Credit Agreement

Schedule 4.19(c): PPSA Filing Jurisdictions

PPSA Filings—Canadian Entities

Grantor	Filing Offices
804736 Ontario Limited	N/A

3082240 Nova Scotia Company	N/A

3147017 Nova Scotia Company	N/A

3739139 Canada Inc.	N/A

3804011 Canada Inc.	N/A

3876420 Canada Inc.	N/A

4177495 Canada Inc.	N/A

4388216 Canada Inc.	N/A

Opérations Forestières B.I.G. Inc. / B.I.G. Logging Inc.	N/A

Brompton Lands Limited	N/A

Domtar Expetech Inc.	N/A

Domtar Inc.	British Columbia Ontario Quebec* New Brunswick Nova Scotia Newfoundland

Société Immobilière Domtar Ltée/Domtar Realties Ltd.	N/A

Isidore Roy Limited	N/A

Maine Timber Holdings Limited	N/A

The Sprague’s Falls Manufacturing Company (Limited)	N/A

Techni-Therm Inc.	N/A

The Saint Croix Water Power Company	N/A

*	The filing will be made at the Quebec RPMRR pursuant to a Deed of Hypothec executed concurrently with this Canadian Guarantee and Collateral Agreement.

14

Schedule 4.19(c)

to Credit Agreement

U.S. Entities

Grantor	Filing Offices
Port Huron Fiber Corporation	N/A

Domtar Enterprises Inc.	N/A

Domtar Industries Inc.	N/A

E.B.Eddy Paper, Inc.	N/A

Domtar America Corp.	N/A

Domtar U.S.A. Corp.	N/A

Domtar A.W. Corp.	N/A

Domtar Maine Corp.	N/A

Domtar Wisconsin Dam Corp.	N/A

St. Croix Water Power Company	N/A

RIS Paper Company, Inc.	N/A

Conbord Inc.	N/A

Domtar Financial Holdings, LLC	N/A

Domtar Financial Management, LLC	N/A

15

Schedule 7.2

to Credit Agreement

Schedule 7.2: Existing Indebtedness

1)	$125,000,000 of Indebtedness pursuant to the Indenture, dated as of July 31, 1996, between the Borrower and The Bank of New York, as trustee, in respect of 9-1/2% Notes due 2016.

2)	$82,000,000 of Indebtedness pursuant to the Indenture, dated as of April 15, 1987, between the Borrower and Montreal Company, as trustee, in respect of 10% Debentures due 2011.

3)	$74,913,000 of Indebtedness pursuant to the Indenture, dated as of August 5, 1987, between the Borrower and Montreal Company, as trustee, in respect of 10.85% Debentures due 2017.

4)	$600,000,000 of Indebtedness pursuant to the Indenture, dated as of October 16, 2001, between the Borrower and Chase Manhattan Bank, as trustee, in respect of 7.875% Notes due 2011.

5)	$350,000,000 of Indebtedness pursuant to the Indenture, dated as of November 18, 2003, between the Borrower and JPMorgan Chase Manhattan Bank, as trustee, in respect of 5.375% Notes due 2013.

6)	$400,000,000 of Indebtedness pursuant to the Indenture, dated as of November 18, 2003, between the Canadian Borrower and JPMorgan Chase Manhattan Bank, as trustee, in respect of 7 1/8% Notes due 2015.

7)	$10,323,169 of Indebtedness pursuant to a capital lease.

16

Schedule 7.3

to Credit Agreement

Schedule 7.3: Existing Liens

UCC Financing Statement on debtor Willamette Industries, Inc., encumbering all machinery, equipment and fixtures leased to the debtor pursuant to a Lease Purchase Agreement dated as of August 1, 1991 between Willamette Industries, Inc. and Marlboro County (relates to IRB that is being assigned)

Liens reflected in the Preliminary Commitment for Title Insurance issued by Commonwealth Land Title Insurance Company, Commitment No. 206-207 dated June 29, 2006.

3.	Tax liens relating to 12/31/2003 and 12/31/2004 MTA Surcharge Reports

17

Schedule 7.9

to Credit Agreement

Schedule 7.9: Negative Pledge Clauses

1. The Amended and Restated Transaction Agreement, dated as of February 28, 2006 (the “Transaction Agreement”), among Domtar Funding Limited Liability Company, Domtar Industries Inc., Liberty Street Funding Corp. and The Bank of Nova Scotia restricts Adverse Claims on any Pool Assets (in each case, as defined in the Transaction Agreement). An Adverse Claim on the Capital Stock of Domtar Funding Limited Liability Company would also constitute an Event of Default (as defined in the Transaction Agreement) under the Transaction Agreement.

2. The Unanimous Shareholder Agreement, dated November 21, 2007, among Kitsaki Management Services Inc., Peter Ballantyne Development Corporation, Montreal Lake Development Corporation, Weyerhaeuser Canada Ltd. and Wapawekka Lumber Ltd. (“Corporation”) restricts the pledge of stock of the Corporation.

3. The Limited Partnership Agreement, dated November 21, 2007, of Wapawekka Lumber Limited Partnership (the “Partnership”) restricts the pledge of the units of the Limited Partnership.

4. The Unanimous Shareholders Agreement, dated as of September 1, 1998, between Northshore Forest Inc., E.B. Eddy Forest Products Ltd., Midway Lumber Mills Ltd., St. Marys Paper Ltd. and Northshore Independent Forestry Association Inc. restricts the transfer of Northshore Forest Inc. shares.

5. The Unanimous Shareholder Agreement, dated as of January 1, 1997, among Grant Lumber Corporation, Liskeard Lumber Limited and Elk Lake Planning Mill Limited restricts the pledge of the shares of Elk Lake Planning Mill Limited.

18

Schedule 7.13

to Credit Agreement

Schedule 7.13: Transactions with Affiliates

1. Operating Agreement, dated as of January 1, 1997, among Grant Lumber Corporation, Liskeard Lumber Limited and Elk Lake Planning Mill Limited (Monthly profits and losses split between Grant Lumber Corporation and Liskeard Lumber Limited).

2. Wood Supply Agreement, dated June 30, 2000, between Domtar Inc. and 3721647 Canada Inc. (Domtar Inc. sells wood to Anthony-Domtar Inc. at a cost based on a formula that may not be market at the time but is market over the long-term).

3. Marketing and Sales Agreement, dated November 28, 2003, between Domtar Inc. and 4177533 Canada Inc. (Domtar Inc. sells lumber for Gogama Forest Products Inc. and charges back its reasonable costs).

4. Domtar Inc. processes Nabakatuk Forest Products Inc.’s ply-wood from the latter’s sawmill located in Waswanipi at cost. No formal agreement exists with respect to this arrangement.

19

EXHIBITS to the CREDIT AGREEMENT

dated as of March 7, 2007

among

DOMTAR CORPORATION,

as Parent Borrower,

DOMTAR PAPER COMPANY, LLC,

as Subsidiary Borrower,

and

DOMTAR INC.,

as Canadian Borrower

The Lenders from Time to Time Parties Hereto,

Bank of America, N.A.

Royal Bank of Canada

and

The Bank of Nova Scotia,

as Co-Documentation Agents,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Syndication Agent

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES INC. AND MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers and Joint Bookrunners

1

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to Section 6.1(c) of the Credit Agreement, dated as of March 7, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Domtar Corporation, a Delaware corporation (the “Parent Borrower”), Domtar Paper Company, LLC, a Delaware limited liability company (the “Subsidiary Borrower”), Domtar Inc., a Canadian corporation (the “Canadian Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and the other Agents named therein. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1. I am the duly elected, qualified and acting [Insert Title of Responsible Officer] of the Parent Borrower.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Parent Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). After completing such review, I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default[, except as set forth below].

4. I have no knowledge of the existence of any change in GAAP or in the application thereof relevant to the Financial Statements since the date of the audited financial statements referred to in Section 4.4 of the Credit Agreement.

5. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 7.1 of the Credit Agreement.

6. As of the end of the accounting period covered by the Financial Statements, the following Subsidiaries of the Borrower were Material Subsidiaries:

Material Subsidiary	Jurisdiction of Organization	Percent ownership and name of owners (list only the Parent Borrower or any of its Subsidiaries as applicable)

IN WITNESS WHEREOF, I have executed this Certificate this          day of             , 200     in my capacity as an officer of the Parent Borrower.

Name:
Title: [Insert Title of Responsible Officer]

Attachment 1

to Compliance Certificate

[Attach Financial Statements]

Attachment 2

to Compliance Certificate

The information described herein is as of             ,             , and pertains to the period from             ,             to                                                      ,             .

[Set forth Covenant Calculations]

EXHIBIT B

FORM OF CLOSING CERTIFICATE

Pursuant to Section 5.1(g) of the Credit Agreement, dated as of March 7, 2007 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among Domtar Corporation, a Delaware corporation (the “Parent Borrower”), Domtar Paper Company, LLC, a Delaware limited liability company (the “Subsidiary Borrower”), Domtar Inc., a Canadian corporation (the “Canadian Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and the other Agents named therein, the undersigned [INSERT TITLE OF OFFICER] of [INSERT NAME OF LOAN PARTY] (the “Certifying Loan Party”) hereby certify on behalf of the Certifying Loan Party in their capacity as officers as follows:

1. The representations and warranties of the Certifying Loan Party set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Certifying Loan Party pursuant to any of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2. [                                                     ] is the duly elected and qualified Corporate Secretary of the Certifying Loan Party and the signature set forth for such officer below is such officer’s true and genuine signature.

3. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof and the use of proceeds thereof. [Borrowers only]

4. The conditions precedent set forth in Section 5.1 of the Credit Agreement were satisfied as of the Closing Date, except that we make no certification as to whether any documents, conditions or other items were reasonably satisfactory to the Administrative Agent. [Borrowers only]

The undersigned Corporate Secretary of the Certifying Loan Party certifies as follows:

5. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Certifying Loan Party, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Certifying Loan Party.

[6. The Obligations of the Certifying Loan Party are less than or equal to 10% of the Certifying Loan Party’s Consolidated Net Tangible Assets and all information and calculations necessary for making such determination are set forth in Annex 4.] [Canadian Borrower only]

[6.][7.] The Certifying Loan Party is a [limited liability company][corporation] duly [formed][incorporated], validly existing and in good standing under the laws of the jurisdiction of its organization.

[7.][8.] Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the Board of Directors of the Certifying Loan Party on [INSERT DATE]; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only proceedings of the Certifying Loan Party now in force relating to or affecting the matters referred to therein.

[8.][9.] Attached hereto as Annex 2 is a true and complete copy of the [Operating Agreement][By-Laws] of the Certifying Loan Party as in effect on the date hereof.

[9.][10.] Attached hereto as Annex 3 is a true and complete copy of the [Certificate of Formation][Certificate of Incorporation] of the Certifying Loan Party as in effect on the date hereof.

[Signatures follow]

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

[INSERT NAME OF CERTIFYING LOAN PARTY]

By:
Name:
Title:

By:
Name:
Title:	Corporate Secretary

Date: March 7, 2007

ANNEX 1

[Resolutions]

ANNEX 2

[Operating Agreement][By-Laws]

ANNEX 3

[Certificate of Formation][Certificate of Incorporation]

[ANNEX 4

[Consolidated Net Tangible Assets Calculation]]

EXHIBIT C

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement, dated as of March 7, 2007, by and among Domtar Corporation, a Delaware corporation (the “Parent Borrower”), Domtar Paper Company, LLC, a Delaware limited liability company (the “Subsidiary Borrower”), Domtar Inc., a Canadian corporation (the “Canadian Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and the other Agents named therein. Terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

The Assignor identified on Schedule I hereto (the “Assignor”) and the Assignee identified on Schedule I hereto (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Parent Borrower, any of its Affiliates or any other obligor or the performance or observance by the Borrowers, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

3. The Assignee (a) represents and warrants in favor of the Assignor, the Administrative Agent and the Borrowers, that, as of the Effective Date, (i) it is legally authorized to enter into this Assignment and Acceptance and is an “Eligible Assignee” as defined in the Credit Agreement (including with respect to the representation contained in such definition), (ii) it is not subject to capital adequacy or other similar requirement under Section 2.20 of the Credit Agreement, (iii) it does not require the payment of any increased costs or other payments by any Borrower under Sections 2.20, 2.21 or 10.5 of the Credit Agreement, (iv) this assignment will not increase the cost of any Facility to such Borrower in the foreseeable future and (v) unless an Event of Default has occurred and is continuing under Section 8(a), 8(b), 8(h) or 8(i), to the extent applicable, with respect to the Canadian Loans and the Letters of Credit issued to the Canadian Borrower, it (or its affiliate for purposes of funding such Canadian Loans or Letters of Credit) is a person that either (A) is a resident of Canada for the purposes of Part XIII of the Income Tax Act (Canada) or (B) is an “authorized foreign bank” as defined in the Bank Act (Canada) for whom the Assigned Interest in such Canadian Loans and Letters of Credit and all payments made or credited to such Assignee under such Loans and Letters of Credit, are in respect of such Assignee’s Canadian banking business for the purposes of the Income Tax Act (Canada); provided that the Assignee will indemnify the Assignor, the Administrative Agent and the Borrowers from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, or expenses that result from any inaccuracy in the foregoing; (b) agrees to notify the Borrower and the Administrative Agent of any changes to its circumstances that would result in a violation of the representations and warranties made in clause (v) of the preceding Section 3(a); (c) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referenced in Section 4.4 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (d) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (e) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Section 2.21(e) of the Credit Agreement; and (g) agrees that it will become a party to the CAM Allocation Agreement to the same extent as each other Lender, pursuant to Section 10.19 of the Credit Agreement, for the benefit of each other Lender and the Administrative Agent, with the rights and obligations for the Assignee set forth in Exhibit K of the Credit Agreement.

4. The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7. This Assignment and Acceptance shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

8. The parties hereto agree that this Assignment and Acceptance, the other Loan Documents and all agreements and documents entered into in connection herewith or therewith, or pursuant hereto or thereto, shall be drawn up in English only. Les parties confirment qu’ elles ont convenu que ce document ainsi que tous les autres documents ou contrats s’y rattachant soient redigés en anglais seulement.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

[Rest of the page left intentionally blank]

Schedule 1

to Assignment and Acceptance with respect to the Credit Agreement, dated as of March 7, 2007, among the Parent Borrower, Subsidiary Borrower and the Canadian Borrower, the Lenders party thereto, the Co-Documentation Agents, the Syndication Agent and JPMorgan Chase Bank, N.A., as Administrative Agent.

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Credit Facility Assigned	Principal Amount Assigned[1]	Commitment Percentage Assigned

[ASSIGNEE]		[ASSIGNOR]

By:		By:
	Name:		Name:
	Title:		Title:

[1]	In US Dollars or Canadian Dollars, as applicable.

Accepted for Recordation in the Register (as applicable):

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

By:
Name:
Title:

Required Consents (if any):

[DOMTAR CORPORATION] 2

By:
Name:
Title:

[JPMORGAN CHASE BANK, N.A.,

as Administrative Agent] 3

By:
Name:
Title:

[2]

Not required for an assignment to a Lender or a Lender Affiliate and in the event an Event of Default pursuant to subsection 8(a) or 8(b), or subsection 8(h) or 8(i) of the Credit Agreement (with respect to the Borrowers), has occurred and is continuing.

[3]	Not required for an assignment to a Lender or a Lender Affiliate.

EXHIBIT D-1

March 7, 2007

JPMorgan Chase Bank, N.A., as Agent under the

Credit Agreement referred to below

To Each of the Lenders

Listed on Schedule I Attached Hereto:

Domtar Corporation

Ladies and Gentlemen:

We have acted as special New York counsel to (i) Domtar Corporation, a Delaware corporation (the “Parent Borrower”), (ii) Domtar Paper Company, LLC, a Delaware limited liability company (the “Subsidiary Borrower”), (iii) Domtar Inc., a Canadian corporation (the “Canadian Borrower”) and (iv) each of the Subsidiary Parties referred to below (together with the Parent Borrower, Subsidiary Borrower and the Canadian Borrower, the “Loan Parties”), in connection with (a) the Credit Agreement, dated as of March 7, 2007 (the “Credit Agreement”), among the Parent Borrower, the Subsidiary Borrower and the Canadian Borrower, the several banks and other financial institutions parties thereto (collectively, the “Lenders”) and JPMorgan Chase Bank, N.A., as agent for the Lenders (in such capacity, the “Agent”) and (b) the agreements to which the Parent Borrower, the Subsidiary Borrower, the Canadian Borrower or any Subsidiary Party is today a party that are listed in Schedule II hereto (together with the Credit Agreement, the “Loan Documents”).

The opinions expressed below are furnished to you pursuant to Section 5.1(h)(i) of the Credit Agreement. Unless otherwise defined herein or in any Schedule hereto, terms defined in or defined by reference in the Credit Agreement and used herein shall have the meanings assigned thereto in the Credit Agreement. As used herein, the following terms shall have the following meanings: The term “DGCL” means the General Corporation Law of the State of Delaware as in effect on the date hereof. The term “DLLCA” means the Delaware Limited Liability Company Act as in effect on the date hereof, excluding Section 18-1104 and the application of any other law, rule or regulation, whether express or implied. The term “Delaware Subsidiary Parties” means Conbord Inc., a Delaware corporation, Domtar America Corp., a Delaware corporation, Domtar A.W. Corp., a Delaware corporation, Domtar Enterprises Inc., a Delaware corporation, Domtar Industries Inc., a Delaware corporation, Domtar Maine Corp., a Delaware corporation, Domtar U.S.A. Corp., a Delaware corporation, and E.B. Eddy Paper, Inc., a Delaware corporation. The term “Excluded Agreements” means the Canadian Guarantee and Collateral Agreement and the Mortgages. The term “Limited Liability Company Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Subsidiary Borrower, dated March 7, 2007. The term “Material Adverse Effect” means a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Parent Borrower and its Subsidiaries taken as a whole. The term “Pledged Stock” means those shares of Pledged Stock of Subsidiaries of the Parent Borrower that are organized under the laws of any jurisdiction in the United States constituting “certificated securities” (as defined in Section 8-102 of the UCC) and described in Schedule 2 to the US Guarantee and Collateral Agreement or Schedule 1 to the Pledge Agreement, as applicable. The term “Non-Delaware Subsidiary Parties” means Domtar Wisconsin Dam Corp., a Wisconsin corporation, Port Huron Fiber Corporation, a Michigan corporation, and St. Croix Water Power Company, a Maine corporation. The term “Ris Paper” means Ris Paper Company, Inc., a New York corporation. The term “Subsidiary Parties” means the Delaware Subsidiary Parties, the Non-Delaware Subsidiary Parties and Ris Paper. The term “UCC” means the Uniform Commercial Code as in effect in the State of New York on the date hereof.

In arriving at the opinions expressed below,

(a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of the Loan Documents,

JPMorgan Chase Bank, N.A., Each of the Lenders named in Schedule I	March 7, 2007

(b) copies certified or otherwise identified to our satisfaction of the contracts listed in Schedule III hereto (collectively, the “Contracts”),

(c) we have examined and relied on such corporate documents and records of the Parent Borrower and its Subsidiaries and such other instruments and certificates of public officials, officers and representatives of the Parent Borrower and its Subsidiaries and other Persons as we have deemed necessary or appropriate for the purposes of this opinion,

(d) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the representations and warranties contained in or made pursuant to the Loan Documents, and

(e) we have made such investigations of law as we have deemed appropriate as a basis for this opinion.

In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (a) the authenticity of all documents submitted to us as originals, (b) the genuineness of all signatures on all documents that we examined, (c) the conformity to authentic originals of documents submitted to us as certified, conformed or photostatic copies, (d) the due authorization, execution and delivery of each of the Loan Documents by all parties thereto (other than the Parent Borrower, the Subsidiary Borrower, the Delaware Subsidiary Parties and Ris Paper), (e) the enforceability of each Loan Document against each party thereto (other than the Loan Parties), (f) the valid existence and good standing of each Loan Party (other than the Parent Borrower, the Subsidiary Borrower, the Delaware Subsidiary Parties and Ris Paper), (g) the corporate or other power and authority of each Loan Party to enter into and perform its obligations under the Loan Documents (other than the Parent Borrower, the Subsidiary Borrower, the Delaware Subsidiary Parties and Ris Paper), and (h) the accuracy of the opinions, dated today and addressed to you, relating to the Loan Documents of Hooper, Hathaway, Price, Beuche & Wallace, P.C. and Ogilvy Renault LLP.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that:

9. The Parent Borrower (a) is validly existing and in good standing under the laws of the State of Delaware, and (b) has the corporate power and authority to own and operate its property and to conduct the business in which it is currently engaged.

The Subsidiary Borrower is (a) validly existing and in good standing under the laws of the State of Delaware, and (b) has the limited liability company power and authority to own and operate its property and to conduct the business in which it is currently engaged.

Each Delaware Subsidiary Party is (a) validly existing and in good standing under the laws of the State of Delaware, and (b) has the corporate power and authority to own and operate its property and to conduct the business in which it is currently engaged.

Ris Paper is (a) validly existing under the laws of the State of New York, and (b) has the corporate power and authority to own and operate its property and to conduct the business in which it is currently engaged.

10. The Parent Borrower has the corporate power and authority to execute, deliver and perform its obligations under the Credit Agreement and the other Loan Documents to which it is a party. The Parent Borrower has taken all necessary corporate action to authorize the execution and delivery of and performance of its obligations under the Credit Agreement and the other Loan Documents to which it is a party.

5

JPMorgan Chase Bank, N.A., Each of the Lenders named in Schedule I	March 7, 2007

The Subsidiary Borrower has the limited liability company power and authority to execute, deliver and perform its obligations under the Credit Agreement and the other Loan Documents to which it is a party. The Subsidiary Borrower has taken all necessary limited liability company action to authorize the execution and delivery of and performance of its obligations under the Credit Agreement and the other Loan Documents to which it is a party.

Each Delaware Subsidiary Party has the corporate power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party. Each Delaware Subsidiary Party has taken all necessary corporate action to authorize the execution and delivery of and performance of its obligations under the Loan Documents to which it is a party.

Ris Paper has the corporate power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party. Ris Paper has taken all necessary corporate action to authorize the execution and delivery of and performance of its obligations under the Loan Documents to which it is a party.

11. Each of the Credit Agreement and the other Loan Documents to which the Parent Borrower is a party has been duly executed and delivered on behalf of the Parent Borrower.

Each of the Credit Agreement and the other Loan Documents to which the Subsidiary Borrower is a party has been duly executed and delivered on behalf of such Subsidiary Borrower.

Each of the Loan Documents to which any Delaware Subsidiary Party is a party has been duly executed and delivered on behalf of such Delaware Subsidiary Party.

Each of the Loan Documents to which Ris Paper is a party has been duly executed and delivered on behalf of Ris Paper.

12. Each of the Credit Agreement and the other Loan Documents to which the Parent Borrower is a party constitutes a valid and binding obligation of the Parent Borrower enforceable against the Parent Borrower in accordance with its terms.

Each of the Credit Agreement and the other Loan Documents to which the Subsidiary Borrower is a party (other than any Mortgage, as to which we express no opinion) constitutes a valid and binding obligation of the Subsidiary Borrower enforceable against the Subsidiary Borrower in accordance with its terms.

The Credit Agreement constitutes a valid and binding obligation of the Canadian Borrower enforceable against the Canadian Borrower in accordance with its terms.

Each of the Loan Documents to which any Subsidiary Party is a party (other than any Excluded Agreement, as to which we express no opinion) constitutes a valid and binding obligation of such Subsidiary Party enforceable against such Subsidiary Party in accordance with its terms.

13. Except for (1) any consents, authorizations, approvals, notices and filings that have been obtained or made, (2) filings to perfect the security interests created by the Security Documents, (3) filings in the United States Patent and Trademark Office (“PTO”) and the United States Copyright Office (“Copyright Office”) and in appropriate offices under any applicable state trademark laws, (4) mortgage filings in connection with any of the Loan Documents, (5) filings or consents required to create or perfect any Lien on Collateral constituting mobile goods covered by a certificate of title and (6) those consents, authorizations, approvals, notices and fillings, if not

6

JPMorgan Chase Bank, N.A., Each of the Lenders named in Schedule I	March 7, 2007

made, obtained or done would not to our knowledge have a Material Adverse Effect, to our knowledge no consent or authorization of, approval by, notice to, or filing with, any United States federal, or New York State or (insofar as the DGCL is concerned) Delaware court or governmental authority is required to be obtained or made on or prior to the date hereof by the Parent Borrower in connection with its execution and delivery of, or performance of its obligations under, the Loan Documents to which it is a party or in connection with the validity or enforceability against it of the Loan Documents to which it is a party.

Except for (1) any consents, authorizations, approvals, notices and filings that have been obtained or made, (2) filings to perfect the security interests created by the Security Documents, (3) filings in the PTO and the Copyright Office and in appropriate offices under any applicable state trademark laws, (4) mortgage filings in connection with any of the Loan Documents, (5) filings or consents required to create or perfect any Lien on Collateral constituting mobile goods covered by a certificate of title and (6) those consents, authorizations, approvals, notices and filings, if not made, obtained or done would not to our knowledge have a Material Adverse Effect, to our knowledge no consent or authorization of, approval by, notice to, or filing with, any United States federal, or New York State or (insofar as the DLLCA is concerned) Delaware court or governmental authority is required to be obtained or made on or prior to the date hereof by the Subsidiary Borrower in connection with its execution and delivery of, or performance of its obligations under, the Loan Documents to which it is a party or in connection with the validity or enforceability against it of the Loan Documents to which it is a party.

Except for (1) any consents, authorizations, approvals, notices and filings that have been obtained or made, (2) filings to perfect the security interests created by the Security Documents, (3) filings in the PTO and the Copyright Office and in appropriate offices under any applicable state trademark laws, (4) mortgage filings in connection with any of the Loan Documents, (5) filings or consents required to create or perfect any Lien on Collateral constituting mobile goods covered by a certificate of title and (6) those consents, authorizations, approvals, notices and filings, if not made, obtained or done would not to our knowledge have a Material Adverse Effect, to our knowledge no consent or authorization of, approval by, notice to, or filing with, any United States federal or New York State or (insofar as the DGCL is concerned) Delaware court or governmental authority is required to be obtained or made on or prior to the date hereof by any Delaware Subsidiary Party in connection with its execution and delivery of, or performance of its obligations under, the Loan Documents to which it is a party or in connection with the validity or enforceability of the Loan Documents to which such Delaware Subsidiary Party is a party.

Except for (1) any consents, authorizations, approvals, notices and filings that have been obtained or made, (2) filings to perfect the security interests created by the Security Documents, (3) filings in the PTO and the Copyright Office and in appropriate offices under any applicable state trademark laws, (4) mortgage filings in connection with any of the Loan Documents, (5) filings or consents required to create or perfect any Lien on Collateral constituting mobile goods covered by a certificate of title and (6) those consents, authorizations, approvals, notices and filings, if not made, obtained or done would not to our knowledge have a Material Adverse Effect, to our knowledge no consent or authorization of, approval by, notice to, or filing with, any United States federal or New York governmental authority is required under United States federal or New York State law to be obtained or made on or prior to the date hereof by Ris Paper in connection with its execution and delivery of, or performance of its obligations under, the Loan Documents to which it is a party or in connection with the validity or enforceability of the Loan Documents to which it is a party.

14. The execution and delivery by the Parent Borrower of the Loan Documents to which it is a party, and the performance by the Parent Borrower of its obligations thereunder, (x) will not violate (i) the certificate of incorporation or by-laws of the Parent Borrower, (ii) any existing United States federal, New York State or

7

JPMorgan Chase Bank, N.A., Each of the Lenders named in Schedule I	March 7, 2007

DGCL law, rule or regulation applicable to the Parent Borrower, or (iii) any existing order, known to us, issued by any United States federal or New York State court or other governmental authority and binding upon the Parent Borrower, except, in the case of clauses (ii) and (iii), for such violations that to our knowledge would not have a Material Adverse Effect, and (y) will not result in, or require, the creation of any Lien (other than under the Loan Documents) on any of its properties or revenues by operation of any law, rule, regulation or order referred to in the preceding clause (x).

The execution and delivery by the Subsidiary Borrower of the Loan Documents to which it is a party, and the performance by the Subsidiary Borrower of its obligations thereunder, (x) will not violate (i) the certificate of formation or the Limited Liability Company Agreement of the Subsidiary Borrower, (ii) any existing United States federal, New York State or DLLCA law, rule or regulation applicable to the Subsidiary Borrower, or (iii) any existing order, known to us, issued by any United States federal or New York State court or other governmental authority and binding upon the Subsidiary Borrower, except, in the case of clauses (ii) and (iii), for such violations that to our knowledge would not have a Material Adverse Effect, and (y) will not result in, or require, the creation or imposition of any Lien (other than under the Loan Documents) on any of its properties by operation of any law, rule, regulation or order referred to in the preceding clause (x).

The execution and delivery by each Delaware Subsidiary Party of the Loan Documents to which it is a party, and the performance by such Delaware Subsidiary Party of its obligations thereunder, (x) will not violate (i) the certificate of incorporation or by-laws of such Delaware Subsidiary Party, (ii) any existing United States federal, New York State or DGCL law, rule or regulation applicable to such Delaware Subsidiary Party or (iii) any existing order, known to us, issued by any United States federal or New York State court or other governmental authority and binding upon such Delaware Subsidiary Party, except, in the case of clauses (ii) and (iii), for such violations that to our knowledge would not have a Material Adverse Effect, and (y) will not result in, or require, the creation or imposition of any Lien (other than under the Loan Documents) on any of its properties by operation of any law, rule, regulation or order referred to in the preceding clause (x).

The execution and delivery by Ris Paper of the Loan Documents to which it is a party, and the performance by Ris Paper of its obligations thereunder, (x) will not violate (i) the certificate of incorporation or by-laws of Ris Paper, (ii) any existing United States federal or New York State law, rule or regulation applicable thereto or (iii) any existing order, known to us, issued by any United States federal or New York State court or other governmental authority and binding upon Ris Paper, except, in the case of clauses (ii) and (iii), for such violations that to our knowledge would not have a Material Adverse Effect, and (y) will not result in, or require, the creation or imposition of any Lien (other than under the Loan Documents) on any of its properties by operation of any law, rule, regulation or order referred to in the preceding clause (x).

The execution and delivery by each Loan Party of the Loan Documents to which it is a party, and the performance by such Loan Party of its obligations thereunder as provided therein, will not violate any of the Contracts, except for such violations that to our knowledge would not have a Material Adverse Effect.

15. The US Guarantee and Collateral Agreement is effective to create a valid security interest in favor of the Agent, for the benefit of the Secured Parties (as defined therein), as security for the Obligations (as defined in the US Guarantee and Collateral Agreement), in all of the collateral described therein that is of the type in which a security interest can be created under Article 9 of the UCC (the “Article 9 Collateral”), to the extent the UCC is applicable to the creation of such security interest.

Upon the delivery of the Article 9 Collateral in which a security interest may be perfected by possession pursuant to the UCC to (and provided that the same remains in the possession of) the Agent in the State of New York, the Agent will have a perfected security interest in such Article 9 Collateral.

8

JPMorgan Chase Bank, N.A., Each of the Lenders named in Schedule I	March 7, 2007

The US Guarantee and Collateral Agreement is effective to create a valid security interest in the Pledged Stock. Upon delivery of such Pledged Stock (in certificated form) either in bearer form or registered form (issued or endorsed in each case in the name of the Agent or in blank) to (and retention of control (within the meaning of Section 8-106 of the UCC) thereof by) the Agent in the State of New York, the Agent will have a perfected security interest therein, to the extent the UCC is applicable to the perfection of such security interest.

The Pledge Agreement is effective to create a valid security interest in the Pledged Stock. Upon delivery of such Pledged Stock (in certificated form) either in bearer form or registered form (issued or endorsed in each case in the name of the Agent or in blank) to (and retention of control (within the meaning of Section 8-106 of the UCC) thereof by) the Agent in the State of New York, the Agent will have a perfected security interest therein, to the extent the UCC is applicable to the perfection of such security interest.

None of the Parent Borrower, Subsidiary Borrower or Canadian Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

* * *

Our opinions in paragraphs 3, 4, 5, 6 (other than subparagraph (e)) and 7, set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws and other similar laws relating to or affecting creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) limitations on the validity or enforceability of indemnification, contribution or exculpation under applicable law (including court decisions) or public policy and (iv) possible judicial action giving effect to foreign laws or foreign governmental or judicial action affecting or relating to the rights or remedies of creditors. In addition, applicable laws and interpretations may affect the validity or enforceability of certain provisions of the Loan Documents, but such limitations do not, in our opinion, make the remedies provided for therein inadequate for the practical realization of the principal benefits intended to be provided thereby (subject to the other qualifications expressed herein).

Without limiting the foregoing, we express no opinion as to the validity, binding effect or enforceability of any provision in Section 9.11 or 10.14 of the Credit Agreement or in Section 8.17 of the US Guarantee and Collateral Agreement or any provision of any Loan Document that purports to (i) prohibit any Loan Party from transferring its respective rights in the collateral described in the Loan Documents or any proceeds thereof, as contemplated by Section 9-401 of the UCC, (ii) permit the Agent to vote or otherwise exercise any rights with respect to any of the collateral under the Loan Documents absent compliance with the requirements of applicable laws and regulations as to the voting of or other exercise of rights with respect to such collateral, (iii) waive, release or vary any defense, right or privilege of, or any duties owing to, any Loan Party to the extent that such waiver, release or variation may be limited by Section 1-102(3), 9-602 or 9-603 of the UCC or other provisions of applicable law, (iv) grant a right to collect any amount that a court determines to constitute unearned interest, (v) grant any right of set-off with respect to any contingent or unmatured obligation, or to permit any Person purchasing a participation from a Lender to exercise set-off rights with respect to such participation, (vi) maintain or impose any obligation to pay any amount in U.S. dollars or any other specified currency, or specify any rate or method of exchange, where a final judgment concerning such obligation is rendered in another currency, (vii) constitute a waiver of inconvenient forum or improper venue or (viii) relate to the subject matter jurisdiction of a court to adjudicate any controversy.

We express no opinion as to the creation, validity or perfection of any security interest, or the validity, binding effect or enforceability of any Loan Document, to the extent that such Loan Document grants or purports to grant (a) a security interest (i) that is not governed by the UCC (including but not limited to any such security interest with respect to (A) copyrights, copyright licenses, patents, patent licenses, trademarks and trademark

9

JPMorgan Chase Bank, N.A., Each of the Lenders named in Schedule I	March 7, 2007

licenses or (B) insurance policies), (ii) in commercial tort claims, letter-of-credit rights, fixtures, cooperative interests, farm products, as-extracted collateral or timber to be cut, (iii) in any property the terms of or governing which void or prohibit, or are violated by, the granting of such security interest or (iv) in any claim against the United States, (b) a mortgage or other interest in real property, (c) an agricultural lien or (d) the security interest referred to in Sections 2.13(d) and (f) of the Credit Agreement and the last paragraph of Section 8 of the Credit Agreement. Our opinions set forth in paragraph 7 above are limited to Articles 8 and 9 of the UCC and therefore do not address (i) laws of jurisdictions other than the State of New York, (ii) laws of the State of New York other than Articles 8 and 9 of the UCC or (iii) collateral of a type not subject to Article 9 of the UCC. We express no opinion as to what law governs perfection of any security interest granted by the Loan Documents. We have assumed with your permission that (i) none of the Secured Parties has waived, subordinated or agreed with any third party to any modification of the perfection or priority of any security interest granted by the Loan Documents, (ii) the Pledged Stock and all collateral under the Loan Documents in which a security interest may be perfected by possession will be held at all times by the Agent in the State of New York and (iii) each Loan Party has sufficient rights in the collateral described in the Loan Documents for the security interests granted thereby to attach. We express no opinion as to the title or any other interest of any Loan Party in or to any of the collateral described in the Loan Documents. No security interest will exist with respect to after-acquired property of any Loan Party until such Loan Party has rights therein within the meaning of Section 9-203 of the UCC.

Except as set forth in paragraph 7 above, we express no opinion as to the validity or perfection of the security interests purported to be created by the Loan Documents. We express no opinion as to the validity, perfection or priority of such security interests:

with respect to collateral sold, exchanged or otherwise disposed of by any Loan Party;

to the extent such security interests may be affected by (x) Section 552 of the United States Bankruptcy Code, under which a bankruptcy court has discretion as to the extent to which post-petition proceeds may be subject to a lien arising from a security agreement entered into by the debtor before the commencement of the case, or (y) Section 547(b) of the United States Bankruptcy Code, relating to the power to avoid a preference;

with respect to proceeds, to the extent of limitations under Section 9-315 of the UCC on the perfection of a security interest in proceeds;

as to any collateral acquired by the party granting such security interest more than four months after such party changes its name so as to make the relevant financing statements seriously misleading, unless amendments to such financing statements indicating the new name of such party are properly filed before the expiration of such four months;

as to any collateral acquired by any Loan Party following any change in the jurisdiction of organization (within the meaning of Section 9-102(a)(50) of the UCC) of such Loan Party unless a new financing statement is properly filed in the applicable new jurisdiction within the time specified in Section 9-316 of the UCC;

as to any property subject to a statute, regulation or treaty of the United States, whose requirements for a security interest’s obtaining priority over the rights of a lien creditor with respect to such property preempt Section 9-310(a) of the UCC;

as to any goods that are an accession to, or commingled or processed with, other goods, to the extent limited by Section 9-335 or 9-336 of the UCC; or

10

JPMorgan Chase Bank, N.A., Each of the Lenders named in Schedule I	March 7, 2007

as to goods of any kind, such as motor vehicles, subject to certificate of title statutes.

We call to your attention that (A) the UCC requires periodic filing of continuation statements in order to maintain the effectiveness of financing statements filed pursuant thereto, (B) Section 8-107 of the UCC may in certain circumstances limit the rights of a secured party in respect of any unauthorized endorsement with respect to certificated securities constituting collateral under the Loan Documents not registered in the name of or issued to the Agent and not originally issued in bearer form, (C) under certain circumstances Section 9-408 of the UCC limits the enforcement of security interests in promissory notes, health-care-insurance receivables and general intangibles and (D) the perfection of the security interests granted by the Loan Documents may be limited by (i) rights under Article 2 of the UCC of a seller of goods as to which the debtor does not yet have possession, (ii) the right of reservation of a seller of goods under Section 2-505 of the UCC, (iii) the right of reclamation of a seller of goods on credit under Section 2-702 of the UCC, (iv) rights of buyers and lessees in the ordinary course to take goods free of such security interests to the extent provided in Sections 9-320 and 9-321 of the UCC, (v) rights of licensees in the ordinary course of business to license general intangibles free of such security interest to the extent provided in Section 9-321 of the UCC and (vi) rights of a purchaser of chattel paper and instruments to claim priority over such security interests to the extent provided in Section 9-330 of the UCC.

We express no opinion as to the priority of the security interests purported to be created by the Loan Documents. Without limiting the foregoing, we express no opinion as to the priority of any security interest (i) as against any claims or liens in favor of the United States or any state thereof, or any federal or state agency, instrumentality or political subdivision, including but not limited to liens for payment of federal, state or local taxes that are given priority by operation of law, liens under Title IV of the Employee Retirement Security Act of 1974, as amended, or claims arising under 31 U.S.C. § 3713, (ii) as against any rights of a person in possession of proceeds consisting of money or “instruments” (as defined in Section 9-102(a)(47) of the UCC), (iii) as against liens under Section 4-208 of the UCC, relating to security interests of a collecting bank, (iv) as against liens granted under Section 364(d) of the United States Bankruptcy Code, relating to liens granted by a court after the commencement of a case or (v) that has been perfected by “control” under Sections 8-106, 9-104, 9-105, 9-106 or 9-107 of the UCC, as against any other security interest in the same property that has also been perfected by “control.”

We express no opinion as to the effect of, or compliance with, any United States federal or state laws regarding fraudulent transfers or fraudulent conveyances or laws governing preferential transfers, or provisions of state law restricting dividends, loans or other distributions by a corporation to or for the benefit of its stockholders, or any federal or state securities laws, rules or regulations, including without limitation as to the effect thereof on the validity, binding effect or enforceability of any of the Loan Documents.

For purposes of the opinion set forth in paragraph 6 (other than subparagraph (e)) above as to any judgment, order or decree referred to therein, we have endeavored, to the extent we have believed necessary, to determine from lawyers currently in our firm who have performed substantive legal services for the Loan Parties whether such services involved substantive attention in the form of legal representation concerning any order of the nature referred to in such paragraph 6. We have not made any review, search or investigation of the public files or records with respect to any such order or other action or proceeding. In rendering the opinion in paragraph 6(e), we do not express any opinion as to any computation of any financial ratio, covenant or measurement under any Contract, or as to compliance with any financial ratio, covenant or measurement contained in any Contract.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the DGCL, the DLLCA and the Federal laws of the United States of America, in each case that in our experience are generally applicable to transactions of this type. In particular (and without limiting the generality of the foregoing) we express no opinion as to the laws of any country (other than the Federal laws of the United States

11

JPMorgan Chase Bank, N.A., Each of the Lenders named in Schedule I	March 7, 2007

of America) or the effect of such laws (whether limiting, prohibitive or otherwise) on any of the rights or obligations of any Loan Party or of any other party to or beneficiary of any of the Loan Documents. We have assumed, with your permission, that the execution and delivery of each of the Loan Documents by each of the parties thereto and the performance of their respective obligations thereunder will not be illegal or unenforceable or violate any fundamental public policy under applicable law (other than the laws of the State of New York and Federal laws of the United States of America), and that no such party has entered therein with the intent of avoiding or a view to violating applicable law. In giving the foregoing opinion, we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Lender is located that limits the rate of interest that such Lender may charge or collect.

The opinions expressed herein are given solely as of the date hereof and are solely for your benefit. Without our prior consent, neither our opinion or this opinion letter may be disclosed publicly to or relied upon by any other person. This opinion may be furnished to, but not relied upon by (i) any person that purchases an interest in or a participation in the Loans and (ii) any auditor or regulatory authority having jurisdiction over a Lender or otherwise pursuant to court order or judicial process. This opinion letter is limited to the matters stated and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

Very truly yours,

12

Schedule I

LENDERS

JPMorgan Chase Bank, N.A.

Morgan Stanley Senior Funding, Inc.

Bank of America, N.A.

Citibank, N.A.

Royal Bank of Canada

The Bank of Nova Scotia

Bank of Montreal

Caisse Centrale Desjardins

CIBC, Inc.

Deutsche Bank Trust Company Americas

Goldman Sachs Credit Partner L.P.

National Bank of Canada

The Toronto-Dominion Bank

Coöperatieve Centrale Raiffeisen-Boerenleenbank, B.A., “Rabobank International”, New York Branch

Fortis Capital Corp.

General Electric Capital Corporation

Schedule II

LOAN DOCUMENTS

1. The US Guarantee and Collateral Agreement, dated as of March 7, 2007 (the “US Guarantee and Collateral Agreement”), made by the Parent Borrower and the Subsidiary Borrower, in favor of the Agent.

2. The Canadian Guarantee and Collateral Agreement, dated as of March 7, 2007 (the “Canadian Guarantee and Collateral Agreement”), made by the Canadian Borrower, the Subsidiary Parties and the other Grantors (as defined therein) party thereto, in favor of JPMorgan Chase Bank, N.A., Toronto Branch.

3. The Pledge Agreement, dated as of March 7, 2007 (the “Pledge Agreement”), made by Domtar America Corp., Domtar U.S.A. Corp., Domtar Maine Corp., Domtar Enterprises Inc., Domtar Industries Inc. and Domtar A.W. Corp. and E.B. Eddy Paper, Inc., in favor of the Agent.

4. The Mortgages and Deeds of Trust dated as of March 7, 2007 (collectively, the “Mortgages”) by the Subsidiary Borrower in favor of the Agent with respect to the following parcels listed below:

Site Name	Address
Amory Chip Mill	100 Wateway Drive, Amory, MS

Bennettsville (Sterling) Chip Mill	585 Willamette Road, Bennettsville, SC

Brownsville, TN	1621 Welch Road, Brownsville, TN

Centerville Chip Mill	472 Simmons Branch Road, Centerville, TN

Cerritos, CA	14100 Vine Place, Cerritos, CA

Columbus, MS	Carson Road, Columbus, MS

Dubois, PA	377 Satterlee Road, DuBois, PA

East Bernstadt Chip Mill	1909 Highway 490, East Bernstadt, KY

Fort Mill, SC	100 Kingsley Park Drive, Fort Mill, SC

Hawesville, KY	Highway 1406, 580 Wescor Road, Hawesville, KY

Indianapolis, IN	6461 Saguaro Court, Indianapolis, IN

Johnsonburg, PA	100 Center Street, Johnsonburg, PA

Kane Chip Mill	8224 Route 6, Kane, PA

Kingsport, TN	100 Clinchfield Street, Kingsport, TN

Langhorne, PA	1050 Wheeler Way, Middletown, PA

Mill Spring Chip Mill	Highway 49, Mill Spring, MO

New Hill (B&B) Chip Mill	7634 Old US 1, New Hill, NC

Owensboro, KY	1500 Ragu Drive, Owensboro, KY

Plymouth, NC	Highway 149 N., Plymouth, NC

Ridgefields, TN	514 Tilthammer Road, Kingsport (in Ridgefields), TN

Rock Hill, SC	300 North Park Drive, Rock Hill, SC

Rothschild, WI	200 Grand Avenue, Rothschild, WI

2

Site Name	Address
Tatum, SC	Highway 15-401, Tatum, SC

Union Mills Chip Mill	2075 Centennial Road, Union Mills, NC

Washington Court House, OH	201 Lowes Boulevard, Washington, OH

Woodland Chip Mill	1024 Forest Lane, Woodland, PA

Kingsport, TN	549 W. Center Street, Kingsport, TN

3

Schedule III

CONTRACTS

1. Indenture, dated as of July 31, 1996, between the Canadian Borrower and The Bank of New York, as trustee, pursuant to which $125,000,000 initial principal amount of 9-1/2% Debentures due 2016 were issued.

2. Indenture, dated as of October 16, 2001, between the Canadian Borrower and The Chase Manhattan Bank as trustee, pursuant to which $600,000,000 initial principal amount of 7.875% Notes due 2011 were issued.

3. Senior Indenture, dated as of November 18, 2003, between the Canadian Borrower and JPMorgan Chase Bank, pursuant to which $350,000,000 initial principal amount of 5.375% Notes due 2013 and $400,000,000 initial principal amount of 7-1/8% Notes due 2015 were issued.

4. Amended and Restated Receivables Transfer Agreement, dated February 28, 2006, among Domtar Funding Limited Liability Company, Domtar Industries Inc., Liberty Street Funding Corp. and The Bank of Nova Scotia, as amended by the First Amendment and Waiver to the Amended and Restated Receivables Transfer Agreement, dated February 27, 2007 and the Second Amendment to the Amended and Restated Receivables Transaction Agreement, dated March 5, 2007.

EXHIBIT D-2

Direct Dial: (514) 847-4533

jbogaty@ogilvyrenault.com

Montréal, March 7, 2007

JP MORGAN CHASE BANK, N.A., Toronto

Branch, as Administrative Agent for the Canadian

Lenders and the Canadian Lenders party from time

to time to the Credit Agreement referred to below

- and -

SIMPSON THACHER & BARTLETT LLP

- and -

MCMILLAN BINCH MENDELSOHN LLP

Dear Ladies and Gentlemen:

RE:	Domtar Inc. (“Domtar”) and 4388216 Canada Inc. (“4388216”)

This opinion is furnished to you pursuant to the credit agreement (the “Credit Agreement”) dated as of March 7, 2007 among, inter alia, Domtar Corporation, Domtar Paper Company, LLC and Domtar, as Borrowers, the Lenders from time to time parties thereto, Morgan Stanley Senior Funding Inc., as Syndication Agent, and JP Morgan Chase Bank, N.A., as Administrative Agent.

We have acted as counsel to Domtar and 4388216 (each, a “Canadian Loan Party” and collectively the “Canadian Loan Parties”) in connection with the execution and delivery of the Credit Documents (as hereinafter defined). Capitalized terms used in this opinion which are defined in the Credit Agreement have herein the respective meanings therein specified unless the context of this opinion otherwise requires or unless such terms are otherwise defined in this opinion.

In connection therewith, we have examined original executed copies or copies certified to our satisfaction of the following documents:

(a)	the Credit Agreement;

(b)	a Canadian guarantee and collateral agreement (the “Canadian Guarantee and Collateral Agreement”) entered into on March 7, 2007 by the Canadian Loan Parties and the other parties thereto in favour of JP Morgan Chase Bank, N.A., Toronto Branch (in such capacity, the “Canadian Administrative Agent”) for the benefit of the Canadian Lenders (as defined therein);

(c)	a deed of hypothec (the “Deed of Hypothec”) entered into on March 7, 2007 before Mtre Kevin Leonard, Notary, by the Canadian Loan Parties and other grantors in favour of the Canadian Administrative Agent, as fondé de pouvoir as contemplated in Article 2692 of the Civil Code of Quebec (the “Civil Code”) (in such capacity, the “Attorney”);

(d)	a collateral bond (the “Bond”) in the principal amount of Cdn$400,000,000 dated March 7, 2007, represented by certificate No. 1, issued under the Deed of Hypothec by Domtar to the order of the Canadian Administrative Agent for the benefit of the Secured Parties (as defined in the hereinafter defined Pledge Agreement);

(e)	a bond pledge agreement (the “Pledge Agreement”) dated as of March 7, 2007 granted by Domtar in favour of the Secured Parties (as defined therein) pledging and hypothecating the Bond for an amount of Cdn$400,000,000.

(the Hypothec, the Bond and the Pledge Agreement are hereinafter collectively referred to as the “Quebec Credit Documents”; the Quebec Credit Documents and the Canadian Guarantee and Collateral Agreement are hereinafter collectively referred to as the “Canadian Credit Documents”; the Canadian Credit Documents and the Credit Agreement are hereinafter collectively referred to as the “Credit Documents”; and each guarantor and grantor under the Canadian Credit Documents, including each of the Canadian Loan Parties, is hereinafter referred to as a “Loan Party” and collectively the “Loan Parties”);

(f)	the certificates and articles of incorporation and by-laws of each of the Canadian Loan Parties;

(g)	certificates of compliance dated March 2, 2007 issued pursuant to the Canada Business Corporations Act in respect of each of the Canadian Loan Parties (the “Certificates of Compliance”);

(h)	a certificate of attestation dated March 1, 2007 issued in respect of 4388216 Canada Inc. and a certificate of attestation dated March 2, 2007 issued in respect of Domtar, in each case pursuant to the Loi sur la publicité légale des entreprises individuelles, des sociétés et des personnes morales (collectively, the “Certificates of Attestation”);

(i)	a certified copy of the resolutions of the board of directors of each of the Canadian Loan Parties authorizing the execution and delivery of, inter alia, the Credit Documents to which each of the foregoing is a party;

(j)	certificates of incumbency and specimen signatures in respect of each of the Canadian Loan Parties;

(k)	a certificate of officers of Domtar as to certain matters of fact dated of even date, a copy of which is attached hereto as Schedule I; and

(l)	the following documents, namely:

•	a Trust Indenture dated August 5, 1987 between Domtar and Montreal Trust Company with respect to the 10.85% Debentures due 2017; and

•	a Trust Indenture dated April 15, 1987 between Domtar and Montreal Trust Company with respect to the 10% Debentures due 2011;

(collectively referred to herein as the “Trust Indentures”).

We have examined such public and corporate records and certificates (including officers’ certificates), conducted searches and considered such questions of law as we have considered necessary or appropriate on the basis of the opinions hereinafter expressed. We have relied, without independent verification or investigation, on all statements as to matters of fact contained in such documents.

In our examination of such documents and information, we have assumed:

1.	the genuineness of all signatures, the legal capacity of all individuals, the authenticity and completeness of all documents and instruments submitted to us as originals, the conformity to originals of all documents submitted to us as facsimiles or copies, certified or otherwise, thereof and the authenticity of the originals of such facsimiles or copies;

2.	the currency, completeness, truth and accuracy of all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials;

3.	the currency, completeness, truth and accuracy of the corporate records of the Canadian Loan Parties and of any other records, certificates or documents examined by us or supplied to us by an officer of any of the Canadian Loan Parties, as well as the accuracy and correctness of all facts set forth or reflected therein;

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4.	that each of the parties to the Credit Documents, other than the Canadian Loan Parties, is duly formed and validly subsisting under its governing laws, and has all requisite capacity, power and authority to execute, deliver and perform its obligations under the Credit Documents to which it is a party and has taken all necessary actions to authorize the execution, delivery and performance by it of the Credit Documents to which it is a party, and that neither the execution, delivery or performance of the Credit Documents to which each is a party, nor the consummation of the transactions contemplated thereby, conflict with or result in a breach of its respective constating documents and by-laws or contravenes to any laws applicable to it;

5.	that each party thereto other than the Canadian Loan Parties has duly executed and delivered the Credit Documents to which it is a party;

6.	that the Credit Agreement constitutes a legal, valid and binding obligation of each of the parties thereto and is enforceable in accordance with its terms against each of them respectively, as the case may be;

7.	the parties to the Canadian Credit Documents have not agreed, orally or in writing, to postpone the time for attachment of any security interest expressed to have been created by the Canadian Credit Documents; and

8.	the property and assets subject to the security interests created by the Canadian Credit Documents do not include consumer goods (as defined in the Personal Property Security Act (Ontario) (the “PPSA”)).

With respect to our opinion in paragraph 6(iii) below, (a) we have relied on the certificate of officers of Domtar referred to in paragraph (k) above as to the matters of fact referred to therein and (b) we have assumed that all borrowings to be made after the date hereof by Domtar under the Credit Agreement from time to time (to the extent our opinion applies to any such borrowings) have or will be designated or deemed to be designated as a Short Term Borrowing pursuant to and in accordance with Sections 2.5 and 2.9 of the Credit Agreement, have been or will be incurred in connection with the funding of a Purchase Money Obligation, as defined under the Trust Indentures, or have been or will be otherwise incurred by Domtar in compliance with all applicable debt incurrence restrictions under Section 1011 of each of the Trust Indentures and in which latter case we have also assumed that at such time, after giving effect to the borrowing, the incurrence of liabilities by the Loan Parties who are Restricted Subsidiaries, as defined under the Trust Indentures, under the Canadian Credit Documents to which they are a party does not and will not result in the combined aggregate amounts of liabilities permitted under Section 1012(e) of each of the Trust Indentures to be exceeded. We have further assumed that at the time of each borrowing by Domtar under the Credit Agreement, after giving effect thereto, Domtar and the Loan Parties which are Restricted Subsidiaries (as defined in the Trust Indentures) will also be in compliance with the debt incurrence restrictions under Section 1008(vii) of each of the Trust Indentures.

The opinions expressed herein extend only to the laws of the Provinces of Quebec and Ontario and the laws of Canada applicable therein as of the date of this opinion. Without limiting the generality of the foregoing, we do not purport to express any opinion herein concerning laws of any other jurisdiction to the extent that those laws may govern the validity, perfection, effect of perfection or non-perfection or enforcement of the hypothecs and security interests created by the Credit Documents including, without limitation, as a result of the application of Ontario or Quebec conflict of law rules. In addition, we express no opinion whether, pursuant to those conflict of law rules, Ontario or Quebec law would govern the validity, perfection, effect of perfection or non-perfection or enforcement of those security interests. We undertake no, and hereby expressly disclaim any, obligation to advise you of any change in any matters set forth herein.

We confirm your advice to us that McMillan Binch Mendelsohn LLP has filed the financing statements referred to in Schedule II hereto under the PPSA and will be causing the hypothecs created under the Deed of Hypothec to be registered at the Register of Personal and Movable Real Rights (the “RPMRR”).

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Based on the foregoing, but subject to the qualifications set forth herein, we are of the opinion that:

1.	Each of the Canadian Loan Parties is a corporation incorporated under the Canada Business Corporations Act (Canada) and, based solely on the Certificates of Compliance, is not discontinued, has not been dissolved and has sent the required annual returns and has paid all fees required under the said Act;

2.	Based solely on the Certificates of Attestation, each of the Canadian Loan Parties is registered under an Act respecting the legal publicity of sole proprietorships, partnerships and legal persons (Quebec) (the “Publicity Act”), is not in default to file an annual declaration pursuant to the Publicity Act, is not in default to comply with a request made to it under Section 38 of the Publicity Act and is not in the process of dissolving;

3.	Each of the Canadian Loan Parties has the requisite corporate power and capacity to execute and deliver each of the Credit Documents to which it is a party and to perform its obligations thereunder;

4.	The execution and delivery by each of the Canadian Loan Parties of the Credit Documents to which it is a party and the performance by each of the Canadian Loan Parties of its obligations under the Credit Documents to which it is a party and the consummation of the transactions contemplated therein have been duly authorized by all necessary corporate action on the part of each of the Canadian Loan Parties;

5.	The Bond has been duly issued by Domtar in accordance with the terms of the Deed of Hypothec;

6.	Neither the execution and delivery by each of the Canadian Loan Parties of the Credit Documents to which it is a party nor the consummation of the transactions contemplated therein will:

(i)	conflict with, violate, result in a breach of any provision of the respective articles or by-laws of the Canadian Loan Parties,

(ii)	conflict with, violate or result in a breach of, the laws or regulations in force in the Provinces of Quebec and Ontario of general application applicable to the Canadian Loan Parties; or

(iii)	conflict with, violate or result in the breach of the terms, conditions or provisions of any of the Trust Indentures;

7.	As a matter of corporate law, the Credit Agreement has been duly executed by Domtar;

8.	Each of the Credit Documents (other than the Credit Agreement) has been duly executed and delivered by each Canadian Loan Party, to the extent that it is a party thereto;

9.	Each of the Canadian Credit Documents constitutes legal, valid and binding obligations of each of the Loan Parties which is a party thereto and, subject to the registration of the hypothecs contained in the Deed of Hypothec in the RPMRR, enforceable against each of them, in accordance with its terms;

10.	The Canadian Guarantee and Collateral Agreement creates a security interest in favour of the Canadian Administrative Agent, for the benefit of the Canadian Lenders (as defined therein), in the Collateral (as defined therein) subject to the security interest granted by of the Grantors (as such expression is defined in the Canadian Guarantee and Collateral Agreement) to which the PPSA applies and in which each of the said Grantors now has rights and is sufficient to create a security interest in favour of the Canadian Administrative Agent, for the benefit of the Canadian Lenders, in any such Collateral in which each said Grantor hereafter acquires rights when those rights are so acquired in each case to secure payment and performance of the obligations described therein as being secured thereby;

11.	Each of the hypothecs granted pursuant to the Deed of Hypothec by each of the Loan parties which is a party thereto constitutes a valid hypothec in a principal amount of Cdn$400,000,000, with interest thereon at the rate of 25% per annum, on the Charged Property (as defined therein), as security for the obligations purported to be secured thereby in favour of the Attorney, as fondé de pouvoir for the Creditors (as defined therein);

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12.	The Pledge Agreement creates, under the laws of the Province of Quebec, a valid hypothec with delivery on the Bond in favour of the Secured Parties (as defined therein);

13.	Upon delivery by Domtar and the continued possession in the Province of Quebec by the Canadian Administrative Agent, on its own behalf and on behalf of the other Secured Parties (as defined in the Pledge Agreement), of the Bond, the Pledge Agreement will constitute, up to the amount thereof, a valid and enforceable pledge and movable hypothec with delivery in favour of the Secured Parties to secure payment and performance of the obligations described therein as being secured thereby;

14.	No authorization of, or giving of notice to, or registration with any governmental body or authority of Canada or the Provinces of Quebec or Ontario is required in connection with the execution, delivery, performance and enforceability as against each of the Canadian Loan Parties or otherwise in order to protect, preserve and perfect or render opposable to third parties the hypothecs and security interests contained in the Canadian Credit Documents to which it is a party, save for (i) the registration in the RPMRR of the hypothecs constituted by the Deed of Hypothec and the renewal of such registrations prior to their respective expiry date and the expiry date of any subsequent renewals; (ii) the filings under the PPSA referred to in Schedule II against such Grantors (as such expression is defined in the Canadian Guarantee and Collateral Agreement) required to perfect the security interests created by the Canadian Guarantee and Collateral Agreement; (iii) such filings and registrations which may be required as set forth in our qualifications hereinbelow; and (iv) court filings which may be required to enforce the Canadian Credit Documents;

15.	All necessary corporate action has been taken, where applicable, by each of the Canadian Loan Parties to authorize the pledge and assignment of the shares of its capital stock in favour of the Canadian Administrative Agent pursuant to the Canadian Guarantee and Collateral Agreement;

16.	Upon an Event of Default occurring under the Credit Agreement, the Deed of Hypothec or, to the extent applicable, the Canadian Guarantee and the Collateral Agreement, together with the powers of attorney delivered to the Canadian Administrative Agent in connection therewith, will enable the Canadian Administrative Agent to transfer the applicable shares pledged pursuant thereto of Domtar in the name of the Canadian Administrative Agent or its nominee without any further consent or corporate action of either Canadian Loan Party;

17.	The choice of the laws of the relevant foreign jurisdiction under the Credit Agreement (the “Foreign Jurisdiction”) as the laws governing the Credit Agreement would, to the extent specifically pleaded and proven as a fact by expert evidence, be recognized and applied in an action brought before a Quebec Court in accordance with the choice of the laws of the relevant Foreign Jurisdiction as the governing law of the Credit Agreement, to all issues which under the conflict of law rules of the Province of Quebec are to be determined in accordance with the proper or governing law of a contract except that in such proceedings, such court:

(i)	will apply those laws of the Province of Quebec which such court would characterize as procedural and will not apply those laws of the relevant Foreign Jurisdiction which such court would characterize as procedural;

(ii)	will not apply those laws of the relevant Foreign Jurisdiction which such court would characterize as revenue, expropriatory, penal or similar laws;

(iii)	will not apply those laws of the relevant Foreign Jurisdiction, the application of which would be inconsistent with or contrary to public order, as such term is understood in international relations under the laws of the Province of Quebec; and

(iv)	will apply those laws of the relevant Foreign Jurisdiction which are not impeachable as void or voidable under the laws of such Foreign Jurisdiction.

Note that the validity of a security, the publication thereof and its effects are not matters or issues which under the conflict of law rules of the Province of Quebec are to be determined in accordance with the proper or governing law of a contract;

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18.	Pursuant to the Civil Code, a Quebec Court will recognize and, where applicable, declare enforceable any judgment rendered by a court of a foreign jurisdiction with respect to the obligations of Domtar under the Credit Agreement, except in the following cases:

(i)	the court rendering such judgment has no jurisdiction over the judgment debtor, as determined under the relevant provisions of the Civil Code;

(ii)	such judgment is subject to ordinary remedy or is not final or enforceable in the jurisdiction where it was rendered;

(iii)	such judgment was rendered in contravention of the fundamental principles of procedure;

(iv)	a dispute between the same parties, based on the same facts and having the same object, has given rise to a decision rendered in the Province of Quebec, whether or not it has acquired the authority of a final judgment (res judicata), or is pending in the Province of Quebec, in the first instance, or has been decided in another jurisdiction and the decision meets the necessary conditions for recognition in the Province of Quebec;

(v)	the outcome of such judgment is manifestly inconsistent with public order as understood in international relations, or any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments having effects on competition in Canada;

(vi)	such judgment enforces obligations arising from the taxation laws, unless there is reciprocity with respect to the taxation laws of the Province of Quebec, or other laws of a public nature of a foreign jurisdiction, such as penal or expropriation laws or such judgment purports to enforce a security the validity of which is, under the laws of the Province of Quebec, to be governed by the laws of the Province of Quebec and such security is not valid under such laws; and

(vii)	the motion to enforce such judgment is not made in the Province of Quebec within ten (10) years after the date of such judgment.

Note that if such judgment were rendered by default, the plaintiff must prove that the act of procedure initiating the proceedings was duly served on the defendant in accordance with the law of the jurisdiction where the judgment was rendered, and the Quebec Court may refuse recognition or enforcement of such judgment if the defendant proves that, owing to the circumstances, it was unable to learn of the act of procedure initiating the proceedings or it was not given sufficient time to offer its defence.

Also note that in any motion made before a court of competent jurisdiction in the Province of Quebec to enforce such judgment, the Quebec Court will confine itself to verifying whether the judgment in respect of which recognition or enforcement is sought meets the foregoing requirements set out in this paragraph 18, without entering into any examination of the merits of such judgment.

19.	There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of the Credit Agreement and each of the other Credit Documents by the Canadian Loan Parties or any other Loan Parties under the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable therein.

The opinions expressed above are subject to the following limitations and qualifications:

A.	the enforceability of the Canadian Credit Documents or any judgment arising out of or in connection therewith may be limited by any applicable bankruptcy, winding up, insolvency, moratorium, reorganization, prescription or other similar laws affecting creditors’ rights generally;

B.	the enforceability of the Canadian Credit Documents may be limited by public policy and general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) and no opinion is given as to any specific remedy that may be granted, imposed or rendered only in the discretion of a court of equity, including remedies such as those of specific performance and injunction;

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C.	a court may require the discretionary powers expressed to be conferred on any party to a Canadian Credit Document to be exercised reasonably and in good faith notwithstanding any provision to the contrary and may decline to accept as conclusive factual or legal determinations described as conclusive therein;

D.	no opinion is expressed herein as to title to any property or asset of the Loan Parties charged pursuant to any of the Canadian Credit Documents nor as to the ranking or priority of the hypothecs, security or security interests created pursuant to the Canadian Guarantee and Collateral Agreement, the Deed of Hypothec and the Pledge Agreement; furthermore, the opinions expressed herein as to the validity of any charge, hypothec and security interests created under any of the Canadian Credit Documents are based on the assumption that each of the Loan Parties which is a party thereto has or will have good and valid title to its properties, rights and assets intended to be charged thereunder;

E.	the preservation of the hypothecs created pursuant to the Deed of Hypothec on movable property that is not alienated in the ordinary course of business is subject to the filing of a notice of preservation of hypothec in the RPMRR within 15 days after the Attorney has been informed in writing of the transfer of the property and the name of the purchaser, or after the Attorney has consented in writing to the transfer, all as provided for in Article 2700 of the Civil Code;

F.	the hypothecs created pursuant to the Deed of Hypothec on properties alienated in the ordinary course of business will cease to apply to such properties but will extend to the properties of the same nature which replace the properties so alienated; if no property replaces the alienated property, the hypothecs shall subsist nonetheless but extend only to the proceeds of the alienation, provided such proceeds may be identified and do not constitute Excluded Property (as such expression is defined in the Deed of Hypothec);

G.	the enforceability against third parties of the Deed of Hypothec on movable properties charged thereunder subsequently incorporated into immovables is subject to the registration of the Deed of Hypothec in the applicable land register as set forth in Article 2796 of the Civil Code;

H.	the hypothecs created by the Deed of Hypothec on movable properties charged thereunder that are subsequently transformed, mixed or combined to form new movables not otherwise charged thereunder or belonging to third parties should be renewed against such new movables so as to preserve their enforceability and ranking as provided for in Article 2953 of the Civil Code;

I.	pursuant to Article 2959 of the Civil Code, the registration of the Deed of Hypothec preserves the same rank for interest due for the current year and the three preceding years as for the capital;

J.	Article 2677 of the Civil Code provides that a hypothec on shares subsists on the shares or other securities received or issued on the purchase, redemption, conversion or cancellation or any other transformation of the shares, provided the registration of the hypothec is renewed against the shares or other securities received or issued and that the creditor may not object to the transformation on the ground of the hypothec;

K.	no opinion is expressed herein regarding the validity of the Deed of Hypothec with respect to securities which by their terms or by law may not be hypothecated or which require the consent of a third party to be hypothecated where such consent has not been obtained;

L.	the enforceability of the Deed of Hypothec on rights resulting from insurance contracts (to the extent charged thereunder) is subject to the insurers receiving notice thereof as required by Articles 2461 and 2497 of the Civil Code;

M.

we express no opinion with respect to the validity or enforceability of the security created under the Deed of Hypothec against (a) corporeal movable property of the Loan Parties party to the Deed of Hypothec situated outside the Province of Quebec other than, in the case of such Loan Parties, including the Canadian Loan Parties, having their domicile in the Province of Quebec, such property ordinarily used in more than one jurisdiction (b) incorporeal movable property established by a title in

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bearer form situated outside the Province of Quebec at the time of creation of the security or thereafter or (c) a security published by the holding of the title exercised by the creditor outside the Province of Quebec; no opinion is expressed herein either as to the additional registrations that may be required to be made outside the Province of Quebec to maintain the enforceability of the charges created pursuant to the Deed of Hypothec on corporeal movables ordinarily used in more than one jurisdiction or on incorporeal movables should the domicile of the aforesaid Loan Parties, including the Canadian Loan Parties, having their domicile in the Province of Quebec as of the date of execution of the Deed of Hypothec, be moved to a location outside the Province of Quebec;

N.	the enforceability of certain provisions of the Deed of Hypothec and the Pledge Agreement relating to enforcement and realization proceedings and remedies, may be limited by the provisions of the Civil Code; however, such limitations should not make the remedies intended to be provided by the such agreements inadequate for the practical realization of the benefits intended to be provided thereby if the Attorney, in the case of the Deed of Hypothec, and the Secured Parties, in the case of the Pledge Agreement, act in good faith and in a reasonable manner;

O.	the exercise by the Attorney and by the Secured Parties of any hypothecary right pursuant to the Deed of Hypothec and the Pledge Agreement is subject to the filing of a prior notice at the RPMRR together with evidence of said notice having been served, in the case of the Deed of Hypothec, on the Loan Parties party thereto and, in the case of the Pledge Agreement, on Domtar and, in each case, on any other guarantor thereof against whom the Attorney and/or the Secured Parties, as the case may be, intend to exercise their rights, all as provided for in Articles 2757 et seq of the Civil Code;

P.	the provisions of the Deed of Hypothec and the Pledge Agreement which provide for the acceleration of the indebtedness of any Loan Party which is a party thereto following the occurrence of an “Event of Default” may be limited by the provisions of Article 2761 of the Civil Code which permit the debtor or other interested persons to defeat the exercise of a creditor’s hypothecary rights by remedying the omission or breach set forth in the prior notice relating to the exercise of such creditor’s hypothecary rights;

Q.	the continued enforceability of the security constituted by the Pledge Agreement on the Bond is subject to the continuous possession of the Bond by the Attorney (or by such other person appointed from time to time by the Attorney or the other Secured Parties with the consent of Domtar); no opinion is expressed herein as to the continued enforceability of such security to the extent the Bond is held by the Attorney (or such other appointed person) outside the Province of Quebec;

R.	to the extent a hypothec created by the Deed of Hypothec or the Pledge Agreement is acquired by subrogation or assignment, publication of the subrogation or assignment should be made in accordance with Article 3003 of the Civil Code in the RPMRR and a certified statement of registration should be furnished to the debtor, failing the whole of which the subrogation or assignment may not be set up against a subsequent assignee who has observed the aforesaid formalities;

S.	we express no opinion with respect to the effect of any notice given by the Federal Crown or agencies thereof to any debtor of the Loan Parties pursuant to Section 224(1.2) of the Income Tax Act (Canada) or by the Crown in right of Quebec or agencies thereof under an Act respecting the Ministère du Revenu (Quebec) or under any other federal or provincial statute having similar effect or which incorporate the said Section by reference thereto, on the ranking or opposability of any hypothec to the Crown in right of Canada, the Crown in right of Quebec or other agencies thereof, with respect to moneys which would otherwise be payable by any such debtor to the Loan Parties or any of their secured creditors;

T.	we express no opinion on any provision of the Deed of Hypothec and the Pledge Agreement which purports to oblige the parties thereto to be liable after the principal obligations secured thereby have, in any manner, been extinguished;

U.

we express no opinion as to the opposability against third parties or validity of any security interest or hypothec, nor have we effected any registrations in any property or asset to the extent that a security

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interest or hypothec with respect to such property is governed by the provisions of an Act of the Parliament of Canada, including, without limitation, any vessel registered under the Canada Shipping Act, any rolling stock subject to the Canada Transportation Act and any patents, trademarks, copyrights or other intellectual property or industrial property;

V.	we express no opinion with respect to any provisions of the Canadian Credit Documents which purport to waive the rights of any party under any legislation which are of public order;

W.	rights of indemnification may be limited under applicable law;

X.	no opinion is expressed herein as to the validity or enforceability of any provision of the Canadian Credit Documents providing for the creation of an irrevocable mandate;

Y.	the PPSA imposes certain obligations on secured creditors which cannot be varied by contract. The PPSA may also affect the enforcement of certain rights and remedies contained in the Canadian Guarantee and Collateral Agreement to the extent that those rights and remedies are inconsistent with or contrary to the PPSA including, without limitation, Sections 16, 17 and 39 and Part V of the PPSA;

Z.	we express no opinion as to the creation, validity, enforceability or perfection of any security interest expressed to have been created by the Canadian Guarantee and Collateral Agreement with respect to any property or assets or proceeds derived directly or indirectly therefrom which are not identifiable or traceable;

AA.	we express no opinion as to the creation or perfection of a security interest in, nor have we effected any registrations or given any notices in respect of any security interest granted in, any policy of insurance or contract of annuity, including any transfer of any interest therein or claim thereunder, to which, pursuant to Section 4 of the PPSA, the PPSA does not apply;

BB.	we express no opinion with respect to any provisions of the Deed of Hypothec and the Pledge Agreement which purport to enable the Attorney or the Secured Parties to recover from a party any costs in excess of the legal tariff or any fines, penalties or costs levied against or imposed upon such other party by applicable law or by order of court. Pursuant to Articles 2667 and 2762 of the Civil Code, notwithstanding any stipulation to the contrary, the costs secured by the Deed of Hypothec and the Pledge Agreement exclude extra-judicial professional fees payable by the Attorney and Secured Parties or any other person for services required by any of the aforesaid parties in order to recover the capital and interest secured by such agreements or to conserve the charged property mentioned therein;

CC.	enforcement of claims may become barred under applicable statutes of limitation or prescription or as a result of extinctive prescription and may be subject to counter claims or set-offs;

DD.	we express no opinion as to the effectiveness of any provision of the Canadian Credit Documents which purports to allow for the compensation or set-off of unmatured or unliquidated claims;

EE.	we express no opinion with respect to the enforceability of, nor as to the manner in which a court of the Province of Quebec or the Province of Ontario would interpret and apply, any provision of any of the Canadian Credit Documents which refers to, incorporates by reference, or requires compliance with any law, statute, rule or regulation of any jurisdiction other than the Province of Quebec or the Province of Ontario, as applicable, or which incorporates provisions of any documents governed by the laws of any jurisdiction other than the Province of Quebec or the Province of Ontario, as applicable;

FF.	for the purposes of the opinions expressed herein, we have assumed that the choice of law of the Foreign Jurisdiction, as the laws to govern the Credit Agreement was made for bona fide reasons and not for the purpose of avoiding mandatory or overriding laws of any other jurisdiction;

GG.

we draw to your attention that, pursuant to Article 3135 of the Civil Code, even when a Quebec authority (for example, a Quebec Court) has jurisdiction to hear a dispute, it may exceptionally and on application by a party, decline jurisdiction if it considers that the authorities of another jurisdiction are in better position to render a decision. In addition, pursuant to Article 3137 of the Civil Code, a Quebec

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authority may stay its ruling on an action brought before it if another action, between the same parties, based on the same facts and having the same object is pending before a foreign authority, provided that the latter action can result in a decision which may be recognized in the Province of Quebec, or if such a decision has already been rendered by a foreign authority;

HH.	pursuant to Articles 3136, 3138 and 3140 of the Civil Code, a Quebec court may, even though it has no jurisdiction to hear a dispute, (i) nevertheless hear such dispute if it has a sufficient connection with Quebec, where proceedings cannot possibly be instituted outside Quebec or where the institution of such proceedings outside Quebec cannot reasonably be required, (ii) order provisional or conservatory measures even if it has no jurisdiction over the merits of the dispute and (iii) in cases of emergency or serious inconvenience, take such measures as it considers reasonable for the protection of a person present in Quebec or of its property located therein;

II.	pursuant to Article 3139 of the Civil Code, where a Quebec authority (for example, a Quebec Court) has jurisdiction over the principal demand, it also has jurisdiction over any incidental demand or cross demand;

JJ.	the Currency Act (Canada) precludes a Canadian court from giving a judgment for an amount expressed in a currency other than Canadian currency.

In respect of the foregoing, Article 3161 of the Civil Code provides as follows:

“3161. Where a foreign decision orders a debtor to pay a sum of money expressed in foreign currency, a Quebec authority (for example, a Quebec Court) converts the sum into Canadian currency at the rate of exchange prevailing on the day the decision became enforceable at the place where it was rendered.

The determination of interest payable under a foreign decision is governed by the law of the authority that rendered the decision until its conversion.”

KK.	any provision in any Canadian Credit Document which purports to sever from such Canadian Credit Document any provision therein which is prohibited or unenforceable under applicable law without affecting the validity of the remainder of such Canadian Credit Document would be enforced only to the extent that the court determined that such prohibited or unenforceable provision could be severed without impairing the interpretation and application of the remainder of such Canadian Credit Document;

LL.	in the event that an action is taken or a judgment is rendered in respect of any of the Credit Documents outside of the Province of Quebec, such action or judgment may be subject to Section 2 of the Business Concerns Records Act (Quebec) which provides that “…, no person shall, pursuant to or under any requirement issued by any legislative, judicial or administrative authority outside Quebec, remove or cause to be removed, or send or cause to be sent, from any place in Quebec to a place outside Quebec, any document or résumé or digest of any document relating to any concern”; for the purposes of the Business Concerns Records Act (Quebec), “document” means any account, balance sheet, statement of receipts and expenditure, profit and loss statement, statement of assets and liabilities, inventory, report and any other writing or material forming part of the records or archives of a business concern;

MM.	taking into consideration Section 347 of the Criminal Code (Canada) and the definition given to “interest payments” therein, any interest payment in virtue of the Canadian Credit Documents exceeding 60% per annum would result in a criminal infraction rendering the recipient of the payments subject to the penalties provided for in said Section 347;

NN.	a receiver or receiver and manager appointed pursuant to the provisions of the Canadian Credit Documents may for certain purposes be treated by a court as the agent of the Attorney or the Secured Parties and not solely the agent of the Loan Parties notwithstanding any agreement to the contrary;

OO.	we express no opinion as to the enforceability under the laws of the Province of Quebec of any provision of the Quebec Credit Documents to the effect that monies or assets received shall be received or held “in trust” or as “trustee”;

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PP.	we express no opinion on any provision of the Canadian Credit Documents which suggests or provides that modifications, amendments or waivers thereto that are not in writing will not be effective;

QQ.	while we express no opinion herein as to the enforceability under the laws of the Province of Quebec of the obligations constituted under the guarantee contained in Section 2 of the Canadian Guarantee and Collateral Agreement (the “Guarantee”) since such agreement is governed by the laws of the Province of Ontario, we draw your attention to the following which may be deemed to be of public order under the laws of the Province of Quebec:

(i)	Article 2345 of the Civil Code obliges the creditor under a guarantee to provide, upon request from the guarantor, any useful information respecting the content and the terms and conditions of the principal obligation and the progress made in its performance. Another provision dealing with timely information to a guarantor is Article 2757 of the Civil Code, which provides that should a creditor intend to exercise a hypothecary right and in this regard file a prior notice at the registry office, evidence may have to be supplied by the creditor that such notice has been served on the guarantor if the creditor intends at that occasion to exercise its hypothecary rights against the guarantor;

(ii)	the provisions of Article 2355 of the Civil Code render null any waiver made in advance of the benefit of subrogation by a guarantor; consequently, if as a result of the acts of the beneficiaries of the Guarantee, the beneficiaries of the Guarantee could no longer be usefully subrogated to the rights of any such beneficiary, or if any of the guarantors thereunder to which the laws of the Province of Quebec would apply were to be deprived of a security or a right which it could have set up by subrogation, then such guarantors could be discharged to the extent of the prejudice suffered, notwithstanding any provisions of the Guarantee to the opposite effect. In order to avoid the probability of such a discharge in the foregoing circumstances, the beneficiaries of the Guarantee should obtain the prior consent of the said guarantors and of any future guarantor before releasing or waiving any rights in respect of any of the security securing the obligations of the said guarantors which such beneficiaries hold under the Guarantee or otherwise;

(iii)	Article 2340 of the Civil Code provides that a guarantee “may be contracted only for a valid obligation” and Article 2341 of the Civil Code provides that a guarantee may not be contracted under conditions more onerous than those applicable to the guaranteed obligations;

(iv)	if the decisions rendered in certain case law are followed by the courts of the Province of Quebec, any provision of the Guarantee purporting to allow Domtar or, as the case may be, the beneficiaries of the Guarantee to increase the obligations guaranteed by the Guarantee or otherwise amend such obligations without the consent of the relevant guarantor might not be enforced by a court of the Province of Quebec;

RR.	the obligations of the parties under the Canadian Credit Documents and the enforceability thereof are subject to all qualifications which, by equity, usage or law, are incidental thereto by their nature, including without limitation, as applicable:

(i)	in accordance with Articles 6 and 1375 of the Civil Code, good faith which the parties must have exercised and must continue to exercise in the negotiation, implementation and enforcement of the Quebec Credit Documents;

(ii)	any realization upon the security forming part of the Canadian Credit Documents should be made upon commercially reasonable terms in the circumstances;

(iii)	court decisions which may limit the rights of secured creditors to forcibly realize on their security without appropriate judicial proceedings;

(iv)	limitations which may be imposed by law on the effectiveness of terms exculpating a party from a liability or a duty otherwise owed by it at law, a liability in respect of acts or omissions which may be illegal or fraudulent or a liability resulting from gross negligence or wilful misconduct;

11

(v)	the discretion that a court may reserve to itself to impose restrictions on the rights of creditors to enforce immediate payment of amounts stated to be payable on demand and to decline to be bound by determinations of fact stated to be conclusive by the contracting parties;

(vi)	the provisions of the said documents that certain calculations or certificates will be conclusive and binding will not be effective if such calculations or certificates are fraudulent or erroneous on their face and will not necessarily prevent judicial enquiry into the merits of any claim by an aggrieved party;

(vii)	equitable remedies such as specific performance and injunctive relief which may be ordered by a court in its discretion and accordingly may not be available as a remedy in an action brought to enforce the said documents;

(viii)	the powers of the courts to stay proceedings before them and to stay the execution of judgments;

(ix)	the discretion that a court may reserve to itself to decline to hear an action if it is contrary to public policy for it to do so or if it is not the proper forum to hear such action;

(x)	in accordance with Article 1693 of the Civil Code, the obligations of the parties to the Quebec Credit Documents may be affected by a case of superior force;

(xi)	limitations upon the right of a party to the Canadian Credit Documents to enforce such document on the basis of a default of minor importance or of a purely technical default, such as a failure to timely produce a document;

(xii)	in accordance with Article 2332 of the Civil Code, the possibility of cancellation or reduction by a court of the obligations arising from the Quebec Credit Documents or, the revision by a court of the terms and conditions of the performance of these obligations to the extent that if it finds that, having regard to the risk and to all the surrounding circumstances, one of the parties has suffered lesion.

SS.	we express no opinion as to which provision would prevail in the event that a provision of a Canadian Credit Document is inconsistent with the provisions of any other Canadian Credit Document except where the inconsistency is addressed by a paramountcy clause;

TT.	a secured party may be required to give a debtor a reasonable time to repay following a demand for payment (or an automatic acceleration upon the occurrence of an event of default) prior to taking any action to enforce a right of repayment or before exercising any other rights and remedies expressed to be exercisable by the secured party in the Canadian Guarantee and Collateral Agreement;

UU.	we express no opinion as to the enforceability of any provision of the Canadian Guarantee and Collateral Agreement which purports to waive all defences which might be available to, or constitute a discharge of the liability of, the Loan Parties;

VV.	a court may decline to hear an action if it determines, in its discretion, that it is not the proper forum;

WW.	costs and expenses incidental to all court proceedings are in the discretion of the court which can determine by whom and to what extent such costs and expenses will be paid;

XX.	any provision of the Canadian Guarantee and Collateral Agreement which provides for (i) interest to be paid at a higher rate after than before default, (ii) the forfeiture of a deposit or any other property, or (iii) a particular calculation of damages upon breach, may not be enforceable if it is interpreted by a court to be a penalty or if the court determines that relief from forfeiture is appropriate;

YY.	the opinions expressed in paragraphs 15 and 16 is subject to the qualification that the directors’ resolution of the applicable Canadian Loan Party authorizing the transfer of its shares to a third party other than the Canadian Administrative Agent may not bind a future board of directors of such Canadian Loan Party; and

12

ZZ.	we express no opinion as to any licences, permits or approvals that may be required in connection with the enforcement of the Canadian Credit Documents where such enforcement involves the operation of the business of a Canadian Loan Party or a sale, transfer or disposition of their respective properties and assets.

We draw to your attention that we assume no responsibility for any such registrations, filings, notices, recordings or renewals thereof that may be required as set forth hereinabove and that you should therefore make appropriate diary entries to ensure the timely effecting of any such registrations, filings, notices, recordings or renewals thereof.

This opinion is furnished by us as counsel to Domtar in connection with the above-referenced transactions solely for your benefit and no other person may rely on this opinion for its own benefit or for any other purpose without our prior written consent. It is understood that this opinion speaks only as of the date hereof and covers only the matters referred to herein as of such date.

13

SCHEDULE I

OFFICER’S CERTIFICATE

(THE ATTACHED OFFICER’S CERTIFICATE FORMS PART OF THIS SCHEDULE I)

SCHEDULE II

Financing statement registered pursuant to the Personal Property Security Act (Ontario) (the “PPSA”) against Domtar Inc. in favour of JPMorgan Chase Bank, N.A. (“JPMorgan”) as registration number 20070305 1129 1590 0837 (reference file number 633216672) for a period of ten (10) years. Please note that this registration will expire on March 5, 2017.

Financing statement registered pursuant to the PPSA against 804736 Ontario Limited in favour of JPMorgan as registration number 20070305 1130 1590 0838 (reference file number 633216681) for a period of ten (10) years. Please note that this registration will expire on March 5, 2017.

Financing statement registered pursuant to the PPSA against Isidore Roy Limited in favour of JPMorgan as registration number 20070305 1131 1590 0840 (reference file number 633216708) for a period of ten (10) years. Please note that this registration will expire on March 5, 2017.

Financing statement registered pursuant to the PPSA against Techni-Therm Inc. in favour of JPMorgan as registration number 20070305 1130 1590 0839 (reference file number 633216699) for a period of ten (10) years. Please note that this registration will expire on March 5, 2017.

EXHIBIT D-3

ALAN E. PRICE

JAMES R. BEUCHE

BRUCE T. WALLACE

CHARLES W. BORGSDORF

MARK R. DAANE

GREGORY A. SPALY

WILLIAM J. STAPLETON

ANTHONY P. PATTI

SUSAN T. CANNELL

ANGELA L. JACKSON

KURTIS R. DUMAW

AUDREY PRICE DiMARZO

HOOPER HATHAWAY, P.C. ATTORNEYS AT LAW 126 SOUTH MAIN STREET ANN ARBOR, MICHIGAN 48104-1945 (734) 662-4426 ___________________ FAX (734) 662-9559	JOSEPH C. HOOPER 1899-1980 JOHN R. HATHAWAY 1929-2001 JAMES E. EVASHEVSKI OF COUNSEL

March 7, 2007

JP Morgan Chase Bank, N.A.,

  as Administrative Agent under

  the Credit Agreement

200 Bay Street, Suite 1800

Royal Bank Plaza, South Tower

Toronto, Ontario M5J 2J2

Each of the Lenders from time to time that

  are parties to the Credit Agreement

We have acted as special Michigan counsel to Port Huron Fiber Corporation, a Michigan corporation (the “Guarantor”) regarding certain matters of Michigan law with respect to certain transactions described in the Canadian Guarantee and Collateral Agreement, dated as of March 7, 2007 (the “Guarantee”), by the Guarantor and certain other direct or indirect subsidiaries of Domtar Inc. (the “Borrower”) that are parties thereto, in favor of JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of March 7, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Domtar Corporation (the “Parent Borrower”), Domtar Paper Company, LLC (the “Subsidiary Borrower” and together with the Parent Borrower, collectively, the “US Borrowers”), Domtar Inc. (the “Canadian Borrower” and together with the US Borrowers, collectively, the “Borrowers”), the Lenders, the Co-Documentation Agents, the Syndication Agent and the Administrative Agent.

The opinions expressed below are furnished to you pursuant to Section 5.1(h)(iv) of the Credit Agreement.

In arriving at the opinions expressed below,

1. we have examined and relied on the following (including, but not limited to, the representations and warranties contained therein):

(a) copies certified or otherwise identified to our satisfaction of the Guarantee and the Credit Agreement,

(b) such corporate documents and records of the Guarantor and such other instruments and certificates of public officials, officers and representatives of the Guarantor as we have deemed necessary or appropriate for the purposes of this opinion; and

2. we have made such investigations of law as we have deemed appropriate as a basis for this opinion.

March 7, 2007

JP Morgan Chase Bank, N.A., as Administrative Agents

Each of the Lenders to the Credit Agreement

In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (a) the authenticity of all executed documents submitted to us, (b) the genuineness of all signatures, (c) the conformity to authentic originals of documents submitted to us as certified, conformed or photostatic copies, and (d) the due authorization, execution and delivery of each of the Loan Documents by each party thereto (other than the Guarantor).

Based upon and subject to the foregoing and the qualifications hereinafter set forth, we are of the opinion that:

1. The Guarantor is validly existing and in good standing under the laws of the State of Michigan.

2. The Guarantor has the corporate power and authority to execute, deliver and perform its obligations under the Guarantee and has taken all necessary corporate action to authorize the execution and delivery of, and performance of its obligations under, the Guarantee.

3. Insofar as execution and delivery are governed by the laws of Michigan, the Guarantee has been duly executed and delivered on behalf the Guarantor.

4. To the best of our knowledge, no consent or authorization of, approval by, notice to, or filing with, any Michigan court or governmental authority is required to be obtained or made on or prior to the date hereof by the Guarantor in connection with its execution and delivery of, or performance of its obligations under, the Guarantee, or in connection with the validity or enforceability against it of the Guarantee.

5. The execution and delivery by the Guarantor of the Guarantee and the performance by the Guarantor of its obligations thereunder, (x) will not violate (i) the Articles of Incorporation or Bylaws of the Guarantor, (ii) any existing Michigan law, rule or regulation applicable to the Guarantor or (iii) any existing order, known to us, issued by any Michigan court or other local governmental authority and binding upon the Guarantor.

For purposes of the opinion set forth in paragraph 5 above, we have endeavored, to the extent we have believed necessary, to determine from lawyers currently in our firm who have performed substantive legal services for the Guarantor, whether such services involved substantive attention in the form of legal representation concerning any order of the nature referred to in paragraph 5 above. We have not made any review, search or investigation of public files or records with respect to any such order or any other action or proceeding.

Our opinions set forth in paragraphs 3, 4 and 5 above are subject to the limitations and effects of (a) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights or remedies generally and (b) general equitable principles (whether considered in a proceeding in equity or at law). Our opinions set forth in paragraphs 3, 4, 5 above are also subject to the effects of (i) an implied covenant of good faith, reasonableness and fair dealing, (ii) limitations on enforceability of rights to the extent any indemnification would violate public policy, (iii) limitations, to the extent applicable to the Guarantor, of any applicable usury laws or other similar laws affecting the charging and collection of interest on loans in the State of Michigan, and (iv) limitations upon the ability of a Lender to collect Additional Compensation from the Guarantor pursuant to Section 2.20 of the Credit Agreement. We express no opinion as to (1) the enforceability of any waiver of any statutory right, (2) the enforceability of the choice of law provision in Section 8.11 of the Guarantee, (3) the jurisdictional consents and waiver of inconvenient forum set forth in Section 8.12 of the Guarantee, and (4) Section 8.17 of the Guarantee.

March 7, 2007

JP Morgan Chase Bank, N.A., as Administrative Agents

Each of the Lenders to the Credit Agreement

We express no opinion as to the validity or perfection of any security interest, or the validity, binding effect or enforceability of the Guarantee to the extent that the Guarantee grants or purports to grant a security interest.

We express no opinion as to the ability or viability of the Guarantor to undertake, fulfill or satisfy any of its financial obligations under the Guarantee and have not reviewed or investigated the financial statements and/or the financial status of the Guarantor, all of which are subject to the limitations set forth herein.

We express no opinion as to the effect of, or compliance with, any laws of the State of Michigan regarding fraudulent transfers or conveyances, or provisions of Michigan law restricting dividends, loans or other distributions by a corporation or for the benefit of its stockholders.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Michigan that, in our experience, are generally applicable to transactions of this type. In particular, and without limiting the generality of the foregoing, we express no opinion as to the laws of any jurisdiction or as to the effect of such laws, whether limiting, prohibitive or otherwise, on any of the rights or obligations of any other party to or beneficiary of the Guarantee or the Credit Agreement.

The opinions expressed herein are given solely as of the date hereof and are solely for the benefit you and the Lenders to the Credit Agreement. We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion. Without our prior consent, neither our opinion nor this opinion letter may be disclosed publicly to or relied upon by any other person, except that this opinion letter may be furnished to, but not relied upon by, (i) any person that purchases an interest or participation in the Canadian Loans and (ii) any auditor or regulatory authority having jurisdiction over a Lender or pursuant to a court order or other judicial process.

Very truly yours, HOOPER HATHAWAY, P. C.

Kurtis R. Dumaw

UNITED STATES OF AMERICA

The State of Michigan

Michigan Department of Labor & Economic Growth

Lansing, Michigan

This is to Certify That

PORT HURON FIBER CORPORATION

a Michigan profit corporation was validly incorporated on October 18, 1993, and said corporation is validly in existence under the laws of this state.

This certificate is issued pursuant to the provisions of 1972 PA 284, as amended, to attest to the fact that the corporation is in good standing in Michigan as of this date and is duly authorized to transact business and for no other purpose.

This certificate is in due form, made by me as the proper officer, and is entitled to have full faith and credit given it in every court and office within the United States.

In testimony whereof, I have hereunto set my hand, in the City of Lansing, this 21st day of February, 2007.

Sent by Facsimile Transmission
910153

, Director

Bureau of Commercial Services

EXHIBIT D-4

March 7, 2007

To Each of the Persons Listed

on Schedule A Attached Hereto

Re:	Domtar America Corp.

Ladies and Gentlemen:

We have acted as special Delaware counsel for Domtar America Corp., a Delaware corporation (“America”), Domtar U.S.A. Corp., a Delaware corporation (“USA”), Domtar Maine Corp. (formerly known as Domtar ME. Corp.), a Delaware corporation (“Maine”), Domtar Enterprises Inc. (formerly known as Domtar U.S., Inc.), a Delaware corporation (“Enterprises”), Domtar Industries Inc. (formerly known as DOMTAR CHEMICALS INC. and DOMTAR INC.), a Delaware corporation (“Industries”), and Domtar A.W. Corp., a Delaware corporation (“AW” and, together with America, USA, Maine, Enterprises and Industries, the “Companies”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a) The documents listed on Schedule B attached hereto (collectively, the “Certificates”);

(b) The Pledge Agreement, dated as of March 7, 2007 (the “Security Agreement”), made by the Companies in favor of JPMorgan Chase Bank, N.A., a national banking association, as administrative agent (the “Administrative Agent”) for the Lenders (as defined therein);

(c) A financing statement on form UCC-1, naming America as debtor and the Administrative Agent as secured party, in the form attached hereto and marked as Exhibit “A” (the “America Financing Statement”), to be filed with the Secretary of State (as defined in Schedule B attached hereto) (Uniform Commercial Code Section) (the “Division”);

(d) A financing statement on form UCC-1, naming USA as debtor and the Administrative Agent as secured party, in the form attached hereto and marked as Exhibit “B” (the “USA Financing Statement”), to be filed with the Division;

(e) A financing statement on form UCC-1, naming Maine as debtor and the Administrative Agent as secured party, in the form attached hereto and marked as Exhibit “C” (the “Maine Financing Statement”), to be filed with the Division;

(f) A financing statement on form UCC-1, naming Enterprises as debtor and the Administrative Agent as secured party, in the form attached hereto and marked as Exhibit “D” (the “Enterprises Financing Statement”), to be filed with the Division;

(g) A financing statement on form UCC-1, naming Industries as debtor and the Administrative Agent as secured party, in the form attached hereto and marked as Exhibit “E” (the “Industries Financing Statement”), to be filed with the Division;

(h) A financing statement on form UCC-1, naming AW as debtor and the Administrative Agent as secured party, in the form attached hereto and marked as Exhibit “F” (the “AW Financing Statement”), to be filed with the Division; and

To Each of the Persons Listed

on Schedule A Attached Hereto

March 7, 2007

(i) A Good Standing Certificate for each of the Companies, dated March 7, 2007, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Security Agreement. The America Financing Statement, the USA Financing Statement, the Maine Financing Statement, the Enterprises Financing Statement, the Industries Financing Statement and the AW Financing Statement are hereinafter referred to collectively as the “Financing Statements.”

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (i) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (i) above) that is referred to in or incorporated by reference into any document reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed that (i) all signatures on documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, and (iii) all documents submitted to us as copies conform with the original copies of those documents.

For purposes of this opinion, we have assumed (i) that none of the Certificates has been amended and that no such amendment is pending or has been proposed, (ii) that each of the Companies is organized solely under the laws of the State of Delaware, (iii) that there are no proceedings pending or contemplated for (A) the merger, consolidation, conversion, dissolution, liquidation or termination of any of the Companies, or (B) any of the Companies’ transfer to or domestication in any other jurisdiction, (iv) that none of the Companies has changed its name, whether by amendment of its organizational documents, by reorganization or otherwise, within the last four months, (v) the due organization, due formation or due creation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization, formation or creation, (vi) the legal capacity of natural persons who are signatories to the documents examined by us, (vii) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (viii) the due authorization, execution and delivery by all parties thereto of all documents examined by us, and (ix) that each of the documents examined by us constitutes a valid and binding agreement of the parties thereto, and is enforceable against the parties thereto, in accordance with its terms. We have not participated in the preparation of any offering material relating to the Companies and assume no responsibility for the contents of any such material. In addition, we assume no responsibility for the filing of the Financing Statements (or any continuation statements or amendments with respect thereto) with the Division or any other governmental office or agency.

This opinion is limited to the laws of the State of Delaware (excluding the insurance, securities and blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws (including federal bankruptcy law) and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

To Each of the Persons Listed

on Schedule A Attached Hereto

March 7, 2007

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. Each of the Financing Statements is in an appropriate form for filing with the Division.

2. Insofar as Article 9 of the Uniform Commercial Code as in effect in the State of Delaware on the date hereof (the “Delaware UCC”) is applicable (without regard to conflict of laws principles), upon the filing of the America Financing Statement with the Division, the Administrative Agent will have a perfected security interest in America’s rights in that portion of the Collateral described in the America Financing Statement in which a security interest may be perfected by the filing of a UCC financing statement with the Division (the “America Filing Collateral”) and the proceeds (as defined in Section 9-102(a)(64) of the Delaware UCC) thereof.

3. Insofar as Article 9 of the Delaware UCC is applicable (without regard to conflict of laws principles), upon the filing of the USA Financing Statement with the Division, the Administrative Agent will have a perfected security interest in USA’s rights in that portion of the Collateral described in the USA Financing Statement in which a security interest may be perfected by the filing of a UCC financing statement with the Division (the “USA Filing Collateral”) and the proceeds (as defined in Section 9-102(a)(64) of the Delaware UCC) thereof.

4. Insofar as Article 9 of the Delaware UCC is applicable (without regard to conflict of laws principles), upon the filing of the Maine Financing Statement with the Division, the Administrative Agent will have a perfected security interest in Maine’s rights in that portion of the Collateral described in the Maine Financing Statement in which a security interest may be perfected by the filing of a UCC financing statement with the Division (the “Maine Filing Collateral”) and the proceeds (as defined in Section 9-102(a)(64) of the Delaware UCC) thereof.

5. Insofar as Article 9 of the Delaware UCC is applicable (without regard to conflict of laws principles), upon the filing of the Enterprises Financing Statement with the Division, the Administrative Agent will have a perfected security interest in Enterprises’ rights in that portion of the Collateral described in the Enterprises Financing Statement in which a security interest may be perfected by the filing of a UCC financing statement with the Division (the “Enterprises Filing Collateral”) and the proceeds (as defined in Section 9-102(a)(64) of the Delaware UCC) thereof.

6. Insofar as Article 9 of the Delaware UCC is applicable (without regard to conflict of laws principles), upon the filing of the Industries Financing Statement with the Division, the Administrative Agent will have a perfected security interest in Industries’ rights in that portion of the Collateral described in the Industries Financing Statement in which a security interest may be perfected by the filing of a UCC financing statement with the Division (the “Industries Filing Collateral”) and the proceeds (as defined in Section 9-102(a)(64) of the Delaware UCC) thereof.

7. Insofar as Article 9 of the Delaware UCC is applicable (without regard to conflict of laws principles), upon the filing of the AW Financing Statement with the Division, the Administrative Agent will have a perfected security interest in AW’s rights in that portion of the Collateral described in the AW Financing Statement in which a security interest may be perfected by the filing of a UCC financing statement with the Division (the “AW Filing Collateral” and, together with the America Filing Collateral, the USA Filing Collateral, the Maine Filing Collateral, the Enterprises Filing Collateral and the Industries Filing Collateral, the “Filing Collateral”) and the proceeds (as defined in Section 9-102(a)(64) of the Delaware UCC) thereof.

To Each of the Persons Listed

on Schedule A Attached Hereto

March 7, 2007

The opinions expressed above are subject to the following additional assumptions, qualifications, limitations and exceptions:

A. We have assumed that (i) each of the Companies has sufficient rights in the Collateral and has received sufficient value and consideration in connection with the security interests granted under the Security Agreement for the security interests of the Administrative Agent to attach, and we express no opinion as to the nature or extent of the Companies’ rights in, or title to, any portion of the Collateral, and (ii) the Security Agreement and each of the Financing Statements reasonably identifies the Collateral. Accordingly, we have assumed that the security interests in the Filing Collateral and the proceeds (as defined in Section 9-102(a)(64) of the Delaware UCC) thereof have been duly created and have attached. In addition, we have assumed that none of the Filing Collateral consists of a type of collateral described in Section 9-501(a)(1) of the Delaware UCC. Further, we have assumed that the Companies have authorized the filing of the Financing Statements with the Division.

B. The opinions set forth above are limited to Article 9 of the Delaware UCC, and therefore such opinions do not address (i) laws of jurisdictions other than the State of Delaware, and of the State of Delaware except for Article 9 of the Delaware UCC, (ii) collateral of a type not subject to Article 9 of the Delaware UCC, and (iii) what law governs perfection of the security interests granted in the collateral covered by this opinion.

C. We note that further filings under the Delaware UCC may be necessary to preserve and maintain (to the extent established and perfected by the filing of the Financing Statements as described herein) the perfection of the security interests of the Administrative Agent in the Filing Collateral, including, without limitation, the following:

(i) appropriate continuation filings to be made within the period of six months prior to the expiration of five year anniversary dates from the date of the original filing of the Financing Statements;

(ii) filings required with respect to proceeds of collateral under Section 9-315(d) of the Delaware UCC;

(iii) filings required within four months of the change of name, identity or structure made by or with respect to the Companies, to the extent set forth in Sections 9-507 and 9-508 of the Delaware UCC;

(iv) filings required within four months of a change by any of the Companies of its location to another jurisdiction, to the extent set forth in Sections 9-301 and 9-316 of the Delaware UCC; and

(v) filings required within one year after the transfer of collateral to a person or entity that becomes a debtor and is located in another jurisdiction, to the extent set forth in Section 9-316 of the Delaware UCC.

D. We do not express any opinion as to the perfection of any security interest in any portion of the Collateral in which a security interest cannot be perfected by the filing of a financing statement with the Division. In addition, no opinion is expressed herein concerning (i) any collateral other than the Filing Collateral and the proceeds (as defined in Section 9-102(a)(64) of the Delaware UCC) thereof, (ii) any portion of the Filing Collateral that constitutes a “commercial tort claim” (as defined in Section 9-102(a)(13) of the Delaware UCC), (iii) any consumer transaction, or (iv) any security interest in goods covered by a certificate of title statute. Further, we do not express any opinion as to the perfection of any security interest in (i) Filing Collateral acquired by any of the Companies after the date hereof, or (ii) proceeds (as defined in Section 9-102(a)(64) of the Delaware UCC) of the Filing Collateral, except to the extent that such proceeds consist of cash proceeds (as defined in Section 9-102(a)(9) of the Delaware UCC) that are identifiable cash proceeds (as contemplated by Sections 9-315(b) and (d) of the Delaware UCC), subject, however, to the limitations of Section 9-315 of the Delaware UCC.

To Each of the Persons Listed

on Schedule A Attached Hereto

March 7, 2007

E. We do not express any opinion as to the priority of any security interest.

F. We call to your attention that under the Delaware UCC, actions taken by a secured party (e.g., releasing or assigning the security interests, delivering possession of the collateral to the debtor or another person and voluntarily subordinating a security interest) may affect the validity, perfection, or priority of a security interest.

G. The opinions expressed in paragraphs 2 through 7 above are subject to the effect of (i) bankruptcy, insolvency, moratorium, receivership, reorganization, liquidation, fraudulent conveyance and transfer and other similar laws relating to or affecting the rights and remedies of creditors generally, and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

H. In rendering the opinions set forth above, we have assumed that the word “Copy” imprinted on the UCC-1 cover page of each of the Financing Statements attached hereto as exhibits will be removed prior to the filing of the Financing Statements with the Division.

We understand that you will rely as to matters of Delaware law upon this opinion in connection with the transactions contemplated by the Security Agreement. In addition, your successors and assigns (including, without limitation, any trustee in connection with a securitization) and any rating agency may rely as to matters of Delaware law upon this opinion in connection with the matters set forth herein, subject to the understanding that the opinions rendered herein are given on the date hereof and such opinions are rendered only with respect to facts existing on the date hereof and laws, rules and regulations currently in effect. In connection with the foregoing, we hereby consent to your and your successors’ and assigns’ (including, without limitation, any trustee in connection with a securitization) and any such rating agency’s relying as to matters of Delaware law upon this opinion. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

Very truly yours,

WAY/JGP

Schedule A

JPMorgan Chase Bank, N.A., as administrative agent

Each of the Lenders

Domtar America Corp.

Domtar U.S.A. Corp.

Domtar Maine Corp.

Domtar Enterprises Inc.

Domtar Industries Inc.

Domtar A.W. Corp.

Schedule B

(a) The Certificate of Incorporation of America, dated July 18, 2001, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on July 18, 2001, as amended by the Certificate of Change of Location of Registered Office and of Registered Agent, dated November 1, 2005, as filed in the office of the Secretary of State on November 4, 2005.

(b) The Certificate of Incorporation of USA, dated July 18, 2001, as filed in the office of the Secretary of State on July 18, 2001, as amended by the Certificate of Change of Location of Registered Office and of Registered Agent, dated November 1, 2005, as filed in the office of the Secretary of State on November 4, 2005.

(c) The Certificate of Incorporation of Maine, dated May 24, 2001, as filed in the office of the Secretary of State on May 24, 2001, as amended by the Certificate of Amendment of Certificate of Incorporation Before Payment of Any Part of the Capital of Maine, dated June 11, 2001, as filed in the office of the Secretary of State on June 11, 2001.

(d) The Certificate of Incorporation of Enterprises, dated May 24, 2001, as filed in the office of the Secretary of State on May 24, 2001, as amended by the Certificate of Amendment of Certificate of Incorporation Before Payment of Any Part of the Capital of Enterprises, dated June 21, 2001, as filed in the office of the Secretary of State on June 21, 2001.

(e) The Certificate of Incorporation of Industries, dated December 15, 1965, as filed in the office of the Secretary of State on December 17, 1965, as amended by the Certificate of Amendment of Certificate of Incorporation of Industries, dated December 15, 1976, as filed in the office of the Secretary of State on December 23, 1976, as further amended by the Certificate of Amendment of Certificate of Incorporation of Industries, dated February 1, 1978, as filed in the office of the Secretary of State on February 23, 1978, and as further amended by the Certificate of Change of Location of Registered Office and of Registered Agent, dated November 1, 2005, as filed in the office of the Secretary of State on November 4, 2005.

(f) The Certificate of Incorporation of AW, dated May 24, 2001, as filed in the office of the Secretary of State on May 24, 2001.

March 7, 2007

To Each of the Persons Listed

on Schedule A Attached Hereto

Re:	Domtar Corporation

Ladies and Gentlemen:

We have acted as special Delaware counsel for Domtar Corporation (formerly known as Weyerhaeuser TIA, Inc.), a Delaware corporation (“Domtar”), Domtar Paper Company, LLC (formerly known as Weyerhaeuser ELI, LLC), a Delaware limited liability company (“Paper Company”), Domtar Delaware Investments Inc., a Delaware corporation (“Investments”), and Domtar Delaware Holdings Inc. (formerly known as Weyerhaeuser ELI, Inc.), a Delaware corporation (“Holdings” and, together with Domtar, Paper Company and Investments, the “Companies”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(g) The documents listed on Schedule B attached hereto (collectively, the “Certificates”);

(h) The US Guarantee and Collateral Agreement, dated as of March 7, 2007 (the “Security Agreement”), made by the Companies and the other Grantors (as defined therein) party thereto in favor of JPMorgan Chase Bank, N.A., a national banking association, as administrative agent (the “Administrative Agent”) for the Lenders (as defined therein);

(i) A financing statement on form UCC-1, naming Domtar as debtor and the Administrative Agent as secured party, in the form attached hereto and marked as Exhibit “A” (the “Domtar Financing Statement”), to be filed with the Secretary of State (as defined in Schedule B attached hereto) (Uniform Commercial Code Section) (the “Division”);

(j) A financing statement on form UCC-1, naming Paper Company as debtor and the Administrative Agent as secured party, in the form attached hereto and marked as Exhibit “B” (the “Paper Company Financing Statement”), to be filed with the Division;

(k) A financing statement on form UCC-1, naming Investments as debtor and the Administrative Agent as secured party, in the form attached hereto and marked as Exhibit “C” (the “Investments Financing Statement”), to be filed with the Division;

(l) A financing statement on form UCC-1, naming Holdings as debtor and the Administrative Agent as secured party, in the form attached hereto and marked as Exhibit “D” (the “Holdings Financing Statement”), to be filed with the Division; and

(m) A Good Standing Certificate for each of the Companies, dated March 7, 2007, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Security Agreement. The Domtar Financing Statement, the Paper Company Financing Statement, the Investments Financing Statement and the Holdings Financing Statement are hereinafter referred to collectively as the “Financing Statements.”

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (g) above. In particular, we have not reviewed any document (other than the documents

To Each of the Persons Listed

on Schedule A Attached Hereto

March 7, 2007

listed in paragraphs (a) through (g) above) that is referred to in or incorporated by reference into any document reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed that (i) all signatures on documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, and (iii) all documents submitted to us as copies conform with the original copies of those documents.

For purposes of this opinion, we have assumed (i) that none of the Certificates has been amended and that no such amendment is pending or has been proposed, (ii) that each of the Companies is organized solely under the laws of the State of Delaware, (iii) that there are no proceedings pending or contemplated for (A) the merger, consolidation, conversion, dissolution, liquidation or termination of any of the Companies, or (B) any of the Companies’ transfer to or domestication in any other jurisdiction, (iv) that none of the Companies has changed its name, whether by amendment of its organizational documents, by reorganization or otherwise, within the last four months, (v) the due organization, due formation or due creation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization, formation or creation, (vi) the legal capacity of natural persons who are signatories to the documents examined by us, (vii) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (viii) the due authorization, execution and delivery by all parties thereto of all documents examined by us, and (ix) that each of the documents examined by us constitutes a valid and binding agreement of the parties thereto, and is enforceable against the parties thereto, in accordance with its terms. We have not participated in the preparation of any offering material relating to the Companies and assume no responsibility for the contents of any such material. In addition, we assume no responsibility for the filing of the Financing Statements (or any continuation statements or amendments with respect thereto) with the Division or any other governmental office or agency.

This opinion is limited to the laws of the State of Delaware (excluding the insurance, securities and blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws (including federal bankruptcy law) and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. Each of the Financing Statements is in an appropriate form for filing with the Division.

2. Insofar as Article 9 of the Uniform Commercial Code as in effect in the State of Delaware on the date hereof (the “Delaware UCC”) is applicable (without regard to conflict of laws principles), upon the filing of the Domtar Financing Statement with the Division, the Administrative Agent will have a perfected security interest in Domtar’s rights in that portion of the Collateral in which a security interest may be perfected by the filing of a UCC financing statement with the Division (the “Domtar Filing Collateral”) and the proceeds (as defined in Section 9-102(a)(64) of the Delaware UCC) thereof.

To Each of the Persons Listed

on Schedule A Attached Hereto

March 7, 2007

3. Insofar as Article 9 of the Delaware UCC is applicable (without regard to conflict of laws principles), upon the filing of the Paper Company Financing Statement with the Division, the Administrative Agent will have a perfected security interest in Paper Company’s rights in that portion of the Collateral in which a security interest may be perfected by the filing of a UCC financing statement with the Division (the “Paper Company Filing Collateral”) and the proceeds (as defined in Section 9-102(a)(64) of the Delaware UCC) thereof.

To Each of the Persons Listed

on Schedule A Attached Hereto

March 7, 2007

4. Insofar as Article 9 of the Delaware UCC is applicable (without regard to conflict of laws principles), upon the filing of the Investments Financing Statement with the Division, the Administrative Agent will have a perfected security interest in Investments’ rights in that portion of the Collateral in which a security interest may be perfected by the filing of a UCC financing statement with the Division (the “Investments Filing Collateral”) and the proceeds (as defined in Section 9-102(a)(64) of the Delaware UCC) thereof.

5. Insofar as Article 9 of the Delaware UCC is applicable (without regard to conflict of laws principles), upon the filing of the Holdings Financing Statement with the Division, the Administrative Agent will have a perfected security interest in Holdings’ rights in that portion of the Collateral in which a security interest may be perfected by the filing of a UCC financing statement with the Division (the “Holdings Filing Collateral” and, together with the Domtar Filing Collateral, the Paper Company Filing Collateral and the Investments Filing Collateral, the “Filing Collateral”) and the proceeds (as defined in Section 9-102(a)(64) of the Delaware UCC) thereof.

The opinions expressed above are subject to the following additional assumptions, qualifications, limitations and exceptions:

A. We have assumed that (i) each of the Companies has sufficient rights in the Collateral and has received sufficient value and consideration in connection with the security interests granted under the Security Agreement for the security interests of the Administrative Agent to attach, and we express no opinion as to the nature or extent of the Companies’ rights in, or title to, any portion of the Collateral, and (ii) the Security Agreement reasonably identifies the Collateral. Accordingly, we have assumed that the security interests in the Filing Collateral and the proceeds (as defined in Section 9-102(a)(64) of the Delaware UCC) thereof have been duly created and have attached. In addition, we have assumed that none of the Filing Collateral consists of a type of collateral described in Section 9-501(a)(1) of the Delaware UCC. Further, we have assumed that the Companies have authorized the filing of the Financing Statements with the Division.

B. The opinions set forth above are limited to Article 9 of the Delaware UCC, and therefore such opinions do not address (i) laws of jurisdictions other than the State of Delaware, and of the State of Delaware except for Article 9 of the Delaware UCC, (ii) collateral of a type not subject to Article 9 of the Delaware UCC, and (iii) what law governs perfection of the security interests granted in the collateral covered by this opinion.

C. We note that further filings under the Delaware UCC may be necessary to preserve and maintain (to the extent established and perfected by the filing of the Financing Statements as described herein) the perfection of the security interests of the Administrative Agent in the Filing Collateral, including, without limitation, the following:

To Each of the Persons Listed

on Schedule A Attached Hereto

March 7, 2007

(i) appropriate continuation filings to be made within the period of six months prior to the expiration of five year anniversary dates from the date of the original filing of the Financing Statements;

(ii) filings required with respect to proceeds of collateral under Section 9-315(d) of the Delaware UCC;

(iii) filings required within four months of the change of name, identity or structure made by or with respect to the Companies, to the extent set forth in Sections 9-507 and 9-508 of the Delaware UCC;

(iv) filings required within four months of a change by any of the Companies of its location to another jurisdiction, to the extent set forth in Sections 9-301 and 9-316 of the Delaware UCC; and

(v) filings required within one year after the transfer of collateral to a person or entity that becomes a debtor and is located in another jurisdiction, to the extent set forth in Section 9-316 of the Delaware UCC.

D. We do not express any opinion as to the perfection of any security interest in any portion of the Collateral in which a security interest cannot be perfected by the filing of a financing statement with the Division. In addition, no opinion is expressed herein concerning (i) any collateral other than the Filing Collateral and the proceeds (as defined in Section 9-102(a)(64) of the Delaware UCC) thereof, (ii) any portion of the Filing Collateral that constitutes a “commercial tort claim” (as defined in Section 9-102(a)(13) of the Delaware UCC), (iii) any consumer transaction, or (iv) any security interest in goods covered by a certificate of title statute. Further, we do not express any opinion as to the perfection of any security interest in (i) Filing Collateral acquired by any of the Companies after the date hereof, or (ii) proceeds (as defined in Section 9-102(a)(64) of the Delaware UCC) of the Filing Collateral, except to the extent that such proceeds consist of cash proceeds (as defined in Section 9-102(a)(9) of the Delaware UCC) that are identifiable cash proceeds (as contemplated by Sections 9-315(b) and (d) of the Delaware UCC), subject, however, to the limitations of Section 9-315 of the Delaware UCC.

E. We do not express any opinion as to the priority of any security interest.

F. We call to your attention that under the Delaware UCC, actions taken by a secured party (e.g., releasing or assigning the security interests, delivering possession of the collateral to the debtor or another person and voluntarily subordinating a security interest) may affect the validity, perfection, or priority of a security interest.

G. The opinions expressed in paragraphs 2, 3, 4 and 5 above are subject to the effect of (i) bankruptcy, insolvency, moratorium, receivership, reorganization, liquidation, fraudulent conveyance and transfer and other similar laws relating to or affecting the rights and remedies of creditors generally, and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

H. In rendering the opinions set forth above, we have assumed that the word “Copy” imprinted on the UCC-1 cover page of each of the Financing Statements attached hereto as exhibits will be removed prior to the filing of the Financing Statements with the Division.

We understand that you will rely as to matters of Delaware law upon this opinion in connection with the transactions contemplated by the Security Agreement. In addition, your successors and assigns (including, without limitation, any trustee in connection with a securitization) and any rating agency may rely as to matters of Delaware law upon this opinion in connection with the matters set forth herein, subject to the understanding that the opinions rendered herein are given on the date hereof and such opinions are rendered only with respect to facts existing on the date hereof and laws, rules and regulations currently in effect. In connection with the

To Each of the Persons Listed

on Schedule A Attached Hereto

March 7, 2007

foregoing, we hereby consent to your and your successors’ and assigns’ (including, without limitation, any trustee in connection with a securitization) and any such rating agency’s relying as to matters of Delaware law upon this opinion. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

Very truly yours,

WAY/JGP

Schedule A

JPMorgan Chase Bank, N.A., as administrative agent

Each of the Lenders

Domtar Corporation

Domtar Paper Company, LLC

Domtar Delaware Investments Inc.

Domtar Delaware Holdings Inc.

Schedule B

(n) The Certificate of Incorporation of Domtar, dated as of August 16, 2006, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on August 16, 2006, as amended by the Certificate of Amendment of the Certificate of Incorporation of Domtar, dated November 15, 2006, as filed in the office of the Secretary of State on November 15, 2006, and as amended and restated by the Amended and Restated Certificate of Incorporation of Domtar, dated February 28, 2007, as filed in the office of the Secretary of State on February 28, 2007.

(o) The Certificate of Formation of Paper Company, dated as of August 18, 2006, as filed in the office of the Secretary of State on August 18, 2006, as amended by the Certificate of Amendment of Paper Company, dated November 15, 2006, as filed in the office of the Secretary of State on November 15, 2006.

(p) The Certificate of Incorporation of Investments, dated as of January 18, 2007, as filed in the office of the Secretary of State on January 18, 2007.

(q) The Certificate of Incorporation of Holdings, dated as of August 18, 2006, as filed in the office of the Secretary of State on August 18, 2006, as amended by the Certificate of Amendment of the Certificate of Incorporation of Holdings, dated November 15, 2006, as filed in the office of the Secretary of State on November 15, 2006, and as amended and restated by the Amended and Restated Certificate of Incorporation of Holdings, dated February 28, 2007, as filed in the office of the Secretary of State on February 28, 2007.

EXHIBIT E

FORM OF DISCOUNT NOTE

CDN$                                              Date:

FOR VALUE RECEIVED, the undersigned unconditionally promises to pay on                                                               , 20            , to or to the order of                                                               the “Holder”), the sum of CDN$                     with no interest thereon.

The undersigned hereby waives presentment, protest and notice of every kind and waives any defences based upon indulgences which may be granted by the holder hereof to any party liable hereon and any days of grace.

This promissory note is a Discount Note, as defined in the Credit Agreement, made as of the 5th day of March, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Domtar Corporation, a Delaware corporation (the “Parent Borrower”), Domtar Paper Company, LLC, a Delaware limited liability company (the “Subsidiary Borrower”), Domtar Inc., a Canadian corporation (the “Canadian Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and the other Agents named therein, and constitutes indebtedness to [a Non BA Lender] arising under such BA Equivalent Loan. Payment of this note shall be made at the offices of the Administrative Agent at 270 Park Avenue, 4th Floor, New York, NY 10017. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[OBLIGOR]

By:
Name:
Title:

EXHIBIT F-1

US GUARANTEE AND COLLATERAL AGREEMENT

made by

DOMTAR CORPORATION

DOMTAR PAPER COMPANY, LLC

and certain of Domtar Corporation’s Subsidiaries

in favor of

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of March 7, 2007

i

SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Perfection Matters
Schedule 4	Jurisdictions of Organization and Chief Executive Offices
Schedule 5	Inventory and Equipment Locations
Schedule 6	Intellectual Property

ii

US GUARANTEE AND COLLATERAL AGREEMENT

US GUARANTEE AND COLLATERAL AGREEMENT, dated as of March 7, 2007, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of March 7, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Domtar Corporation (the “Parent Borrower”), Domtar Paper Company, LLC (the “Subsidiary Borrower” and together with the Parent Borrower, collectively, the “US Borrowers”), Domtar Inc. (the “Canadian Borrower” and together with the US Borrowers, collectively, the “Borrowers”), the Lenders, the Co-Documentation Agents, the Syndication Agent and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the US Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, the Parent Borrower and the Subsidiary Borrower are members of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrowers to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the US Borrowers and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

DEFINED TERMS

Definitions. (viii) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: Accounts, Certificated Security, Chattel Paper, Documents, Equipment, Fixtures, General Intangibles, Instruments, Inventory, Letter-of-Credit Rights and Proceeds.

The following terms shall have the following meanings:

“Agreement”: this US Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Borrower Obligations”: the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of each and all of the Borrowers

(including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding but excluding the obligations of each Borrower under Section 2.1) to the Administrative Agent or any Lender (or, in the case of any Specified Swap Agreement, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by any Borrower pursuant to the terms of any of the foregoing agreements). “Borrower Obligations” shall be read as collectively referring to the Borrower Obligations of all the Borrowers, except when the context suggests it is referring only to the Borrower Obligations of an individual Borrower.

“Collateral”: as defined in Section 3.

“Collateral Account”: any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.4.

“Copyrights”: (i) all copyrights arising under the laws of the United States, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 6), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 6), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“Foreign Subsidiary”: any Subsidiary organized under the laws of any jurisdiction outside the United States of America or that is a Foreign Subsidiary Holdco.

“Foreign Subsidiary Voting Stock”: the voting Capital Stock of any Foreign Subsidiary.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document, any Specified Swap Agreement or any Specified Cash Management Agreement to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guarantor”: each Grantor in its capacity as a guarantor hereunder.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property under United States laws, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

2

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to Parent Borrower or any of its Subsidiaries.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Stock of a Foreign Subsidiary excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

“Issuers”: the collective reference to each issuer of any Pledged Notes or Pledged Stock.

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations”: (i) in the case of each Borrower, its Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Ordinary Course Transferees”: (i) with respect to Goods only, buyers in the ordinary course of business and lessees in the ordinary course of business to the extent provided in Section 9-320(a) and 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction and (ii) with respect to General Intangibles only, licensees in the ordinary course of business to the extent provided in Section 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“Patents”: (i) all letters patent of the United States, all reissues and extensions thereof, including, without limitation, any of the foregoing referred to in Schedule 6, (ii) all applications for letters patent of the United States and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 6, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Patent License”: all written agreements providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 6.

“Pledged Notes”: with respect to any Grantor, all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor in excess of $1,000,000 individually (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Securities”: the collective reference to the Pledged Notes and the Pledged Stock.

“Pledged Stock”: the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Borrower or Subsidiary that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that Pledged Stock shall not include (i) more than 65% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary, (ii) any Capital Stock of a Subsidiary of a Foreign Subsidiary and (iii) to the extent applicable law requires that a Subsidiary of such Grantor issue directors’ qualifying shares, such shares or nominee or other similar shares.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders and any affiliate of any Lender to which Borrower Obligations or Guarantor Obligations, as applicable, are owed.

“Securities Act”: the Securities Act of 1933, as amended.

“Specified Assets”: all (a) Equipment constituting Fixtures; (b) Patents, Patent Licenses, Trademarks and Trademark Licenses to the extent that (1) Liens thereon cannot be perfected by the filing of financing statements under the New York UCC or by the filing and acceptance thereof in the United States Patent and

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Trademark Office or (2) such Patents, Patent Licenses, Trademarks and Trademarks Licenses as are not, individually or in the aggregate, material to the business of the Parent Borrower and the Subsidiaries taken as a whole; (c) Copyrights and Copyright Licenses and Accounts or Receivables arising therefrom to the extent that (1) Liens thereon cannot be perfected by the filing and acceptance thereof in the United States Copyright Office or (2) the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction is not applicable to the creation or perfection of Liens thereon; (d) Collateral for which the perfection of Liens thereon requires filings in or other actions under the laws of jurisdictions outside the United States (or any political subdivision thereof); (e) Contracts, Accounts or Receivables on which the United States or any department, agency or instrumentality thereof is the obligor, and property or assets subject to any rights reserved in favor of the United States government as required under law; (f) goods included in Collateral received by any Person for “sale or return” within the meaning of Section 2-326 of the Uniform Commercial Code of the applicable jurisdiction, to the extent of claims of creditors of such Person; and (g) Proceeds of Accounts or Inventory until transferred to the Agent.

“Specified Cash Management Agreement”: any agreement providing for treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between any Borrower or any other Guarantor and any Lender or affiliate thereof.

“Specified Swap Agreement”: any Swap Agreement entered into by any Borrower or any other Guarantor and any Person that is a Lender or an affiliate of a Lender at the time such Swap Agreement is entered into.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stocks or similar plan providing for payments only on account of services provided by current or former directors, officer, employees or consultants of the Parent Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any political subdivision thereof, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 6, and (ii) the right to obtain all renewals thereof.

“Trademark License”: any written agreement providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 6.

“Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires mounted on and other appurtenances to any of the foregoing.

“ULC Shares”: the Pledged Stock consisting of shares in the capital stock of Domtar Pacific Papers ULC or any successor thereto or other issuer of Pledged Stock that is an unlimited company.

Other Definitional Provisions. (ix) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

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Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

GUARANTEE

Guarantee. (x) (i) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.

Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2 to the maximum extent permitted under applicable law).

Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

The guarantee contained in this Section 2 shall remain in full force and effect until the earlier to occur of (i) the first date on which all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full, no Letter of Credit shall be outstanding (that is not cash collateralized to the reasonable satisfaction of the Issuing Lender in respect thereof) and the Revolving Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrowers, or any of them, may be free from any Borrower Obligations and (ii) as to any Guarantor, the sale or other disposition of all of the Capital Stock of such Guarantor (to a Person other than any Global Group Member) as permitted under the Credit Agreement.

No payment (other than payment in full) made by any of the Borrowers or any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from any of the Borrowers or the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations of the Borrowers or any of them shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the earlier to occur of (i) the Borrower Obligations being paid in full, no Letter of Credit shall be outstanding (that is not cash collateralized to the reasonable satisfaction of the Issuing Lender in respect thereof) and the Revolving Commitments are terminated and (ii) as to any Guarantor, the sale or other disposition of all of the Capital Stock of such Guarantor (to a Person other than any Global Group Member) as permitted under the Credit Agreement.

Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled

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to be subrogated to any of the rights of the Administrative Agent or any Lender against any Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrowers on account of the Borrower Obligations are paid in full, no Letter of Credit shall be outstanding (that is not cash collateralized to the reasonable satisfaction of the Issuing Lender in respect thereof) and the Revolving Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

Amendments, etc. with respect to the Borrower Obligations. To the maximum extent permitted by applicable law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto, except to the extent required by applicable law.

Guarantee Absolute and Unconditional. Each Guarantor waives to the maximum extent permitted by applicable law any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between each of the Borrowers and the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives to the maximum extent permitted by applicable law diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any of the Borrowers or the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that to the maximum extent permitted by applicable law the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (other than a defense of payment or performance) (with or without notice to or knowledge of any

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Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower for its Borrower Obligations, or of such other Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from any Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, any Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Reinstatement. The guarantee of any Guarantor contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations guaranteed by such Guarantor hereunder is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any other Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, such Borrower or any other Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office.

GRANT OF SECURITY INTEREST

Each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

all Accounts;

all Chattel Paper;

all Deposit Accounts;

all Documents (other than title documents with respect to Vehicles);

all Equipment (other than Vehicles);

all Fixtures;

all General Intangibles;

all Instruments;

all Intellectual Property;

all Inventory;

all Investment Property;

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all Letter-of-Credit Rights;

all books and records pertaining to the Collateral; and

to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 3, this Agreement shall not constitute a grant of a security interest in (i) any property to the extent that such grant of a security interest is prohibited by any Requirements of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, Pledged Stock or Pledged Note, any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law, (ii) any Foreign Subsidiary Voting Stock which is specifically excluded from the definition of Pledged Stock by virtue of the proviso in such definition, (iii) any property that would be otherwise be included in the Collateral if and to the extent such property is subject to a Lien permitted by clauses (b), (c) or (d) of Section 7.3 of the Credit Agreement or if and to the extent such Property is the subject of a sale and leaseback transaction permitted by Section 7.3 of the Credit Agreement, (iv) any Vehicles covered by a certificate of title or ownership, (v) any leasehold interest in real property, (vi) assets sold to a Person that is not a Global Group Member in compliance with the Credit Agreement, (vii) any Letter of Credit Rights to the extent any Grantor is required by applicable law to apply the proceeds of a drawing of such Letter of Credit for a specified purpose, (viii) any “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of said Act has been filed, to the extent that any assignment of an “intent-to-use” application prior to such filing would violate then Lanham Act and (ix) Accounts or Receivables or Proceeds or products thereof (including any such property as may be Proceeds or products of Inventory except for (i) such Accounts or Receivables that are Proceeds of realization following the enforcement of the security interest created herein with respect to Inventory, (ii) any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to Inventory, which settlements and/or payments have not been sold in the context of a securitization program as permitted under Section 7.5 of the Credit Agreement, and (iii) Proceeds of a sale of Inventory as part of a disposition of assets other than the sale of Inventory in the ordinary course of business as permitted under Section 7.5(a) of the Credit Agreement, which Proceeds have not been sold in the context of a securitization program as permitted under Section 7.5 of the Credit Agreement) that have been sold in connection with any transaction or series of related transactions providing for the financing of Accounts or Receivables or are subject to any Liens permitted under Section 7.3(f) of the Credit Agreement, in each case to the extent such Property is the subject of a securitization program as permitted under Section 7.5 of the Credit Agreement. It is hereby understood and agreed that any property described in the preceding proviso, and any property that is otherwise expressly excluded from clauses (a) through (n) above, shall be excluded from the definition of “Collateral”.

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the US Borrowers thereunder, each Grantor hereby represents and warrants (in the case of the Closing Date, immediately after giving effect to the Transactions) to the Administrative Agent and each Lender that:

Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral

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owned by such Grantor by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens of others. No financing statement or other similar public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as (i) have been filed in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or (ii) are permitted by the Credit Agreement. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned or developed by a Grantor. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. Each of the Administrative Agent and each Lender understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

Perfected First Priority Liens. Upon completion of the filings and other actions specified on Schedule 3, the payment of all applicable fees, the delivery to and continuing possession by the Administrative Agent of all Certificated Securities, all Instruments, all Tangible Chattel Paper and all Documents a security interest in which is perfected by possession, and the obtaining and maintenance of “control” (as described in the Uniform Commercial Code as in effect in the applicable jurisdiction) by the Administrative Agent of all Deposit Accounts, the Collateral Accounts, all Securities Accounts, all Electronic Chattel Paper, Letter of Credit Rights, all Uncertificated Securities and all Securities Accounts, in each case a security interest in which is perfected by such “control”, the security interest granted in Section 3 will constitute valid perfected security interests in all of the Collateral (other than Specified Assets) in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor other than Ordinary Course Transferees except (x) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) or by an implied covenant of good faith and fair dealing, and (y) to the extent that the recording or an assignment or other transfer of title to the Administrative Agent or the recording of other applicable documents in the United States Patent and Trademark Office or the United States Copyright Office may be necessary for enforceability, and are prior to all other Liens on the Collateral except for (i) Liens permitted by the Credit Agreement and (ii) Liens which have priority over the Liens on the Collateral by operation of law.

Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office are specified on Schedule 4. Such Grantor has furnished to the Administrative Agent a certified charter, certificate of incorporation or other organization document and long form good standing certificate as of a date which is recent to the date hereof.

Inventory and Equipment. On the date hereof, Inventory and Equipment (other than mobile goods) in excess of $500,000 are kept at the locations listed on Schedule 5.

Investment Property. (xi) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor or, in the case of Foreign Subsidiary Voting Stock, if less, 65% of the outstanding Foreign Subsidiary Voting Stock of each relevant Issuer.

All the shares of Pledged Stock have been duly and validly issued and are fully paid and nonassessable.

Each of the Pledged Notes issued by the Parent Borrower or any Subsidiary constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

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Such Grantor is the record or beneficial owner of, and has good and marketable title to, the Pledged Securities pledged by it hereunder, free of any and all Liens, except (i) the security interest created by this Agreement and (ii) other Liens permitted by the Credit Agreement or arising by operation of law.

Receivables. (xii) No amount payable to such Grantor under or in connection with any Receivable in an amount of $5,000,000 or more is evidenced by any Instrument or Chattel Paper which has not been delivered to the Administrative Agent.

None of the obligors on any Receivables is a Governmental Authority, except for Receivables constituting not more than 10% of all Receivables.

Intellectual Property. (xiii) Schedule 6 lists all material issuances, registrations and applications in respect of Intellectual Property owned by such Grantor (other than any Grantor at any time to the extent such Grantor is not then required to pledge such Intellectual Property hereunder pursuant to clause (viii) of the proviso to Section 3) in its own name on the date hereof.

On the date hereof, all material Intellectual Property owned by such Grantor listed on Schedule 6 (i) is valid, subsisting, unexpired and enforceable, has not been abandoned, and (ii) does not infringe any intellectual property rights of any other Person, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Except as set forth in Schedule 6, on the date hereof, none of the Intellectual Property listed on Schedule 6 is the subject of any licensing or franchise agreement to which such Grantor is the licensor or franchisor.

COVENANTS

Each Grantor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until the earlier to occur of (i) the date upon which the Obligations shall have been paid in full, no Letter of Credit shall be outstanding (that is not cash collateralized to the reasonable satisfaction of the Issuing Lender in respect thereof) and the Revolving Commitments shall have terminated and (ii) as to any Grantor, the date upon which all the Capital Stock of such Grantor shall have been sold or otherwise disposed of in accordance with the terms of the Credit Agreement:

Delivery of Instruments, Certificated Securities and Chattel Paper. (xiv) If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Chattel Paper, except as provided in the following sentence, such Grantor shall be entitled to retain possession of all Collateral of such Grantor evidenced by any Instrument or Chattel Paper, and shall hold all such Collateral in trust for the Administrative Agent, for the ratable benefit of the Secured Parties. In the event that an Event of Default shall have occurred and be continuing, upon the request of the Administrative Agent, such Instrument or Chattel Paper shall be promptly delivered to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement. Such Grantor shall not permit any other Person to possess any such Collateral at any time other than in connection with any disposition of such Collateral in a transaction permitted by the Credit Agreement.

If any of the Pledged Stock or Pledged Notes of such Grantor is or shall become evidenced or represented by any Certificated Security, such Certificated Security (together with any undated stock power or note power, as the case may be, duly executed in blank) shall be promptly delivered to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

Maintenance of Insurance. Such Grantor that is a Material Subsidiary will , to the extent commercially reasonable, maintain, with financially sound and reputable insurance companies (or via self-insurance, including

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insurance written by the Parent Borrower for its Subsidiaries), insurance substantially in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. All such insurance shall name the Administrative Agent as insured party or loss payee.

Maintenance of Perfected Security Interest; Further Documentation. (xv) Such Grantor shall maintain the security interest created by this Agreement in such Grantor’s Collateral as a perfected security interest having at least the priority described in Section 4.2, to the extent required herein, and shall use commercially reasonable efforts to defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral and claims or demands resulting from Liens permitted under the Credit Agreement.

Such Grantor will furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the Grantor’s Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted; provided that in no event shall any Grantor be required to perfect any Lien by means other than the delivery of Pledged Securities in accordance with Sections 5.1 and 5.4, the delivery of Instruments and Chattel Paper in accordance with Section 5.1 and the making of filings, registrations and recordings required for perfection under the laws of the United States or any jurisdiction thereof, to the extent required by the terms hereof.

Changes in Name, etc. (a) Each Grantor agrees (i) promptly to notify the Administrative Agent of any change in such Grantor’s jurisdiction of organization or any change in such Grantor’s name and (ii) promptly to deliver all additional financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein.

(b) The Subsidiary Borrower agrees that it shall not permit Domtar Delaware Holdings, LLC to (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of that certain Industrial Building Revenue Bond, Series 1996 (Willamette Industries, Inc. Project), No. R-1 (Assigned and Registered), issued by Hancock County, Kentucky and registered and authenticated on March 7, 2007 (the “IRB Note”), (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except nonconsensual obligations imposed by operation of law or (iii) own, lease, manage or otherwise operate any properties or assets (including cash and cash equivalents other than cash payments received in connection with ownership of the IRB Note, such cash payments to be paid promptly to the Subsidiary Borrower) other than the ownership of the IRB Note.

Investment Property. (xvi) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the Lenders, hold the same in trust for the Administrative Agent and the Lenders and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations (subject to the proviso to Section 3). Any sums paid upon or in respect of the Pledged Stock upon the liquidation or dissolution of any Issuer (except any liquidation or

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dissolution of any Subsidiary in accordance with the Credit Agreement) shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Stock or any property shall be distributed upon or with respect to the Pledged Stock pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Pledged Stock shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

Without the prior written consent of the Administrative Agent, such Grantor will not (i) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, Pledged Stock or Proceeds thereof (except pursuant to a transaction permitted by the Credit Agreement), (ii) create, incur or permit to exist any Lien or option in favor of, or any materially adverse claim of any Person with respect to, any of the Pledged Stock or Proceeds thereof, or any interest therein, except for (A) the security interests created by this Agreement or (B) Liens permitted under the Credit Agreement or arising by operation of law or (iii) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Pledged Stock or Proceeds thereof (except as permitted by the Credit Agreement).

In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Stock issued by it and will comply with such terms insofar as such terms are applicable to it and (ii) it will take all actions required or reasonably requested by the Administrative Agent to enable or permit each Grantor to comply with Sections 6.3(c) and 6.7 as to all Pledged Stock issued by it.

Such Grantor shall, on the date of this Agreement (or on such later date upon which it becomes a party hereto), deliver to the Administrative Agent all Pledged Notes then held by such Grantor (excluding any Pledged Note the principal amount of which does not exceed $1,000,000), endorsed in blank. Furthermore, within ten Business Days after any Grantor obtains a Pledged Note with a principal amount in excess of $1,000,000, such Grantor shall cause such Pledged Note to be delivered to the Administrative Agent.

Intellectual Property. (xvii) Such Grantor (other than any Grantor at any time that such Grantor is not then required to pledge such Intellectual Property hereunder pursuant to clause (viii) of the proviso to Section 3), either itself or through licensees, will (i) as deemed necessary in such Grantor’s reasonable business judgment, continue to use each material Trademark in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such material Trademark, (iii) use such material Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless such mark shall be considered Collateral and subject to the terms of this Agreement, and (iv) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such material Trademark may become invalidated or impaired in any way, if such invalidation or impairment would reasonably be expected to have a Material Adverse Effect.

Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent could reasonably be expected to become forfeited, abandoned or dedicated to the public, other than through expiration of any statutory term.

Such Grantor (either itself or through licensees) (i) will not (and will use commercially reasonable efforts to not permit any licensee or sublicense thereof) to do any act or knowingly omit to do any act whereby any material portion of the Copyrights may become invalidated or otherwise impaired, if such invalidation or impairment would reasonably be expected to have a Material Adverse Effect. Such Grantor will not (either itself

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or through licensees) do any act whereby any material portion of the Copyrights may fall into the public domain, other than through expiration of any statutory term, if such act could reasonably be expected to result in a Material Adverse Effect.

Such Grantor (either itself or through licensees) will not do any act that knowingly uses any material Intellectual Property to infringe the intellectual property rights of any other Person.

Such Grantor will notify the Administrative Agent and the Lenders immediately if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination (including, without limitation, the institution against Grantor of, or any such determination in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property owned by such Grantor or such Grantor’s right to register the same or to own and maintain the same.

Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office or the United States Copyright Office such Grantor shall report such filing to the Administrative Agent as promptly as reasonably practicable after the last day of the fiscal year in which such filing occurs. Upon request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s and the Lenders’ security interest in any Copyright, Patent or Trademark and general intangibles of such Grantor relating thereto or represented thereby.

Such Grantor will take all reasonably necessary steps, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application relating to any material Intellectual Property owned by such Grantor (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property owned by such Grantor, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability, except as provided in Section 5.6(a)(i).

In the event that any Grantor knows, or has reason to know, that any material Intellectual Property owned by such Grantor is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate in its reasonable business judgment under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is deemed by such Grantor to be of material economic value, as promptly as reasonably practicable notify the Administrative Agent after it learns thereof and sue for infringement, misappropriation or dilution, to seek injunctive relief where deemed appropriate by such Grantor and to recover any and all damages for such infringement, misappropriation or dilution.

REMEDIAL PROVISIONS

Certain Matters Relating to Receivables. (xviii) At any time after the occurrence and during the continuance of an Event of Default, upon the Administrative Agent’s request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or reasonably satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the

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Lenders only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor. Deposits of Proceeds of Receivables, which individually exceed $100,000, shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

If an Event of Default has occurred and is continuing and at the Administrative Agent’s request, each Grantor shall deliver to the Administrative Agent all documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all orders, invoices and shipping receipts.

Communications with Obligors; Grantors Remain Liable. (xix) The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables.

Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating thereto, nor shall the Administrative Agent or any Lender be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

Pledged Securities. (xx) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends and other distributions paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Pledged Securities.

If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Obligations in such order as set forth in Section 6.5, and (ii) any or all of the Pledged Securities shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Securities at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon

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such terms and conditions as the Administrative Agent may determine), all without liability (other than to the extent such liabilities are found by a court of competent jurisdiction (or a settlement tantamount thereto) to have resulted from the gross negligence or willful misconduct of the Administrative Agent) except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

Each Grantor hereby authorizes and instructs each Issuer that is a Subsidiary of a Grantor of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) if an Event of Default shall occur and be continuing and the Administrative Agent shall give notice to the relevant Issuer of its intent to exercise its rights pursuant to Section 6.3(b), pay any dividends or other payments with respect to the Pledged Securities directly to the Administrative Agent.

Proceeds to be Turned Over To Administrative Agent. In addition to the rights of the Administrative Agent and the Lenders specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other Instruments shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, and shall, promptly upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the Lenders) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5; provided that all funds in such Collateral Account shall be promptly released to such Grantor upon the cure or waiver of any such Event of Default.

Application of Proceeds. If an Event of Default shall have occurred and be continuing and the Loans have been accelerated pursuant to Section 8 of the Credit Agreement, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the following order:

First, to pay incurred and unpaid reasonable, out-of-pocket fees and expenses of the Administrative Agent under the Loan Documents;

Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Secured Parties; and

Third, any balance remaining after the Obligations shall have been paid in full, no Letters of Credit shall be outstanding (that are not cash collateralized to the reasonable satisfaction of the Issuing Lender in respect thereof) and the Revolving Commitments shall have terminated shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.

Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, to the maximum extent permitted by applicable law, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, to the maximum extent permitted by applicable law, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below or notices otherwise required under the Loan Documents) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived unless otherwise provided in the

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Loan Documents), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith, subject to pre-existing rights and licenses, sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind actually incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in order of priority as specified in Section 6.5 above, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

Registration Rights. (xxi) If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 6.6, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, to the maximum extent permitted by applicable law, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

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Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Administrative Agent and the Lenders, that the Administrative Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

Subordination. Each Grantor hereby agrees that, upon the occurrence and during the continuance of an Event of Default, unless otherwise agreed by the Administrative Agent, all Indebtedness owing by it to any Subsidiary of the Parent Borrower shall be fully subordinated to the indefeasible payment in full in cash of such Grantor’s Obligations.

Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the reasonable fees and disbursements of any attorneys employed by the Administrative Agent to collect such deficiency.

THE ADMINISTRATIVE AGENT

Administrative Agent’s Appointment as Attorney-in-Fact, etc. (xxii) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to the maximum extent permitted by applicable law, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable of such Grantor or with respect to any other Collateral of such Grantor and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable of such Grantor or with respect to any other Collateral of such Grantor whenever payable;

in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Lenders’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

pay or discharge taxes and Liens, other than any Liens permitted under the Loan Documents, levied or placed on or threatened against the Collateral of such Grantor, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

execute, in connection with any sale provided for in Section 6.6 or 6.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral of such Grantor; and

(1) direct any party liable for any payment under any of the Collateral of such Grantor to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral of such Grantor; (3) sign and indorse any invoices, freight or express bills, bills of lading,

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storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral of such Grantor; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral of such Grantor or any portion thereof and to enforce any other right in respect of any Collateral of such Grantor; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral of such Grantor; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) subject to pre-existing rights and licenses, assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral of such Grantor as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems reasonably necessary to protect, preserve or realize upon the Collateral of such Grantor and the Administrative Agent’s and the Lenders’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1 shall be payable by the relevant Grantor to the Administrative Agent on demand.

Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable with respect to such Grantor until this Agreement is terminated and the security interests in the Collateral of such Grantor created hereby are released.

Duty of Administrative Agent. To the extent permitted by applicable law, the Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person, except as otherwise provided herein, or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Lenders hereunder are solely to protect the Administrative Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers. The Administrative Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of their officers, directors, employees or agents.

Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or

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instruments with respect to the Collateral of such Grantor in such form and in such offices as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Each Grantor authorizes the Administrative Agent to use the collateral description “all personal property” in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent of any financing statement with respect to the Collateral made prior to the date hereof. The Collateral Agent agrees to notify the relevant Grantor of any financing or continuation statement filed by it, provided that any failure to give such notice shall not affect the validity or effectiveness of such filing.

Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

MISCELLANEOUS

Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse the Administrative Agent for all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the fees and disbursements of counsel to the Administrative Agent.

(b) Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or

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disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement.

(d) The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

Set-Off. In addition to any rights and remedies of the Lenders provided by law, each Lender shall, after the occurrence of an Event of Default which is continuing, have the right, without prior notice to any Grantor, any such notice being expressly waived by each Grantor to the extent permitted by applicable law, upon any Obligations becoming due and payable by any Grantor (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Grantor. Each Lender agrees promptly to notify the relevant Grantor and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Submission To Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:

submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

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agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

Acknowledgements. Each Grantor hereby acknowledges that:

it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.

Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.11 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

Releases. (xxiii) At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Obligations in respect of Specified Swap Agreements) shall have been paid in full, the Revolving Commitments have been terminated and no Letters of Credit shall be outstanding (that are not cash collateralized to the reasonable satisfaction of the Issuing Lender in respect thereof), the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor (to any Person other than a Global Group Member) in a transaction permitted by the Credit Agreement, then the Lien pursuant to this Agreement on such sold, transferred or otherwise disposed of Collateral shall be automatically released, and the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable to evidence the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Subsidiary Guarantor shall be automatically released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of (to any Person other than a Global Group Member) in a transaction permitted by the Credit Agreement and the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary to evidence the release of such obligations.

WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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Limitation of Liability. Notwithstanding any provisions to the contrary contained in this Agreement or any other document or agreement among all or some of the parties hereto, Domtar Delaware Holdings Inc. (the “ULC Pledgor”) is the sole registered and beneficial owner of all Pledged Stock which are ULC Shares and will remain so until such time as such ULC Shares are effectively transferred into the name of the Administrative Agent or any other person on the books and records of the issuer of such ULC Shares other than as a result of transfers permitted pursuant to the Credit Agreement. Accordingly, the ULC Pledgor shall be entitled to receive and retain for its own account any dividends, property or other distributions, if any, in respect of such ULC Shares and shall have the right to vote such ULC Shares and to control the direction, management and policies of the issuer of such ULC Shares to the same extent as the ULC Pledgor would if such ULC Shares were not pledged to the Administrative Agent pursuant hereto. Nothing in this Agreement or any other document or agreement among all or some of the parties hereto is intended to, and nothing in this Agreement or any other document or agreement among all or some of the parties hereto shall constitute the Administrative Agent or any Secured Party, or any person other than the ULC Pledgor or other relevant grantor a shareholder or member of an unlimited company for the purposes of the Companies Act (Nova Scotia) or the Business Corporations Act (Alberta), as the case may be, until such time as notice is given to the ULC Pledgor or other relevant grantor and further steps are taken thereunder so as to register the Administrative Agent, or any other person as holder of Collateral which are ULC Shares. To the extent any provision hereof would have the effect of constituting the Administrative Agent, any Secured Party, or any other person as a shareholder or member of an unlimited company for the purposes of the Companies Act (Nova Scotia) or the Business Corporations Act (Alberta), as the case may be, prior to such time, such provision shall be severed herefrom or therefrom and ineffective with respect to the Collateral which are ULC Shares without otherwise invalidating or rendering unenforceable this Agreement or such other agreement or invalidating or rendering unenforceable such provision insofar as it relates to Collateral which is not ULC Shares. Except upon the exercise of rights to sell or otherwise dispose of Collateral which is ULC Shares following the occurrence and during the continuance of an Event of Default, each of the ULC Pledgor and, as the case may be, other relevant grantor(s) shall not cause or permit, or enable any unlimited company in which it holds ULC Shares to cause or permit, the Administrative Agent or any Secured Party to: (a) be registered as a shareholder or member of such unlimited company; (b) have any notation entered in its favour in the share register of such unlimited company; (c) be held out as a shareholder or member of such unlimited company; (d) receive, directly or indirectly, any dividends, property or other distributions from such unlimited company by reason of the Administrative Agent or any Secured Party holding a security interest in such unlimited company; or (e) act as a shareholder or member of such unlimited company, or exercise any rights of a shareholder or member including the right to attend a meeting of, or to vote the shares of, such unlimited company.

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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

[NAME OF GRANTOR]*

By:
Title:

* Guarantors to include all domestic Subsidiaries of the Parent Borrower.

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Schedule 1

NOTICE ADDRESSES OF GUARANTORS

Schedule 2

DESCRIPTION OF INVESTMENT PROPERTY

Pledged Stock:

Issuer	Class of Stock	Stock Certificate No.	No. of Shares

Pledged Notes:

Issuer	Payee	Principal Amount

Schedule 3

FILINGS AND OTHER ACTIONS

REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

[List each office where a financing statement is to be filed]

Patent and Trademark Filings

[List all filings]

Actions with respect to Pledged Stock

Other Actions

[Describe other actions to be taken]

Schedule 4

LOCATION OF JURISDICTION OF ORGANIZATION AND CHIEF EXECUTIVE OFFICE

Grantor	Jurisdiction of Organization	Location of Chief Executive Office

Schedule 5

LOCATIONS OF INVENTORY AND EQUIPMENT

Grantor	Locations

Schedule 6

COPYRIGHTS AND COPYRIGHT LICENSES

PATENTS AND PATENT LICENSES

TRADEMARKS AND TRADEMARK LICENSES

ACKNOWLEDGEMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the US Guarantee and Collateral Agreement dated as of March 7, 2007 (the “Agreement”), made by the Grantors parties thereto for the benefit of JPMorgan Chase Bank, N.A., as Administrative Agent. The undersigned agrees for the benefit of the Administrative Agent and the Lenders as follows:

1. The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

2. The undersigned will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.7(a) of the Agreement.

3. The terms of Sections 6.3(c) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 of the Agreement.

[NAME OF ISSUER]

By:
Name:
Title:

Address for Notices:

Fax:

Annex 1 to

Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT, dated as of                     , 200  , made by              (the “Additional Grantor”), in favor of JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H :

WHEREAS, Domtar Corporation (the “Parent Borrower”), Domtar Paper Company, LLC (the “Subsidiary Borrower” and together with the Parent Borrower, collectively, the “US Borrowers”), Domtar Inc. (the “Canadian Borrower” and together with the US Borrowers, collectively, the “Borrowers”) the Lenders and the Administrative Agent have entered into a Credit Agreement, dated as of March 7, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the US Borrowers and certain of their respective Affiliates (other than the Additional Grantor) have entered into the US Guarantee and Collateral Agreement, dated as of March 7, 2007 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the ratable benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2. Governing Law. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Annex 1-A to

Assumption Agreement

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 3

Supplement to Schedule 4

Supplement to Schedule 5

Supplement to Schedule 6

Exhibit F-2

CANADIAN GUARANTEE AND COLLATERAL AGREEMENT

made by

DOMTAR INC.

and certain of Domtar Inc.’s Subsidiaries

in favor of

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,

as Canadian Administrative Agent

Dated as of March 7, 2007

SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Pledged Stock
Schedule 3	Perfection Matters
Schedule 4	Jurisdictions of Organization and Chief Executive Offices
Schedule 5	Inventory Locations

CANADIAN GUARANTEE AND COLLATERAL AGREEMENT

CANADIAN GUARANTEE AND COLLATERAL AGREEMENT, dated as of March 7, 2007, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Canadian Loan Parties”), in favor of JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent acting on behalf of the Canadian Lenders and each of the Lenders issuing a Letter of Credit for the benefit of the Canadian Borrower (for the purposes of this Agreement, the expression “Canadian Lenders” shall include each such Issuing Lender) (JP Morgan Chase Bank, N.A., Toronto Branch, in such capacity, the “Canadian Administrative Agent”) pursuant to the Credit Agreement, dated as of March 7, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Domtar Corporation (the “Parent Borrower”), Domtar Paper Company, LLC (the “Subsidiary Borrower” and together with the Parent Borrower, collectively, the “US Borrowers”), Domtar Inc. (the “Canadian Borrower” and together with the US Borrowers, collectively, the “Borrowers”), the banks and other financial institutions or entities from time to time parties thereto, as Canadian Lenders, the Co-Documentation Agents, the Syndication Agent and the Canadian Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Canadian Lenders have severally agreed to make extensions of credit to the Canadian Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Canadian Borrower is a member of an affiliated group of companies that includes each other Canadian Loan Party;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Canadian Borrower to make valuable transfers to one or more of the other Canadian Loan Parties in connection with the operation of their respective businesses;

WHEREAS, the Canadian Borrower and the other Canadian Loan Parties are engaged in related businesses, and each Canadian Loan Party will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Canadian Lenders to make their respective extensions of credit to the Canadian Borrower under the Credit Agreement that the Canadian Loan Parties shall have executed and delivered this Agreement to the Canadian Administrative Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Canadian Administrative Agent and the Canadian Lenders to enter into the Credit Agreement and to induce the Canadian Lenders to make their respective extensions of credit to the Canadian Borrower thereunder, each Canadian Loan Party hereby agrees with the Canadian Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

DEFINED TERMS

Definitions. (xxiv) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the PPSA (Ontario): Accessions, Accounts, Chattel Paper Document of Title, Intangibles, Instruments, Inventory, Security.

The following terms shall have the following meanings:

“Agreement”: this Canadian Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

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“Canadian Obligations”: the collective reference to the unpaid principal of and interest on the Canadian Loans and Reimbursement Obligations in respect of the Letters of Credit issued for the account of the Canadian Borrower and all other obligations and liabilities of the Canadian Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Canadian Loans and said Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Canadian Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Canadian Administrative Agent acting on behalf of the Canadian Lenders or any Canadian Lender (or, in the case of any Specified Swap Agreement, any Affiliate of any Canadian Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit issued for the account of the Canadian Borrower, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Canadian Administrative Agent acting on behalf of the Canadian Lenders or to the Canadian Lenders that are required to be paid by the Canadian Borrower pursuant to the terms of any of the foregoing agreements).

“Capital Stock”: any and all securities, shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Collateral”: as defined in Section 3.

“Copyright”: all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of Canada or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in Canada or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the Canadian Intellectual Property Office.

“Excluded Property”: accounts or accounts receivable of any Grantor arising from the sale of Inventory, all instruments and chattel paper evidencing any such accounts or accounts receivable and all related securities and guarantees and Proceeds therefrom except for (i) such accounts or accounts receivable that are Proceeds of realization in connection with the enforcement of the security interest created herein with respect to the Inventory, (ii) any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to Inventory, which settlements and/or payments have not been sold in the context of a securitization program as permitted under Section 7.5(b) of the Credit Agreement, and (iii) Proceeds of a sale of Inventory as part of a disposition of assets other than the sale of Inventory in the ordinary course of business as permitted under Section 7.5(a) of the Credit Agreement, which Proceeds have not been sold in the context of a securitization program as permitted under Section 7.5(b) of the Credit Agreement. The Canadian Administrative Agent agrees to waive its rights under Section 25 of the PPSA with respect to such Excluded Property.

“Grantor”: each of the signatories hereto (together with any other entity that may become a party hereto as provided herein) other than Domtar Pacific Papers ULC, Domtar (Canada) Paper Inc., and Domtar Pulp and Paper Products Inc.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document, any Specified Swap Agreement or any Specified Cash Management Agreement to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all

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fees and disbursements of counsel to the Canadian Administrative Agent acting on behalf of the Canadian Lenders or to the Canadian Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guarantor”: each Canadian Loan Party other than the Canadian Borrower in its capacity as a guarantor hereunder.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property under Canadian laws, including, without limitation, the Copyrights, copyright licenses, patents, patent licenses, the Trademarks and trademark licenses, industrial designs, software and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Issuers”: the collective reference to each issuer of any Pledged Stock, being each direct or indirect Subsidiary of 4388216 Canada Inc. except to the extent such Issuer’s Capital Stock is expressly excluded from the definition of Pledged Stock or is otherwise excluded by a determination of the Administrative Agent pursuant to Section 6.11 of the Credit Agreement.

“Obligations”: (i) in the case of the Canadian Borrower, the Canadian Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Pledged Stock”: the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Issuer that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that Pledged Stock shall not include (i) the Capital Stock of Zither International Capital Management Hungary LLC, Domtar International Limited and Domtar Funding Limited Liability Company, (ii) the Capital Stock of Elk Lake Planing Mill Limited and Northshore Forest Inc. and of any other present or future Subsidiary which is not a Wholly-Owned Subsidiary of any Canadian Group Member, so long as such entities, in each case, are not Wholly-Owned Subsidiaries, directly or indirectly, of any Canadian Group Member, (iii) the Capital Stock of any Excluded Foreign Subsidiary and (iv) to the extent applicable law requires that an Issuer issue directors’ qualifying shares, such shares or nominee or other similar shares.

“PPSA”: means the Personal Property Security Act (Ontario), including the regulations thereto, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the personal property security as in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Proceeds”: all “proceeds” as such term is defined in Section 1.1 of the PPSA and, in any event, shall include, without limitation, all dividends or other income from the Pledged Stock and any payment representing indemnity or compensation for loss of or damage to the Collateral or Proceeds therefrom, collections thereon or distributions or payments with respect thereto.

“Secured Parties”: the collective reference to the Canadian Administrative Agent, the Canadian Lenders and any affiliate of any Canadian Lender to which Canadian Obligations or Guarantor Obligations, as applicable, are owed.

“Securities Act”: the Securities Act of 1933, as amended, or any other applicable securities statute analogous in purpose or effect in Canada or any province or territory thereof.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors of such corporation or of the managers of such partnership or other entity having similar functions to the board of directors of a corporation that are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person.

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“Specified Cash Management Agreement”: any agreement providing for treasury, depository or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Canadian Borrower or any other Guarantor and any Canadian Lender or affiliate thereof.

“Specified Swap Agreement”: any Swap Agreement entered into by the Canadian Borrower and any Person that is a Canadian Lender or an affiliate of a Canadian Lender at the time such Swap Agreement is entered into.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stocks or similar plan providing for payments only on account of services provided by current or former directors, officer, employees or consultants of the Canadian Borrower shall be a “Swap Agreement”.

“Trade-mark”: all of the following now owned or hereafter acquired by any Grantor: all Trade-marks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general Intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the Canadian Intellectual Property Office or any similar offices in any province or territory of Canada or any other country or any political subdivision thereof, and all extensions or renewals thereof.

“US Grantor”: means each Grantor incorporated under the laws of the United States of America or any state thereof.

Other Definitional Provisions. (xxv) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

GUARANTEE

Guarantee. (xxvi) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Canadian Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, transferees and assigns, the prompt and complete payment and performance by the Canadian Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Canadian Obligations.

Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal, state and provincial laws relating to the insolvency of debtors and, in the case of each Guarantor governed by the Companies Act (Quebec), without limiting the generality of the foregoing, under Article 123.66 of the Companies Act (Quebec) (after giving effect to the right of contribution established in Section 2.2 to the maximum extent permitted under applicable law).

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Each Guarantor agrees that the Canadian Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Canadian Administrative Agent or any Canadian Lender hereunder.

The guarantee contained in this Section 2 shall remain in full force and effect until the earlier to occur of (i) the first date on which all the Canadian Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full, no Letters of Credit issued for the account of the Canadian Borrower shall be outstanding (that is not cash collateralized to the reasonable satisfaction of the Issuing Lender in respect thereof) and the Revolving Commitments of the Canadian Lenders shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Canadian Borrower may be free from any Canadian Obligations, and (ii) as to any Guarantor, the sale or other disposition of all of the Capital Stock of such Guarantor (to a Person other than any Global Group Member) as permitted under the Credit Agreement.

No payment (other than payment in full) made by the Canadian Borrower or any of the Guarantors, any other guarantor or any other Person or received or collected by the Canadian Administrative Agent or any Canadian Lender from the Canadian Borrower or the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Canadian Obligations of the Canadian Borrower shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Canadian Obligations or any payment received or collected from such Guarantor in respect of the Canadian Obligations), remain liable for the Canadian Obligations up to the maximum liability of such Guarantor hereunder until the earlier to occur of (i) the Canadian Obligations being paid in full, no Letters of Credit issued for the account of the Canadian Borrower shall be outstanding (that is not cash collateralized to the reasonable satisfaction of the Issuing Lender in respect thereof) and the Revolving Commitments of the Canadian Lenders are terminated, and (ii) as to any Guarantor, the sale or other disposition of all of the Capital Stock of such Guarantor (to a Person other than a Global Group Member) as permitted under the Credit Agreement.

Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Canadian Administrative Agent and the Canadian Lenders, and each Guarantor shall remain liable to the Canadian Administrative Agent and the Canadian Lenders for the full amount guaranteed by such Guarantor hereunder.

No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Canadian Administrative Agent or any Canadian Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Canadian Administrative Agent or any Canadian Lender against any Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Canadian Administrative Agent or any Canadian Lender for the payment of the Canadian Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Canadian Administrative Agent and the Canadian Lenders by the Borrowers on account of the Canadian Obligations are paid in full, no Letters of Credit issued for the account of the Canadian Borrower shall be outstanding (that is not cash collateralized to the reasonable satisfaction of the Issuing Lender in respect thereof) and the Revolving Commitments of the Canadian Lenders are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Canadian Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Canadian Administrative Agent and the Canadian Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon

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receipt by such Guarantor, be turned over to the Canadian Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Canadian Administrative Agent, if required), to be applied against the Canadian Obligations, whether matured or unmatured, in such order as the Canadian Administrative Agent may determine.

Amendments, etc. with respect to the Canadian Obligations. To the maximum extent permitted by applicable law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Canadian Obligations made by the Canadian Administrative Agent or any Canadian Lender may be rescinded by the Canadian Administrative Agent or such Canadian Lender and any of the Canadian Obligations continued, and the Canadian Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Canadian Administrative Agent or any Canadian Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Canadian Administrative Agent (or the Required Canadian Lenders or all Canadian Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Canadian Administrative Agent or any Canadian Lender for the payment of the Canadian Obligations may be sold, exchanged, waived, surrendered or released. Neither the Canadian Administrative Agent nor any Canadian Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Canadian Obligations or for the guarantee contained in this Section 2 or any property subject thereto, except to the extent required by applicable law.

Guarantee Absolute and Unconditional. Each Guarantor waives to the maximum extent permitted by applicable law any and all notice of the creation, renewal, extension or accrual of any of the Canadian Obligations and notice of or proof of reliance by the Canadian Administrative Agent or any Canadian Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Canadian Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between each of the Canadian Borrower and the Guarantors, on the one hand, and the Canadian Administrative Agent and the Canadian Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives to the maximum extent permitted by applicable law diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Canadian Borrower or the Guarantors with respect to the Canadian Obligations. Each Guarantor understands and agrees that to the maximum extent permitted by applicable law the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Canadian Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Canadian Administrative Agent or any Canadian Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Canadian Borrower or any other Person against the Canadian Administrative Agent or any Canadian Lender, or (c) any other circumstance whatsoever (other than a defense of payment or performance) (with or without notice to or knowledge of the Canadian Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Canadian Borrower for its Canadian Obligations, or of such other Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Canadian Administrative Agent or any Canadian Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Canadian Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Canadian Obligations or any right of offset with respect thereto, and any failure by the Canadian Administrative Agent or any Canadian

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Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Canadian Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Canadian Borrower, any Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Canadian Administrative Agent or any Canadian Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Reinstatement. The guarantee of any Guarantor contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Canadian Obligations guaranteed by such Guarantor hereunder is rescinded or must otherwise be restored or returned by the Canadian Administrative Agent or any Canadian Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Canadian Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Canadian Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Canadian Administrative Agent without set-off or counterclaim in Dollars at the Funding Office.

GRANT OF SECURITY INTEREST

Security Interest. Each Grantor hereby assigns and transfers to the Canadian Administrative Agent, and hereby grants to the Canadian Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

all Inventory;

all Pledged Stock and all Proceeds and products thereof; and

solely for the purpose of enabling the Canadian Administrative Agent to exercise its rights and remedies hereunder following the occurrence of an Event of Default while same is continuing and only to the extent so required, all books and records pertaining to the Collateral;

(d) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing except for Excluded Property;

provided, however, that notwithstanding any of the other provisions set forth in this Section 3, this Agreement shall not constitute a grant of a security interest in (i) any Excluded Property; (ii) any Inventory or books and records pertaining thereto or Proceeds of any of the foregoing, of a US Grantor or a Grantor incorporated or otherwise organized outside Canada; (ii) any property to the extent that such grant of a security interest is prohibited by any Requirements of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Pledged Stock, any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law; (iv) any property that would otherwise be

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included in the Collateral if and to the extent such property is subject to a Lien permitted by clauses (b), (c) or (d) of Section 7.3 of the Credit Agreement or if and to the extent such Property is the subject of a sale and leaseback transaction permitted by Section 7.3 of the Credit Agreement; and (v) assets sold to a Person that is not a Global Group Member in compliance with the Credit Agreement. It is hereby understood and agreed that any property described in the preceding proviso, and any property that is otherwise expressly excluded from clauses (i) through (v) above, shall be excluded from the definition of “Collateral”.

Limitation. Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Grantor hereunder and under the other Loan Documents shall in no event exceed the amount of indebtedness which can be secured by such Grantor under applicable federal, state and provincial laws relating to the insolvency of debtors and, in the case of each Grantor governed by the Companies Act (Quebec), without limiting the generality of the foregoing, under Article 123.66 of the Companies Act (Quebec) (after giving effect to the right of contribution established in Section 2.2 to the maximum extent permitted under applicable law).

REPRESENTATIONS AND WARRANTIES

To induce the Canadian Administrative Agent and the Canadian Lenders to enter into the Credit Agreement and to induce the Canadian Lenders to make their respective extensions of credit to the Canadian Borrower thereunder, each Canadian Loan Party (in each case, for itself, and in the case of the Canadian Borrower, for itself and each other Canadian Loan Party) hereby represents and warrants (in the case of the Closing Date, immediately after giving effect to the Transactions) to the Canadian Administrative Agent and each Canadian Lender that:

Title; No Other Liens. Except for the security interest granted to the Canadian Administrative Agent for the ratable benefit of the Canadian Lenders pursuant to this Agreement and the other Liens permitted to exist on the Collateral owned by each Grantor by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens of others. No financing statement or other similar public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as (i) have been filed in favor of the Canadian Administrative Agent, for the ratable benefit of the Canadian Lenders, pursuant to this Agreement or (ii) are permitted by the Credit Agreement.

Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 will constitute valid perfected security interests in all of the Collateral in favor of the Canadian Administrative Agent, for the ratable benefit of the Canadian Lenders, as collateral security for each Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor (i) other than buyers in good faith in the Ordinary Course of Business, as provided for in Section 28 of the PPSA, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) or by an implied covenant of good faith and fair dealing and are prior to all other Liens on the Collateral except for Liens permitted by the Credit Agreement, and (ii) Liens which have priority over the Liens on the Collateral by operation of law.

Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Canadian Loan Party’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Canadian Loan Party’s chief executive office or sole place of business, as the case may be, are specified on Schedule 4. Such Canadian Loan Party has furnished to the Canadian Administrative Agent a certified charter, certificate of incorporation or other organization document and long-form good standing certificate as of a date which is recent to the date hereof.

Inventory. On the date hereof, Inventory (other than mobile goods) in excess of $500,000 are kept at the locations listed on Schedule 5.

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Pledged Stock. (xxvii) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor.

All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.

On the date hereof, all Certificated Securities evidencing Pledged Stock (together with any undated stock power duly executed in blank) have been delivered to the Canadian Administrative Agent.

Such Grantor is the record or beneficial owner of, and has good and marketable title to, the Pledged Stock pledged by it hereunder, free of any and all Liens except (i) the Liens created by the Security Documents, and (ii) other Liens permitted by the Credit Agreement or arising by operation of law.

Attachment

On the date hereof, such Grantor acknowledges that (i) value has been given, (ii) it has rights in the Collateral granted by such Grantor (other than after-acquired Collateral), (iii) it has not agreed to postpone the time of attachment of the security interests granted pursuant to this Agreement, and (iv) it has received a duplicate original copy of this Agreement.

COVENANTS

Each Grantor covenants and agrees with the Canadian Administrative Agent and the Canadian Lenders that, from and after the date of this Agreement until the earlier to occur of (i) the date upon which the Canadian Obligations shall have been paid in full, no Letter of Credit issued for the account of the Canadian Borrower shall be outstanding (that is not cash collateralized to the reasonable satisfaction of the Issuing Lender in respect thereof) and the Revolving Commitments of the Canadian Lenders shall have terminated, and (ii) as to any Grantor, the date upon which all the Capital Stock of such Grantor shall have been sold or otherwise disposed of in accordance with the terms of the Credit Agreement:

Delivery of Certificated Securities. If any of the Pledged Stock of such Grantor is or shall become evidenced or represented by any Certificated Security, such Certificated Security (together with any undated stock power or note power, as the case may be, duly executed in blank) shall be promptly delivered to the Canadian Administrative Agent, to be held as Collateral pursuant to this Agreement.

Maintenance of Insurance. Such Grantor that is a Material Subsidiary will to the extent commercially reasonable maintain, with financially sound and reputable insurance companies (or via self-insurance, including insurance written by the Canadian Borrower to its Subsidiaries), insurance substantially in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar business operating in the same or similar locations. All such insurance maintained in respect of any Grantor (other than a US Grantor) shall name the Canadian Administrative Agent as insured party or loss payee.

Maintenance of Perfected Security Interest; Further Documentation. (xxviii) Such Grantor shall maintain the security interest created by this Agreement in such Grantor’s Collateral as a perfected security interest having at least the priority described in Section 4.2, to the extent required herein, and shall use commercially reasonable efforts to defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral and claims or demands resulting from Liens permitted under the Credit Agreement. Notwithstanding anything to the contrary contained herein (including any provision for, reference to, or acknowledgement of, any Lien or Permitted Encumbrance), nothing herein and no approval by the Canadian Administrative Agent or Canadian Lenders of any Lien or Permitted Encumbrance (whether such approval is oral or in writing) shall be construed as or deemed to constitute a subordination by the Canadian Administrative Agent or the Canadian Lenders of any security interest or other right, interest or Lien in or to the Collateral or any part thereof in favour of any Lien or Permitted Encumbrance or any holder of any Lien or Permitted Encumbrance.

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Such Grantor will furnish to the Canadian Administrative Agent from time to time statements and schedules further identifying and describing the Grantor’s Collateral as the Canadian Administrative Agent may reasonably request, all in reasonable detail.

At any time and from time to time, upon the written request of the Canadian Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Canadian Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted; provided that in no event shall any Grantor be required to perfect any Lien by means other than the delivery of Pledged Stock in accordance with Sections 5.1 and 5.4 and the making of filings, registrations and recordings required for perfection under applicable personal property security laws, to the extent required by the terms hereof.

Changes in Name, etc. Each Grantor agrees (i) promptly to notify the Canadian Administrative Agent of any change in such Grantor’s jurisdiction of organization, chief executive office, sole place of business or location of assets other than locations listed on Schedule 5 hereto or any change in such Grantor’s name, and (ii) promptly to deliver all additional financing statements and other documents reasonably requested by the Canadian Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein.

Pledged Stock. (xxix) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Canadian Administrative Agent and the Canadian Lenders, hold the same in trust for the Canadian Administrative Agent and the Canadian Lenders and deliver the same forthwith to the Canadian Administrative Agent in the exact form received, duly endorsed by such Grantor to the Canadian Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Canadian Administrative Agent so requests, signature guaranteed, to be held by the Canadian Administrative Agent, subject to the terms hereof, as additional collateral security for such Grantor’s Obligations (subject to the proviso to Section 3). Any sums paid upon or in respect of the Pledged Stock upon the liquidation or dissolution of any Issuer (except any liquidation or dissolution of any Subsidiary in accordance with the Credit Agreement) shall be paid over to the Canadian Administrative Agent to be held by it hereunder as additional collateral security for such Grantor’s Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Stock or any property shall be distributed upon or with respect to the Pledged Stock pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Canadian Administrative Agent, be delivered to the Canadian Administrative Agent to be held by it hereunder as additional collateral security for such Grantor’s Obligations. If any sums of money or property so paid or distributed in respect of the Pledged Stock shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Canadian Administrative Agent, hold such money or property in trust for the Canadian Administrative Agent and the Canadian Lenders, segregated from other funds of such Grantor, as additional collateral security for such Grantor’s Obligations.

Without the prior written consent of the Canadian Administrative Agent, such Grantor will not (i) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Pledged Stock or Proceeds thereof (except pursuant to a transaction permitted by the Credit Agreement), (ii) create, incur or permit to exist any Lien or option in favor of, or any material adverse claim of any Person with respect to, any of the Pledged Stock or Proceeds thereof, or any interest therein, except for (A) the security interests created by this Agreement or (B) Liens permitted under the Credit Agreement or arising by operation of law, or (iii) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Canadian Administrative Agent to sell, assign or transfer any of the Pledged Stock or Proceeds thereof (except as permitted by the Credit Agreement).

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In the case of each Guarantor and/or Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Stock issued by it and will comply with such terms insofar as such terms are applicable to it, and (ii) it will take all actions required or reasonably requested by the Canadian Administrative Agent to enable or permit each Grantor to comply with Sections 6.1(c) and 6.4 as to all Pledged Stock issued by it.

REMEDIAL PROVISIONS

Pledged Stock. (xxx) Unless an Event of Default shall have occurred and be continuing and the Canadian Administrative Agent shall have given notice to the relevant Grantor of the Canadian Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.1(b), each Grantor shall be permitted to receive all cash dividends and other distributions paid in respect of the Pledged Stock to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Pledged Stock.

If an Event of Default shall occur and be continuing and the Canadian Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Canadian Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Stock and make application thereof to the Canadian Obligations in such order as set forth in Section 6.2, and (ii) any or all of the Pledged Stock shall be registered in the name of the Canadian Administrative Agent or its nominee, and the Canadian Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Stock at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Stock as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Canadian Administrative Agent of any right, privilege or option pertaining to such Pledged Stock, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Canadian Administrative Agent may determine), all without liability (other than to the extent such liabilities are found by a court of competent jurisdiction (or a settlement tantamount thereto) to have resulted from the gross negligence or willful misconduct of the Canadian Administrative Agent) except to account for property actually received by it, but the Canadian Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

Each Grantor hereby authorizes and instructs each Issuer to (i) comply with any instruction received by it from the Canadian Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) if an Event of Default shall occur and be continuing and the Administrative Agent shall give notice to the relevant Issuer of its intent to exercise its rights pursuant to Section 6.1(b), pay any dividends or other payments with respect to the Pledged Stock directly to the Canadian Administrative Agent.

Application of Proceeds. If an Event of Default shall have occurred and be continuing and the Canadian Loans have been accelerated pursuant to Section 8 of the Credit Agreement, at any time at the Canadian Administrative Agent’s election, the Canadian Administrative Agent may apply all or any part of Proceeds constituting Collateral and any proceeds of the guarantee set forth in Section 2, in payment of the Canadian Obligations in the following order:

First, to pay incurred and unpaid reasonable, out-of-pocket fees and expenses of the Canadian Administrative Agent acting on behalf of the Canadian Lenders under the Loan Documents;

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Second, to the Canadian Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Canadian Obligations, pro rata among the Secured Parties according to the amounts of the Canadian Obligations then due and owing and remaining unpaid to the Secured Parties; and any balance remaining after the Canadian Obligations shall have been paid in full, no Letters of Credit for the account of the Canadian Borrower shall be outstanding (that are not cash collateralized to the reasonable satisfaction of the Issuing Lender in respect thereof) and the Revolving Commitments of the Canadian Lenders shall have terminated shall be paid over to the Canadian Borrower or to whomsoever may be lawfully entitled to receive the same.

PPSA and Other Remedies.

If an Event of Default shall occur and be continuing,

(a) The Canadian Administrative Agent, on behalf of the Canadian Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Canadian Obligations to the maximum extent permitted by applicable law, all rights and remedies of a secured party under the PPSA or any other applicable law. Without limiting the generality of the foregoing to the maximum extent permitted by applicable law, the Canadian Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below or notices otherwise required under the Loan Documents) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived unless otherwise provided in the Loan Documents), may in such circumstances forthwith, subject to pre-existing rights and licenses, collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Canadian Administrative Agent or any Canadian Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Canadian Administrative Agent or any Canadian Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Canadian Administrative Agent’s request, to assemble the Collateral and make it available to the Canadian Administrative Agent at places which the Canadian Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Canadian Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.3, after deducting all reasonable costs and expenses of every kind actually incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Canadian Administrative Agent and the Canadian Lenders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Canadian Obligations, in order of priority as specified in Section 6.2 above, and only after such application and after the payment by the Canadian Canadian Administrative Agent of any other amount required by any provision of law, need the Canadian Canadian Administrative Agent account for the surplus, if any, to any Grantor. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

(b) The Canadian Administrative Agent may, in addition to any other rights it may have, appoint by instrument in writing a receiver or receiver and manager (both of which are herein called a “Receiver”) of all or any part of the Collateral or may institute proceedings in any court of competent jurisdiction for the appointment of such a Receiver. Any such Receiver is hereby given and shall have the same powers and rights and exclusions and limitations of liability as the Canadian Administrative Agent has under this Agreement, at law or in equity. In exercising any such powers, any such Receiver shall, to the extent permitted by law, act as and for all purposes shall be deemed to be the agent of the Grantor and the Canadian Administrative Agent shall not be responsible for any act or default of any such Receiver. The Canadian Administrative Agent may appoint one or more

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Receivers hereunder and may remove any such Receiver or Receivers and appoint another or others in his or their stead from time to time. Any Receiver so appointed may be an officer or employee of the Canadian Administrative Agent. A court need not appoint, ratify the appointment by the Canadian Administrative Agent of or otherwise supervise in any manner the actions of any Receiver. Upon any Grantor receiving notice from the Canadian Administrative Agent of the taking of possession of the Collateral or the appointment of a Receiver, all powers, functions, rights and privileges of each of the directors and officers of such Grantor with respect to the Collateral shall, to the extent permitted by applicable law, cease, unless specifically continued by the written consent of the Canadian Administrative Agent.

Registration Rights. (xxxi) If the Canadian Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 6.3, and if in the opinion of the Canadian Administrative Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Canadian Administrative Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Canadian Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission or of any securities regulatory authority applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Canadian Administrative Agent shall designate and to make available to its security holders, as soon as practicable, to the extent applicable, an earnings statement (which need not be audited) which will satisfy the provisions of the Securities Act.

Each Grantor recognizes that the Canadian Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act (or other applicable securities legislation) or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, to the maximum extent permitted by applicable law, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Canadian Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act even if such Issuer would agree to do so.

Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.4 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.4 will cause irreparable injury to the Canadian Administrative Agent and the Canadian Lenders, that the Canadian Administrative Agent and the Canadian Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.4 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

Subordination. Each Canadian Loan Party hereby agrees that, upon the occurrence and during the continuance of an Event of Default, unless otherwise agreed by the Canadian Administrative Agent, all Indebtedness owing by it to any Subsidiary of the Canadian Borrower shall be fully subordinated to the indefeasible payment in full in cash of such Canadian Loan Party’s Obligations.

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Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Guarantor Obligations and the reasonable fees and disbursements of any attorneys employed by the Canadian Administrative Agent to collect such deficiency.

Grant of Intellectual Property License. Solely for the purpose of enabling the Canadian Administrative Agent to exercise the rights and remedies under this Section 6.7 at such time as the Canadian Administrative Agent shall be lawfully entitled to exercise such rights and remedies and only to the extent so required, the Grantor hereby (a) grants to the Canadian Administrative Agent, for the benefit of the Canadian Administrative Agent and the Canadian Lenders, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantor) to use, license or sublicense any Intellectual Property rights now owned or hereafter acquired by the Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof and (b) irrevocably agrees that the Canadian Administrative Agent may sell any of the Grantor’s Inventory directly to any person, including without limitation persons who have previously purchased the Grantor’s Inventory from the Grantor and in connection with any such sale or other enforcement of the Canadian Administrative Agent’s rights under this Agreement, may sell Inventory which bears any Trade-mark owned by or licensed to the Grantor and any Inventory that is covered by any Copyright owned by or licensed to the Grantor and the Canadian Administrative Agent may finish any work in process and affix any Trade-mark owned by or licensed to the Grantor and sell such Inventory as provided herein.

THE CANADIAN ADMINISTRATIVE AGENT

Canadian Administrative Agent’s Appointment as Attorney-in-Fact, etc. (xxxii) Each Grantor hereby irrevocably constitutes and appoints the Canadian Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to the maximum extent permitted by applicable law, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Canadian Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other Instruments for the payment of moneys due with respect to any Collateral other than Excluded Property of such Grantor and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Canadian Administrative Agent for the purpose of collecting any and all such moneys due with respect to any Collateral other than Excluded Property of such Grantor whenever payable;

pay or discharge taxes and Liens, other than any Liens permitted under the Loan Documents, levied or placed on or threatened against the Collateral of such Grantor, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

execute, in connection with any sale provided for in Section 6.3 or 6.4, any endorsements, assignments or other Instruments of conveyance or transfer with respect to the Collateral of such Grantor; and

(1) direct any party liable for any payment under any of the Collateral other than Excluded Property of such Grantor to make payment of any and all moneys due or to become due thereunder directly to the Canadian Administrative Agent or as the Canadian Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral other than Excluded Property of such Grantor; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with

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any of the Collateral of such Grantor; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral other than Excluded Property of such Grantor or any portion thereof and to enforce any other right in respect of any Collateral of such Grantor; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral of such Grantor; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Canadian Administrative Agent may deem appropriate; and (7) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral of such Grantor as fully and completely as though the Canadian Administrative Agent were the absolute owner thereof for all purposes, and do, at the Canadian Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Canadian Administrative Agent deems reasonably necessary to protect, preserve or realize upon the Collateral of such Grantor and the Canadian Administrative Agent’s and the Canadian Lenders’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Canadian Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

If any Canadian Loan Party fails to perform or comply with any of its agreements contained herein, the Canadian Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

The expenses of the Canadian Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, shall be payable by the relevant Canadian Loan Party to the Canadian Administrative Agent on demand.

Each Canadian Loan Party hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable with respect to such Canadian Loan Party until this Agreement is terminated and the security interests in the Collateral of such Canadian Loan Party, if applicable, created hereby are released.

Duty of Canadian Administrative Agent. To the extent permitted by applicable law , the Canadian Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, shall be to deal with it in the same manner as the Canadian Administrative Agent deals with similar property for its own account. Neither the Canadian Administrative Agent, any Canadian Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person, except as otherwise provided herein, or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Canadian Administrative Agent and the Canadian Lenders hereunder are solely to protect the Canadian Administrative Agent’s and the Canadian Lenders’ interests in the Collateral and shall not impose any duty upon the Canadian Administrative Agent or any Canadian Lender to exercise any such powers. The Canadian Administrative Agent and the Canadian Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Canadian Loan Party for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of their officers, directors, employees or agents.

Execution of Financing Statements Pursuant to any applicable law, each Grantor authorizes the Canadian Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices

15

as the Canadian Administrative Agent determines appropriate to perfect the security interests of the Canadian Administrative Agent under this Agreement. Each Grantor hereby ratifies and authorizes the filing by the Canadian Administrative Agent of any financing statement with respect to the Collateral made prior to the date hereof. The Canadian Administrative Agent agrees to notify the relevant Grantor of any financing or continuation statement filed by it, provided that any failure to give such notice shall not affect the validity or effectiveness of such filing.

Authority of Canadian Administrative Agent. Each Canadian Loan Party acknowledges that the rights and responsibilities of the Canadian Administrative Agent under this Agreement with respect to any action taken by the Canadian Administrative Agent or the exercise or non-exercise by the Canadian Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Canadian Administrative Agent and the Canadian Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Canadian Administrative Agent and the Canadian Loan Parties, the Canadian Administrative Agent shall be conclusively presumed to be acting as agent for the Canadian Lenders with full and valid authority so to act or refrain from acting, and no Canadian Loan Party shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

MISCELLANEOUS

Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

Notices. All notices, requests and demands to or upon the Canadian Administrative Agent or any Canadian Loan Party hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

No Waiver by Course of Conduct; Cumulative Remedies. Neither the Canadian Administrative Agent nor any Canadian Lender shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Canadian Administrative Agent or any Canadian Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Canadian Administrative Agent or any Canadian Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Canadian Administrative Agent or such Canadian Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

Enforcement Expenses; Indemnification. (xxxiii) Each Guarantor agrees to pay or reimburse the Canadian Administrative Agent for all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the fees and disbursements of counsel to the Canadian Administrative Agent.

Each Guarantor agrees to pay, and to save the Canadian Administrative Agent and the Canadian Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement, including any present or future Taxes (other than Excluded Taxes) that arise from any payment by the Guarantor under this Agreement.

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Each Guarantor agrees to pay, and to save the Canadian Administrative Agent and the Canadian Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Canadian Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement.

The agreements in this Section 8.4 shall survive repayment of the Canadian Obligations and all other amounts payable by the Canadian Borrower under the Credit Agreement and the other Loan Documents.

Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Canadian Loan Party and shall inure to the benefit of the Canadian Administrative Agent and the Canadian Lenders and their successors and assigns; provided that no Canadian Loan Party may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Canadian Administrative Agent.

Set-Off. In addition to any rights and remedies of the Canadian Lenders provided by law, each Canadian Lender shall, after the occurrence of an Event of Default which is continuing, have the right, without prior notice to any Canadian Loan Party, any such notice being expressly waived by each Canadian Loan Party to the extent permitted by applicable law, upon any Obligations becoming due and payable by any Canadian Loan Party (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Canadian Lender or any branch or agency thereof to or for the credit or the account of such Canadian Loan Party. Each Canadian Lender agrees promptly to notify the relevant Canadian Loan Party and the Canadian Administrative Agent after any such setoff and application made by such Canadian Lender, provided that the failure to give such notice shall not affect the validity of such set off and application.

Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

Integration. This Agreement and the other Loan Documents represent the agreement of the Canadian Loan Parties, the Canadian Administrative Agent and the Canadian Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Canadian Administrative Agent or any Canadian Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

(xxxiv) GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE PROVINCE OF ONTARIO, AND THE LAWS OF CANADA APPLICABLE THEREIN.

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Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the Province of Ontario, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Canadian Loan Party at its address referred to in Section 8.2 or at such other address of which the Canadian Administrative Agent shall have been notified pursuant thereto; and

agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

Judgment Currency. (xxxv) The obligations of any Canadian Loan Party hereunder and under the other Loan Documents to make payments in U.S. Dollars or in Canadian Dollars, as the case may be (for the purposes of this Section 8.13, the “Obligation Currency”), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Canadian Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Canadian Administrative Agent or a Canadian Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Canadian Loan Party or any Canadian Lenders in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (for the purposes of this Section 8.13, such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange prevailing, in each case, as of the date immediately preceding the day on which the judgment is given (for the purposes of this Section 8.13, such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Canadian Loan Party covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

For purposes of determining the prevailing rate of exchange, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Acknowledgements. Each Canadian Loan Party hereby acknowledges that:

it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

neither the Canadian Administrative Agent nor any Canadian Lender has any fiduciary relationship with or duty to any Canadian Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Canadian Loan Parties, on the one hand, and the Canadian Administrative Agent and Canadian Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

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no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Canadian Lenders or among the Canadian Loan Parties and the Canadian Lenders.

Additional Canadian Loan Parties. Each Subsidiary of the Canadian Borrower that is required to become a party to this Agreement pursuant to Section 6.11 of the Credit Agreement shall become a Canadian Loan Party and Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

Releases. (xxxvi) At such time as the Canadian Obligations (other than Canadian Obligations in respect of Specified Swap Agreements) shall have been paid in full, the Revolving Commitments of the Canadian Lenders have been terminated and no Letters of Credit issued for the account of the Canadian Borrower shall be outstanding (that are not cash collateralized to the reasonable satisfaction of the Issuing Lender in respect thereof), the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Canadian Administrative Agent and each Canadian Loan Party hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Canadian Administrative Agent shall deliver to such Grantor any Collateral held by the Canadian Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor (to any Person other than a Global Group Member) in a transaction permitted by the Credit Agreement, then the Lien pursuant to this Agreement on such sold transferred or otherwise disposed of Collateral shall be automatically released, and the Canadian Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable to evidence the release of the Liens created hereby on such Collateral. At the request and sole expense of the Canadian Borrower, a Canadian Subsidiary Guarantor shall be automatically released from its obligations hereunder in the event that all the Capital Stock of such Canadian Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement (to any Person other than a Global Group Member) in a transaction permitted by the Credit Agreement and the Canadian Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary to evidence the release of such obligations.

(xxxvii) WAIVER OF JURY TRIAL. EACH CANADIAN LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

[NAME OF CANADIAN LOAN PARTY]*

By:
Title:

* List of Canadian Loan Parties:

Canadian Parent Guarantors
Domtar Pacific Papers ULC
Domtar (Canada) Paper Inc.
4388216 Canada Inc.
Domtar Pulp and Paper Products Inc.

Canadian Borrower
Domtar Inc.

Canadian Subsidiaries
B.I.G. Logging Inc.
Maine Timber Holdings Limited
Brompton Lands Limited
Domtar Realties Ltd.
Techni-Therm Inc.
804736 Ontario Limited
3739139 Canada Inc.
The Sprague’s Falls Manufacturing Company (Limited)
The Saint Croix Water Power Company
3876420 Canada Inc.
3804011 Canada Inc.
Domtar Expetech Inc.
4177495 Canada Inc.
Isidore Roy Limited
3082240 Nova Scotia Company
3147017 Nova Scotia Company

US Subsidiaries
Port Huron Fiber Corporation
E.B. Eddy Paper, Inc.
Domtar Enterprises Inc.
Domtar Industries Inc.
Domtar A.W. Corp.
Domtar America Corp.
Domtar U.S.A. Corp
Domtar Maine Corp.
Domtar Wisconsin Dam Corp.
St. Croix Water Power Company
RIS Paper Company, Inc.
Conbord Inc.

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Schedule 1

NOTICE ADDRESSES OF GUARANTORS

Canadian Entities

Guarantor	Notice Address
804736 Ontario Limited	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6 Attn: Secretary

3082240 Nova Scotia Company	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6 Attn: Secretary

3147017 Nova Scotia Company	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6 Attn: Secretary

3739139 Canada Inc.	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6 Attn: Secretary

3804011 Canada Inc.	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6 Attn: Secretary

3876420 Canada Inc.	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6 Attn: Secretary

4177495 Canada Inc.	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6 Attn: Secretary

4388216 Canada Inc.	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6 Attn: Corporate Secretary

Opérations Forestières B.I.G. Inc. / B.I.G. Logging Inc.	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6 Attn: Secretary

Brompton Lands Limited	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6 Attn: Secretary

Domtar (Canada) Paper Inc./Papier Domtar (Canada) Inc.	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6 Attn: Corporate Secretary

Domtar Expetech Inc.	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6 Attn: Secretary

Domtar Inc.	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6 Attn: Corporate Secretary

Guarantor	Notice Address
Domtar Pacific Papers ULC	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6 Attn: Corporate Secretary

Domtar Pulp and Paper Products Inc./Produits de Pâtes et Papiers Domtar Inc.	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6 Attn: Corporate Secretary

Société Immobilière Domtar Ltée/Domtar Realties Ltd.	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6 Attn: Secretary

Isidore Roy Limited	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6 Attn: Secretary

Maine Timber Holdings Limited	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6 Attn: Secretary

The Sprague’s Falls Manufacturing Company (Limited)	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6 Attn: Secretary

Techni-Therm Inc.	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6 Attn: Secretary

The Saint Croix Water Power Company	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6 Attn: Secretary

U.S. Entities

Guarantor	Notice Address

Conbord Inc.	c/o Domtar Paper Company, LLC 100 Kingsley Park Drive Fort Mill, SC 29715-6475 Attention: Secretary

Domtar A.W. Corp.	c/o Domtar Paper Company, LLC 100 Kingsley Park Drive Fort Mill, SC 29715-6475 Attention: Secretary

Domtar America Corp.	c/o Domtar Paper Company, LLC 100 Kingsley Park Drive Fort Mill, SC 29715-6475 Attention: Secretary

Domtar Enterprises Inc.	c/o Domtar Paper Company, LLC 100 Kingsley Park Drive Fort Mill, SC 29715-6475 Attention: Secretary

Guarantor	Notice Address

Domtar Industries Inc.	c/o Domtar Paper Company, LLC 100 Kingsley Park Drive Fort Mill, SC 29715-6475 Attention: Secretary

Domtar Maine Corp.	c/o Domtar Paper Company, LLC 100 Kingsley Park Drive Fort Mill, SC 29715-6475 Attention: Secretary

Domtar U.S.A. Corp.	c/o Domtar Paper Company, LLC 100 Kingsley Park Drive Fort Mill, SC 29715-6475 Attention: Secretary

Domtar Wisconsin Dam Corp.	c/o Domtar Paper Company, LLC 100 Kingsley Park Drive Fort Mill, SC 29715-6475 Attention: Secretary

E.B. Eddy Paper, Inc.	c/o Domtar Paper Company, LLC 100 Kingsley Park Drive Fort Mill, SC 29715-6475 Attention: Secretary

Port Huron Fiber Corporation	c/o Domtar Paper Company, LLC 100 Kingsley Park Drive Fort Mill, SC 29715-6475 Attention: Secretary

Ris Paper Company, Inc.	c/o Domtar Paper Company, LLC 100 Kingsley Park Drive Fort Mill, SC 29715-6475 Attention: Secretary

St. Croix Water Power Company	c/o Domtar Paper Company, LLC 100 Kingsley Park Drive Fort Mill, SC 29715-6475 Attention: Secretary

Schedule 2

DESCRIPTION OF PLEDGED STOCK

Canadian Entities

Issuer	Issued/Outstanding Stock; Partnership Interest; LLC Membership Interest	Beneficial Owner	Certificate Number

804736 Ontario Limited	7,200,001 common shares	Domtar Inc.	C-4

3082240 Nova Scotia Company	100 common shares	3804011 Canada Inc.	No. 2

3147017 Nova Scotia Company	1 common share	Domtar Inc.	No. 2

3739139 Canada Inc.	200 common shares	Domtar Inc.	C-1

3804011 Canada Inc.	95,970,201 common shares	Domtar Inc.: 95,970,001 common shares	C-1, C-3, C-4, C-5

		3739139 Canada Inc.: 200 common shares	C-2

3876420 Canada Inc.	1 common share	Domtar Inc.	None

4177495 Canada Inc.	20,001 common shares	Domtar Inc.	C-2, C-3

4361831 Canada Inc.	96,600,000 common shares	Domtar Inc.	No. 1

Opérations Forestières B.I.G. Inc. / B.I.G. Logging Inc.	5,000 class A shares	Domtar Inc.	A-3, A-4

Brompton Lands Limited	10,000 shares	Domtar Inc.	No. 32, No. 33

Domtar Expetech Inc.	20,001 common shares	Domtar Inc.	C-2, C-3

Domtar Inc.	230,951,335 common shares	4388216 Canada Inc.	No. 00377688

Société Immobilière Domtar Ltée/Domtar Realties Ltd.	1,247[4] common shares	Domtar Inc.	C-1

Isidore Roy Limited	172.628 class A special Shares	Domtar Inc.	SA-5, SA-7, SA-9, SA-11

	923.8 class C special shares	Domtar Inc.	SC-1, SC-2

Maine Timber Holdings Limited	100,000 shares	Domtar Inc.	No. 20

The Sprague’s Falls Manufacturing Company (Limited)	50 common shares	Domtar Inc.	No. 43, No. 46

Techni-Therm Inc.	100 shares	Domtar Inc.	No. 3, No. 6

The Saint Croix Water Power Company	450 common shares	Domtar Inc.	No. 28, No. 29

[4]	An additional 3 shares are held by directors of Domtar Realties Ltd. and are excluded from Pledged Stock pursuant to the Canadian Guarantee and Collateral Agreement.

U.S. Entities

Issuer	Issued/Outstanding Stock; Partnership Interest; LLC Membership Interest	Beneficial Owner	Certificate Number

Conbord Inc.	50 common shares	Domtar Industries Inc.	No. 1

Domtar A.W. Corp.	960 shares of common stock	Domtar Enterprises Inc.	No. 1, No. 2

Domtar America Corp.	960 shares of common stock	Domtar Inc.	No. 1, No. 2

Domtar Enterprises Inc.	996 shares of common stock	Domtar Inc.	No. 1, No. 2, No. 3, No. 4

Domtar Financial Holding, LLC	1,001 membership units	Domtar Inc.	No. 2

Domtar Industries Inc.	88,243 shares	Domtar Enterprises Inc.	No. 12

Domtar Maine Corp.	960 shares of common stock	Domtar U.S.A. Corp.	No. 1, No. 2

Domtar U.S.A. Corp.	960 shares of common stock	Domtar America Corp.	No. 1, No. 2

Domtar Wisconsin Dam Corp.	10 shares of common stock 91,905 shares of class B common stock	Domtar A.W. Corp.	No. 1, B-1

E.B. Eddy Paper, Inc.	300 common shares	Domtar Industries Inc.	No. 6

Port Huron Fiber Corporation	150,000 common shares 180,000 preferred shares	Domtar Inc.: 100,000 common shares	C-001

		E.B. Eddy Paper, Inc.: 50,000 common shares	C-002

		Domtar Inc.: 180,000 preferred shares	P-001, P-002

Ris Paper Company, Inc.	1,000 shares of common stock	Domtar Enterprises Inc.	No. 682

St. Croix Water Power Company	500 common shares	Domtar Maine Corp.	No. 43

Schedule 3

FILINGS AND OTHER ACTIONS

REQUIRED TO PERFECT SECURITY INTERESTS

PPSA Filings—Canadian Entities

Grantor	Filing Offices
804736 Ontario Limited	N/A

3082240 Nova Scotia Company	N/A

3147017 Nova Scotia Company	N/A

3739139 Canada Inc.	N/A

3804011 Canada Inc.	N/A

3876420 Canada Inc.	N/A

4177495 Canada Inc.	N/A

4388216 Canada Inc.	N/A

Opérations Forestières B.I.G. Inc. / B.I.G. Logging Inc.	N/A

Brompton Lands Limited	N/A

Domtar Expetech Inc.	N/A

Domtar Inc.	British Columbia Ontario Quebec* New Brunswick Nova Scotia Newfoundland

Société Immobilière Domtar Ltée/Domtar Realties Ltd.	N/A

Isidore Roy Limited	N/A

Maine Timber Holdings Limited	N/A

The Sprague’s Falls Manufacturing Company (Limited)	N/A

Techni-Therm Inc.	N/A

The Saint Croix Water Power Company	N/A

*	The filing will be made at the Quebec RPMRR pursuant to a Deed of Hypothec executed concurrently with this Canadian Guarantee and Collateral Agreement.

U.S. Entities

Grantor	Filing Offices
Port Huron Fiber Corporation	N/A

Domtar Enterprises Inc.	N/A

Domtar Industries Inc.	N/A

E.B.Eddy Paper, Inc.	N/A

Domtar America Corp.	N/A

Domtar U.S.A. Corp.	N/A

Domtar A.W. Corp.	N/A

Domtar Maine Corp.	N/A

Domtar Wisconsin Dam Corp.	N/A

St. Croix Water Power Company	N/A

RIS Paper Company, Inc.	N/A

Conbord Inc.	N/A

Domtar Financial Holdings, LLC	N/A

Domtar Financial Management, LLC	N/A

Actions with respect to Pledged Stock

Delivery of Pledged Stock where certificated

Schedule 4

LOCATION OF JURISDICTION OF ORGANIZATION AND CHIEF EXECUTIVE OFFICE

Canadian Entities

Entity	Jurisdiction of Organization	Chief Executive Office
804736 Ontario Limited	Ontario	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6

3082240 Nova Scotia Company	Nova Scotia	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6

3147017 Nova Scotia Company	Nova Scotia	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6

3739139 Canada Inc.	Canada	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6

3804011 Canada Inc.	Canada	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6

3876420 Canada Inc.	Canada	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6

4177495 Canada Inc.	Canada	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6

4388216 Canada Inc.	Canada	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6

Opérations Forestières B.I.G. Inc. / B.I.G. Logging Inc.	Quebec	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6

Brompton Lands Limited	Canada	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6

Domtar (Canada) Paper Inc./Papier Domtar (Canada) Inc.	British Columbia	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6

Domtar Expetech Inc.	Canada	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6

Domtar Inc.	Canada	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6

Entity	Jurisdiction of Organization	Chief Executive Office
Domtar Pacific Papers ULC	Nova Scotia	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6

Domtar Pulp and Paper Products Inc./Produits de Pâtes et Papiers Domtar Inc.	Canada	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6

Société Immobilière Domtar Ltée/Domtar Realties Ltd.	Quebec	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6

Isidore Roy Limited	Ontario	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6

Maine Timber Holdings Limited	Canada	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6

The Sprague’s Falls Manufacturing Company (Limited)	Canada	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6

Techni-Therm Inc.	Ontario	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6

The Saint Croix Water Power Company	New Brunswick	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6

U.S. Entities

Entity	Jurisdiction of Organization	Chief Executive Office
Conbord Inc.	Delaware	Domtar House 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6

Domtar A.W. Corp.	Delaware	285 Highway 71 South Ashdown, AR 71822

Domtar America Corp.	Delaware	60 Maine Street Woodland, Maine 04684

Domtar Enterprises Inc.	Delaware	9435 Waterstone Blvd. Suite 360 Cincinnati, OH 45249 U.S.A.

Domtar Industries Inc.	Delaware	9435 Waterstone Blvd. Suite 360 Cincinnati, OH 45249 U.S.A.

Domtar Maine Corp.	Delaware	60 Maine Street Woodland, Maine 04684 U.S.A.

Entity	Jurisdiction of Organization	Chief Executive Office
Domtar U.S.A. Corp.	Delaware	60 Maine Street Woodland, Maine 04684 U.S.A.

Domtar Wisconsin Dam Corp.	Wisconsin	100 Wisconsin River Drive Port Edwards, WI 54469 U.S.A.

E.B. Eddy Paper, Inc.	Delaware	1700 Washington Ave. P.O. Box 5003 Port Huron, Michigan 48061 U.S.A.

Port Huron Fiber Corporation	Michigan	1700 Washington Ave. P.O. Box 5003 Port Huron, Michigan 48061 U.S.A.

Ris Paper Company, Inc.	New York	50 RiverCentre Blvd. Suite 260 Covington, KY 41011 U.S.A.

St. Croix Water Power Company	Maine	60 Maine Street Woodland, Maine 04684 U.S.A.

Schedule 5

LOCATIONS OF INVENTORY

Canadian Entities

Grantor	Other Locations where Collateral consisting of Inventory are maintained
804736 Ontario Limited	N/A
3082240 Nova Scotia Company	N/A
3147017 Nova Scotia Company	N/A
3739139 Canada Inc.	N/A
3804011 Canada Inc.	N/A
3876420 Canada Inc.	N/A
4177495 Canada Inc.	N/A
4388216 Canada Inc.	N/A
Opérations Forestières B.I.G. Inc./B.I.G. Logging Inc.	N/A
Brompton Lands Limited	N/A
Domtar Expetech Inc.	N/A
Domtar Inc.	See Exhibit A to Schedule 5 attached hereto
Société Immobilière Domtar Ltée / Domtar Realties Ltd.	N/A
Isidore Roy Limited	N/A
Maine Timber Holdings Limited	N/A
The Sprague’s Falls Manufacturing Company (Limited)	N/A
Techni-Therm Inc.	N/A
The Saint Croix Water Power Company	N/A

DOMTAR INC.

Distribution Centers, Market Warehouses Locations (Paper)

DDC Lachine, QC

2605 J.B. Deschamps

Lachine, QC H8T 1C5

VMI JBR

2125, 23ième Avenue

Lachine, QC

H8T 1X5

Shenker Logistic

Vancouver, B.C.

7510 Hopcott Road

Delta, BC V4G 1B6

Papers

Buntin Reid

1330 Courtney Park Drive

Mississauga, ON L5T 1K5

-and-

3446 White Oak Road

London, ON N6E 2Z9

-and-

2730 Lancaster Road

Ottawa, ON K1B 4S4

The Paper House

105 Akerley Blvd.

Dartmouth, NS B3B 1R7

-and-

117 Clyde Avenue

Mount Parl, NF A1N 4S2

JBR / La Maison du Papier

2125, 23e Avenue

Lachine, QC H8T 1X5

-and-

2755, Avenue de Colisée

Québec, QC G1L 4A3

Converting Centers (Papers)

Domtar Inc.

125-Colonnade Road

Ottawa, ON K2E-7L9

3635 Pascal Gagnon

Terrebonne Québec J6X-4J3

Market Pulp Warehouses

Rideau Warehouse

3141C Albion Road

Ottawa, ON K1V 8Y3

Katoen Natie Warehouse

6660 Financial Dr.

Mississauga, ON L5N 7J6

Henry Warehouse

99 Fenmar Dr.

Weston, ON M9L 1M7

Cornwall Warehouse

600 Campbell Street

Cornwall, ON K6H 5T7

Primary Mill Locations (Sawmills and Wood Products)

Domtar Wood Products

P.O. Box 2000

White River, Ontario

P0M 3G0

Domtar Wood Products

Nairn Centre, Ontario

P0M 2L0

Domtar Wood Products

P.O. Box 150

Timmins, Ontario

P4N 7C9

Domtar Wood Products

P.O. Box 9

Elk Lake, Ontario

P0J 1G0

Produits forestiers Domtar

1492, boul. Vachon Sud

Sainte-Marie (Québec)

G6E 2S5

Produits forestiers Domtar

20, Chemin du Moulin

CP 3000

Lebel-sur-Quévillon

(Québec) J0Y 1X0

Produits forestiers Domtar

2000, Parc Industriel

C.P. 340

Matagami (Québec)

J0Y 2A0

Produits forestiers Domtar

3030, boul. Industriel

C.P. 8000

Val d’Or (Québec)

J9P 6S9

Produits forestiers Domtar

1750, chemin Sullivan

C.P. 356

Val d’Or (Québec)

J9P 4P4

Timmins Office

823 Birch St South

Box 460

Timmins, Ontario

P4N 7E3

Primary Mill Locations (Pulp and Paper)

Espanola

1 Station Road

Espanola, Ontario P5E 1R6

Lebel-sur-Quévillon

30, chemin du Moulin

C.P. 3000

Lebel-sur-Quévillon, Québec

J0Y 1X0

Hull

3, rue Elly

Gatineau, Québec

J8X 3Y7

Windsor

609 Rang 12

C.P. 1010

Windsor, Québec

J1S 2L9

Reloads (Warehouses)(Wood Products)

Guelph

Mackinnon Transport

405 Laird Road

Guelph, ON

Ancienne Lorette

Entrepot Charrette

4200 John Molson

Ancienne Lorette, QC G1X 3X4

Valleyfield

Desticon

17 rue des Hauts-Fourneaux

PO Box 97

Beauharnois, QC J6N 3C1

Windsor

Border Reload

PO Box 24067

1220 Walker Road

Windsor, ON N8Y 4Y9

Sudbury

BM Metals

2502 Elm Street

Sudbury, ON P3C 4R5

Offsite Warehouses (Paper Inventory)

J D Smith Warehouse

300 Applewood Crescent

Concord, ON L4K 4W1

JBR La Maison du Papier

2125, 23ième Avenue

Lachine, QC H8T 1X5

Entreposage Maska

2200, boul. Industriel

Magog, QC J1X 5T3

OCC Warehouse

125 Colonnade Road

Ottawa, ON K1R 6K8

H.Faucher Transport

378 Route 143 nord

Windsor, QC JlS 2L5

Immex, Gestion Immobilière

1245 - 1257 boul. Queen Victoria

Sherbrooke, QC JlJ 4N6

177333 Canada Inc.

(GATINEAU WHSE.)

266, rue Saint-Louis

C.P. 1010

Gatineau, QC J8P 7L5

Offsite Warehouses (Pulp Inventory)

Alex Henry and Son Ltd.

99 Fenmar Drive

Weston, ON M9L 1M3

Kateon Natie Canada Company

6780 Creditview Road

Mississauga, ON L5N 8E9

Cornwall Warehousing Ltd.

705 Boundary Road

Cornwall, ON K6H 5R5

Rideau Bulk Terminals Inc.

3141C Albion Road

Ottawa, ON K1V 8Y3

Immex, Gestion Immobilière

1245 - 1257 boul. Queen Victoria

Sherbrooke, QC JlJ 4N6

Complexe Manufacturier d’Asbestos

73 Chemin Saint-Georges

Asbestos, QC JlT 3M7

2757 boul. St. Joseph,

Drummondville, QC

Forterm

12 King Street West

St. John, NB E2M 7Y5

Rideau Bulk Terminals Inc.

3141 Albion Road South

Ottawa, ON K1V 8Y3

ACKNOWLEDGEMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Canadian Guarantee and Collateral Agreement dated as of —, 2007 (the “Agreement”), made by the Grantors parties thereto for the benefit of JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent. The undersigned agrees for the benefit of the Canadian Administrative Agent and the Canadian Lenders as follows:

4. The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

5. The undersigned will notify the Canadian Administrative Agent promptly in writing of the occurrence of any of the events described in [Section 5.5(a)] of the Agreement.

6. The terms of Sections 6.1(c) and 6.4 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.1(c) or 6.4 of the Agreement.

[NAME OF ISSUER]

By:
Name:
Title:

Address for Notices:

Fax:

EXHIBIT F-3

PLEDGE AGREEMENT

PLEDGE AGREEMENT dated as of March 7, 2007 made by each of the signatories hereto (each a “Pledgor”, and together the “Pledgors”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the lenders (the “Lenders”) parties to the Credit Agreement, dated as of March 7, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DOMTAR CORPORATION, a Delaware corporation (the “Parent Borrower”), DOMTAR PAPER COMPANY, LLC, a Delaware limited liability company (the “Subsidiary Borrower” and together with the Parent Borrower, collectively, the “US Borrowers”), Domtar Inc. (the “Canadian Borrower”) and together with the US Borrowers, collectively, the “Borrowers”), the Co-Documentation Agents, Syndication Agent and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, each Pledgor has executed and delivered the Canadian Guarantee and Collateral Agreement dated as of March 7, 2007 the (“Canadian Guarantee”) pursuant to which, subject to the terms and conditions thereof, each Pledgor has guaranteed to the Administrative Agent and the Canadian Lenders the punctual payment of all amounts owing by the Canadian Borrower pursuant to the Credit Agreement;

WHEREAS, each Pledgor is the legal and beneficial owner of the shares of Pledged Stock (as hereinafter defined) issued by each Issuer (as listed on Schedule I hereto);

WHEREAS, it is a condition under the Credit Agreement that each Pledgor shall have executed and delivered this Pledge Agreement to the Administrative Agent for the ratable benefit of the Canadian Lenders;

NOW, THEREFORE, in consideration of the premises and to induce the Agents and the Secured Parties to enter into the Credit Agreement, each Pledgor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, as follows:

Defined Terms. Unless otherwise defined herein, terms that are defined in the Credit Agreement and used herein are so used as so defined, and the following terms shall have the following meanings:

“Certificated Security”: as defined in Article 8 of the Code on the date hereof.

“Code”: the Uniform Commercial Code from time to time in effect in the State of New York.

“Collateral”: the Pledged Stock and all Proceeds thereof; provided that Collateral shall not include any Excluded Assets.

“Excluded Assets”: (i) any property to the extent that a grant of a security interest is prohibited by any Requirements of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Pledged Stock, any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law (ii) any property that would be otherwise be included in the Collateral if and to the extent such property is subject to a Lien permitted by clauses (b), (c) or (d) of Section 7.3 of the Credit Agreement or if and to the extent such Property is the subject of a sale and leaseback transaction permitted by Section 7.11 of the Credit Agreement and (iii) Pledged Stock sold to a Person that is not a Global Group Member in compliance with the Credit Agreement.

“Guarantee Obligations”: with respect to each Pledgor, all obligations and liabilities of such Pledgor which may arise under or in connection with the Canadian Guarantee (including, without limitation, Section 2 thereof) or any other Loan Document to which such Pledgor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Canadian Lenders that are required to be paid by such Pledgor pursuant to the terms of the Canadian Guarantee or any other Loan Document).

“Pledge Agreement”: this Pledge Agreement, as amended, supplemented or otherwise modified from time to time.

“Pledged Stock”: all Capital Stock of the Issuers owned by the Pledgors on the date hereof or acquired in the future, together with any shares, stock certificates, options or rights of any nature whatsoever in respect of such Capital Stock owned by the Pledgors, including the Capital Stock listed on Schedule I; provided that Pledged Stock shall not include any Excluded Assets.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102 of the Code on the date hereof; provided that Proceeds shall not include any Excluded Assets.

“Secured Parties”: the collective reference to the Administrative Agent, the Canadian Lenders and any affiliate of any Canadian Lender to which Guarantee Obligations are owed.

Pledge; Grant of Security Interest. Each Pledgor hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of such Pledgor’s right, title and interest in the Collateral, as collateral security for the prompt and complete payment when due (whether at the stated maturity, by acceleration or otherwise) of the Guarantee Obligations.

Stock Powers; Endorsements. Concurrently with the delivery to the Administrative Agent of each certificate representing one or more shares of Pledged Stock, each Pledgor shall deliver an undated stock power covering such certificate, duly executed in blank by such Pledgor.

Representations and Warranties. Each Pledgor represents and warrants as of the date hereof that:

the shares of Pledged Stock listed on Schedule I constitute all of the issued and outstanding shares of all classes of the Capital Stock of the Issuer owned by such Pledgor;

all the shares of such Pledged Stock have been duly and validly issued and are fully paid and nonassessable;

each Pledgor is the record and beneficial owner of, and has good title to, the Pledged Stock owned by such Pledgor, free of any and all Liens, except (i) the Liens created by the Security Documents and (ii) other Liens permitted by the Credit Agreement or arising by operation of law; and

upon delivery to and continuing possession by the Administrative Agent of the stock certificates evidencing the shares of such Pledged Stock together with instruments of transfer duly endorsed in blank, this Pledge Agreement will create a perfected security interest in such stock certificates to the extent perfection is governed by the Uniform Commercial Code as in effect in any applicable jurisdiction, prior and superior in right to any Person.

Covenants. Each Pledgor covenants and agrees with the Administrative Agent and the Canadian Lenders, that, from and after the date of this Pledge Agreement until the earlier to occur of (i) the date on which the Guarantee Obligations are paid in full and the Commitments are terminated and (ii) as to any Pledgor, the date upon which all the Capital Stock of such Pledgor shall have been sold or otherwise disposed of in accordance with the Credit Agreement:

If such Pledgor shall receive any stock certificate constituting Pledged Stock owned by such Pledgor (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), whether in addition to, in substitution of, as a conversion of, or in exchange for, or otherwise in respect of, any such Pledged Stock or otherwise, such Pledgor shall accept the same as the agent of the Administrative Agent and the Secured Parties, hold the same in trust for the Administrative Agent and the Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, together with an undated stock power covering such Certificated Securities duly executed in blank by such Pledgor to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Guarantee Obligations.

Without the prior written consent of the Administrative Agent, such Pledgor will not (i) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Pledged Stock or Proceeds thereof (except pursuant to a transaction permitted by the Credit Agreement), (ii) create, incur or permit to exist any Lien or option in favor of, or any material adverse claim of any Person with respect to, any of the Pledged Stock or Proceeds thereof, or any interest therein, except for (A) the security interests created by the Security Documents or (B) Liens permitted under the Credit Agreement or arising by operation of law, or (iii) enter into any agreement or undertaking restricting the right or ability of such Pledgor or the Administrative Agent to sell, assign or transfer any of the Pledged Stock or Proceeds thereof (except as permitted by the Credit Agreement).

At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Pledgor, such Pledgor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent may reasonably request in order to perfect any security interest granted or purported to be granted hereby in the Collateral or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral; provided that in no event shall any Pledgor be required to perfect any Lien by means other than the delivery of Pledged Stock in accordance with the terms hereof and the making of filings required for perfection under the laws of the United States or any jurisdiction thereof.

Such Pledgor agrees to pay, and to save the Administrative Agent and the Canadian Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Pledge Agreement, including any present or future Taxes (other than Excluded Taxes) that arise from any payment by such Pledgor under this Pledge Agreement.

Dividends; Voting Rights. Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Pledgor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 7, each Pledgor shall be permitted to receive all cash dividends and other distributions paid in respect of the Pledged Stock, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Pledged Stock or any part thereof.

Rights of the Canadian Lenders and the Administrative Agent. If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Pledgor or Pledgors:

the Administrative Agent shall have the right to receive any and all dividends, payments or other Proceeds paid in respect of the Pledged Stock and make application thereof to the Guarantee Obligations in accordance with Section 8 hereof. Any and all Proceeds received by the Administrative Agent hereunder shall be retained in a collateral account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent only as provided in Section 8 hereof.

the Administrative Agent shall have the right to have any or all of the Pledged Stock registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (i) all voting and other rights and powers inuring to the owner of Pledged Stock at any meeting of shareholders of each Issuer or otherwise and (ii) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Stock as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by any Pledgor or the Administrative Agent of any right, privilege or option pertaining to such Pledged Stock, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it and except for its gross negligence or willful misconduct, provided that the Administrative Agent shall have no right to prevent any dividends, payments or other distributions with respect to the Pledged Stock to the extent such distributions are intended for uses permitted by subsection 7.10 of the Credit Agreement. The Administrative Agent shall have no duty to any Pledgor to exercise any of the rights, privileges or options provided by this Section 7(b)(ii) and shall not be responsible for any failure to do so or delay in so doing.

Application of Proceeds; Remedies. If an Event of Default shall have occurred and be continuing and the Loans have been accelerated pursuant to Section 8 of the Credit Agreement, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds constituting Collateral, in payment of the Canadian Borrower Obligations in the following order:

FIRST, to pay incurred and unpaid reasonable, out-of-pocket fees and expenses of the Administrative Agent under the Loan Documents;

SECOND, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Canadian Borrower Obligations, pro rata among the Secured Parties according to the amounts of the Canadian Borrower Obligations then due and owing and remaining unpaid to the Secured Parties; and any balance remaining after the Canadian Borrower Obligations shall have been paid in full, no Letters of Credit shall be outstanding (that are not cash collateralized to the reasonable satisfaction of the Issuing Lender in respect thereof) and the Revolving Commitments shall have terminated shall be paid over to the Canadian Borrower or to whomsoever may be lawfully entitled to receive the same.

Registration Rights. a) If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 8, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Pledgor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register its Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of its Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Pledgor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

Each Pledgor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, to the maximum extent permitted by applicable law, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

Each Pledgor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 9 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Pledgor further agrees that a breach of any of the covenants contained in this Section 9 will cause irreparable injury to the Administrative Agent and the Canadian Lenders, that the Administrative Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 9 shall be specifically enforceable against such Pledgor, and such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

Limitation on Duties Regarding Collateral. To the extent permitted by applicable law, the Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any Canadian Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Pledgor or any other Person, except as otherwise provided herein, or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Canadian Lenders hereunder are solely to protect the Administrative Agent’s and the Canadian Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Canadian Lender to exercise any such powers. The Administrative Agent and the Canadian Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of their officers, directors, employees or agents.

Counterparts. This Pledge Agreement may be executed by one or more of the parties to this Pledge Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Severability. Any provision of this Pledge Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section Headings. The Section headings used in this Pledge Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Canadian Lender shall by any act (except by a written instrument pursuant to Section 15), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative

Agent or any Canadian Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Canadian Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Canadian Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

Amendments in Writing. Subject to the terms of the Credit Agreement, the terms or provisions of this Pledge Agreement may be waived, amended, supplemented or otherwise modified by a written instrument executed by each Pledgor, each Issuer and the Administrative Agent.

Successors and Assigns. This Pledge Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of each Pledgor, the Administrative Agent and the Secured Parties.

GOVERNING LAW. THIS PLEDGE AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS PLEDGE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

submits for itself and its property in any legal action or proceeding relating to this Pledge Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address referred to in Section 20 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

WAIVERS OF JURY TRIAL. EACH PLEDGOR AND EACH ISSUER, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS PLEDGE AGREEMENT AND ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Notices. All notices, requests and demands to or upon the Administrative Agent, each Pledgor or each Issuer hereunder shall be effected in the manner provided for in subsection 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon each Pledgor shall be addressed to Nick Willis, Assistant Treasurer, Telephone: (514) 848-5011; Telecopy: (514) 848-5162, in the case of each Pledgor, and such address or transmission number set forth in subsection 10.2 of the Credit Agreement, in the case of each Issuer.

Irrevocable Authorization and Instruction to Issuer. Each Pledgor hereby authorizes and instructs each Issuer to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Pledge Agreement, without any other or further instructions from such Pledgor, and each Pledgor agrees that each Issuer shall be fully protected in so complying, and (ii) if an Event of Default shall occur and be continuing and the Administrative Agent shall have given notice to the relevant Issuer to exercise its corresponding rights pursuant to Section 7, pay any dividends or other payments with respect to the Pledged Stock directly to the Administrative Agent.

Authority of Administrative Agent. Each Pledgor acknowledges that the rights and responsibilities of the Administrative Agent under this Pledge Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Pledge Agreement shall, as between the Administrative Agent and the Canadian Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Pledgors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Canadian Lenders with full and valid authority so to act or refrain from acting, and no Pledgor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

Releases. b) At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Obligations in respect of Specified Swap Agreements) shall have been paid in full, the Revolving Commitments have been terminated and no Letters of Credit shall be outstanding (that are not cash collateralized to the reasonable satisfaction of the Issuing Lender in respect thereof), the Collateral shall be released from the Liens created hereby, and this Pledge Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Pledgor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Pledgors. At the request and sole expense of any Pledgor following any such termination, the Administrative Agent shall deliver to such Pledgor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Pledgor such documents as such Pledgor shall reasonably request to evidence such termination.

If any of the Collateral shall be sold, transferred or otherwise disposed of by any Pledgor (to any Person other than a Global Group Member) in a transaction permitted by the Credit Agreement, then the Lien pursuant to this Pledge Agreement on such sold, transferred or otherwise disposed of Collateral shall be automatically released, and the Administrative Agent, at the request and sole expense of such Pledgor, shall execute and deliver to such Pledgor all releases or other documents reasonably necessary or desirable to evidence the release of the Liens created hereby on such Collateral. At the request and sole expense of the Canadian Borrower, a Pledgor shall be automatically released from its obligations hereunder in the event that all the Capital Stock of such Pledgor shall be sold, transferred or otherwise disposed of (to any Person other than a Global Group Member) in a transaction permitted by the Credit Agreement and the Administrative Agent, at the request and sole expense of such Pledgor, shall execute and deliver to such Pledgor all releases or other documents reasonably necessary to evidence the release of such obligations.

IN WITNESS WHEREOF, the undersigned has caused this Pledge Agreement to be duly executed and delivered as of the date first above written.

DOMTAR AMERICA CORP.

By:
Name:
Title:

DOMTAR U.S.A. CORP.

By:
Name:
Title:

DOMTAR MAINE CORP.

By:
Name:
Title:

DOMTAR ENTERPRISES INC.

By:
Name:
Title:

DOMTAR INDUSTRIES INC.

By:
Name:
Title:

DOMTAR A.W. CORP.

By:
Name:
Title:

Accepted and Agreed:

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

By:
Name:
Title:

[Signature page to the Pledge Agreement]

ACKNOWLEDGEMENT AND CONSENT

Each Issuer referred to in the foregoing Pledge Agreement hereby acknowledges receipt of a copy thereof and agrees to be bound thereby and to comply with the terms thereof insofar as such terms are applicable to it. Each Issuer agrees to notify the Administrative Agent promptly in writing of the occurrence of any of the events described in paragraph 5(a) of the Pledge Agreement. Each Issuer further agrees that the terms of paragraph 9(c) of the Pledge Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it under or pursuant to or arising out of paragraph 9 of the Pledge Agreement.

DOMTAR U.S.A. CORP.

By:
Name:
Title:

DOMTAR MAINE CORP.

By:
Name:
Title:

ST. CROIX WATER POWER COMPANY

By:
Name:
Title:

RIS PAPER COMPANY, INC.

By:
Name:
Title:

DOMTAR INDUSTRIES INC.

By:
Name:
Title:

CONBORD INC.

By:
Name:
Title:

DOMTAR FUNDING LIMITED LIABILITY COMPANY

By:
Name:
Title:

[Signature page to the Pledge Agreement]

E.B. EDDY PAPER, INC.

By:
Name:
Title:

DOMTAR A.W. CORP.

By:
Name:
Title:

DOMTAR WISCONSIN DAM CORP.

By:
Name:
Title:

[Signature page to the Pledge Agreement]

SCHEDULE I

to Stock Pledge Agreement

DESCRIPTION OF PLEDGED STOCK

EXHIBIT G

FORM OF EXEMPTION CERTIFICATE

Reference is made to the Credit Agreement, dated as of March 7, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Domtar Corporation, a Delaware corporation (the “Parent Borrower”), Domtar Paper Company, LLC, a Delaware limited liability company (the “Subsidiary Borrower”), Domtar Inc., a Canadian corporation (the “Canadian Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and the other Agents named therein. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[                    ] (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.21(e) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

1. The Non-U.S. Lender is the sole record and beneficial owner of the Loans in respect of which it is providing this certificate.

2. The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:

(a) the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b) the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

3. The Non-U.S. Lender is not a 10-percent shareholder of the Parent Borrower within the meaning of Section 881(c)(3)(B) of the Code.

4. The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Date: ________________

[Signature page to the Pledge Agreement]

EXHIBIT H

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS,

AND FIXTURE FILING

from

DOMTAR PAPER COMPANY, LLC,

Mortgagor

to

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

Mortgagee

Dated as of March     , 2007

THIS INSTRUMENT IS TO BE INDEXED AS A MORTGAGE, AS A FINANCING

STATEMENT FILED AS A FIXTURE FILING, AND AS A FINANCING STATEMENT

COVERING AS-EXTRACTED COLLATERAL (INCLUDING TIMBER)

This document drafted by and after recording please return to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Chris Garcia

TABLE OF CONTENTS

1.	Warranty of Title	4

2.	Payment of OBLIGATIONS	4

3.	Requirements; PAYMENT OF TAXES AND IMPOSITIONS	4

4.	Insurance; casualty	5

5.	Restrictions on Liens and Encumbrances	5

6.	Due on Sale and Other Transfer Restrictions	5

7.	Maintenance	5

8.	Condemnation/Eminent Domain	5

9.	Leases	5

10.	Mortgagee’s Right to Perform	5

11.	Events of Default	6

12.	Remedies	6

13.	Sale of the Properties; Application of Proceeds	7

14.	Right of Mortgagee to Credit Sale	7

15.	Appointment of Receiver	7

16.	Extension, Release, etc.	7

17.	Security Agreement under Uniform Commercial Code	8

18.	Assignment of Rents	8

19.	Additional Rights	9

20.	Notices	9

21.	No Oral Modification	9

22.	Partial Invalidity	9

23.	Mortgagor’s Waiver of Rights	9

24.	Remedies Not Exclusive	10

25.	Multiple Security	10

26.	Successors and Assigns	11

27.	LAST DOLLARS SECURED; PRIORITY	11

28.	No Waivers, etc.	11

29.	Governing Law, etc.	11

30.	DUTY OF MORTGAGEE; AUTHORITY OF MORTGAGEE	12

31.	Certain Definitions	12

32.	ENFORCEMENT OF EXPENSES; INDEMNIFICATION	12

33.	REVOLVING CREDIT	13

34.	Receipt of Copy	13

Exhibit A: Land

i

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF

LEASES AND RENTS, AND FIXTURE FILING

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS, AND FIXTURE FILING, dated as of March     , 2007, is made by DOMTAR PAPER COMPANY, LLC, a Delaware limited liability company (“Mortgagor”), whose address is 100 Kingsley Park Drive, Fort Mill, South Carolina 29715-6476, to JPMORGAN CHASE BANK, N.A., as Administrative Agent for the benefit of the Secured Parties referred to below (in such capacity, “Mortgagee”), whose address is 270 Park Avenue, New York, NY 10017. References to this “Mortgage” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

Background

Domtar Corporation (the “Parent Borrower”), Mortgagor, as Subsidiary Borrower, and together with the Parent Borrower, collectively, the “US Borrowers”), Domtar Inc. (the “Canadian Borrower” and together with the US Borrowers, collectively, the “Borrowers”), have entered into that certain Credit Agreement dated as of March     , 2007 among the Borrowers, the several lenders from time to time parties thereto, the Co-Documentation Agents, the Syndication Agent and Mortgagee (as the same may be amended, restated, supplemented, substituted, replaced or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement or in the Guarantee and Collateral Agreement (as defined in the Credit Agreement), as applicable. References in this Mortgage to “Default Rate” shall mean the interest rates provided for in Section 2.16(f) of the Credit Agreement;

Mortgagor is the owner of the parcel(s) of real property described on Exhibit A attached (such real property, together with all of the buildings, improvements, structures and fixtures now or subsequently located thereon (the “Improvements”), collectively, the “Real Estate”);

Pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the US Borrowers upon the terms and subject to the conditions set forth therein;

The proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrowers to make valuable transfers to the Mortgagor in connection with the operation of its businesses;

The Parent Borrower and the Mortgagor are engaged in related businesses, and Mortgagor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

It is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement that the Mortgagor shall have executed and delivered this Mortgage to the Mortgagee for the ratable benefit of the Secured Parties.

Granting Clauses

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor agrees to secure (i) the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of Mortgagor (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Mortgagor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding but excluding the obligations of Mortgagor under Section 2.1 of the Guarantee and Collateral Agreement) to the Mortgagee or any Lender (or, in the case of any Specified Swap Agreement, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement, or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Mortgagee or to the Lenders that are required to be paid by Mortgagor pursuant to the terms of any of the foregoing agreements), and (ii) all obligations and liabilities of Mortgagor which may arise under or in connection with the Guarantee and Collateral Agreement (including, without limitation, Section 2 thereof) or any other Loan Document to which Mortgagor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Mortgagee or to the Lenders that are required to be paid by Mortgagor pursuant to the terms of this Mortgage or any other Loan Document) (collectively, the “Obligations”);

MORTGAGOR HEREBY MORTGAGES, CONVEYS, GRANTS, SELLS, BARGAINS, CONFIRMS, ASSIGNS, TRANSFERS, WARRANTS AND SETS OVER TO MORTGAGEE, WITH MORTGAGE COVENANTS, FOR THE RATABLE BENEFIT OF THE SECURED PARTIES, AND GRANTS TO MORTGAGEE, INSOFAR AS ANY PROPERTY CONSTITUTES PERSONAL PROPERTY, A SECURITY INTEREST IN AND TO, MORTGAGOR’S RIGHT, TITLE AND INTEREST IN AND TO ALL OF THE FOLLOWING:

(i)	the Real Estate;

(ii)	all the estate, right, title, claim or demand whatsoever of Mortgagor, in possession or expectancy, in and to the Real Estate or any part thereof;

(iii)	all right, title and interest of Mortgagor in, to and under all easements, rights of way, gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and riparian rights, development rights, air rights, mineral and soil rights, plants, standing and fallen timber, and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof and all as-extracted collateral and timber to be cut related to the Real Estate;

(iv)	all of the fixtures, chattels, business machines, machinery, apparatus, equipment, furnishings, fittings and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Mortgagor and now or subsequently attached to, or contained in or used or usable in any way solely in connection with any operation or letting of the Real Estate, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, fittings and fixtures of every kind and description (all of the foregoing, collectively, the “Equipment“);

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(v)	all right, title and interest of Mortgagor in and to all substitutes and replacements of, and all additions and improvements to, the Real Estate and the Equipment, subsequently acquired by or released to Mortgagor or constructed, assembled or placed on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further mortgage, conveyance, assignment or other act by Mortgagor;

(vi)	all right, title and interest of Mortgagor in, to and under all leases, subleases, underlettings, concession agreements, management agreements, licenses and other agreements solely relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Mortgagor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Mortgagor in respect of cash and securities deposited thereunder and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, revenue, income and other benefits solely arising from the use and enjoyment of the Mortgaged Property (as defined below) (collectively, the “Rents”);

(vii)	all books and records relating to or used in connection with the operation of the Real Estate or the Equipment or any part thereof; all general intangibles related to the operation of the Improvements now existing or hereafter arising;

(viii)	all unearned premiums under insurance policies now or subsequently obtained by Mortgagor relating to the Real Estate or Equipment and Mortgagor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein;

(ix)	to the extent assignable, all right, title and interest of Mortgagor in and to (i) all contracts from time to time executed by Mortgagor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale or financing of the Real Estate or Equipment or any part thereof and all agreements relating to the purchase or lease of any portion of the Real Estate, together with the right to exercise such options and all leases of Equipment, (ii) all consents, licenses, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof, and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate;

(x)	any and all monies now or subsequently on deposit for the payment of real estate taxes or special assessments against the Real Estate or for the payment of premiums on insurance policies covering the foregoing property or otherwise on deposit with or held by Mortgagee as provided in this Mortgage; and

(xi)	all proceeds, both cash and non-cash, of the foregoing;

(All of the foregoing property and rights and interests now owned or held or subsequently acquired by Mortgagor and described in the foregoing clauses (i) through (v) are collectively referred to as the “Premises”, and those described in the foregoing clauses (i) through (xi) are collectively referred to as the “Mortgaged Property”).

TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby granted unto Mortgagee and its successors and assigns for the uses and purposes set forth, until the Obligations are fully paid and performed.

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Terms and Conditions

Mortgagor further represents, warrants, covenants and agrees with Mortgagee as follows:

Warranty of Title. Mortgagor warrants the good and valid title to the Premises, subject only to the Liens permitted by in Section 7.3 of the Credit Agreement (the “Permitted Exceptions“).

Payment of OBLIGATIONS. Mortgagor shall pay and perform the Obligations at the times and places and in the manner specified in the Credit Agreement and the Guarantee and Collateral Agreement.

Requirements; PAYMENT OF TAXES AND IMPOSITIONS.

Mortgagor shall promptly comply with, or cause to be complied with, and conform to (i) all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements, and irrespective of the nature of the work to be done, of each of the United States of America, any state and any municipality, local government or other political subdivision thereof and any agency, department, bureau, board, commission or other instrumentality of any of them, now existing or subsequently created (collectively, “Governmental Authority”) that has jurisdiction over the Mortgaged Property and (ii) all covenants, restrictions and conditions now or later of record which may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, except to the extent that failure to comply therewith could not, reasonably be expected to have a Material Adverse Effect (all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements of every Governmental Authority applicable to Mortgagor or to any of the Mortgaged Property and all covenants, restrictions, and conditions which now or later may be applicable to any of the Mortgaged Property, collectively, the “Legal Requirements”).

To the extent the Real Property is a legally subdivided lot, Mortgagor shall not by act or omission impair the integrity thereof apart from all other premises. Mortgagor represents that, to its knowledge and to the extent the Real Estate constitutes a legally subdivided lot, such lot is in compliance in all material respects with all subdivision laws and similar Legal Requirements. Unless requested by law, any act or omission by Mortgagor that would result in a violation of any of the provisions of this subsection shall be void.

Mortgagor shall, in accordance with the terms of the Credit Agreement, pay and discharge all taxes of every kind and nature (including, without limitation, all real and personal property, income, franchise, withholding, transfer, gains, profits and gross receipts taxes), all charges for any easement or agreement maintained for the benefit of any of the Mortgaged Property, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault taxes, and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Mortgaged Property, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing, collectively, the “Impositions”). Notwithstanding the foregoing, Mortgagor may, in accordance with the terms of the Credit Agreement, defer the payment of any Imposition, the amount or validity of which Mortgagor is currently contesting in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on its books. Upon written request by Mortgagee, Mortgagor shall deliver to Mortgagee (i) original or copies of receipted bills and cancelled checks evidencing payment of such Imposition if it is a real estate tax or other public charge and (ii) evidence reasonably acceptable to Mortgagee showing the payment of any other such Imposition. If by law any Imposition, at Mortgagor’s option, may be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Mortgagor may elect to pay such Imposition in such installments and shall be responsible for the payment of such installments with interest, if any.

Nothing herein shall affect any right or remedy of Mortgagee under this Mortgage or otherwise, without notice or demand to Mortgagor, upon the occurrence and during the continuance of an Event of Default, to pay

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any Imposition after the date such Imposition shall have become due. Any sums paid by Mortgagee in discharge of any Impositions shall be (i) a charge on the Premises secured hereby prior to any right or title to, interest in, or claim upon the Premises subordinate to the lien of this Mortgage, and (ii) payable on demand by Mortgagor to Mortgagee, as the case may be, together with interest at the Default Rate.

Mortgagor shall have the right, in accordance with the terms of the Credit Agreement, before any delinquency occurs to contest or object in good faith to the amount or validity of any Imposition by appropriate legal proceedings, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Mortgagor’s covenant to pay any such Imposition at the time and in the manner provided in this Section.

Insurance; casualty. Mortgagor will, to the extent commercially reasonable, maintain, with financially sound and reputable insurance companies (or via self-insurance, including insurance written by the Parent Borrower for its Subsidiaries), insurance substantially in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. All such insurance shall name the Mortgagee as insured party or loss payee.

Restrictions on Liens and Encumbrances. Except for the lien of this Mortgage and the Permitted Exceptions, and except as may be expressly permitted under the Credit Agreement, Mortgagor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged Property, or any part thereof, whether superior or subordinate to the lien of this Mortgage and whether recourse or non-recourse. Notwithstanding the foregoing, Mortgagor may defer the payment of any monetary lien, charge or encumbrance, the amount or validity of which Mortgagor is currently contesting in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on its books.

Due on Sale and Other Transfer Restrictions. Except as may be expressly permitted under the Credit Agreement, Mortgagor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property.

Maintenance. MORTGAGOR SHALL, IN ACCORDANCE WITH THE TERMS OF THE CREDIT AGREEMENT, MAINTAIN OR CAUSE TO BE MAINTAINED ALL THE IMPROVEMENTS IN GOOD CONDITION AND REPAIR, REASONABLE WEAR AND TEAR EXCEPTED.

Condemnation/Eminent Domain. Promptly upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any material portion thereof, Mortgagor will notify Mortgagee of the pendency of such proceedings. All condemnation proceeds shall be applied in the manner required by Section 2.13(b) of the Credit Agreement.

Leases. MORTGAGOR SHALL NOT, EXCEPT AS EXPRESSLY PERMITTED UNDER THE CREDIT AGREEMENT, EXECUTE OR PERMIT TO EXIST ANY LEASE OF ANY OF THE MORTGAGED PROPERTY.

Mortgagee’s Right to Perform. If Mortgagor fails to perform any of the covenants or agreements of Mortgagor or Mortgagee, as applicable, then, without waiving or releasing Mortgagor from any obligation or default under this Mortgage, Mortgagee may, at any time after the occurrence and during the continuance of an Event of Default (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof,

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with interest at the Default Rate, shall immediately be due from Mortgagor to Mortgagee and the same shall be secured by this Mortgage and shall be an encumbrance on the Mortgaged Property prior to any right, title to, interest in or claim upon the Mortgaged Property attaching subsequent to the date of this Mortgage. No payment or advance of money by Mortgagee under this Section shall be deemed or construed to cure Mortgagor’s default or waive any right or remedy of Mortgagee.

Events of Default. Only the occurrence of an Event of Default under the Credit Agreement shall constitute an Event of Default hereunder.

Remedies. Upon the occurrence and during the continuance of any Event of Default, in addition to any other rights and remedies Mortgagee may have pursuant to the Loan Documents, or as provided by law, Mortgagee may immediately take such action, without notice or demand but in accordance with the terms of the Credit Agreement, as it deems reasonably advisable to protect and enforce its rights against Mortgagor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

Mortgagee may, to the extent permitted by applicable law, (A) take immediate possession of all of the Mortgaged Property and take such action as Mortgagee, in its sole judgment, deems necessary to protect and preserve the Mortgaged Property, (B) institute, maintain and complete an action of mortgage foreclosure against all or any part of the Mortgaged Property and cause the Mortgaged Property to be sold in total or in parts, (C) purchase the Mortgaged Property at foreclosure sale, (D) institute and maintain an action on the Obligations, (E) sell all or part of the Mortgaged Property (Mortgagor expressly granting to Mortgagee the power of sale), or (F) take such other action at law or in equity for the enforcement of this Mortgage or any of the Loan Documents as the law may allow. Mortgagee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the Default Rate, and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. Interest at the Default Rate shall be due on any judgment obtained by Mortgagee from the date of judgment until actual payment is made of the full amount of the judgment. If the Default Rate exceeds the permissible rate of interest permitted under Wisconsin law after judgment, then the rate shall be reduced to the highest permissible rate.

Mortgagee may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Obligations, but in accordance with applicable law, enter into and upon the Mortgaged Property and each and every part thereof and exclude Mortgagor and its agents and employees therefrom without liability for trespass, damage or otherwise (Mortgagor hereby agreeing to surrender possession of the Mortgaged Property to Mortgagee upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof. Following such entry and taking of possession, Mortgagee shall be entitled, in accordance with applicable law, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Mortgagee may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease, to the extent so permitted in the applicable Lease, and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as Mortgagee shall deem appropriate as fully as Mortgagor might do.

Mortgagee, in any action to foreclose this Mortgage in a judicial procedure or in connection with the exercise of any non-judicial power of sale by Mortgagee, shall be entitled to the appointment of a receiver. In case of a trustee’s sale or foreclosure sale, the Real Estate may be sold, at Mortgagee’s election, in one parcel or in more than one parcel and Mortgagee is specifically empowered (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

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In the event of any breach of any of the covenants, agreements, terms or conditions contained in this Mortgage, Mortgagee shall be entitled to enjoin such breach and obtain specific performance of any covenant, agreement, term or condition and Mortgagee shall have the right to invoke any equitable right or remedy as though other remedies were not provided for in this Mortgage.

Sale of the Properties; Application of Proceeds. Subject to the requirements of applicable law, the proceeds or avails of a foreclosure sale and all moneys received by Mortgagee pursuant to any right given or action taken under the provisions of Section 18 hereof, shall be applied in the manner set forth in Section 6.5 of the Guarantee and Collateral Agreement.

Right of Mortgagee to Credit Sale. Upon the occurrence of any sale made under this Mortgage, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof. In lieu of paying cash therefor, Mortgagee may make settlement for the purchase price by crediting upon the Obligations or other sums secured by this Mortgage the net sales price after deducting therefrom the reasonable expenses of sale and the out-of-pocket cost of the action and any other sums that Mortgagee is authorized to deduct under this Mortgage. In such event, this Mortgage, the Credit Agreement, the Guarantee and Collateral Agreement, and documents evidencing expenditures secured hereby may be presented to the person or persons conducting the sale in order that the amount so used or applied may be credited upon the Obligations as having been paid.

Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Mortgagee as a matter of right and without notice to Mortgagor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Obligations or the interest of Mortgagor therein, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Mortgaged Property, and Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Mortgagee in case of entry as provided in this Mortgage, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

Extension, Release, etc.

Without affecting the encumbrance or charge of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Obligations, Mortgagee may, from time to time and without notice, agree to (i) release any person liable for the Obligations, (ii) extend the maturity or alter any of the terms of the Obligations or any guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Mortgagee’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto. If at any time this Mortgage shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the encumbrance of this Mortgage until the encumbrance amount shall equal the principal amount of the Obligations outstanding.

No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect the encumbrance of this Mortgage or any liens, rights, powers or remedies of Mortgagee hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

If Mortgagee shall have the right to foreclose this Mortgage, Mortgagor authorizes Mortgagee, at Mortgagee’s option to foreclose the lien of this Mortgage subject to the rights of any tenants of the Mortgaged

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Property. The failure to make any such tenants party-defendants to any such foreclosure proceeding and to foreclose their rights, or to provide notice to such tenants as required in any statutory procedure governing a sale of the Mortgaged Property by Mortgagee, or to terminate such tenant’s rights in such sale will not be asserted by Mortgagor as a defense to any proceeding instituted by Mortgagee to collect the Obligations or to foreclose this Mortgage.

Unless expressly provided otherwise, in the event that ownership of this Mortgage and title to the Mortgaged Property or any estate therein shall become vested in the same person or entity, this Mortgage shall not merge in such title but shall continue as a valid lien on the Mortgaged Property for the amount secured hereby.

Mortgagor agrees and consents to the provisions of §846.101 and §846.103, Wis. Stats., whichever is applicable, and as the same may be amended or renumbered from time to time, permitting Mortgagee, upon waiving the right to judgment for deficiency, to hold the foreclosure sale of real estate within the shortened redemption period therein stated.

Security Agreement under Uniform Commercial Code. It is the intention of the parties hereto that this Mortgage shall constitute a “security agreement” within the meaning of the Uniform Commercial Code of the State of Wisconsin (the “Code”). If an Event of Default shall occur and be continuing under this Mortgage, then in addition to having any other right or remedy available at law or in equity, Mortgagee shall have the option of either (i) proceeding under the Code and exercising such rights and remedies as may be provided to a secured party by the Code with respect to all or any portion of the Mortgaged Property which is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Mortgagee’s rights, powers and remedies with respect to the real property (in which event the default provisions of the Code shall not apply). If Mortgagee shall elect to proceed under the Code, then ten days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Mortgagee shall include, but not be limited to, attorneys’ fees and legal expenses. At Mortgagee’s request, Mortgagor shall assemble the personal property and make it available to Mortgagee at a place designated by Mortgagee that is reasonably convenient to both parties.

Certain portions of the Mortgaged Property are or will become “fixtures” (as that term is defined in the Code) on the Land, and this Mortgage, upon being filed for record in the real estate records of the county wherein such fixtures are situated, shall operate also as a financing statement filed as a fixture filing in accordance with the applicable provisions of said Code upon such portions of the Mortgaged Property that are or become fixtures. This Mortgage shall also be effective as a financing statement covering as-extracted collateral (including timber), accounts and general intangibles under the Code, and is to be filed for record in the real estate records of each county where any part of the Premise are situated. The real property to which the fixtures and the as-extracted collateral relate is described in Schedule A hereto. The record owner of the real property described in Schedule A hereto, if any, is Mortgagor. As of the date hereof, the name, type of organization and jurisdiction of organization of the debtor for purposes of this financing statement are the name, type of organization and jurisdiction of organization of the Mortgagor set forth in the first paragraph of this Mortgage, and the name of the secured party for purposes of this financing statement is the name of the Mortgagee set forth in the first paragraph of this Mortgage. As of the date hereof, the mailing address of the Mortgagor/debtor is the address of the Mortgagor set forth in the first paragraph of this Mortgage. As of the date hereof, the mailing address of the Mortgagee/secured party from which information concerning the security interest hereunder may be obtained is the address of the Mortgagee set forth in the first paragraph of this Mortgage.

Assignment of Rents. Mortgagor hereby assigns to Mortgagee the Rents as further security for the payment and performance of the Obligations, and Mortgagor grants to Mortgagee the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to

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apply the Rents on account of the Obligations. The foregoing assignment and grant is present and absolute and shall continue in effect until the Obligations is paid in full, but Mortgagee hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Mortgagor shall be entitled to collect, receive, use and retain the Rents until the occurrence and during the continuance of an Event of Default; such right of Mortgagor to collect, receive, use and retain the Rents may be revoked by Mortgagee upon the occurrence and during the continuance of any Event of Default by giving not less than ten days’ written notice of such revocation to Mortgagor; in the event such notice is given, Mortgagor shall pay over to Mortgagee, or to any receiver appointed to collect the Rents, any lease security deposits, and upon default in any such payment Mortgagor and any such affiliate will vacate and surrender the possession of the Mortgaged Property to Mortgagee or to such receiver, and in default thereof may be evicted by summary proceedings or otherwise.

Additional Rights. The holder of any subordinate lien or subordinate mortgage on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Mortgage nor shall any holder of any subordinate lien or subordinate mortgage join any tenant under any Lease in any trustee’s sale or action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Mortgage all subordinate lienholders and the trustees and beneficiaries under subordinate deeds of trust are subject to and notified of this provision, and any action taken by any such lienholder or trustee or beneficiary contrary to this provision shall be null and void. Upon the occurrence and during the continuance of any Event of Default, Mortgagee may, in its sole discretion and without regard to the adequacy of its security under this Mortgage, apply all or any part of any amounts on deposit with Mortgagee under this Mortgage against all or any part of the Obligations. Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Mortgagee on account of such Default or Event of Default.

Notices. All notices, requests, demands and other communications hereunder shall be given and deemed received in accordance with the provisions of the Credit Agreement to Mortgagor and to Mortgagee as specified therein, addressed, in the case of Mortgagor, as specified in the Guarantee and Collateral Agreement, and to Mortgagee at the address specified in the Credit Agreement.

No Oral Modification. This Mortgage may not be amended, supplemented or otherwise modified except in accordance with the provisions of the Credit Agreement. Any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding to the contrary anything contained in this Mortgage or in any provisions of the Obligations or Loan Documents, the obligations of Mortgagor and of any other obligor under the Obligations or Loan Documents shall be subject to the limitation that Mortgagee shall not charge, take or receive, nor shall Mortgagor or any other obligor be obligated to pay to Mortgagee, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Mortgagee.

Mortgagor’s Waiver of Rights. (i) To the fullest extent permitted by law, Mortgagor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property, (ii) any extension of the time for the enforcement of the collection of the Obligations or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process. To the full extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Mortgage

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before exercising any other remedy granted hereunder and Mortgagor, for Mortgagor and its successors and assigns, and for any and all persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the secured Obligations and marshalling in the event of exercise by Mortgagee of the power of sale or other rights hereby created.

The Mortgagor hereby waives appraisement, or does not waive appraisement, at the option of the Mortgagee, to be exercised at any time prior to or at entry of judgment in any action to foreclose this Mortgage. The Mortgagor expressly agrees that the Mortgagee may offer the Mortgaged Property as a whole or in such parcels or lots as the Mortgagee, in its sole discretion elects, regardless of the manner in which the Mortgaged Property may be described.

Remedies Not Exclusive. Mortgagee shall be entitled to enforce payment and performance of the Obligations and to exercise all rights and powers under this Mortgage or under any of the other Loan Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Obligations may now or hereafter be otherwise secured, whether by mortgage, deed of trust, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Mortgage nor its enforcement shall prejudice or in any manner affect Mortgagee’s right to realize upon or enforce any other security now or hereafter held by Mortgagee, it being agreed that Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by Mortgagee in such order and manner as Mortgagee may determine in its absolute discretion. No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Mortgagee or to which either may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Mortgagee, as the case may be. In no event shall Mortgagee, in the exercise of the remedies provided in this Mortgage (including, without limitation, in connection with the assignment of Rents, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “mortgagee in possession,” and Mortgagee shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

Multiple Security. If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Mortgage, Mortgagee shall now or hereafter hold or be the beneficiary of one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Obligations upon other property in the State of Wisconsin (whether or not such property is owned by Mortgagor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Mortgagee may, at its election, commence or consolidate in a single trustee’s sale or foreclosure action all trustee’s sale or foreclosure proceedings against all such collateral securing the Obligations (including the Mortgaged Property), which action may be brought or consolidated in the courts of, or sale conducted in, any county in which any of such collateral is located. Mortgagor acknowledges that the right to maintain a consolidated trustee’s sale or foreclosure action is a specific inducement to Mortgagee to extend the Obligations, and Mortgagor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have. Mortgagor further agrees that if Mortgagee shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Obligations, or if Mortgagee shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral (or in the case of a trustee’s sale, shall have met the statutory requirements therefore with respect to such collateral), then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Mortgagee may commence or continue any trustee’s sale or foreclosure proceedings and exercise its other remedies granted in this Mortgage against all or any part of the Mortgaged Property and Mortgagor waives any objections to the commencement or

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continuation of a foreclosure of this Mortgage or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Mortgage or such other proceedings on such basis. The commencement or continuation of proceedings to sell the Mortgaged Property in a trustee’s sale, to foreclose this Mortgage or the exercise of any other rights hereunder nor the recovery of any judgment by Mortgagee or the occurrence of any sale by the Mortgagee, in any such proceedings shall not prejudice, limit or preclude Mortgagee’s right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against (or, in the case of a trustee’s sale, to meet the statutory requirements for, any such sale of), any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Obligations, and Mortgagor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other sales or proceedings or exercise of any remedies in such sales or proceedings based upon any action or judgment connected to this Mortgage, and Mortgagor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other sales or proceedings or any action under this Mortgage on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Mortgagee may, at its election, cause the sale of all collateral which is the subject of a single trustee’s sale or foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Obligations (directly or indirectly) in the most economical and least time-consuming manner.

Successors and Assigns. All covenants of Mortgagor contained in this Mortgage are imposed solely and exclusively for the benefit of Mortgagee and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Mortgagee at any time if, in its reasonable discretion, such waiver is deemed advisable. All such covenants of Mortgagor shall run with the land and bind Mortgagor, the successors and assigns of Mortgagor (and each of them) and all subsequent owners, encumbrancers and tenants of the Mortgaged Property, and shall inure to the benefit of Mortgagee and its successors and assigns. The word “Mortgagor” shall be construed as if it read “Mortgagors” whenever the sense of this Mortgage so requires and if there shall be more than one Mortgagor, the obligations of Mortgagors shall be joint and several.

LAST DOLLARS SECURED; PRIORITY. To the extent that this Mortgage secures only a portion of the indebtedness owing or which may become owing by Mortgagor to the Secured Parties, the parties agree that any payments or repayments of such indebtedness shall be and be deemed to be applied first to the portion of the indebtedness that is not secured hereby, it being the parties’ intent that the portion of the indebtedness last remaining unpaid shall be secured hereby. If at any time this Mortgage shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Obligations.

No Waivers, etc. Any failure by Mortgagee to insist upon the strict performance by Mortgagor of any of the terms and provisions of this Mortgage shall not be deemed to be a waiver of any of the terms and provisions hereof, and Mortgagee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Mortgagor of any and all of the terms and provisions of this Mortgage to be performed by Mortgagor. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the beneficiary of any subordinate mortgage or the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Mortgage without, as to the remainder of the security, in any way impairing or affecting this Mortgage or the priority of this Mortgage over any subordinate lien or mortgage.

Governing Law, etc. THIS MORTGAGE WAS NEGOTIATED IN NEW YORK, AND MADE BY MORTGAGOR AND ACCEPTED BY MORTGAGEE IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOANS WERE DISBURSED FROM NEW YORK, WHICH STATE THE PARTIES

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AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. THIS MORTGAGE AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, PRIORITY, ENFORCEMENT AND FORECLOSURE OF THE LIENS AND SECURITY INTERESTS CREATED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE OR COMMONWEALTH IN WHICH THE REAL ESTATE IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE OR COMMONWEALTH, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS, AND THE DEBT OR OBLIGATIONS ARISING HEREUNDER.

DUTY OF MORTGAGEE; AUTHORITY OF MORTGAGEE. (a) By acceptance of the benefits hereof, each Secured Party, as between Mortgagee and such Secured Party, acknowledges and consents to the provisions of Section 9 of the Credit Agreement and agrees that the Mortgagee, in its capacity as Administrative Agent, shall not incur any liability whatsoever to any such holder of any Obligations for any release directed or consented to by it in accordance with the Credit Agreement. Furthermore, by acceptance of the benefits hereof, each Secured Party, as between Mortgagee and such Secured Party, acknowledges and consents to the provisions of the Credit Agreement, this Mortgage and the other Loan Documents, and that it shall not be entitled to the benefits of this Mortgage or the other Loan Documents except pursuant to the terms and conditions of the Credit Agreement, this Mortgage and the other Loan Documents.

(b) JPMorgan Chase Bank, N. A. has been appointed administrative agent for the Lenders hereunder pursuant to Section 9 of the Credit Agreement. It is expressly understood and agreed by Mortgagor that any authority conferred upon Mortgagee hereunder is subject to the terms of the delegation of authority made by the Lenders to the Mortgagee pursuant to the Credit Agreement, and that the Mortgagee has agreed to act (and any successor Administrative Agent shall act) as such hereunder only on the express conditions contained in such Section 9. Any successor Administrative Agent appointed pursuant to Section 9 of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Mortgagee hereunder.

Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage shall be used interchangeably in singular or plural form and the word “Mortgagor” shall mean “each Mortgagor or any subsequent owner or owners of the Mortgaged Property or any part thereof or interest therein,” the word “Mortgagee” shall mean “Mortgagee or any successor agent for the Secured Parties,” the word “Guarantee and Collateral Agreement” shall mean “the Guarantee and Collateral Agreement or any other evidence of indebtedness secured by this Mortgage,” the word “person” shall include any individual, corporation, partnership, trust, unincorporated association, government, governmental authority, or other entity, and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Mortgage are for convenience or reference only and in no way limit or amplify the provisions hereof.

ENFORCEMENT OF EXPENSES; INDEMNIFICATION. (a) Any taxes (excluding income taxes) payable or ruled payable by Federal or State authority in respect of this Mortgage shall be paid by Mortgagor, together with interest and penalties, if any. The Mortgagor shall reimburse Mortgagee for any and all costs and expenses incurred in enforcing or preserving any rights under this Mortgage, including, without limitation, the fees and disbursements of counsel to the Mortgagee.

(b) Mortgagor agrees to pay, and to save the Mortgagee and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other

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taxes which may be payable or determined to be payable with respect to any of the Real Estate or in connection with any of the transactions contemplated by this Mortgage.

(c) Mortgagor agrees to pay, and to save the Mortgagee and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Mortgage to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement.

(d) The agreements in this Section 32 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

REVOLVING CREDIT. This Mortgage secures, among other obligations, a revolving line of credit pursuant to the terms and conditions of the Credit Agreement, under the terms of which funds may be advanced, paid back, and readvanced. The sums advanced pursuant to and in accordance with the terms and conditions of the Credit Agreement after the effective date of this Mortgage shall have the same priority over liens, encumbrances, and other matters as if such advances had been made as of the effective date of this Mortgage.

Receipt of Copy. Mortgagor acknowledges that it has received a true copy of this Mortgage.

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This Mortgage has been duly executed by Mortgagor as of the date first above written.

DOMTAR PAPER COMPANY, LLC, a
Delaware Limited Liability Company

By:
Name:
Title:

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[Rothschild, WI]

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STATE OF WISCONSIN	:
	:	SS:
COUNTY OF MARATHON	:

On this, the              day of March, 2007, before me,                             , the undersigned Notary Public, personally appeared                     , who acknowledged himself/herself to be the                          of                                 , a                                  corporation, and that he/she has as such                             , being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself/herself as                                 .

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My Commission Expires:

[Rothschild, WI]

A-2

EXHIBIT A

Land

EXHIBIT I

FORM OF INCREMENTAL TERM LOAN ACTIVATION NOTICE

To:	JPMorgan Chase Bank, N.A.,
as Administrative Agent under the Credit Agreement referred to below

Reference is hereby made to the Credit Agreement, dated as of March 7, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Domtar Corporation, a Delaware corporation (the “Parent Borrower”), Domtar Paper Company, LLC, a Delaware limited liability company (the “Subsidiary Borrower”), Domtar Inc., a Canadian corporation (the “Canadian Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and the other Agents named therein. Unless otherwise defined herein, capitalized terms used in this Incremental Term Loan Activation Notice have the meanings ascribed to them in the Credit Agreement.

This notice is the Incremental Term Loan Activation Notice referred to in the Credit Agreement, and the Parent Borrower and each of the banks or other financial institutions signatory hereto (the “Incremental Lenders”) hereby notify you that they intend to establish an Incremental Term Facility under the Credit Agreement and that:

1. The Incremental Term Loan Amount of each Incremental Lender under such Incremental Term Facility is set forth opposite such Incremental Lender’s name on the signature pages hereof under the caption “Incremental Term Loan Amount”.

2. The Incremental Term Loan Closing Date for such Incremental Term Facility is                                 .

3. The Incremental Term Loan Maturity Date is                                 .

Annex A sets forth (a) the amortization schedule relating to such Incremental Term Facility and (b) the Applicable Margin for such Incremental Term Facility.

DOMTAR CORPORATION

By:
Name:
Title:

Incremental Term Loan Amount	[NAME OF INCREMENTAL LENDER]

$	By:
Name:
Title:

CONSENTED TO:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT J

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of                  ,         , entered into by the bank, financial institution, or other entity that is a signatory hereto (the “Incremental Lender”), pursuant to the Credit Agreement, dated as of March 7, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Domtar Corporation, a Delaware corporation (the “Parent Borrower”), Domtar Paper Company, LLC, a Delaware limited liability company (the “Subsidiary Borrower”), Domtar Inc., a Canadian corporation (the “Canadian Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and the other Agents named therein. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the parties to this Joinder Agreement wish to add Incremental Lenders to the Credit Agreement in the manner hereinafter set forth; and

WHEREAS, this Joinder Agreement is entered into pursuant to the Credit Agreement;

NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

1. The undersigned agrees to be bound by the provisions of the Credit Agreement, and agrees that it shall, on the date that this Joinder Agreement is accepted by the Parent Borrower and the Administrative Agent, become a Lender for all purposes under the Credit Agreement to the same extent as if originally a party thereto, with Incremental Loans of US$            .

2. The undersigned (a) represents and warrants that it is legally authorized to enter into this Joinder Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referenced in Section 4.4 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement; (c) agrees that it will, independently and without reliance upon the undersigned, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Section 2.21(e) of the Credit Agreement.

3. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

IN WITNESS WHEREOF, each of the undersigned has caused this Joinder Agreement to be duly executed and delivered in [New York, New York] by its proper and duly authorized officer as of the date set forth below.

[NAME OF INCREMENTAL LENDER],
as a Incremental Lender

By:
Name:
Title:

[NAME OF INCREMENTAL LENDER], as a Incremental Lender

By:
Name:
Title:

DOMTAR CORPORATION

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO:

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

By:
Name:
Title:

EXHIBIT K

CAM AGREEMENT

Reference is hereby made to that certain Credit Agreement, dated as of March 7, 2007 (the “Credit Agreement”), among Domtar Corporation (the “Parent Borrower”), Domtar Paper Company, LLC (the “Subsidiary Borrower” and together with the Parent Borrower, collectively, the “US Borrowers”), Domtar Inc. (the “Canadian Borrower” and together with the US Borrowers, collectively, the “Borrowers”), the banks and other financial institutions or entities from to time parties thereto (the “Lenders”), Bank of America, N.A., Royal Bank of Canada and The Bank of Nova Scotia, as co-documentation agents (in such capacity, the “Co-Documentation Agents”), Morgan Stanley Senior Funding, Inc., as syndication agent (in such capacity, the “Syndication Agent”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, pursuant to the Credit Agreement, the Borrowers will obtain a senior secured loan facility under which the Borrowers shall obtain commitments from the Lenders in respect of senior secured loans in an amount of up to US$1,550,000,000;

WHEREAS, in order to allocate the Loans and certain other Obligations among the Lenders in the Credit Agreement, the Lenders have agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Lenders and the Administrative Agent agree as follows:

definitions

i) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The following terms shall have the following meanings:

“CAM Exchange”: the exchange of the Lenders’ interests provided for in Section 2 hereto.

“CAM Exchange Date”: the date on which (i) any event referred to in subsections 8(h) or (i) of the Credit Agreement shall occur with respect to any Borrower, any Material Subsidiary or any other Subsidiary or (ii) an acceleration of the maturity of the Loans pursuant to Section 8 of the Credit Agreement shall occur.

“CAM Percentage”: as to each Lender, a fraction, expressed as a decimal, of which (i) the numerator shall be (without duplication) the aggregate amount of the Obligations owed to such Lender and such Lender’s participation in the aggregate L/C Obligations as of the CAM Exchange Date and before giving effect to the CAM Exchange and (ii) the denominator shall be (without duplication) the aggregate amount of the Obligations owed to all Lenders and the aggregate L/C Obligations as of the CAM Exchange Date and before giving effect to the CAM Exchange. The foregoing amounts shall be determined in US Dollars by reference to the US Dollar Equivalent as of the CAM Exchange Date of any such amounts in Canadian Dollars. As provided in Section 2.19(c) of the Credit Agreement, all Loans and all unreimbursed drawings in Letters of Credit then outstanding and other amounts then due and payable, in each case in Canadian Dollars, shall be converted to US Dollars based on the then US Dollar Equivalent thereof and interest thereon shall thereafter be payable at the rate provided for in Section 2.16(f) of the Credit Agreement. Each Lender shall immediately notify the Administrative Agent of any Obligations owing to it as of the CAM Exchange Date that are not in the nature of principal, interest or fees customarily maintained in the records of the Administrative Agent.

“L/C Reserve Account”: as defined in Section 2.3.

Collection allocation mechanism

Notwithstanding any other provisions of this Agreement or any Loan Document, on the CAM Exchange Date, (i) to the extent provided for in the Credit Agreement, all Revolving Commitments shall automatically and without further act be terminated and all Loans then outstanding shall automatically become due and payable and (ii) the Lenders shall automatically and without further act be deemed to have exchanged interests in the Facilities such that in lieu of the interest of each Lender in each Facility in which it shall participate as of such date, such Lender shall hold an interest in every one of the Facilities (including each L/C Reserve Account established pursuant to Section 2.3 below), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof; provided that such CAM Exchange will not affect the aggregate amount of the obligations of the Loan Parties to the Lenders under the Loan Documents. Each Lender hereby consents and agrees to the CAM Exchange and agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Facility.

As a result of a CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Obligations (net of any amounts then owing or reasonably set aside to cover amounts that may become owing to the Administrative Agent by the Loan Parties on account of fees, expenses, indemnities and similar items), and each distribution made by the Administrative Agent pursuant to any Loan Document in respect of the Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of an Obligation, shall be paid over to the Administrative Agent for distribution to the Lenders in accordance therewith.

ii) On the CAM Exchange Date, to the extent any Revolving Lender has not funded its required participation in any outstanding Swingline Loan or unreimbursed drawing under any Letter of Credit, it shall do so, before giving effect to the CAM Exchange, in immediately available funds and in the applicable currency, with interest thereon as provided for in the Credit Agreement.

In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, each Revolving Lender shall, before giving effect to the CAM Exchange, promptly pay over to the Administrative Agent, in immediately available funds and in the currency that such Letter of Credit is denominated, an amount equal to such Revolving Lender’s Revolving Percentage (as notified to such Revolving Lender by the Administrative Agent) of such Letter of Credit’s undrawn face amount, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to a Revolving Loan that is an ABR Loan or Canadian Prime Rate Loan, as applicable, accruing interest at the ABR Rate or the Canadian Prime Rate, as the case may be, in a principal amount equal to such amount. Each such payment shall be made in the currency of the undrawn amount.

The Administrative Agent shall establish a separate account or accounts in the applicable currencies for each Lender (including each Term Lender) (all of such accounts for any Lender, an “L/C Reserve Account”) for the amounts received with respect to the undrawn amount of each Letter of Credit outstanding on the CAM Exchange Date. The Administrative Agent shall deposit in each Lender’s L/C Reserve Account such Lender’s CAM Percentage of the amounts received from the Lenders as provided above. The Administrative Agent shall have sole dominion and control over each L/C Reserve Account, and the amounts deposited in each L/C Reserve Account shall be held in such L/C Reserve Account until withdrawn as provided in Sections 2.4, 2.5, 2.6 and 2.7 below. The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the L/C Reserve Accounts in respect of each Letter of Credit attributable to each Lender’s CAM Percentage. The amounts held in each Lender’s L/C Reserve Account shall be held as a reserve against the undrawn L/C Obligations, shall be the property of such Lender, shall not constitute Loans to or give rise to any

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claim of or against any Loan Party and shall not give rise to any obligation on the part of any Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 3 of the Credit Agreement.

In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the Issuing Lender in respect of such Letter of Credit, withdraw from the L/C Reserve Account of each Lender any amounts, up to the amount of such Lender’s CAM Percentage of such drawing, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to such Issuing Lender in satisfaction of the reimbursement obligations of the Lenders under Section 3 of the Credit Agreement (but not of any Borrower under Section 3 of the Credit Agreement). In the event any Revolving Lender shall have defaulted on its obligations to pay over any amount to the Administrative Agent in respect of any Letter of Credit as provided in this Section 2, the Issuing Lender in respect thereof shall, in the event of a drawing thereunder, have a claim against such Revolving Lender to the same extent as if such Revolving Lender had defaulted on its obligations under Section 3 of the Credit Agreement, but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the reimbursement obligations pursuant to Section 2.1 above. Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of any such default, including, in the event such Letter of Credit shall expire undrawn, such other Lender’s CAM Percentage of the defaulted amount and interest thereon as provided for herein.

In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the L/C Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender in the currency of such deposit or, at the option of the Administrative Agent, in US Dollars based upon the then US Dollar Equivalent of such amount.

With the prior written approval of the Administrative Agent and the Issuing Lender in respect of such Letter of Credit, any Lender may withdraw any amount held in its L/C Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent for the account of such Issuing Lender on demand, its CAM Percentage.

Pending the withdrawal by any Lender of any amounts from its L/C Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Cash Equivalents or other similar obligations in its discretion. Each Lender that has not withdrawn the amounts in its L/C Reserve Account as provided in Section 2.6 above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its L/C Reserve Account and to retain such earnings for its own account.

Notwithstanding any other provision of this Agreement, if, as a direct result of the implementation of the CAM Exchange, any Loan Party is required to withhold Non-Excluded Taxes from amounts payable to the Administrative Agent or any Lender or to any Lender for any Participant, the amounts so payable shall be increased to the extent necessary to yield to the Administrative Agent or such Lender or such Participant (after payment of all Non-Excluded Taxes) its ratable portion of the aggregate amount being distributed as though such Non-Excluded Taxes did not need to be withheld. If a Lender is, in its good faith judgment, eligible for an exemption from, or reduced rate of, withholding tax on payments by any Loan Party under the Credit Agreement, such Lender shall take all steps necessary to claim such exemption or reduced rate. The Lenders acknowledge that, by virtue of this Section, as a result of Non-Excluded Taxes being withheld on account of a distribution to any Lender or Participant and such Lender or Participant being entitled to an increase in its distribution as a result, the other Lenders may receive smaller aggregate distributions.

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The Administrative Agent shall, in its reasonable discretion, make adjustments from time to time in the distributions provided for herein to take fairly into account, as reasonably determined by it, changes in the Obligations owing to any Lender or Lenders after the CAM Exchange Date that are disproportionate to changes affecting other Lenders, as a result of such Lender or Lenders becoming entitled to claims for expenses, indemnities, taxes or similar items or such Lender or Lenders being required to return any payments previously made to them by any Loan Parties or otherwise.

MISCELLANEOUS

This Agreement shall be deemed to be executed and delivered by each Lender and the Administrative Agent as of the Closing Date as provided for in Section 10.19 of the Credit Agreement. Each Assignee shall automatically become a party to this Agreement.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

This Agreement represents the entire agreement of each of the parties to the Credit Agreement with respect to the subject matter hereof and the provisions of this Agreement shall control, as among the parties hereto, in the event of any conflict between such provisions and the Credit Agreement. The parties hereto acknowledge that the Loan Parties are not parties hereto and are not bound hereby.

The Administrative Agent shall be entitled to all of the benefits and rights contained in Section 10 of the Credit Agreement as though this Agreement were a part of the Credit Agreement.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Each party hereto hereby irrevocably and unconditionally:

submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York;

consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable party to the Credit Agreement at the address specified in Section 10.2 of the Credit Agreement or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

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